Exhibit T3E

[Copy of the written communications to holders]

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. Part 3 of this document comprises an explanatory statement in compliance with Section 426 of the Companies Act 1985. The document contains a Proposal which, if implemented, will result in the cancellation of the listing of Xenova Shares on the Official List and of trading in Xenova Shares on the London Stock Exchange’s market for listed securities and the delisting of the Xenova ADSs from NASDAQ. If you are in any doubt about the action you should take, you should consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or if not, from another appropriately authorised independent financial adviser, immediately.

If you have sold or otherwise transferred all of your Xenova Shares and/or Xenova ADSs (other than pursuant to the Proposal), you should send this document together with the accompanying documents (including the Forms of Proxy and the Form of Election) to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. If you have sold or transferred only part of your holding of Xenova Shares and/or Xenova ADSs, you should retain these documents. However, the foregoing documents must not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws of that jurisdiction.

The Secured Loan Notes that may be issued pursuant to the Proposal have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the US Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Secured Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Secured Loan Notes to be offered in compliance with applicable securities laws of Japan. Unless an exemption under relevant securities laws is available, the Secured Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from any jurisdiction in which an offer of Secured Loan Notes would constitute a violation of relevant laws or require registration of the Secured Loan Notes, or to or for the account or benefit of any resident of any such jurisdiction.

Any person (including nominees, trustees and custodians) who would, or otherwise intend, or may have a legal or contractual obligation to forward this document and/or any related document to any jurisdiction outside the United Kingdom or the United States, should read paragraph 21 of Part 3 of this document before taking any action.

Broadview, a division of Jefferies International Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Celtic Pharma and no one else in connection with the Proposal and will not be responsible to anyone other than Celtic Pharma for providing the protections afforded to customers of Broadview or for providing advice in relation to the Proposal, the contents of this document or any transaction or arrangement referred to herein.

Lazard, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Xenova and no one else in connection with the Proposal and will not be responsible to anyone other than Xenova for providing the protections afforded to customers of Lazard or for providing advice in relation to the Proposal, the contents of this document or any transaction or arrangement referred to herein.

XENOVA GROUP PLC

Recommended Proposal by Celtic Pharma Development UK PLC

to acquire Xenova Group plc by means of a Scheme of Arrangement under section 425 of the Companies Act

A letter from the Chairman of the board of Xenova including a recommendation from the Directors that you vote in favour of the Scheme at the Court Meeting and at the Extraordinary General Meeting is set out in Part 2 of this document.

Notices of a Court Meeting and an Extraordinary General Meeting of Xenova both of which are to be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS on 8 August 2005 are set out at the end of this document. The Court Meeting will start at 11:00 a.m. and the Extraordinary General Meeting will start at 11:15 a.m. (or as soon thereafter as the Court Meeting shall have been concluded or adjourned).

The action to be taken in respect of the Meetings is set out in detail in paragraph 9 of Part 3 of this document. Whether or not you plan to attend both or either of the Meetings, please complete the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon, whether or not your Xenova Shares are in CREST, as soon as possible, but in any event so as to be received either by post or, during normal business hours by hand, to Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom by 11:00 a.m. on 6 August 2005 in the case of the Court Meeting and by 11:15 a.m. on 6 August 2005 in the case of the EGM. If the WHITE Form of Proxy for use at the Court Meeting is not lodged by then, it may be handed to Xenova’s registrars on behalf of the Chairman of the Court Meeting before the taking of the poll. However, in the case of the EGM, unless the BLUE Form of Proxy is lodged so as to be received by 11:15 a.m. on 6 August 2005, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the Court Meeting or the EGM, or any adjournment thereof, in person if you wish to do so.

If you are a registered holder of Xenova ADSs as of 5.00 p.m. (New York time) on 6 July 2005 you will receive an ADS Voting Instruction Card directly from the ADS Depositary which you should sign and complete in accordance with the instructions printed thereon and return it by mail to The Bank of New York, 101 Barclay Street, A Level, New York, NY 10286 Attention: Proxy Department as soon as possible and, in any event, so as to be received no later than 5.00 p.m. (New York time) on 1 August 2005. The Bank of New York will vote or cause the registered holder of the Xenova Shares represented by the Xenova ADSs, to vote the corresponding Xenova Shares in accordance with your instructions. If the ADS Depositary fails to receive an ADS Voting Instruction Card from an ADS holder prior to the deadline, the ADS Depositary will not execute a proxy to vote the Xenova Shares underlying the ADSs held by such holder and, accordingly, such shares will not be represented and will not be voted at the Court Meeting and the EGM.

Detailed information with regard to the Form of Election and ADS Form of Election is also set out in paragraph 9 of Part 3 of this document. Please read such paragraph before completing the enclosed forms.

This document, the Forms of Proxy and the Form of Election have been prepared for the purpose of complying with English law, the City Code and the Listing Rules and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England and Wales. The distribution of this document in jurisdictions outside the United Kingdom and the United States may be restricted by law and therefore persons in whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

CONTENTS

ACTION TO BE TAKEN	6

EXPECTED TIMETABLE OF PRINCIPAL EVENTS	10

PART 1 — DEFINITIONS	11

PART 2 — LETTER FROM THE CHAIRMAN OF XENOVA	17

PART 3 — EXPLANATORY STATEMENT	21

PART 4 — CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME	46

PART 5 — FINANCIAL INFORMATION ON XENOVA	51

(A) RESULTS FOR THE QUARTER ENDED 31 MARCH 2005	51

(B) FINANCIAL INFORMATION FOR THREE YEARS ENDED 31 DECEMBER 2004	58

PART 6 — INFORMATION RELATING TO CELTIC PHARMA HOLDINGS AND CELTIC PHARMA	94

PART 7 — THE SECURED LOAN NOTES	99

(A) SUMMARY OF THE MAIN TERMS OF THE SECURED LOAN NOTE INSTRUMENT	99

(B) ESTIMATE OF THE VALUE OF THE SECURED LOAN NOTES	105

PART 8 — INFORMATION ON THE NOTE PROGRAMME AND THE PHARMACEUTICAL INVESTMENT NOTES	108

PART 9 — ADDITIONAL INFORMATION	112

PART 10 — THE SCHEME OF ARRANGEMENT	126

NOTICE OF COURT MEETING	132

NOTICE OF EXTRAORDINARY GENERAL MEETING	133

Celtic Pharma has appointed Salisbury Associates as its shareholder communications advisor.

Salisbury Associates has established the shareholder helplines details of which are set out below.

If you have any questions regarding the contents of the documents you have received or the action you should take please call the appropriate Shareholder Information Helpline.

In the UK

020-7814-5017

In Europe

+44-20-7814-5017

In North America

888-410-7850

The helpline hours are:

8.00 a.m. — 5.00 p.m. UK Time for Europe

9.00 a.m. — 9.00 p.m. EDST in North America

Please note your call may be recorded for quality assurance and training purposes.

The Shareholder Information Helplines cannot provide advice on the merits of the Scheme,

the Secured Loan Note Offer or the Cash and Secured Loan Note Alternative or the Cash Alternative,

nor can they give any financial or tax advice.

IMPORTANT NOTICE

The distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by law or regulation and therefore persons into whose possession this document comes should inform themselves about, and observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws or regulations of any such jurisdiction. This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to the document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Xenova or any member of the Celtic Pharma Group except where otherwise stated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” relating to the Proposal, the Celtic Pharma Group and Xenova that are subject to known and unknown risks and uncertainties, many of which are outside of the Celtic Pharma Group’s and Xenova’s control and are difficult to predict and that may cause actual results to differ materially from any future results expressed or implied by such forward-looking statements. All statements other than statements of historical fact included in this document regarding the business, financial condition, results of operations of Xenova, the Xenova Group, Celtic Pharma, or any member of the Celtic Pharma Group and certain plans, objectives, assumptions, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward-looking statements. Should one or more of the risks or uncertainties associated with such forward-looking statements materialise, or should assumptions underlying such forward-looking statements prove incorrect, actual results may vary materially from those described herein.

These statements include, without limitation, those concerning: strategy and the ability to achieve it; expectations regarding sales, expenses, profitability and growth; possible or assumed future results of operations; capital expenditure and investment plans; adequacy of capital; and financing plans. The words “seek”, “aim”, “may”, “expect”, “anticipate”, “believe”, “future”, “continue”, “help”, “estimate”, “plan”, “intend”, “should”, “could”, “would”, “shall” and similar terms or the negative or other variations thereof, as well as other statements regarding matters that are not historical fact, are intended to identify or may constitute forward-looking statements. In addition, this document includes forward-looking statements relating to potential exposure to various types of market risks, such as foreign exchange rate risks, interest rate risks and other risks related to financial assets and liabilities. These forward-looking statements have been based on the current view of Xenova’s or Celtic Pharma’s management, as applicable, with respect to future events and financial performance. These views reflect the best judgement of the management of Xenova or Celtic Pharma, as applicable, but involve a number of risks and uncertainties which could cause actual results to differ materially from those predicted in forward-looking statements and from past results, performance or achievements. Although it is the belief of Xenova and Celtic Pharma, as the case may be, that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, the following: the inability to obtain any necessary regulatory approvals in the context of the Proposal or to obtain them on acceptable terms; the inability to integrate successfully Xenova within the Celtic Pharma Group; costs related to the Acquisition; the economic environment of the industries in which the Celtic Pharma Group and the Xenova Group operate; costs associated with research and development; changes in the prospects for products in the pipeline or under development by the Xenova Group; dependence on the existing management of Celtic Pharma and Xenova; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which the Celtic Pharma Group and the Xenova Group operate, including those of the FDA, and other factors detailed in Xenova’s filings with the SEC; failure to protect intellectual property rights or any infringement claims; litigation; future exchange and interest rates; economic downturn; acts or threats of terrorism; acts or the threat of war or other adverse political developments.

All subsequent written and oral forward-looking statements attributable to Celtic Pharma or Xenova or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this document. Subject to compliance with the City Code, neither Celtic Pharma nor Xenova intends, or undertakes any obligation, to update any information contained in this document.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the City Code, any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control relevant securities of Xenova, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of Xenova is required to disclose, by not later than 12.00 noon (London time) on the London Business Day following the date of the relevant transaction, dealings in such securities (or in any option in respect of, or derivative referenced to, any such securities) during the offer period.

Under the provisions of Rule 8.1 of the City Code, all dealings in relevant securities of Xenova by Xenova or Celtic Pharma, or by any of their respective “associates” (within the meaning of the City Code) must also be disclosed.

If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone +44 20 7638 0129 or by fax on +44 20 7236 7013.

INFORMATION FOR UNITED STATES SHAREHOLDERS AND HOLDERS OF XENOVA ADSs

The Proposal constitutes an arrangement to acquire securities of a UK company and US investors should be aware that the disclosures in this document with respect to the Proposal have been prepared in accordance with a UK format and style which differ from the US format and style of US disclosure documents. In particular, the various Parts of this document contain information concerning the Proposal which may be material and which has not been summarised elsewhere in this document.

The financial statements of Xenova reproduced in this document have been prepared in accordance with generally accepted accounting principles in the United Kingdom and thus may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. Xenova does however include a footnote in its financial statements filed with the SEC on Form 20-F that presents a reconciliation of the material differences that would result from the application of US GAAP. Celtic Pharma’s financial statements will be prepared in accordance with UK GAAP. Neither of Celtic Pharma or Celtic Pharma Capital has at this time prepared any financial statements nor any reconciliation of the differences between UK GAAP and US GAAP as applied to such financial statements.

In addition, the settlement procedure with respect to the Proposal will comply with the rules of the City Code, which differ from US domestic settlement procedures in certain material respects, particularly with regard to the date of payment of consideration.

Xenova and Celtic Pharma are companies registered in England and Wales and Celtic Pharma Capital is a company registered in Malta. Directors and officers of Xenova, Celtic Pharma and Celtic Pharma Capital as well as any professional advisers named in this document, may be located outside of the United States and, as a result, it may not be possible for Xenova Securityholders to effect service of process within the United States upon Xenova, Celtic Pharma, Celtic Pharma Capital or such other persons. All or a substantial portion of the assets of Xenova, Celtic Pharma, Celtic Pharma Capital or such other persons may be located outside of the United States and, as a result, it may not be possible to satisfy a judgement against Xenova, Celtic Pharma, Celtic Pharma Capital or such other persons in the United States or to enforce a judgement obtained by United States courts against Xenova, Celtic Pharma, Celtic Pharma Capital or such other persons outside the United States.

Securities may not be offered or sold in the United States unless they are registered under the US Securities Act, or are exempt from such registration requirements. Under the terms of the Scheme, Xenova Securityholders will, except to the extent that they receive cash under the Cash Alternative or the Cash and Secured Loan Note Alternative, receive Secured Loan Notes in exchange for their Xenova Shares and/or Xenova ADSs.

The Secured Loan Notes that may be issued to Xenova Securityholders in connection with the Scheme and the Pharmaceutical Investment Notes (if issued) will not be, and are not required to be, registered with the SEC under the US Securities Act, in reliance upon the exemption from the registration requirements of the US Securities Act provided by sections 3(a)(10) and 3(a)(9), respectively, of that Act. As a consequence, neither the Secured Loan Notes nor the Pharmaceutical Investment Notes will be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States.

For the purpose of qualifying for the exemption from the registration requirements of the US Securities Act under section 3(a)(10) of the US Securities Act and the securities laws of certain states with respect to the issuance of the Secured Loan Notes (as described above) Celtic Pharma and Xenova will advise the Court that its sanctioning of the Scheme will be relied upon by Xenova, Celtic Pharma and Celtic Pharma Capital for such purpose as an approval of the Scheme, following a hearing on its fairness to Xenova Securityholders, at which hearing all Xenova Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such holders.

Secured Loan Notes will not be transferable save to a member of the Celtic Pharma Group and except that the ADS Depositary may cause the Secured Loan Notes technically issuable to it as record holder of the Xenova Shares underlying the Xenova ADSs to be issued or transferred to the beneficial owners of the ADSs or their nominees as directed by the holders of Xenova ADSs pursuant to ADS Forms of Election and an ADS Letter of Transmittal. The Pharmaceutical Investment Notes (if issued) will be transferable although Xenova Securi-tyholders who may be deemed to be affiliates of Xenova for the purposes of the US Securities Act before implementation of the Scheme or of Celtic Pharma before or after implementation of the Scheme will also be subject to restrictions on the sale of Pharmaceutical Investment Notes received in connection with the Scheme under Rule 145(d) of the US Securities Act. Xenova Securityholders who are affiliates may, in addition to reselling their Pharmaceutical Investment Notes in the manner permitted by Rule 145(d) under the US Securities Act, also sell their Pharmaceutical Investment Notes under any other available exemption under the US Securities Act, including Regulation S. Shareholders who may be deemed to be affiliates of Xenova or Celtic Pharma include individuals who, or entities that, control directly or indirectly, or are controlled by or are under common control with, Xenova or Celtic Pharma and would include certain officers and directors of Xenova and Celtic Pharma and may include certain significant shareholders.

In making any investment decision, Xenova Securityholders must rely on their own examination of Celtic Pharma and Celtic Pharma Capital and the terms of the Scheme and the Proposal, including the merits and risks involved.

Neither the SEC nor any state securities commission or regulatory authority has approved or disapproved the Secured Loan Notes or Pharmaceutical Investment Notes, nor has any such authority expressed a view on the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notwithstanding anything in this document to the contrary, each prospective investor (and each employee, representative or other agent of the prospective investor) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any offering and all materials of any kind (including opinions or other tax analyses) that are provided to the prospective investor relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

To ensure compliance with U.S. Treasury Department Circular 230, investors are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed on investors under the U.S. Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by the issuer and dealers, managers and underwriters; and (c) investors should seek advice based on their particular circumstances from their own independent tax advisors.

NEW HAMPSHIRE SECURITIES LAWS

Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes Annotated (“RSA”) with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of or recommended or given approval to any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

ACTION TO BE TAKEN

1.	Please check that you have received with this document the following:

(a)  Xenova Shareholders

a WHITE reply-paid Form of Proxy for use in respect of the Court Meeting on 8 August 2005 (attaching an attendance card in relation to the Court Meeting);

a BLUE reply-paid Form of Proxy for use in respect of the EGM on 8 August 2005 (attaching an attendance card in relation to the EGM); and

a PURPLE Form of Election for use if you wish to elect for the Cash and Secured Loan Note Alternative or the Cash Alternative.

(b)  Holders of Xenova ADSs

an ADS Voting Instruction Card and return envelope for use in connection with the Meetings; and

an ADS Form of Election and return envelope for use in connection with the consideration payable under the Scheme in respect of Xenova ADSs.

2.	To vote on the Proposal

THE ISSUE OF THE SECURED LOAN NOTES AND THE PAYMENT OF CASH CONSIDERATION PURSUANT TO THE CASH AND SECURED LOAN NOTE ALTERNATIVE AND THE CASH ALTERNATIVE BY CELTIC PHARMA TO HOLDERS OF SCHEME SHARES PURSUANT TO THE PROPOSAL ARE CONDITIONAL UPON THE SCHEME BECOMING EFFECTIVE. IN ORDER FOR THE SCHEME TO BECOME EFFECTIVE, YOU MUST VOTE IN FAVOUR OF THE RESOLUTIONS AT THE MEETINGS, EITHER IN PERSON OR BY PROXY (AS THE DIRECTORS HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR AND THEIR CONNECTED PERSONS’ HOLDINGS OF XENOVA SHARES).

(a)  Xenova Shareholders

The Scheme will require approval at a meeting of Xenova Shareholders convened by order of the Court to be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS. The Court Meeting is to be held at 11:00 a.m. (London time) on 8 August 2005. Implementation of the Scheme will also require approval of Xenova Shareholders at the Extraordinary General Meeting to be held at 11:15 a.m. (London time) on 8 August 2005 (or as soon thereafter as the Court Meeting has concluded or been adjourned).

Accordingly, whether or not you plan to attend the Meetings, PLEASE COMPLETE AND SIGN BOTH the WHITE and BLUE Forms of Proxy and return them to Computershare Investor Services PLC, PO BOX 1075, The Pavilions, Bridgwater Road, Bristol, BS99 3FA, United Kingdom as soon as possible, but in any event so as to be received by no later than 11:00 a.m. (London time) on 6 August 2005 in the case of the Court Meeting (WHITE form) and by no later than 11:15 a.m. (London time) on 6 August 2005 in the case of the EGM (BLUE form).

This will enable your votes to be counted at the Meetings in the event of your absence. Both Forms of Proxy are reply-paid for use in the United Kingdom for your convenience in returning them. If the WHITE Form of Proxy for use at the Court Meeting is not lodged by 11:00 a.m. (London time) on 6 August 2005, it may be handed to Xenova’s registrars on behalf of the Chairman at the Court Meeting before the taking of the poll. However, in the case of the EGM, unless the BLUE Form of Proxy is lodged so as to be received by 11:15 a.m. (London Time) on 6 August 2005, it will be invalid.

THE COMPLETION AND RETURN OF EITHER FORM OF PROXY WILL NOT PRECLUDE A XENOVA SHAREHOLDER FROM ATTENDING AND VOTING IN PERSON AT EITHER THE COURT MEETING OR THE EGM OR ANY ADJOURNMENT THEREOF (AS APPROPRIATE), SHOULD HE OR SHE WISH TO DO SO.

(b)  Holders of Xenova ADSs

Holders of Xenova ADSs will not be entitled to attend the Court Meeting or the Xenova EGM or to be present at the Court Hearing (although the ADS Depositary as the registered holder of Xenova Shares underlying the Xenova ADSs will be so entitled and, pursuant to the Deposit Agreement, will vote in accordance with the written instructions that may be received from holders of Xenova ADSs as at the ADS Voting Record Time). Holders of Xenova ADSs who wish to attend the Court Meeting or the EGM or to be present at the Court Hearing should take steps to present their Xenova ADSs to the ADS Depositary for cancellation and (upon compliance with the terms of the Deposit Agreement, including payment of the ADS Depositary’s fees and any applicable taxes and governmental charges) delivery of Xenova Shares so as to become registered holders of Xenova Shares prior to the Voting Record Time. The ADS Voting Record Time, the Voting Record Time, the time and date of the Court Meeting and EGM and the anticipated Hearing Date appear on page 10 of this document.

Registered holders of Xenova ADSs as at the ADS Voting Record Time will receive an ADS Voting Instruction Card directly from the ADS Depositary. The latest time for receipt by the ADS Depositary of ADS Voting Instruction Cards from registered holders of Xenova ADSs as at the ADS Voting Record Time is expected to be 5:00 p.m., New York time, on 1 August 2005. If you hold Xenova ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your ADSs if you wish your voting instructions to be reflected on an ADS Voting Instruction Card and received by the ADS Depositary by this deadline.

If the ADS Depositary fails to receive an ADS Voting Instruction Card from a registered holder of Xenova ADSs prior to the deadline, then the ADS Depositary will not execute a proxy to vote the Xenova Shares underlying the Xenova ADSs of such holder, and, accordingly, such shares will not be represented and will not be voted at the Court Meeting or the EGM. While the Deposit Agreement provides that where the ADS Depositary does not receive a voting instruction card from a registered Xenova ADS holder it will execute a proxy to vote the Xenova Shares underlying the Xenova ADSs of such holder in such form as is requested by Xenova to a person designated by Xenova, Xenova has instructed the ADS Depositary that Xenova will not designate a person to receive proxies over such Xenova Shares in respect of the votes to be taken at the Court Meeting and the EGM.

(c)  General

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF XENOVA SECURITYHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AND/OR ADS VOTING INSTRUCTION CARD AS SOON AS POSSIBLE.

3.	To make an election in respect of the Cash and Secured Loan Note Alternative or the Cash Alternative

(a)  Xenova Shareholders

A purple Form of Election is enclosed with this document. You should only complete and return the Form of Election if you wish to make an election under the Cash and Secured Loan Alternative or the Cash Alternative. If you wish to make an election, you may elect for EITHER the Cash and Secured Loan Note Alternative OR the Cash Alternative, but you may not elect for both. You will find an explanation of the Cash and Secured Loan Note Alternative and the Cash Alternative in paragraph 2 of Part 2 and in paragraph 2 of Part 3 of this document.

Relevant Overseas Shareholders should also read paragraph 21 of Part 3 of this document before deciding whether or not to receive Secured Loan Notes under the terms of the Secured Loan Note Offer or pursuant to the Cash and Secured Loan Note Alternative.

If you want to elect for the Cash and Secured Loan Note Alternative or the Cash Alternative, your completed Form of Election should be returned, signed and witnessed in accordance with the instructions printed thereon, by post or by hand (during normal business hours) to the Receiving Agent as soon as possible but, in any event, so as to be received by no later than 5:00p.m. (London time) on 23 August 2005 or such later time (if any) to which the right to make an election may be extended. A pre-paid envelope is provided for this purpose for use in the UK only.

Xenova Shareholders who do not wish to make an election for the Cash and Secured Loan Note Alternative or the Cash Alternative are not required to return the Form of Election.

Please note that, save in respect of Xenova Shares held by the ADS Depositary as nominee for the holders of Xenova ADSs, the Cash Alternative and the Cash and Secured Loan Note Alternative may only be elected in respect of a Shareholder’s entire holding of Xenova Shares. Elections may only be made for EITHER the Cash Alternative OR the Cash and Secured Loan Note Alternative. Partial or mixed elections are not permitted. Any purported mixed elections will render an election invalid (save that Celtic Pharma may at its discretion elect to treat purported mixed elections as valid). Accordingly, any nominees (other than the ADS Depositary), joint holders or other Shareholders whose holdings of Xenova Shares are held on behalf of more than one beneficiary and who will or may wish to make separate elections in respect of each of the respective underlying beneficial holdings are advised to transfer such holdings to the relevant beneficiaries or to a separate account prior to 5:00 p.m. on 23 August 2005 (the latest time for lodging Forms of Election) to enable such separate elections to be made. Additional Forms of Election can be obtained by calling the appropriate Shareholder Information Helpline as detailed on the contents page at the beginning of this document.

IF ANY XENOVA SHAREHOLDER FAILS TO RETURN THE FORM OF ELECTION BY 5:00 P.M. ON 23 AUGUST 2005, OR IF AN ELECTION MADE PURSUANT TO THE CASH AND SECURED LOAN NOTE ALTERNATIVE OR THE CASH ALTERNATIVE IS NOT MADE IN ACCORDANCE WITH THE INSTRUCTIONS SET OUT IN THIS DOCUMENT AND THE FORM OF ELECTION OR IS OTHERWISE NOT VALIDLY MADE, THEN SUCH XENOVA SHAREHOLDER WILL AUTOMATICALLY RECEIVE SECURED LOAN NOTES PURSUANT TO THE SECURED LOAN NOTE OFFER.

(b)  Holders of Xenova ADSs

All holders of Xenova ADSs entitled to receive consideration for their Xenova ADSs under the Scheme as of the Scheme Effective Date (whether all Secured Loan Notes pursuant to the Secured Loan Note Offer, Secured Loan Notes and cash under the Cash and Secured Loan Note Alternative or all cash under the Cash Alternative) should complete the ADS Form of Election. To receive any such consideration an ADS holder as of the Scheme Record Time must return his Xenova ADRs and pay the ADS Depositary Fee ($0.02 per Xenova ADS) and any applicable taxes and governmental charges in accordance with the instructions specified in the ADS Form of Election. If any of the consideration consists of Secured Loan Notes, complete delivery instructions must also be provided in the appropriate section of the ADS Form of Election. If you hold Xenova ADSs indirectly, you must rely on the procedures of the bank, broker or financial institution through which you hold your Xenova ADSs in order to complete the steps necessary for you to receive the consideration payable in respect of your Xenova ADSs.

Please note that, save in respect of Xenova Shares held by the ADS Depositary as nominee for the holders of Xenova ADSs, the Cash Alternative and the Cash and Secured Loan Note Alternative may only be elected in respect of a Shareholder’s entire holding of Xenova Shares. Therefore, elections may only be made for EITHER the Cash Alternative OR the Cash and Secured Loan Note Alternative in respect of your entire holdings of Xenova ADSs. Partial or mixed elections are not permitted. Any purported mixed elections will render an election invalid (save that Celtic Pharma may at its discretion elect to treat a purported mixed election as valid).

IF ANY XENOVA ADS HOLDER FAILS TO RETURN AN ADS FORM OF ELECTION BY 5:00 P.M. (NEW YORK TIME) ON 20 AUGUST 2005, OR IF AN ELECTION MADE PURSUANT TO THE CASH AND SECURED LOAN NOTE ALTERNATIVE OR THE CASH ALTERNATIVE IS NOT VALIDLY MADE, THEN SUCH XENOVA ADS HOLDER WILL AUTOMATICALLY BE ENTITLED TO RECEIVE ONLY SECURED LOAN NOTES PURSUANT TO THE SECURED LOAN NOTE OFFER.

The ADS Depositary Fee may be paid in the following ways:

(i)	If you receive Secured Loan Notes pursuant to the Secured Loan Note Offer, the fee must be paid upon the delivery of your ADS Form of Election and return of your Xenova ADRs. If you hold your Xenova ADSs in certificated registered form, you must deliver a cheque for the amount of your total fee payable to The Bank of New York together with your ADS Form of Election and Xenova ADRs evidencing your Xenova ADSs to the address specified in the ADS Form of Election. If you hold your Xenova ADSs indirectly through a bank, broker or financial institution within the US book-entry transfer facility, DTC, your fee will be paid by a debit made to the account of your bank, broker or financial institution.

(ii)	If you receive cash pursuant to the Cash and Secured Loan Note Alternative or the Cash Alternative, the ADS Depositary will deduct the fee from the cash portion of the consideration payable to you.

Following the Scheme Effective Date, the ADS Depositary will be issued Secured Loan Notes with an aggregate nominal value equal to the nominal value of Secured Loan Notes which holders of Xenova ADSs who have failed to return the ADS Form of Election by the time and date or in the manner required are entitled to receive pursuant to the Secured Loan Note Offer. Following the Scheme Effective Date, the ADS Depositary will send ADS Letters of Transmittal to all registered holders of Xenova ADSs who have not yet submitted a valid ADS Form of Election and paid the ADS Depositary Fee necessary to receive the Secured Loan Notes to which they are entitled. As such holders deliver the necessary ADS Letter of Transmittal and pay the ADS Depositary Fee, the ADS Depositary will instruct Celtic Pharma to issue Secured Loan Notes to such holders, whereupon the principal amount of the Secured Loan Notes held by the ADS Depositary will be reduced by the nominal amount of the Secured Loan Notes so issued to such holders of Xenova ADSs plus the amount of cash paid by Celtic Pharma in settlement of any fractional entitlements with respect thereto. If, by the time when Pharmaceutical Investment Notes are made available (if they are issued) in exchange for Secured Loan Notes, holders have not yet delivered the necessary ADS Letter of Transmittal and/or paid the ADS Depositary Fee due to the ADS Depositary, Celtic Pharma Capital will deem such persons to have elected at Celtic Pharma Capital’s discretion to receive either cash (in an amount equal to the nominal value of their Secured Loan Notes and not including Compound Interest) or Pharmaceutical Investment Notes (in an amount equal to the nominal value of their Secured Loan Notes plus Compound Interest) in respect of the relevant Secured Loan Notes. Any such Pharmaceutical Investment Notes or cash will be delivered to the ADS Depositary to hold on behalf of the relevant holder of Xenova ADSs.

Helplines

If you have any questions relating to this document or the completion and return of the Forms of Proxy or the Form of Election, please telephone the appropriate Shareholder Information Helpline as detailed on the contents page at the beginning of this document.

Please note that calls to these numbers may be monitored or recorded and that Salisbury Associates cannot provide advice on the merits of the Scheme or the Proposal or give any financial or tax advice.

If you have any questions relating to the ADS Voting Instruction Card please telephone The Bank of New York at +1-212-815-8257. If you have questions relating to the ADS Form of Election please telephone The Bank of New York at 1-800-507-9357.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time and/or date
ADS Voting Record Time	5:00 p.m. (New York time) on
6 July 2005
Latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Card	5:00 p.m. (New York time) on 1 August 2005
Latest time for lodging forms of proxy for the:
Court Meeting (white form of proxy)	11:00 a.m. on 6 August 2005*
Extraordinary General Meeting (blue form of proxy)	11:15 a.m. on 6 August 2005**
Voting Record Time	6:00 p.m. on 6 August 2005
Court Meeting	11:00 a.m. on 8 August 2005
Extraordinary General Meeting	11:15 a.m. on 8 August 2005†
Latest time for lodging ADS Form of Election with the ADS Depositary	5:00 p.m. (New York time) on 20 August 2005
Latest time for lodging Forms of Election	5:00 p.m. on 23 August 2005
Court hearing of petition to sanction the Scheme	30 August 2005††
Delisting of Xenova ADSs from NASDAQ	4:00 p.m. (New York time) on 30 August 2005

Last day of dealings on the London Stock Exchange in, and for registration of transfers of, Xenova Shares	31 August 2005††
Cancellation of admission to listing by the FSA and of trading on the London Stock Exchange’s market for listed securities in Xenova Shares and Scheme Record Time Scheme Effective Date	8:00 a.m. on 1 September 2005†† 1 September 2005
Despatch of Secured Loan Notes and/or cash entitlement	On or before 15 September 2005††

All references in this document to times are to time in the United Kingdom unless otherwise stated.
The Court Meeting and the Extraordinary General Meeting will be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS.

*       It is requested that the white forms of proxy for the Court Meeting be lodged before 11:00 a.m. on 6 August 2005, white forms of proxy not so lodged will, however, still be valid if they are handed to Xenova’s registrar on behalf of the Chairman of the Court Meeting at the Court Meeting.

**     The blue forms of proxy for the Extraordinary General Meeting must be lodged before 11:15 a.m. on 6 August 2005 and cannot be handed to the Chairman of the Extraordinary General Meeting at that meeting.

†       The EGM will commence at 11:15 a.m. on 8 August 2005 or, if later, as soon thereafter as the Court Meeting shall have been concluded or been adjourned.

††    These dates are indicative only and will depend, amongst other things, on the date upon which the Conditions are either satisfied or (if capable of waiver) waived and the dates upon which the Court sanctions the Scheme and confirms the associated reduction of capital, and the Court Order sanctioning the Scheme and confirming the reduction of capital is delivered to the Registrar of Companies and, in respect of the reduction of capital, the Court Order is registered by the Registrar of Companies.

PART 1 — DEFINITIONS

The following definitions have the following meanings in this document, other than in Part 10 of this document and the notices of meeting, unless the context requires otherwise:

“Acquisition”

the acquisition or proposed acquisition by Celtic Pharma of any Xenova Shares pursuant to the Scheme, details of which are set out in this document, or of control or management of Xenova and any matters arising therefrom;

“ADS Depositary”	The Bank of New York as depositary and custodian under the Deposit Agreement;

“ADS Depositary Fee”	the fee of $0.02 per Xenova ADS payable to the ADS Depositary upon the surrender of ADSs pursuant to the Deposit Agreement;

“ADS Form of Election”	the form of election for use by holders of Xenova ADSs in connection with the consideration payable in respect of their Xenova ADSs under the Scheme to be provided by the ADS Depositary;

“ADS Letter of Transmittal”

the letter to be provided by the ADS Depositary to holders of Xenova ADSs who do not return their ADS Form of Election properly completed prior to the date specified in the ADS Form of Election, which letter will specify the actions required of such holders to obtain the Secured Loan Notes payable to them pursuant to the Scheme;

“ADS Voting Instruction Card”	the voting instruction card for use by the registered holders of Xenova ADSs as at the ADS Voting Record Time in connection with the Meetings to be provided by the ADS Depositary;

“ADS Voting Record Time”	5:00 p.m. (New York time) on 6 July 2005;

“Announcement”	the announcement of the Acquisition issued by Celtic Pharma on the Announcement Date pursuant to Rule 2.5 of the City Code;

“Announcement Date”	24 June 2005;

“Australia”	the Commonwealth of Australia, its states, territories and possessions;

“Broadview”	Broadview, a division of Jefferies International Ltd;

“Business Day”	a day (other than Saturdays, Sundays and UK Public Holidays) on which banks are open for business (other than solely for trading and settlement in Euros) in the City of London;

“Canada”	Canada, its provinces and territories and all areas subject to its jurisdiction and any political sub-division of such territories and areas;

“Cash Alternative”

the alternative whereby holders of Scheme Shares may, on the basis set out in this document, elect to receive cash in lieu of all but not less than all of the Secured Loan Notes to which they would otherwise be entitled pursuant to the Secured Loan Note Offer;

“Cash and Secured Loan Note Alternative”

the alternative whereby holders of Scheme Shares may, on the basis set out in this document, elect to receive the mix of cash and Secured Loan Notes specified in this document in lieu of all but not less than all of the Secured Loan Notes to which they would otherwise be entitled pursuant to the Secured Loan Note Offer;

“Cash Redemption Notice”	has the meaning set out in paragraph 4 of Part 7 of this document;

“Celtic Pharma”	Celtic Pharma Development UK PLC, registered in England and Wales with number 5481475;

“Celtic Pharma Capital”	Celtic Pharma Capital Ltd., a company registered in Malta with number C36418;

“Celtic Pharma Directors”	the board of directors of Celtic Pharma;

“Celtic Pharma Group”	Celtic Pharma Holdings and its subsidiaries and subsidiary undertakings;

“Celtic Pharma Holdings”	Celtic Pharmaceutical Holdings L.P., a limited partnership formed under the laws of Bermuda;

“Celtic X”	Celtic X Ltd., a company registered in Malta with number C36429;

“Celtic X Licensee”	Celtic X Licensee Ltd., a company registered in Malta with number C36431;

“certificated” or in	a share which is not in uncertificated form (that is, not held in CREST);
“certificated form”	the deed of charge to be entered into by Celtic X Licensee and the Security

“Charge”	Trustee and Salisbury Associates in substantially the form attached to the Deed of Undertaking with such amendments and alterations as the Security Trustee and Celtic Pharma may agree;

“City Code”	the City Code on Takeovers and Mergers;

“Collateral Asset”	shall have the meaning ascribed to it in Part 8;

“Companies Act” or “Act”	the Companies Act 1985 (as amended);

“Compound Interest”

an amount of interest accruing on the principal amount of the outstanding Secured Loan Notes from the date of issue of the Secured Loan Notes calculated at a rate of 15 per cent. per annum compounded on an annual basis and accruing on a daily basis and on the basis of a 360 day year;

“Conditions”	the conditions to the implementation of the Scheme and the Acquisition set out in Part 4 to this document and “Condition” means any one of them;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing of the Court of the petition to sanction the Scheme and confirm the reduction of capital provided for by the Scheme;

“Court Meeting”

the meeting of holders of Scheme Shares (and any adjournment thereof) to be convened pursuant to an Order of the Court pursuant to section 425 of the Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) of which notice is set out in this document;

“Court Order”	the order of the Court granted at the Court Hearing sanctioning the Scheme under section 425 of the Act and confirming the reduction of capital provided for by the Scheme under section 137 of the Act;

“CREST”	a relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo”	CRESTCo Limited;

“CREST Manual”	the CREST Manual published by CRESTCo as amended or updated from time to time;

“Daily Official List”	the Daily Official List of the London Stock Exchange;

“Dealing Day”	a day on which dealings in domestic securities may take place on, and with the authority of, the London Stock Exchange;

“Deed of Undertaking”	the deed of undertaking dated 20 June 2005 between Celtic X Licensee and Celtic Pharma (as subsequently amended);

“Deposit Agreement”

the deposit agreement dated July 14, 1994 as amended and restated on 10 July 2001 by and among Xenova, the ADS Depositary and the owners and holders from time to time of the Xenova ADSs issued under it;

“DTC”	Depository Trust Company;

“Exchange Date”

the date on which, in accordance with the terms of the Secured Loan Note Instrument, Pharmaceutical Investment Notes are issued to Noteholders who have elected to receive them or, in the event that Celtic Pharma notifies Noteholders that it is unable to make Pharmaceutical Investment Notes available to Noteholders, the date on which cash is paid to those Noteholders who have notified Celtic Pharma that they wish to receive cash in exchange for their Loan Notes or, if earlier, the date on which payment is made to Noteholders in respect of their Secured Loan Notes following the exercise of the Loan Note Call Option;

“Explanatory Statement”	the explanatory statement set out in Part 3 of this document;

“Extraordinary General Meeting” or “EGM”	the extraordinary general meeting of holders of Xenova Shares of which notice is set out in this document;

“Facility Agreement”	the Facility Agreement entered into on the Announcement Date between Xenova Limited and Celtic X Licensee;

“FDA”	the Food and Drug Administration of the US;

“Form of Election”	the purple form of election in respect of the Cash and Secured Loan Note Alternative and the Cash Alternative accompanying this document for use by Xenova Shareholders;

“Forms of Proxy”	the blue form of proxy for use in connection with the Extraordinary General Meeting and the white form of proxy for use in connection with the Court Meeting, or either of them as the context requires;

“FSA”	the Financial Services Authority;

“FSMA”	the Financial Services and Markets Act 2000 (as amended);

“Guarantor”	Celtic Pharma Capital;

“Hearing Date”	the date on which the Court sanctions the Scheme and confirms the reduction of capital which forms part of it;

“holder”	includes any person entitled by transmission;

“Implementation Agreement”	the implementation agreement entered into on the Announcement Date between Xenova and Celtic Pharma relating to the implementation of the Scheme;

“Investment Company Act”	United States Investment Company Act of 1940;

“Japan”	Japan, its cities, prefectures, territories and possessions;

“KS Biomedix”	KS Biomedix, now Xenova KS Limited, a company registered in England and Wales with company number 3006674;

“Lazard”	Lazard & Co., Limited;

“Licence Agreement”	the licence agreement entered into between Xenova Limited and Celtic X Licensee Ltd on the Announcement Date;

“Listing Rules”	the listing rules of the FSA in its capacity as the competent authority under Part VI of FSMA;

“Loan Note Call Option”

the call option pursuant to which Celtic Pharma will be entitled to require Noteholders to transfer their Secured Loan Notes in consideration for the payment of an amount equal to their nominal value and Compound Interest accrued up to but not including the date of transfer;

“London Stock Exchange”	London Stock Exchange plc;

“Long Stop Date”	the date which is 24 months after the date of the Loan Note Instrument;

“Meetings”	the Court Meeting and the Extraordinary General Meeting;

“NASDAQ”	the NASDAQ Stock Market;

“new Xenova Shares”	new Xenova Shares to be created and issued fully paid to Celtic Pharma pursuant to the Scheme which after their issue will rank pari passu in all respects with the existing Xenova Shares;

“Noteholder”	a registered holder of Secured Loan Notes;

“Note Programme”

the Pharmaceutical Investment Note programme pursuant to which Celtic Pharma Capital may issue Pharmaceutical Investment Notes or other debt obligations as more particularly described in Part 8 of this document;

“Offer Period”	the period commencing on the Announcement Date and ending on the Scheme Effective Date;

“Official List”	the list maintained by the FSA in accordance with section 74(1) of FSMA for the purposes of Part VI of FSMA;

“Panel”	the Panel on Takeovers and Mergers;

“Pharmaceutical Investment Noteholder”	a registered holder of Pharmaceutical Investment Notes;

“Pharmaceutical Investment Notes”	the Secured Loan Notes 2011 to be issued by Celtic Pharma Capital, Celtic Pharma or an affiliate of either of them on the terms as described in this document;

“Pharmaceutical Investment Note Terms”	the terms of the Pharmaceutical Investment Notes and the terms upon which they are made available to Noteholders;

“Prepayment Premium”

in relation to the Pharmaceutical Investment Notes, an amount equal to the present value of interest deemed to be earned on the outstanding principal amount being prepaid from the date of prepayment to the maturity date assuming a rate of return of 5 per cent. per annum compounded annually and accruing on a daily basis and on the basis of a 360 day year subject to any applicable Withholding Tax;

“Proposal”

the proposal for Xenova to become a wholly-owned subsidiary of Celtic Pharma pursuant to the Scheme, details of which are set out in this document and other related matters to be considered at the Meetings;

“Purchase Ratio”

the ratio of the principal amount of additional Pharmaceutical Investment Notes to be issued to the purchase price of the additional Collateral Asset to be acquired in connection with such issuance, which ratio will all times not exceed 60:100;

“Receiving Agent”	Computershare Investor Services PLC, P.O. Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ;

“Registrars” or	Computershare Investor Services PLC, P.O. Box 82, The Pavilions,

“Xenova’s Registrars”	Bridgwater Road, Bristol BS99 7NH, United Kingdom;

“Regulated Market”	shall have the meaning ascribed to it in Article 1(13) of Directive 93/22/EEC of 10 May 1993 on investment services in the securities field;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001/3272);

“Regulatory Information Service”

any information service authorised from time to time by the UKLA for the purposes of dissemination of regulatory announcements required by the Listing Rules and as set out in Appendix 3R of the Listing Rules;

“Relevant Overseas Shareholder”	any Xenova Shareholder residing in or resident anywhere in the world other than the UK or the US;

“Resolutions”	the resolution to be proposed at the Court Meeting and the special resolution to be proposed at the EGM;

“RTGS payment mechanism”	the real time gross settlement payments mechanism as more particularly described in the CREST Manual published by CRESTCo Limited;

“Salisbury Associates”	S.A. Investors Limited trading as Salisbury Associates, who have been appointed as proxy solicitation agent for the purposes of the Proposal;

“Scheme” or “Scheme of Arrangement”

the scheme of arrangement under section 425 of the Act between Xenova and the holders of Scheme Shares and as set out in Part 10 of this document, with or subject to any modification thereof or addition thereto or condition agreed by Xenova and Celtic Pharma and which the Court may think fit to approve or impose;

“Scheme Document”	this document;

“Scheme Effective Date”	the date on which the Scheme becomes effective pursuant to clause 8 of the Scheme;

“Scheme Record Time”	the close of business on the Business Day immediately preceding the Scheme Effective Date;

“Scheme Shareholders”	registered holders of Scheme Shares;

“Scheme Shares”	the Xenova Shares in issue at the date of this document and any Xenova Shares issued:

(i)	after the date of this document and prior to the Voting Record Time;
or

(ii)	at or after the Voting Record Time and before the Scheme Effective Date on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme;

“SEC”	the US Securities and Exchange Commission;

“Secured Loan Note Instrument”	the instrument constituting the Secured Loan Notes;

“Secured Loan Note Offer”	this arrangement whereby Secured Loan Notes are being made available to holders of Scheme Shares pursuant to the Proposal;

“Secured Loan Notes”	the US Dollar denominated 15% Secured Loan Notes 2011 of Celtic Pharma to be constituted by the Secured Loan Note Instrument;

“Security Interest”	means any mortgage, pledge, lien, charge, security assignment, hypothecation, security trust or security interest;

“Security Trustee”	JP Morgan Chase Bank of 125 London Wall, London, EC2Y 5AJ;

“Series”

Pharmaceutical Investment Notes which are (i) expressed to be consoli- dated and form a single series and (ii) identical in all respects (including as to listing) except for the respective issue dates and/or issue prices;

“Shareholder Information Helpline”	the shareholder telephone helpline details of which are set out under the table of contents at the beginning of this document;

“significant interest”	a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity capital of an undertaking;

“Sterling” or “£”	the lawful currency of Great Britain;

“subsidiary”, “subsidiary undertaking”, “associate undertaking” or “undertaking”	shall be construed in accordance with the Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Act);

“TFE instruction”	a transfer from escrow instruction (as defined in the CREST Manual issued);

“TTE Instructions”	a transfer to escrow instruction (as defined in the CREST Manual);

“UK”	the United Kingdom of Great Britain and Northern Ireland;

“UKLA”	the UK Listing Authority, being the FSA acting its capacity as the competent authority for the purposes of Part VI of the FSMA;

“uncertificated” or in “uncertificated form”	recorded on the relevant register as being held in uncertificated form in CREST and title to which by virtue of the Regulations, may be transferred by means of CREST;

“United States” or “US”	the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction;

“US Person”	a US person as defined in Regulation S under the US Securities Act;

“US Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“US$” or “US Dollars”	the lawful currency of the United States of America;

“Voting Record Time”	6.00 p.m. on 6 August 2005 or, if the Court Meeting is adjourned, 48 hours before the time fixed for such adjournment;

“Wider Xenova Group”	Xenova or any of its subsidiaries or subsidiary undertakings or any joint venture, partnership, firm or company in which any of them has a significant interest;

“Withholding Tax”

any withholding tax or deduction for or on account of any tax or duty imposed or levied by any authority having power to tax such payment which Celtic Pharma, Celtic Pharma Capital, any member of the Celtic Pharma Group or any other person shall for the time being be required by any applicable law to withhold or deduct;

“Xenova”	Xenova Group plc, a company registered in England and Wales with number 2698673;

“Xenova ADR”	an American depositary receipt evidencing title to one or more Xenova ADSs;

“Xenova ADSs”	American depositary shares, each representing ten Xenova Shares, issued by the ADS Depositary in accordance with the Deposit Agreement;

“Xenova Articles”	the articles of association of Xenova as at the date of this document;

“Xenova Awardholders”	the holders of the awards under the Xenova Share Plan;

“Xenova Closing Price”	the closing middle market price of a Xenova Share, as derived from the Daily Official List on any particular day;

“Xenova Directors” or “Directors”

Dr John Frederick Waterfall, Mr Daniel Abrams, Mr David Aufrere Oxlade, Dr Michael Young, Mr John Leonard Rennocks, Mr John Bernard Haysom Jackson, Mr Peter Lewis Gillett, Mr Thomas Ronald Irwin and Professor Adrian Lewellyn Harris;

“Xenova Group”	Xenova and its subsidiaries and its subsidiary undertakings or any one of them as the context may require;

“Xenova Limited”	Xenova Limited, a company registered in England and Wales with number 01970244;

“Xenova Optionholders”	the holders of options under the Xenova Share Option Schemes;

“Xenova Securityholders”	Xenova Shareholders and/or holders of Xenova ADSs;

“Xenova Share Option Schemes”	the Xenova Limited 1988 Share Option Scheme, the Xenova Group 1992 Share Option Scheme, the Xenova Group 1996 Share Option Scheme and the Xenova Group 1996 Savings Related Share Option Plan;

“Xenova Share Plan”	the Xenova Deferred Share Bonus Plan;

“Xenova Shareholders” or “Shareholders”	registered holders of Xenova Shares;

“Xenova Shares”	ordinary shares of 1 pence each in Xenova;

“Xenova Warrantholders”	registered holders of Xenova Warrants; and

“Xenova Warrants”	the 56,259,429 registered equity warrants each entitling the holder thereof to subscribe for 1 Xenova Share at a price of 12.5 pence per Xenova Share.

PART 2 — LETTER FROM THE CHAIRMAN OF XENOVA

www.xenova.co.uk Registered in England No 2698673	Xenova Group plc 957 Buckingham Avenue, Slough, Berkshire, SL1 4NL, UK

8 July 2005

To all Xenova Shareholders and holders of Xenova ADSs and, for information only, to Xenova Optionholders, Xenova Awardholders and Xenova Warrantholders

Dear Xenova Shareholder or holder of Xenova ADSs

Recommended Proposal for Celtic Pharma to acquire Xenova

1.	INTRODUCTION

On 24 June 2005, the Directors of Xenova and the board of Celtic Pharma announced that they had reached agreement on the terms of a recommended proposal under which Celtic Pharma will acquire the whole of the issued and to be issued share capital of Xenova.

I am writing to you today to set out the terms of the Acquisition and to seek your support and approval for the Acquisition, which is to be effected by means of a Scheme of Arrangement under section 425 of the Act.

The Xenova Directors are unanimously recommending that you vote in favour of the Resolutions to give effect to the Acquisition, as those Directors who own Xenova Shares have irrevocably undertaken to do in respect of their and their connected persons’ beneficial holdings of Xenova Shares.

In order to approve the terms of the Acquisition, you will need to vote in favour of the Resolutions to be proposed at two shareholder meetings (the Court Meeting and the Extraordinary General Meeting) to be held on 8 August 2005. The recommendation of the Xenova Directors and advice to Xenova Securityholders is set out in paragraph 9 of this letter.

2.	SUMMARY TERMS OF THE SCHEME

The Acquisition is to be effected by means of a Scheme of Arrangement under section 425 of the Act. In the event that the Scheme becomes effective, all of the Scheme Shares (including those represented by Xenova ADSs) will be cancelled and an equivalent number of new Xenova Shares will be issued to Celtic Pharma. By way of consideration for this cancellation, those holders of Scheme Shares (including the holders of Xenova ADSs) on the register of members (or on the register of holders of Xenova ADSs maintained by the ADS Depositary) as at the Scheme Record Time will be entitled to receive Secured Loan Notes under the Secured Loan Note Offer, or if they have so validly elected, a mix of cash and Secured Loan Notes under the Cash and Secured Loan Note Alternative or cash under the Cash Alternative, in each case in proportion to the number of Scheme Shares held by them on the following basis:

Recommended Proposal	Offer Per 10 Xenova Shares or 1 Xenova ADS
Secured Loan Note Offer	US$1.10 nominal of Secured Loan Notes
Cash and Secured Loan Note Alternative	US$0.50 nominal of Secured Loan Notes and 30 pence in cash
Cash Alternative	45 pence in cash

The Secured Loan Note Offer, the Cash and Secured Loan Note Alternative and the Cash Alternative are conditional upon the Scheme becoming effective.

Broadview, which is acting as financial adviser to Celtic Pharma, has advised that, in its opinion (and based on conditions on 7 July 2005, being the last Business Day prior to the date of this document), a reasonable estimate of the current value of the Secured Loan Notes, if they had been in existence at this time (and notwithstanding that they are not generally transferable), is in the range of between approximately 78 per cent. and 88 per cent. of their nominal value. A letter from Broadview setting out the basis for its estimate of the value of the Secured Loan Notes and associated qualifications is set out in Part 7(B) of this document. It should be noted, however, that the Broadview valuation as set out in Part 7(B) is addressed exclusively to Celtic Pharma Management L.P. and Celtic Pharma and, in accordance with its terms, may not be relied upon by any other person. On the basis of the Broadview estimate of current value and on the basis of the nominal value of the Secured Loan Notes, the table below sets out the value of the Proposal per 10 Xenova Shares or 1 Xenova ADS:

Recommended Proposal	Nominal value per 10 Xenova Shares or 1 Xenova ADS(1)	Estimated current value in pence per 10 Xenova Shares or 1 Xenova ADS(2)
Secured Loan Note Offer	60.44 pence (US 110 cents)(3)	47.14 to 53.19 (US 85.79 cents to
US 96.81 cents)(3)
Cash and Secured Loan Note Alternative	57.47 pence (US 105 cents)(3)	51.43 to 54.18 (US 93.60 cents to
US 98.61 cents)(3)
Cash Alternative	45.00 pence (US 82 cents)(3)	–

Based on the values per 10 Scheme Shares or per 1 Xenova ADS set out above, the Proposal values Xenova’s existing issued share capital as set out below and at the premia set out below (these values are approximate).

Recommended Proposal	Value of Xenova’s issued share capital on basis of nominal value(1)	Premium to Xenova Closing Price based on nominal value(1)(4)	Premium to Xenova Closing Price based on estimated current value(2)(4)
Secured Loan Note Offer	£26.1m (US$47.5m)(3)	56.0%	21.7% to 37.3%
Cash and Secured Loan Note Alternative	£24.8m (US$45.1m)(3)	48.3%	32.7% to 39.8%
Cash Alternative	£19.4m (US$35.3m)(3)	16.1%	16.1%
(1)	Nominal value is based on the nominal value of the Secured Loan Notes and an exchange rate of £1/US$1.82.
(2)	Based on Broadview’s estimate of current value of the Secured Loan Notes of between 78 per cent. and 88 per cent. of nominal value. Further details of this valuation are set out in Part 7(B) of this document.
(3)	Based on an exchange rate of £1/US$1.82.
(4)	Based on the Xenova Closing Price of 3.875 pence on 23 June 2005, the last trading day immediately prior to the announcement of the Proposal.

None of the above valuations take into consideration that under the Deposit Agreement all holders of Xenova ADSs will be required to pay the ADS Depositary Fee regardless of the form of the consideration payable, or that the holders of ADSs who elect for the Cash Alternative or the Cash and Secured Loan Note Alternative will not receive cash in Sterling and instead will receive the US Dollar equivalent exchanged upon receipt of the Sterling funds by the ADS Depositary at the spot rate in London on such date, net of any commissions, fees and expenses.

In the absence of an election, Xenova Securityholders will receive Secured Loan Notes.

The Secured Loan Notes will be unlisted, will be denominated and issued in US Dollars and will accrue Compound Interest. The Secured Loan Notes will be issued, credited as fully paid, in multiples of US$1 nominal amount. In all circumstances, fractional entitlements to the Secured Loan Notes will be remitted in cash and any cash payment will be paid in Sterling (converted from US Dollars to Sterling at the spot rate of exchange prevailing in London at the date of conversion) except to holders of Xenova ADSs, to whom they will be remitted in US Dollars, and rounded down to the nearest whole penny or cent (as appropriate).

The Guarantor has agreed to guarantee the Secured Loan Notes pending its substitution as debtor under the Secured Loan Notes and the Secured Loan Note Instrument (as described in paragraph 3(b) of Part 3 of this document).

Celtic Pharma has agreed to use reasonable endeavours to procure that, on or prior to the Long Stop Date (expected to be in August 2007), Pharmaceutical Investment Notes will be made available to Noteholders in exchange for the Secured Loan Notes then held by them and that these such Pharmaceutical Investment Notes will, when issued, be listed and admitted to trading on a Regulated Market or such other major stock exchange as Celtic Pharma Capital shall reasonably determine.

Further information on the Secured Loan Notes (and the circumstances in which they can be exchanged for cash and Pharmaceutical Investment Notes) is set out in Parts 3 and 7 of this document. Further information on the Pharmaceutical Investment Notes is set out in Parts 3 and 8 of this document. You are strongly advised to read this information before deciding whether to accept Secured Loan Notes pursuant to the Proposal.

Before deciding which form of consideration to receive under the Scheme, Xenova Securityholders should consider the factors set out in paragraphs 3(d) and 4 of Part 3 of this document and are strongly advised to take their own independent professional advice. Relevant Overseas Shareholders should read paragraph 21 of Part 3 of this document before deciding whether or not to receive Secured Loan Notes pursuant to the Proposal.

3.	BACKGROUND TO AND REASONS FOR THE RECOMMENDATION

The Xenova Group has focused over the last few years on the development of novel drugs to treat cancer and addiction with a secondary focus in immunotherapy. The Xenova Group currently has a number of products in various stages of development. However, these products require substantial further investment to complete the clinical trials and other activities needed before marketing authorisation can be sought.

Xenova stated in its preliminary results for the year ended 31 December 2004, which were announced on 3 March 2005, that it would have insufficient funds for the subsequent twelve months. As a result, the board of Xenova has vigorously explored options for raising further cash, including a fundraising or a sale of the Company. Discussions with existing and potential investors took place in the first quarter of 2005 with a view to providing the Xenova Group with the working capital necessary for its requirements. Funding was not, however, committed in amounts that were sufficient for its purposes and no fundraising was therefore concluded. Discussions have also been held with a number of alternative potential licensees for the Xenova Group’s products and potential merger partners and acquirers, including the Celtic Pharma Group.

As set out in paragraph 15 of Part 3 of this document, Xenova announced on 24 June 2005 that it had entered into an agreement to license to Celtic X Licensee exclusive rights to the world-wide development and marketing of Xenova’s conjugated therapeutic vaccines, TA-CD and TA-NIC. The Xenova Directors believe that the terms of this licence are fair and reasonable. However, the payments due under the licence will not fundamentally alter Xenova’s medium term financial position.

4.	CURRENT TRADING

On 23 May 2005, Xenova announced its results for the quarter ended 31 March 2005. Your attention is drawn to Section (a) of Part 5 of this document where the quarterly results are set out in full and to Xenova’s financial information for the three years ended 31 December 2004 which are set out in Section (b) of Part 5 of this document. Trading subsequent to 31 March 2005 has continued at a similar level to the first quarter of 2005.

5.	XENOVA SHAREHOLDER MEETINGS

The Scheme will require approval of holders of Scheme Shares at the Court Meeting to be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS at 11:00 a.m. (London time) on 8 August 2005 and at the Extraordinary General Meeting to be held at 11:15 a.m. (London time) on 8 August 2005 (or as soon thereafter as the Court Meeting shall have been concluded or adjourned) and at the same place. The resolution to be proposed at the Extraordinary General Meeting is to approve the Scheme and other related matters, including, inter alia, the reduction of Xenova’s share capital, amendments to the Xenova Articles required to implement the Scheme and the cancellation of the listing of Xenova Shares on the Official List. Further information in relation to the Meetings is contained in paragraph 8 of Part 3 of this document.

If the Scheme becomes effective it will be binding on all holders of Scheme Shares, including any holders who did not vote to approve the Scheme.

In order that the Court can be satisfied that the votes cast constitute a fair representation of the view of Xenova Shareholders, it is important that as many votes as possible are cast at the Court Meeting.

6.	ACTION TO BE TAKEN

Your attention is drawn to paragraph 9 of the Explanatory Statement, which explains the action you should take in relation to the Proposal.

7.	TAXATION

Your attention is drawn to the paragraph 20 of the Explanatory Statement. If you are in any doubt as to your tax position, you should consult your independent professional adviser.

8.	FURTHER INFORMATION

Your attention is drawn to the Explanatory Statement in Part 3, the Conditions in Part 4 and the further information relating to the Xenova Group and the Celtic Pharma Group in Parts 5 and 6 respectively of this document and the information relating to the Secured Loan Notes and the Pharmaceutical Investment Notes in Parts 7 and 8. Your attention is also drawn to the Additional Information in Part 9 of this document and the Scheme in Part 10 of this document and to the notices of the Court Meeting and Extraordinary General Meeting which form part of this document.

9.	RECOMMENDATION AND ADVICE TO XENOVA SHAREHOLDERS

The Xenova Directors, who have been so advised by Lazard, have not taken a position as to the relative merits of the Secured Loan Note Offer, the Cash and Secured Loan Note Alternative and the Cash Alternative. However, the Xenova Directors, who have been so advised by Lazard, do believe the terms of the Cash Alternative to be fair and reasonable. In providing advice to the Xenova Directors, Lazard has taken into account the Xenova Directors’ commercial assessments. Accordingly, the Directors unanimously recommend that Xenova Shareholders vote in favour of the Resolutions as they have irrevocably undertaken to do in respect of their own holdings of Scheme Shares.

None of the Xenova Directors or Lazard is expressing an opinion as to the estimated value of the Secured Loan Notes. A letter from Broadview setting out the basis for its estimate of the value of the Secured Loan Notes is set out in Part 7(B) of this document. Xenova Securityholders should consider carefully the factors set out in paragraphs 3 and 4 of Part 3 of this document in light of their own investment objectives, and are strongly advised to take their own independent professional advice before deciding whether to receive the Secured Loan Notes under the Secured Loan Note Offer or whether to make an election for the Cash and Secured Loan Note Alternative or the Cash Alternative under the Scheme. Relevant Overseas Shareholders should read paragraph 21 of Part 3 of this document before deciding whether or not to receive Secured Loan Notes pursuant to the Proposal.

In addition, the detailed terms of the Pharmaceutical Investment Notes and of the eventual economic characteristics that will underlie them cannot be known at the current time. Therefore none of the Xenova Directors or Lazard is expressing an opinion as to whether or not the Pharmaceutical Investment Notes will be issued or, in the event that they are, as to their estimated value at that time. Xenova Securityholders should consider the factors set out in paragraph 4 of Part 3 of this document in relation to the Pharmaceutical Investment Notes and are strongly advised to take their own independent professional advice in relation to them.

All of the Xenova Directors who hold Scheme Shares (being all the Xenova Directors save for Dr Michael Young) have irrevocably undertaken to vote in favour of the Scheme in respect of their beneficial holdings totalling 1,204,230 Scheme Shares, representing approximately 0.279 per cent. of the existing issued share capital of Xenova (being 431,547,821 shares). John Jackson, David Oxlade, Daniel Abrams and John Waterfall have informed Celtic Pharma that they will elect to receive either the Secured Loan Note Offer or the Cash and Secured Loan Note Alternative.

Yours sincerely,

John Jackson

Chairman

PART 3 — EXPLANATORY STATEMENT

(in compliance with section 426 of the Companies Act 1985)

LAZARD & CO., LIMITED 50 Stratton Street, London W1J 8LL Authorised and regulated by the Financial Services Authority Member of the London Stock Exchange Registered in England no. 162175

8 July 2005

To all Xenova Shareholders and holders of Xenova ADSs and, for information only, to Xenova Optionholders, Xenova Awardholders and Xenova Warrantholders

Dear Xenova Shareholder or holder of Xenova ADSs

Recommended Proposal for Celtic Pharma to acquire Xenova

1.	INTRODUCTION

On 24 June 2005, the Directors and the board of Celtic Pharma announced that they had reached agreement on the terms of a recommended proposal for Celtic Pharma to acquire the entire issued and to be issued share capital of Xenova. It is proposed that such proposal will be effected by means of a scheme of arrangement under section 425 of the Act. The terms of the Scheme are set out in Part 10 of this document.

Your attention is drawn to the letter from the Chairman of the Xenova board set out in Part 2 of this document, which forms part of this Explanatory Statement and which sets out, among other things, the background to, and reasons for the Acquisition and the recommendation of the Xenova Directors who have been so advised by Lazard.

In giving its advice, Lazard is advising the Directors in relation to the Proposal and the Scheme and is not acting for any Xenova Directors in their personal capacity or for any Xenova Securityholders or Xenova Optionholders or Xenova Awardholders or Xenova Warrantholders. Lazard will not be responsible to any such person for providing the protections afforded to its customers or for advising any such person in relation to the Proposal. In particular, Lazard will not owe any duties or responsibilities to any particular Xenova Securityholder or Xenova Optionholder or Xenova Awardholder or Xenova Warrantholder concerning the Proposal.

We have been authorised by the Directors to write to you to explain the terms of the Scheme, and to provide you with other relevant information. Your attention is drawn to the information in the other parts of this document including Part 4 (Conditions to the implementation of the Scheme and the Acquisition), Part 5 (Financial information on Xenova), Part 6 (Information relating to the Celtic Pharma Group), Part 7 (the Secured Loan Notes), Part 8 (Information on the Note Programme and Pharmaceutical Investment Notes), Part 9 (Additional information), Part 10 (The Scheme of Arrangement) and to the notices of the Court Meeting and the Extraordinary General Meeting which form part of this document.

2.	SUMMARY TERMS OF THE SCHEME

It is proposed that Celtic Pharma will acquire the entire issued and to be issued share capital of Xenova. The Acquisition is to be effected by means of a Scheme of Arrangement under section 425 of the Act. In the event that the Scheme becomes effective, all of the Scheme Shares (including those represented by Xenova ADSs) will be cancelled and an equivalent number of new Xenova Shares will be issued to Celtic Pharma. By way of consideration for this cancellation, those holders of Scheme Shares on the register of members or the register of holders of Xenova ADSs maintained by the ADS Depositary as at the Scheme Record Time will be entitled to receive Secured Loan Notes under the Secured Loan Note Offer or, if they so elect, a mix of cash and Secured

Loan Notes under the Cash and Secured Loan Note Alternative or, if they so elect, cash under the Cash Alternative, in each case on the following basis:

The Secured Loan Note Offer:

for every 10 Scheme Shares or for every	US$1.10 nominal value of Secured Loan Notes
1 Xenova ADS

and so in proportion for any other number of Scheme Shares or Xenova ADSs held.

The Cash and Secured Loan Note Alternative:

for every 10 Scheme Shares or for every	30 pence in cash and
1 Xenova ADS	US$0.50 nominal value of Secured Loan Notes

and so in proportion for any other number of Scheme Shares or Xenova ADSs held.

The Cash Alternative:

for every 10 Scheme Shares or for every	45 pence in cash.
1 Xenova ADS

and so in proportion for any other number of Scheme Shares or Xenova ADSs held.

Subject to it being approved at the Meetings and to it becoming effective, the Proposal will enable Xenova Securityholders to choose between the certainty of cash at a premium to the Xenova Closing Price prior to the announcement of the Scheme or possibly higher returns in the form of Secured Loan Notes.

Broadview, which is acting as financial adviser to Celtic Pharma, has advised that, in its opinion (and based on conditions on 7 July 2005, being the last Business Day prior to the date of this document), a reasonable estimate of the current value of the Secured Loan Notes, if they had been in existence at this time (and notwithstanding that they are generally not transferable), is in the range of between approximately 78 per cent. and 88 per cent. of their nominal value. A letter from Broadview setting out the basis for its estimate of the value of the Secured Loan Notes and associated qualifications is set out in of Part 7(B) of this document. It should be noted, however, that the Broadview valuation set out in Part 7(B) is addressed exclusively to Celtic Pharma Management L.P. and Celtic Pharma and, in accordance with its terms, may not be relied upon by any other person.

On the basis of the Broadview estimate of current value and on the basis of the nominal value of the Secured Loan Notes, the table below sets out the value of the Proposal per 10 Xenova Shares or 1 Xenova ADS.

Recommended Proposal	Nominal value per 10 Xenova Shares or 1 Xenova ADS(1)	Estimated current value in pence per 10 Xenova Shares or 1 Xenova ADS(2)
Secured Loan Note Offer	60.44 pence (US 110 cents)(3)	47.14 to 53.19 (US 85.79 cents to
US 96.81 cents)(3)
Cash and Secured Loan Note Alternative	57.47 pence (US 105 cents)(3)	51.43 to 54.18 (US 93.60 cents to
US 98.61 cents)(3)
Cash Alternative	45.00 pence (US 82 cents)(3)	-

(1)	Nominal value is based on the nominal value of the Secured Loan Notes and an exchange rate of £1/US$1.82.
(2)	Based on Broadview’s estimate of current value of the Secured Loan Notes of between 78 per cent. and 88 per cent. of nominal value. Further details of this valuation are set out in Part 7(B) of this document.
(3)	Based on an exchange rate of £1/US$1.82

None of the above valuations take into consideration that under the Deposit Agreement all holders of ADSs will be required to pay the ADS Depositary Fee regardless of the form of the consideration payable, or that the holders of ADSs who elect for the Cash Alternative or the Cash and Secured Loan Note Alternative will not receive cash in Sterling and instead will receive the US Dollar equivalent exchanged upon receipt of the Sterling funds by the ADS Depositary at the spot rate in London on such date, net of any commissions, fees and expenses.

If the Scheme becomes effective, those Xenova Securityholders who have either (a) not accepted the Proposal; or (b) accepted the Proposal, but failed to submit a valid Form of Election, will be deemed to have accepted the Secured Loan Note Offer.

The Secured Loan Note Offer, the Cash and Secured Loan Note Alternative and the Cash Alternative are conditional upon the Scheme becoming effective.

None of the Xenova Directors or Lazard is expressing an opinion as to the estimated value of the Secured Loan Notes. Xenova Securityholders should consider the factors set out below in paragraphs 3 and 4 of this Part 3 of this document and are strongly advised to take their own independent professional advice before deciding which consideration to receive under the Scheme. Relevant Overseas Shareholders should read paragraph 21 of Part 3 of this document before deciding whether or not to receive Secured Loan Notes pursuant to the Proposal.

3.	THE SECURED LOAN NOTES

The Secured Loan Notes to be issued by Celtic Pharma pursuant to the Scheme will be unlisted and will be denominated in US Dollars. The Secured Loan Notes will be issued, credited as fully paid, in multiples of US$1 nominal amount. The Secured Loan Notes will accrue Compound Interest (at a rate of 15 per cent. per annum).

The Secured Loan Notes will be issued in certificated form and will not be transferable except to any member of the Celtic Pharma Group and except that the ADS Depositary may cause the Secured Loan Notes technically issuable to it as record holder of the Xenova Shares underlying the Xenova ADSs to be issued or transferred to the beneficial owners of the ADSs or their nominees as directed by the holders of Xenova ADSs pursuant to an ADS Form of Election or ADS Letter of Transmittal. The obligations of Celtic Pharma under the Secured Loan Notes shall not be transferable except that Celtic Pharma may substitute Celtic Pharma Capital or any other member of the Celtic Pharma Group or their respective affiliates, in its place as the principal debtor under the Loan Note Instrument and all or any part of the Loan Notes. It is currently intended that Celtic Pharma Capital should be so substituted shortly after the issue of Secured Loan Notes pursuant to the Scheme.

(a) The corporate structure of the Celtic Pharma Group

Celtic Pharma is a subsidiary of Celtic X, a limited liability company incorporated under the laws of Malta. Celtic X is a subsidiary of Celtic Pharma Capital, also a limited liability company incorporated under the laws of Malta, which itself is a subsidiary of Celtic Pharma Holdings, a Bermuda-based limited partnership established in October 2004. Celtic Pharma Holdings’ general partner is Celtic Pharma General L.P., which is a limited partnership managed by its general partner, Celtic Pharma GP Ltd, a limited liability company incorporated under the laws of Bermuda.

Celtic X Licensee is a subsidiary of Celtic Pharma Capital. As set out in paragraph 15 of this Part 3, Xenova announced on 24 June 2005 that it had entered into the Licence Agreement with Celtic X Licensee for the world-wide development and marketing of Xenova’s conjugated therapeutic vaccines, TA-CD and TA-NIC. The Licence Agreement is described in more detail in paragraph 15 below of the Part 3 and in paragraph b(ii) of Part 9 of this document.

Further information in relation to Celtic Pharma Holdings and the Celtic Pharma Group (including an outline group structure chart) is set out in Part 6 of this document.

(b) Security arrangements, ring-fencing and guarantee

Celtic X Licensee has undertaken that, if the Scheme becomes effective and Secured Loan Notes are issued, it will grant to the Security Trustee, to hold as security on behalf of itself and the Noteholders, a fixed and floating charge over the rights that it has pursuant to the terms of the Licence Agreement. Consequently, should Celtic Pharma be required to redeem or purchase the Secured Loan Notes for cash but not have sufficient funds to do so, the Security Trustee (acting on the instructions of Salisbury Associates having received notification from Noticeholders in accordance with the terms of the Secured Loan Note Instrument as set out in paragraph 16 of Part 7 of this document) will be entitled to enforce the security by realising any value attaching to the rights of Celtic X Licensee under the Licence Agreement in relation to Xenova’s TA-CD and TA-NIC programmes. To realise any value attaching to the rights of Celtic X Licensee under the Licence Agreement, the Security Trustee will be entitled to assign the whole of Celtic X Licensee’s rights under the Licence Agreement and apply any proceeds (after making deductions for its costs and other items provided for in the terms of its engagement) towards paying any cash sums due in respect of the Secured Loan Notes.

Celtic Pharma has also agreed to put in place certain other arrangements (the “Secured Loan Note Covenants”) for the benefit of Noteholders with a view to ringfencing funds. The Secured Loan Note Covenants include the following:

(i)	Neither Celtic Pharma Holdings nor any other members of the Celtic Pharma Group with respect to which Celtic Pharma Capital is a subsidiary shall receive repayments of principal in relation to the Facility Agreement until the earlier of the Exchange Date and 40 days from and including the Long Stop Date. This arrangement will be without prejudice to the set-off provisions contained in the Facility Agreement.

(ii)	Neither Celtic Pharma Holdings nor any other members of the Celtic Pharma Group with respect to which Celtic Pharma is a subsidiary will be entitled to receive any dividends or distributions of capital from any of Celtic Pharma or Xenova until the earlier of the Exchange Date and 40 days from and including the Long Stop Date.

(iii)	Until the earlier of the Exchange Date and 40 days from and including the Long Stop Date, Celtic Pharma will hold the proceeds of sale, disposal or transfer of any assets owned by either of Xenova or Xenova Limited on trust for the benefit of the Noteholders (provided that Celtic Pharma may use such proceeds to invest in the development of any assets owned by either of Xenova or Xenova Limited from time to time).

(iv)	Celtic Pharma will, under the terms of the Secured Loan Note Instrument, be precluded from incurring any indebtedness or any security interest relating to such indebtedness which would rank in seniority to the Secured Loan Notes until the earlier of the Exchange Date and 40 days from and including the Long Stop Date.

(v)	As part of this transaction, Celtic Pharma agrees that, until the earlier of the Exchange Date and 40 days from and including the Long Stop Date, it will not grant any Security Interest in respect of the assets of Xenova and Xenova Limited, the rights under which, as mentioned above, will secure the Secured Loan Notes. This restriction will not prevent Celtic Pharma from granting a Security Interest in respect of such assets for the Pharmaceutical Investment Notes (if issued) into which the Secured Loan Notes will be exchangeable.

(vi)	The Guarantor shall irrevocably undertake with Celtic Pharma and the Noteholders from time to time on the terms of the guarantee annexed to the Secured Loan Instrument to guarantee payments in respect of the principal amount of the Secured Loan Notes and interest (if any) payable in cash under the Secured Loan Note Instrument. This guarantee will cease on the earliest to occur of: (i) the Exchange Date; (ii) 40 days from and including the Long Stop Date; and (iii) the date when Celtic Pharma Capital is substituted as the principal debtor under the Loan Note Instrument. If any member of the Celtic Pharma Group other than Celtic Pharma Capital is so substituted (and this is not currently intended), the guarantee will remain in place and the Guarantor shall be obliged to guarantee the Secured Loan Notes as aforesaid.

(c) Exchange rights into Pharmaceutical Investment Notes and option to redeem Secured Loan Notes

Celtic Pharma has agreed to use reasonable endeavours to seek to procure that, on or prior to the Long Stop Date (expected to be in August 2007), Pharmaceutical Investment Notes will be made available to Noteholders in exchange for the Secured Loan Notes then held by them and that these such Pharmaceutical Investment Notes will, when issued, be listed and admitted to trading on a Regulated Market or such other major stock exchange as Celtic Pharma Capital shall reasonably determine. If such Pharmaceutical Investment Notes are made available, each Noteholder will be required to deliver the Secured Loan Notes then held by him to Celtic Pharma Capital and will be entitled to elect to receive either:

(i)	cash in an amount equal to the nominal US Dollar value of the Secured Loan Notes (but not including any Compound Interest, which shall not be payable) then held by him, and payable in US Dollars; or

(ii)	Pharmaceutical Investment Notes with a nominal value equal to the aggregate of: (a) the nominal amount of the Secured Loan Notes then held by him; and (b) Compound Interest up to (but not including) the date of issue of the Pharmaceutical Investment Notes, subject to the deduction of any applicable Withholding Tax. Celtic Pharma has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing; or

(iii)	a combination of Pharmaceutical Investment Notes and cash in accordance with the Pharmaceutical Investment Note Terms.

If a Noteholder fails to serve an election or serves an invalid election in relation to the above options within 20 days of the date of the Pharmaceutical Investment Notes Availability Notice, then such Noteholder will be deemed, at the sole discretion of Celtic Pharma, to have elected either to:

(i)	receive Pharmaceutical Investment Notes in respect of his entire holding of Secured Loan Notes; or

(ii)	receive cash in an amount equal to the nominal value of his Secured Loan Notes then outstanding; or

(iii)	retain his Secured Loan Notes until maturity (in such instance Celtic Pharma will notify the relevant Noteholder of its decision).

If, by the time when Pharmaceutical Investment Notes are made available (if they are issued) in exchange for Secured Loan Notes, holders of Xenova ADSs have not yet delivered the necessary ADS Letter of Transmittal and/or paid the ADS Depositary Fee, Celtic Pharma Capital will deem such persons to have elected to receive either cash (in an amount equal to the nominal value of their Secured Loan Notes and not including Compound Interest) or Pharmaceutical Investment Notes (in an amount equal to the nominal value of their Secured Loan Notes plus Compound Interest less any applicable Withholding Tax) in respect of the relevant Secured Loan

Notes. Any such Pharmaceutical Investment Notes or cash will be delivered to the ADS Depositary to hold on behalf of the relevant holder of Xenova ADSs.

In addition, under the terms of the Secured Loan Notes, Celtic Pharma will at any time after the Scheme Effective Date and prior to the issue of the Pharmaceutical Investment Notes be entitled to exercise the Loan Note Call Option to require the Noteholders to transfer to it or another member of the Celtic Pharma Group all of the Secured Loan Notes then held by them for a cash amount equal to the aggregate of: (a) their nominal value; and (b) an amount equivalent to any Compound Interest accrued up to, but not including the date of transfer, subject to any Withholding Tax.

If Celtic Pharma does not exercise this Loan Note Call Option, Celtic Pharma will, under the terms of the Secured Loan Note Instrument, be obliged to use all reasonable endeavours to procure that Pharmaceutical Investment Notes are made available to Noteholders on or prior to the Long Stop Date and that they are listed as aforesaid. If Celtic Pharma is unable to make Pharmaceutical Investment Notes available to Noteholders on this basis, it shall have no liability to Noteholders for not making them available but will be required to inform the Noteholders of this on or prior to the Long Stop Date by issuing a Cash Redemption Notice pursuant to which a Noteholder will be entitled to elect either to:

(i)	exchange some or all of his Secured Loan Notes for cash in an amount equal to the aggregate of (a) the nominal amount of the Secured Loan Notes then held by him; and (b) Compound Interest up to (but not including) the date of the transfer subject to any Withholding Tax; or

(ii)	retain some or all of his Secured Loan Notes until their maturity.

Further details of this procedure are set out in paragraph 4 of Part 7 of this document.

(d) Factors to consider in relation to the Secured Loan Notes

When considering whether or not to receive Secured Loan Notes pursuant to the Scheme, the attention of Xenova Securityholders is drawn to certain factors set out below. You are strongly advised to take your own independent professional advice, including but not limited to advice on the taxation implications before deciding to receive Secured Loan Notes under the Scheme. Xenova Securityholders are recommended carefully to consider, in the light of their own investment objectives and having taken advice appropriate to their own financial circumstances, whether or not they wish to receive the Secured Loan Notes.

The main quantitative factor that a Xenova Securityholder should consider in favour of receiving Secured Loan Notes is the high rate of return that the Secured Loan Notes may offer in the event that they are redeemed (including Compound Interest payable) or converted into Pharmaceutical Investment Notes with a nominal value equal to the aggregate of: (a) the nominal amount of the Secured Loan Notes then held by him; and (b) Compound Interest accrued up to (but not including) the date of the issue of the Pharmaceutical Investment Notes (subject to the deduction of any applicable Withholding Tax). Celtic Pharma Capital has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing.

Potential returns on Secured Loan Notes are set out below:

	Percentage uplift after 1 year	Percentage uplift after 2 years
Secured Loan Note Offer	79.4%	106.3%
Cash and Secured Loan Note Alternative	58.9%	71.2%

	IRR over 1 year	IRR over 2 years
Secured Loan Note Offer	79.4%	43.6%
Cash and Secured Loan Note Alternative	58.9%	30.8%

Implied IRRs in relation to acquiring US$0.50 cents of Secured Loan
Notes and giving up 15 pence of cash by accepting the Cash and Secured
Loan Note Alternative rather than accepting the Cash Alternative	110.6%	55.6%

(1)	Calculations assume an exchange rate of £1/US$1.82 and compare to Xenova’s Closing Price of 3.875 pence per Xenova Share on 23 June 2005, the last trading day immediately prior to the Announcement Date and do not take account of any applicable Withholding Tax.
(2)	The above valuations do not take into consideration that under the Deposit Agreement all holders of ADSs will be required to pay the ADS Depositary Fee regardless of the form of the consideration payable, or that the holders of ADSs who elect for the Cash Alternative or the Cash and Secured Loan Note Alternative will actually receive the US Dollar equivalent exchanged upon receipt of the Sterling funds by the ADS Depositary at the spot rate in London on such date, net of any commissions, fees and expenses.

The qualitative factors to consider in favour of receiving Secured Loan Notes are the structural issues set out in paragraph 3(b) of this Part 3 that are designed to provide protections to Noteholders.

Factors to consider in favour of not receiving Secured Loan Notes include:

(i)	This is Celtic Pharma’s first acquisition.

(ii)	The Secured Loan Notes will not be listed on any stock exchange and are not transferable (other than to members of the Celtic Pharma Group and except that the ADS Depositary may cause the Secured Loan Notes technically issuable to it as record holder of the Xenova Shares underlying the Xenova ADSs to be issued or transferred as directed by the ADS holder pursuant to an ADS Form of Election or ADS Letter of Transmittal). Therefore Xenova Securityholders who receive Secured Loan Notes will be unable to sell them prior to their being either redeemed or converted into listed Pharmaceutical Investment Notes.

(iii)	The security arrangements in relation to the Secured Loan Notes remain to be finalised with the Security Trustee. Although the terms of the security arrangements have been agreed with the Security Trustee in all material respects, there can be no certainty that the Security Trustee will not require amendments to such arrangements.

(iv)	There is no certainty that at the time Celtic Pharma seeks to or is required at the Long Stop Date to redeem the Secured Loan Notes, it will have sufficient of its own resources so to do or the ability to draw down from its investors sufficient funds to meet any shortfall.

(v)	There is no certainty that if the security arrangement in relation to the Secured Loan Notes is required to be enforced, there will be assets subject to the security arrangement with realisable value at that time that is sufficient to meet in full Celtic Pharma’s obligations to holders of Secured Loan Notes.

(vi)	The Secured Loan Notes will be denominated in US Dollars, the value of which may be affected by currency fluctuations.

The above does not necessarily represent all of the factors that should be considered in connection with the Secured Loan Notes. Other factors that should be considered in relation to deciding whether to receive the Secured Loan Notes include, but are not limited to, the tax implications that relate to Xenova Securityholders personally in respect of the Secured Loan Notes including any Withholding Tax which may be payable in respect of any interest payments made in relation to the Secured Loan Notes. Relevant Overseas Shareholders should also consider the factors set out in paragraph 21 of this Part 3 in making their decision.

The Directors of Xenova, who have been so advised by Lazard, believe that all of these are factors to which consideration should be given by Xenova Securityholders in determining their own intentions in respect of the Secured Loan Notes. However, there may be other factors not included here which an individual Xenova Securityholder should consider when determining whether or not to make an election for Secured Loan Notes. Having taken advice appropriate to their own financial circumstances, Xenova Securityholders should form their own view as to whether or not the Secured Loan Notes represent a suitable investment opportunity in the light of their own investment objectives.

4.	THE PHARMACEUTICAL INVESTMENT NOTES

(a) Summary of the terms of the Pharmaceutical Investment Notes

Celtic Pharma Capital, of which Celtic Pharma is a subsidiary, intends to establish, by no later than the Long Stop Date, a note programme (the “Note Programme”) pursuant to which Celtic Pharma Capital may issue, from time to time, different series of limited recourse Pharmaceutical Investment Notes or other limited recourse debt obligations that, it is intended, will be listed and therefore freely tradable.

Xenova Securityholders who are eligible to receive Secured Loan Notes will be able to exchange their Secured Loan Notes for Pharmaceutical Investment Notes should these be made available as intended.

Prior to the time of the listing of the Pharmaceutical Investment Notes (assuming they are created and listed) appropriate documentation will be prepared and circulated in relation to their offering, including documentation required by applicable securities laws.

Celtic Pharma Capital has confirmed that the Pharmaceutical Investment Notes would accrue interest at a rate of no less than 15 per cent. per annum compounded annually.

The detailed terms of the Pharmaceutical Investment Notes are currently unknown. However Celtic Pharma has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing. Celtic Pharma Capital has also confirmed that the commercial terms of the Pharmaceutical Investment Notes are intended to be no less favourable to the holders of the Pharmaceutical Investment Notes (in the sole determination of Celtic Pharma Capital) than those of the Secured Loan Notes and are intended otherwise be made available on such other terms as Celtic Pharma Capital shall reasonably determine. Notwithstanding this, it is unlikely that they will be guaranteed or that they will be exchangeable for other securities or cash (other than redemption under the terms of the Pharmaceutical Investment Notes) or that they will include the Secured Loan Note Covenants as defined in paragraph 3(b) of Part 3 of this document (however, it is currently intended that covenants which likewise benefit the holders may form part of the terms of the Pharmaceutical Investment Notes).

It is currently intended that at any time on or after the second anniversary of the original issuance of the Pharmaceutical Investment Notes, Celtic Pharma Capital shall have the right to repay the outstanding principal amount of the Pharmaceutical Investment Notes, including the amount of interest accrued to the date of prepayment, provided that Celtic Pharma Capital must also pay a Prepayment Premium to the holders of the Pharmaceutical Investment Notes being redeemed.

The terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who holds, at any time, US$1,000 in nominal or less of Pharmaceutical Investment Notes. Service of such notice would require such Noteholder either to have his Pharmaceutical Investment Notes redeemed by Celtic Pharma Capital at a price or, at the option of Celtic Pharma Capital, transfer his Pharmaceutical Investment Notes to such other person as Celtic Pharma Capital may specify for a consideration in either case equal to the market value of the Pharmaceutical Investment Notes held by such Pharmaceutical Investment Noteholder. For these purposes, the market value of the Pharmaceutical Investment Notes which are the subject of such a mandatory transfer notice will be determined by reference either to the average of the aggregate closing middle market value of the Pharmaceutical Investment Notes over the 5 Business Days immediately preceding the date of the mandatory transfer notice as shown on the register maintained by the exchange on which the Pharmaceutical Investment Notes are traded or, should the Pharmaceutical Investment Notes be issued but not be listed (which is not the intention of Celtic Pharma Capital), by reference to a valuation established by an independent valuer. Moreover, the terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who is not a “Qualified Purchaser” within the meaning of the Investment Company Act.

It is intended that the Pharmaceutical Investment Notes will be secured by a floating charge over certain designated intellectual property assets of Celtic Pharma Capital as acquired from time to time, including patent licences, sub-licences or other similar contractual intellectual property rights in respect of pharmaceutical intellectual property held by Celtic Pharma Capital or affiliates of Celtic Pharma Capital and all or a portion of any proceeds realised in relation to the foregoing. Any such assets would be assigned to a Security Trustee and held in a collateral trust for the benefit of the holders of the Pharmaceutical Investment Notes issued pursuant to the Note Programme. Additionally, Celtic Pharma Capital intends to retain discretion to transfer or sell any of the assets referred to above, from time to time, provided that certain proceeds thereof are retained by the Security Trustee in cash or other highly liquid investments to be used to repay the amounts owing under the Pharmaceutical Investment Notes.

In the event that Celtic Pharma Capital establishes the Note Programme, it intends initially to issue an aggregate principal amount of Pharmaceutical Investment Notes equal to the then outstanding principal amount of the Secured Loan Notes and Compound Interest (after taking into account any applicable Withholding Tax) accrued thereon less the nominal principal amount of Secured Loan Notes in respect of which the holders have elected (or deemed to have elected) to receive cash in lieu of Pharmaceutical Investment Notes, and effect an exchange therefor. If issued, the Pharmaceutical Investment Notes should enable Xenova Securityholders who receive Secured Loan Notes and who then elect to receive Pharmaceutical Investment Notes, to realise returns with a preferred position in relation to equity investors in Celtic Pharma Holdings. As stated, it is intended that the security pool upon which the Pharmaceutical Investment Notes will be secured will include other intellectual property assets in respect of the pharmaceutical products and programmes acquired by Celtic Pharma Capital. This means that, if this is achieved, the holders of Secured Loan Notes who elect to exchange their Secured Loan Notes for Pharmaceutical Investment Notes should benefit from a more diversified security pool of assets. Celtic Pharma Group has stated that it is its current intention to continue to add assets to the security pool, through equity funding by Celtic Pharma Group of at least 40 per cent of the purchase and development cost of such additional assets with the remaining funding obtained by the issue of additional Pharmaceutical Investment Notes. Therefore, the security pool and the size of the Celtic Pharma Group equity contribution is expected to grow to the possible benefit of Pharmaceutical Investment Noteholders, although, as more Pharmaceutical Investment Notes are issued, the interests of individual Pharmaceutical Investment Noteholders in any of the Collateral Assets will be diluted. The Pharmaceutical Investment Notes are intended to rank ahead of the rights of equity investors in Celtic Pharma Capital with respect to distributions or sale proceeds from any of the Xenova programmes.

Celtic Pharma intends that under the terms of the Pharmaceutical Investment Notes, recourse of the Pharmaceutical Investment Noteholders would be expressly limited solely to the Collateral Assets. Therefore, the rights of holders of Pharmaceutical Investment Notes will, upon non-payment, be limited to the Collateral Assets and upon enforcement of security granted over the Collateral Assets such holders would have no further rights against Celtic Pharma Capital for any remaining deficit.

(b) Factors to consider in relation to the Pharmaceutical Investment Notes

If Pharmaceutical Investment Notes are issued and then redeemed on the sixth anniversary of the date of the Secured Loan Note Instrument as intended by Celtic Pharma, they would realise an uplift in value as compared to Xenova’s Closing Price of 3.875 pence per Xenova Share on 23 June 2005, the last trading day prior to the announcement of the Proposal, of at least 261 per cent (reflecting the minimum 15 per cent compound return on the original face value and the premium of the original face value to the share price on 23 June 2005 and assuming no Withholding Tax is payable) on the sixth anniversary of issuance of the Secured Loan Notes. This equates to approximately 14.0 pence per Xenova Share at that time.

In addition to the potential return in relation to the Pharmaceutical Investment Notes described above, Xenova Securityholders’ attention is drawn to the fact that the right to receive listed Pharmaceutical Investment Notes before or at the Long Stop Date is subject to the creation of such notes. The following factors should be borne in mind:

(i)	Celtic Pharma Capital may be unable to procure the listing of the Pharmaceutical Investment Notes prior to the Long Stop Date.

(ii)	As a result of too few Pharmaceutical Investment Notes being issued as consideration for acquisitions or directly to investors for cash, it may be that once listed there are insufficient Pharmaceutical Investment Notes in issue for there to be liquid trading in Pharmaceutical Investment Notes.

(iii)	The eventual ability of Celtic Pharma Capital to redeem the Pharmaceutical Investment Notes will depend on Celtic Pharma Group’s ability to develop successfully the products it acquires into the pool of security intended to be created by Celtic Pharma Capital and to realise value from these products. Beyond the products to be acquired through the acquisition of Xenova, the identity and nature of the products that Celtic Pharma Group will eventually acquire is unknown as is the amount of Pharmaceutical Investment Notes that may be issued or other liabilities that may be incurred in relation to such acquisitions.

(iv)	The Pharmaceutical Investment Notes will be limited recourse obligations. Therefore, rights of holders against Celtic Pharma Capital would be extinguished to the extent any shortfall arises on payment of the Pharmaceutical Investment Notes following the enforcement of security over the Collateral Assets.

(v)	The possible compulsory acquisition procedures relating to the Investment Company Act described in paragraph 4(c) below and to holdings of Pharmaceutical Investment Notes with a nominal value of US$1,000 or less as described in paragraph 4(a) above.

The eventual economic characteristics that will underlie the Pharmaceutical Investment Notes cannot be known at the current time. Therefore, none of the Directors or Lazard is expressing an opinion as to whether or not the Pharmaceutical Investment Notes will be issued or, in the event that they are, as to their estimated value at that time.

Further details of the Pharmaceutical Investment Notes and the Pharmaceutical Investment Note Programme are set out in Part 8 of this document.

(c) Securities law considerations in connection with the Pharmaceutical Investment Note Programme

The Secured Loan Notes and Pharmaceutical Investment Notes (if issued) will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by sections 3(a) (10) and 3(a) (9) thereof, respectively and, as a consequence, will not be registered thereunder or under the securities laws of any state or other jurisdiction of the United States. For the purposes of qualifying for the exemption from the registration requirements of the US Securities Act under section 3(a)(10) of the US Securities Act and the securities laws of certain states with respect to the Secured Loan Notes (as described above) Celtic Pharma and Xenova will advise the Court that its sanctioning of the Scheme will be relied upon by Xenova and Celtic Pharma as an approval of the Scheme following a hearing on its fairness to Xenova Securityholders at which hearing all Xenova Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all Xenova Shareholders. Upon completion of the Scheme, Xenova ADSs will be delisted from NASDAQ and Xenova’s registration under Section 12 of the US Securities and Exchange Act of 1934 will be terminated. Thereafter Xenova will cease to file with the US Securities and Exchange Commission the periodic reports (e.g. annual and quarterly reports) that Xenova currently files. Celtic Pharma will not register the Secured Loan Notes or the Pharmaceutical Investment Notes under the Securities and Exchange Act, and thus will not be required following the completion of the Scheme to file any reports with the US Securities and Exchange Commission. As long as there are Secured Loan Notes outstanding, Celtic Pharma shall furnish to the holders of the Secured Loan Notes all annual accounts of Celtic Pharma which have been prepared pursuant to the Companies Act 1985, within 14 days of the date by which Celtic Pharma is required to file such documents with Companies House. Holders of Pharmaceutical Investment Notes (if they are issued) can expect to receive equivalent financial information.

It is possible that Celtic Pharma Capital, as the issuer of the Pharmaceutical Investment Notes, may in the future be required to register as an investment company under the Investment Company Act as a result of Pharmaceutical Investment Notes, including the Pharmaceutical Investment Notes of any future series, being offered or sold in the United States or to US Persons.

The additional and different obligations involved with registering as an investment company under the Investment Company Act are costly in both financial terms and management time, and would confer no material benefit on Celtic Pharma Capital.

Celtic Pharma Capital will be exempt from the obligation to register as an investment company under the Investment Company Act to the extent that the only US persons to whom the Pharmaceutical Investment Notes have been offered or sold are “Qualified Purchasers” within the meaning of the Investment Company Act.

Accordingly, it will be one of the Pharmaceutical Investment Note Terms that, if Celtic Pharma Capital becomes, or the directors of Celtic Pharma Capital have reasonable grounds to believe that Celtic Pharma Capital might become, an investment company for the purposes of the Investment Company Act, Celtic Pharma Capital will be entitled to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who is a US Person and who is not a Qualified Purchaser (within the meaning of the Investment Company Act) requiring such Pharmaceutical Investment Noteholder either to have his Pharmaceutical Investment Notes redeemed by Celtic Pharma Capital at a price or, at the option of Celtic Pharma Capital, transfer his Pharmaceutical Investment Notes to such other person as Celtic Pharma Capital may specify for a consideration in either case equal to the market value of the Pharmaceutical Investment Notes held by such Pharmaceutical Investment Noteholder. The terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who holds US$1,000 in nominal or less of Pharmaceutical Investment Notes.

For these purposes, the market value of the Pharmaceutical Investment Notes which are the subject of a mandatory transfer notice will be determined by reference either to the average of the aggregate closing middle market value of the Pharmaceutical Investment Notes over the 5 Business Days immediately preceding the date of the mandatory transfer notice as shown on the register maintained by the exchange on which the Pharmaceutical Investment Notes are traded or, should Pharmaceutical Investment Notes be issued but not listed (which is not the intention of Celtic Pharma Capital), by reference to a value established by an independent valuer.

5.	FINANCIAL EFFECTS OF THE SCHEME BECOMING EFFECTIVE

The following table sets out, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects on capital value for a holder of 10 Xenova Shares (equivalent to 1 Xenova ADS) assuming the Scheme becomes effective. It compares the value of the Secured Loan Notes issued and the amount of cash due under the Cash and Secured Loan Note Alternative and the Cash Alternative in respect of 10 Xenova Shares with the value of 10 Xenova Shares on 23 June 2005 (the last trading day immediately prior to the Announcement Date). In assessing the financial effects of the Scheme, no account has been taken of any potential liability to taxation of a Xenova Securityholder or ability to defer taxation or of any applicable Withholding Tax.

These valuations do not take into consideration that, under the Deposit Agreement, all holders of ADSs will be required to pay the ADS Depositary Fee regardless of the form of the consideration payable, or that the holders of ADSs who elect for the Cash Alternative or the Cash and Secured Loan Note Alternative will actually receive the US Dollar equivalent exchanged upon receipt of the funds in pounds Sterling by the ADS Depositary at the spot rate in London on such date, net of any commissions, fees and expenses.

	Secured Loan Note Offer	Cash and Secured Loan Note Alternative	Cash Alternative
MARKET VALUE OF 10 XENOVA
SHARES ON 23 JUNE (p)

Value as at 23 June	38.75	38.75	38.75

Nominal value of Secured Loan Notes (p)	60.44	27.47	—
Current value of Secured Loan Notes(1) (p)	47.14 to 53.19	21.43 to 24.18	—
Cash consideration (p)	—	30.00	45.00

Total current value (inc. cash where relevant) (p)	47.14 to 53.19	51.43 to 54.18	45.00

Increase in capital value	21.7% to 37.3%	32.7% to 39.8%	16.1%
Total current value (inc. cash where relevant) (£m)	£ 20.3m to £23.0m	£ 22.2m to £23.4m	£ 19.4m
Value of the entire issued share capital of Xenova(2)	£ 26.1 m	£ 24.8 m	£ 19.4m

Value at time of redemption of Secured Loan
Notes
Value assuming redemption at par of Secured Loan
Notes after 24 months(3) (p)	60.44	57.47	45.00
Value assuming redemption or conversion of Secured Loan Notes at par plus Compound Interest after 24 months(4) (p)	79.93	66.33	45.00
Value of Secured Loan Notes after 72 months(5) (p)	139.80	93.54	45.00

(1)	Based on the Broadview estimate of the current value of the Secured Loan Notes in the range of 78 per cent. to 88 per cent. of their nominal value, details of which are set out in Part 7(B) of this document.

(2)	Based on the nominal value of the Secured Loan Notes and an exchange rate of £1/US$1.82. Holders of Xenova ADSs should note that they will not receive cash in pounds Sterling; instead, pursuant to the Deposit Agreement, they will receive the US$ equivalent exchanged upon receipt of the Sterling funds by the ADS Depositary at the spot rate in London on such date, net of any commissions, fees and expenses.

(3)	Assuming that Celtic Pharma does not exercise its call option to purchase all of the outstanding Secured Loan Notes before being able to make Pharmaceutical Investment Notes available to Noteholders (in which event, Noteholders would be entitled to have their Secured Loan Notes redeemed for nominal value plus Compound Interest less any applicable Withholding Tax) and assuming that, at the time of purchase, Noteholders do not instead choose to exchange their Secured Loan Notes for Pharmaceutical Investment Notes if and when they are made available.

(4)	Assuming either that Celtic Pharma redeems all of the outstanding Secured Loan Notes without making available Pharmaceutical Investment Notes (in which event, Noteholders would be entitled to have their Secured Loan Notes redeemed for nominal value plus Compound Interest less any applicable Withholding Tax) or that a Noteholder elects to receive Pharmaceutical Investment Notes in the event that Pharmaceutical Investment Notes are made available by Celtic Pharma (in which case, Noteholders would receive Pharmaceutical Investment Notes with a nominal value equal to the nominal value of the Secured Loan Notes plus Compound Interest less any applicable Withholding Tax). Celtic Pharma has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing.

(5)	Assuming Noteholders choose to receive Pharmaceutical Investment Notes at redemption of the Secured Loan Notes and receive Compound Interest for a further four years until redemption of the Pharmaceutical Investment Notes and not taking into account any applicable Withholding Tax.

6.	INFORMATION ON XENOVA

Xenova is a bio-pharmaceutical company which was incorporated and registered in England on 19 March 1992 under the Act. Xenova, which acquired Cantab Pharmaceuticals Plc in April 2001 and acquired KS Biomedix in September 2003, is focused on the development of novel commercially attractive drugs, primarily for the treatment of cancer and addiction with a secondary focus on immunotherapy. The Xenova Group currently has six programmes in clinical development, including new chemical entities for the treatment of addiction. The Xenova Group has in its ownership, or licensed to it, a total of approximately 43 families of patent application and/or has granted patents.

Based in Slough and Cambridge in the UK and Philadelphia in the United States, the Xenova Group currently employs approximately 72 full-time employees at its three locations of whom approximately 49 are directly involved in drug development or manufacturing. The Xenova Group’s head office is located in Slough while the Xenova Group’s addiction vaccine activities are carried out at its Cambridge site. The US office, located in Philadelphia, runs the US side of the TransMID Phase III clinical trial. The Xenova Group also has a biological manufacturing plant located at the Cambridge site, which is used for the production of clinical grade materials for its own clinical trials and for contract manufacturing on behalf of third party clients.

The Xenova Group seeks to commercialise its development products through partnering with major bio-pharmaceutical companies. It considers the optimal timing for partnering on a project by project basis following an assessment of the scientific and commercial risks and returns for each individual project. However, in general, a licensing partner will be sought to assist with Phase III trials and to take on the marketing and distribution of the product.

For the year ended 31 December 2004, in accordance with generally accepted accounting principles in the United Kingdom, Xenova reported turnover of £4.6 million (2003: £7.7 million) with a loss on ordinary activities before taxation of £14.1 million (2003: £16.0 million), net assets of £35.9 million (2003: £48.3 million) and cash, short term deposits and investments of £12.9 million (2003: £27.5 million).

7.	INFORMATION ON CELTIC PHARMA HOLDINGS AND THE CELTIC PHARMA GROUP AND CELTIC PHARMA’S INTENTIONS REGARDING THE XENOVA GROUP

Celtic Pharma is a subsidiary of Celtic Pharma Holdings. Celtic Pharma Holdings is a US$300m (first round) private equity fund, to which over US$125m has already been committed and closed in to date, that is pursuing strategic investment opportunities in the pharmaceutical and biotechnology sectors of North America and Europe. Discussions are ongoing with several potential investors with a view to closing the balance of the US$300m by the end of 2005. It is anticipated that during 2006 this will be invested or committed to future development costs of acquired projects.

Celtic Pharma Holdings’ investment strategy is to build a diversified portfolio of novel, innovative and potentially valuable products that are in the late stages of clinical development, in order to drive them forward through the final value building stages of clinical development to market launch.

It is Celtic Pharma’s intention that Xenova will continue to be focused on the development of pharmaceuticals and may become Celtic Pharma’s drug development vehicle in the UK, managing projects and outsourced service contracts as it does at present.

Celtic Pharma intends to invest in Xenova so that it can improve its core drug development capability. However, Celtic Pharma’s ability to source new drug candidates and the fact that Xenova will become a private company will mean that some administrative and support functions will cease to exist.

Further financial information in relation to Celtic Pharma Holdings and the Celtic Pharma Group is set out in Part 6 of this document.

8.	STRUCTURE OF THE SCHEME

(a)	Introduction

The Acquisition is being implemented by way of the Scheme. The Scheme involves an application by Xenova to the Court to sanction the Scheme and to confirm the cancellation of the Scheme Shares, in consideration for which Scheme Shareholders on the register of members or on the register of holders of Xenova ADSs maintained by the ADS Depositary at the Scheme Record Time will be entitled to receive the consideration set out more particularly at paragraph 2 of this Part 3 of this document. The cancellation and the subsequent issue of new Xenova Shares to Celtic Pharma provided for in the Scheme will result in Xenova becoming a wholly-owned subsidiary of Celtic Pharma.

(b)	The Meetings

Before the Court’s sanction of the Scheme can be sought, the Scheme will require the approval of Xenova Shareholders at the Court Meeting to be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS at 11:00 a.m. on 8 August 2005. The implementation of the Scheme will also require the passing by Xenova Shareholders of the special resolution to be proposed at the Extraordinary General Meeting. All Xenova Shareholders registered on the register of members of Xenova at 6 p.m. on 6 August 2005 or, if such Meetings are adjourned, on the register of members not less than 48 hours before the relevant adjourned meeting, shall be entitled to attend and vote at the relevant meeting in respect of the number of Scheme Shares registered in their name at the relevant time. Notices of both the Court Meeting and the Extraordinary General Meeting are set out at the end of this document.

Holders of Xenova ADSs will not be entitled to attend the Court Meeting or the Xenova EGM or to be present at the Court Hearing (although the ADS Depositary as the registered holder of Xenova Shares underlying the Xenova ADSs will be so entitled and, pursuant to the Deposit Agreement, will vote in accordance with the written instructions that may be received from holders of Xenova ADSs as of the ADS Voting Record Time). Holders of Xenova ADSs who wish to attend the Court Meeting or the Xenova EGM or to be present at the Court Hearing should take steps to present their Xenova ADSs to the ADS Depositary for cancellation and (upon compliance with the terms of the Deposit Agreement, including payment of the ADS Depositary’s fees and any applicable taxes and governmental charges) delivery of Xenova Shares so as to become registered holders of Xenova Shares prior to the Voting Record Time.

The ADS Voting Record Time, the Voting Record Time, the time and date of the Court Meeting and EGM and the anticipated Hearing Date appear on page 10 of this document.

Registered holders of Xenova ADSs as of the ADS Voting Record Time will receive an ADS Voting Instruction Card directly from the ADS Depositary. The latest time for receipt by the ADS Depositary of ADS Voting Instruction Cards from registered holders of Xenova ADSs as at the ADS Voting Record Time is expected to be 5:00 p.m. (New York time) on 1 August 2005. If you hold Xenova ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your ADSs if you wish your voting instructions to be reflected on an ADS Voting Instruction Card and received by the ADS Depositary by this deadline.

If the ADS Depositary fails to receive an ADS Voting Instruction Card from a registered holder of Xenova ADSs prior to the deadline, then the ADS Depositary will not execute a proxy to vote the Xenova Shares underlying the Xenova ADSs of such holder, and, accordingly, such shares will not be represented and will not be voted at the Court Meeting or the EGM. While the Deposit Agreement provides that where the ADS Depositary does not receive a voting instruction card from a registered Xenova ADS holder it will execute a proxy to vote the Xenova Shares underlying the Xenova ADSs of such holder in such form as is requested by Xenova to a person designated by Xenova. Xenova has instructed the ADS Depositary that Xenova will not designate a person to receive proxies over such Xenova Shares in respect of the votes to be taken at the Court Meeting and the EGM.

(i)	Court Meeting

The Court Meeting, which has been convened for 8 August 2005 at 11:00 a.m., is being held at the direction of the Court to seek the approval of Xenova Shareholders to the Scheme. At the Court Meeting, voting will be by poll (and not by a show of hands) and each Xenova Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held at the Court Meeting Voting Record Time. The approval required at the Court Meeting is that those voting to approve the Scheme must:

(A)	represent a majority in number of those Xenova Shareholders present and voting in person or by proxy; and

(B)	also represent three-fourths in value of the Xenova Shares held by those Xenova Shareholders present and voting in person or by proxy.

(ii)	Extraordinary General Meeting

In addition, the Extraordinary General Meeting has been convened for 11:15 a.m. on 8 August 2005 (or as soon thereafter as the Court Meeting is concluded or adjourned) to enable Xenova Shareholders to consider and, if thought fit, pass a special resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast) to approve:

(A)	the Scheme;

(B)	the reduction of capital of Xenova and the subsequent allotment and issue of new Xenova Shares to Celtic Pharma provided for in the Scheme;

(C)	amendments to the articles of association of Xenova in connection with the Scheme and as described below; and

(D)	subject to the Scheme becoming effective, the de-listing of Xenova with effect from the Scheme Effective Date.

The Chairman reserves the right to demand that the vote of Xenova Shareholders at the EGM will be held by way of a poll and, in such event each Xenova Shareholder present in person or by proxy will be entitled to one vote for each Xenova Share held.

It is proposed, as part of the special resolution to be proposed at the EGM, to amend the Xenova Articles to ensure that:

(A)	any Xenova Shares issued after the adoption of the amendments to the Xenova Articles to be proposed at the EGM and before the time at which the order of the Court made sanctioning the Scheme is delivered to the Registrar of Companies will be subject to the Scheme; and

(B)	any Xenova Shares issued to any person (other than Celtic Pharma, its subsidiary or associated or affiliated undertakings or any person on behalf of any of them) on or after the Scheme Effective Date will be immediately transferred to Celtic Pharma on the same terms as under the Cash Alternative.

No new shares in Xenova will be issued between either: (i) the Voting Record Time and the closing of the EGM; or (ii) the time when the court sanctions the Scheme and the Scheme Effective Date.

These arrangements are intended to avoid any person (other than a member of the Celtic Pharma Group) being left with Xenova Shares after dealings in such shares have ceased on the London Stock Exchange (which will occur at the close of business on the Business Day before the Scheme Effective Date) and after the Xenova ADSs have been delisted from NASDAQ. These changes also need to be made because the Scheme will apply only to Xenova Shares in issue on or before the Scheme Effective Date. The proposed changes to the Xenova Articles are set out in paragraph (C) in the notice of the Extraordinary General Meeting set out at the end of this document.

(c)	The Court Hearing

The Court Hearing is scheduled to take place on 30 August 2005. All Scheme Shareholders are entitled to attend the Court Hearing in person or to be represented by counsel to support or oppose the sanctioning of the Scheme.

The Scheme will become effective upon the delivery by Xenova to the Registrar of Companies of an office copy of the Court Order sanctioning the Scheme and confirming the reduction of capital involved therein and, in the case of the reduction of capital, the registration of the Court Order by the Registrar of Companies. Subject to the requisite approvals being obtained from Xenova Shareholders and the sanction of the Court, this is expected to occur on 1 September 2005.

Once effective, the Scheme will become binding on all Xenova Shareholders including those who did not vote, or who voted against the Scheme, at the Meetings.

(d)	Conditions

The Scheme will not become effective unless all the conditions to its implementation (which are set out in full in Part 4), including shareholder approvals and the sanction of the Court, have been satisfied (or, if capable of waiver, waived) by 11:59 p.m. (London time) on 20 September 2005, or such later date as Celtic Pharma and Xenova shall agree and the Court may approve.

The implementation of the Scheme is conditional upon, inter alia:

(i)	the Scheme becoming effective by not later than 20 September 2005, or such later date as Xenova and Celtic Pharma shall agree and the Court may approve, failing which the Scheme will lapse;

(ii)	the approval by a majority in number of the Xenova Shareholders present and voting at the Court meeting either in person or by proxy or at any adjournment of that meeting, representing at least three-fourths in value of the Xenova Shares voted;

(iii)	the passing of the special resolution required to approve and implement the Scheme at the Extraordinary General Meeting;

(iv)	the Scheme being sanctioned by the Court with or without any modification and confirmation of the reduction of capital involved therein by the Court;

(v)	the delivery to the Registrar of Companies in England and Wales for registration of an office copy of the Court Order sanctioning the Scheme and confirming the reduction of capital and, in relation to the reduction of capital, the registration of such Court Order by the Registrar of Companies; and

(vi)	the other conditions which are not otherwise identified above (set out in Part 4 of this document) being satisfied or waived.

Once effective, the Scheme will become binding on all Xenova Securityholders including those who did not vote, or who voted against the Scheme, at the Meetings.

9.	ACTION TO BE TAKEN

If you are a holder of Xenova Shares, you will find enclosed with this document:

•	a WHITE Form of Proxy for use in respect of the Court Meeting;

•	a BLUE Form of Proxy for use in respect of the Extraordinary General Meeting; and

•	a PURPLE Form of Election for use in connection with the Cash and Secured Loan Note Alternative and the Cash Alternative.

If you are a holder of Xenova ADSs, you will receive:

•	an ADS Voting Instruction Card and return envelope for use in connection with the Meetings; and

•	an ADS Form of Election and return envelope for use in connection with the consideration payable under the Scheme in respect of Xenova ADSs.

(a)	Court Meeting and Extraordinary General Meeting

If you are a holder of Xenova Shares:

Whether or not you intend to attend these meetings, please complete both Forms of Proxy in accordance with the instructions printed thereon and return them either by post or, during normal business hours, by hand to Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom so as to be received as soon as possible and in any event at least 48 hours before the time fixed for the relevant meeting.

If the WHITE Form of Proxy relating to the Court Meeting is not lodged by the relevant time, it may be handed to Computershare Investor Services PLC (who will be acting as registrars on behalf of the Chairman of the Court Meeting) at the Court Meeting. However, in the case of the Extraordinary General Meeting, unless the BLUE Form of Proxy is lodged so as to be received by the time mentioned above and in accordance with the instructions on that Form of Proxy, it will be invalid.

The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting or Extraordinary General Meeting, or any adjournment thereof, if you so wish and are so entitled.

Xenova Shareholders who wish to revoke or replace their Forms of Proxy should contact The Registrars on 0870 702 0100 (or +44 (0) 870 702 0100 outside the UK).

If you are a holder of Xenova ADSs as at the ADS Voting Record Time:

Please complete the ADS Voting Instruction Card in accordance with the instructions printed thereon and return it either by post or, during normal business hours, by hand as specified by the ADS Depositary therein so as to be received as soon as possible and in any event no later than 5:00 p.m. (New York time) on 1 August 2005.

If the ADS Depositary fails to receive an ADS Voting Instruction Card from a registered ADS holder prior to the relevant deadlines stated above, the ADS Depositary will not execute a proxy to vote the Xenova Shares underlying the ADSs and, accordingly, such shares will not be represented and will not be voted at the Court Meeting and the EGM.

If you complete and return the ADS Voting Instruction Card and subsequently wish to revoke or replace the instructions specified in your ADS Voting Instruction Card you should contact the ADS Depositary at +1-212-815-8257.

It is particularly important that as many votes as possible are cast at the Court Meeting so that the Court may be satisfied that there is a fair representation of public shareholder opinion. You are therefore strongly urged to return your Form of Proxy (if you are a Xenova Shareholder) and the ADS Voting Instruction Card (if you are a Xenova ADS holder) as soon as possible.

(b)	To receive the consideration payable following the Scheme Effective Date

(i)	Xenova Shareholders

Holders of Scheme Shares wishing to elect for either the Cash and Secured Loan Note Alternative or the Cash Alternative should complete and return the Form of Election enclosed with this document. The procedure for making the election is set out in the Form of Election.

Holders of Scheme Shares wishing to receive the Secured Loan Notes pursuant to the Secured Loan Note Offer will automatically become entitled thereto on the Scheme Effective Date without the requirement of returning any Form of Election.

Please note that, save in respect of Xenova Shares held by the ADS Depositary as nominees for holders of Xenova ADSs, elections for the Cash Alternative and the Cash and Secured Loan Note Alternative may only be made in respect of a Shareholder’s entire holding of Xenova Shares. Partial or mixed elections are not permitted. Accordingly, any nominees, (other than the ADS Depositary) joint holders or other Shareholders whose holdings of Xenova Shares are held on behalf of more than one beneficiary and who will or may wish to make separate elections in respect of each of the respective underlying beneficial holdings are advised to transfer such holdings to the relevant beneficiaries or to a separate account prior to 5 p.m. on 23 August 2005 (the latest time for lodging Forms of Election) to enable such separate elections to be made. Additional Forms of Election can be obtained by calling the appropriate Shareholder Information Helpline as detailed on the contents page at the beginning of this document.

(ii)	Holders of Xenova ADSs

All holders of Xenova ADSs entitled to receive consideration for their Xenova ADSs under the Scheme as of the Scheme Effective Date (whether all Secured Loan Notes pursuant to the Secured Loan Note Offer, Secured Loan Notes and cash under the Cash and Secured Loan Notes Alternative or all cash under the Cash Alternative) should complete the ADS Form of Election. To receive any such consideration an ADS holder as of the Scheme Record Time must return his Xenova ADSs and pay the ADS Depositary Fee and any applicable taxes and governmental charges in accordance with the instructions specified in the ADS Form of Election. If any of the consideration consists of Secured Loan Notes, complete delivery instructions must also be provided in the appropriate section of the ADS Form of Election. If you hold Xenova ADSs indirectly, you must rely on the procedures of the bank, broker or financial institution through which you hold your Xenova ADSs in order to complete the steps necessary for you to receive the consideration payable in respect of your Xenova ADSs.

IF ANY XENOVA ADS HOLDER FAILS TO RETURN AN ADS FORM OF ELECTION BY 5 P.M. (NEW YORK TIME) ON 20 AUGUST 2005, OR IF AN ELECTION MADE PURSUANT TO THE CASH AND SECURED LOAN NOTE ALTERNATIVE OR THE CASH ALTERNATIVE IS NOT VALIDLY MADE, THEN SUCH XENOVA ADS HOLDER WILL AUTOMATICALLY BE ENTITLED TO RECEIVE ONLY SECURED LOAN NOTES PURSUANT TO THE SECURED LOAN NOTE OFFER.

No Xenova ADS holder will receive any Secured Loan Notes until such holder returns his Xenova ADSs and provides complete delivery instructions to the ADS Depositary as provided in either the ADS Form of Election or an ADS Letter of Transmittal that will be provided by the ADS Depositary to the holders of such Xenova ADSs after the Scheme Effective Date.

10.	EFFECT OF THE PROPOSAL ON THE XENOVA SHARE OPTION SCHEMES AND THE XENOVA SHARE PLAN

Xenova operates the Xenova Share Plan and the Xenova Share Option Schemes for its employees. In the event that the Scheme is sanctioned by the Court following the Court Hearing, the options under the Xenova Share Option Schemes and the awards under the Xenova Share Plan will become exercisable from that date, to the extent that they are not so already. Any Xenova Shares due under options or awards that are exercised following the Court Hearing will be issued, in compliance with the rules of the applicable Xenova Share Option Scheme or the Xenova Share Plan, after the Scheme Effective Date and therefore, following the passing of the resolution to amend the Xenova Articles at the EGM, such Xenova shares will be automatically transferred to Celtic Pharma and the Xenova Optionholder or Awardholder will receive the cash amount that would have been available to that Xenova Awardholder or Optionholder (as if he had been a holder of Scheme Shares) pursuant to the Cash Alternative under the Scheme.

All options currently under issue under the Xenova Share Option Schemes have exercise prices in excess of the value of cash that would be available for such Xenova Shares under the Xenova Articles. It is therefore expected that the majority of Xenova Optionholders would not exercise their options. In any event, Xenova will be writing separately to Xenova Optionholders to make them aware of their rights under the Xenova Share Option Schemes.

Certain awards under the Xenova Share Plan have an exercise price below the value of the Cash Alternative that Xenova Awardholders would receive under the Xenova Articles. Celtic Pharma and Xenova will write to such Xenova Awardholders explaining their rights under the Xenova Share Plan and inviting them to indicate in advance whether they wish to exercise their awards.

11.	THE XENOVA WARRANTS

Within 14 days of the Court sanctioning the Scheme, Xenova will give Xenova Warrantholders notice that pursuant to the terms of the instrument constituting the Warrants, the Warrants have become exercisable (to the extent that they are not already exercisable). All Warrants will then have to be exercised within 30 days of the notice after which they will cease to be exercisable. All Xenova Shares issued on the exercise of Warrants on or prior to the Voting Record Time will be subject to the Scheme. Warrants may be exercised after the Voting Record Time. Pursuant to the passing of the resolution to amend the Xenova Articles at the EGM any Xenova Shares issued to Xenova Warrantholders on the exercise of Xenova Warrants, will, if issued prior to the Scheme Effective Date, be issued subject to the Scheme, and if issued after the Scheme Effective Date will automatically be transferred to Celtic Pharma and the Xenova Warrantholder will receive the cash amount that would have been available to that Xenova Warrantholder pursuant to the Cash Alternative as if he had been a holder of Scheme Shares.

12.	THE XENOVA DIRECTORS AND THE EFFECT OF THE SCHEME ON THEIR INTERESTS

The Xenova Directors and the details of their interests (for the purposes of Part X of the Companies Act) in the share capital of Xenova are set out in paragraph 4 of Part 9 of this document. Save as described in this document, the effect of the Scheme on the interests of the Xenova Directors does not differ from its effect on the like interests of any other persons.

13.	MANAGEMENT AND EMPLOYEES

Subject to the Scheme becoming effective, Celtic Pharma has given assurances to the Directors that the existing employment rights, including pension rights, of the directors and employees of the Xenova Group will be fully safeguarded in the event of the Scheme becoming effective.

14.	THE IMPLEMENTATION AGREEMENT

Celtic Pharma and Xenova entered into an agreement on 24 June 2005 setting out the arrangements between them in relation to the implementation of the Scheme. The Implementation Agreement governs the relationship between Celtic Pharma and Xenova during the period from the Announcement Date until the Scheme Effective Date (or until the Scheme lapses or is withdrawn by Celtic Pharma). Amongst other things, Xenova has entered into certain undertakings concerning the conduct of its business during that period. In addition, both parties have agreed to implement the Scheme and to co-operate with each other in connection with such implementation (save, in the case of Xenova, where the Xenova Directors’ recommendation of the Proposal has been withdrawn pursuant to their fiduciary duties).

Full details of the Implementation Agreement are set out in paragraph 6(i) of Part 9 of this document.

15.	THE LICENCE AGREEMENT

On 24 June 2005, Xenova announced that the Xenova Group had entered into an agreement with Celtic X Licensee for the world-wide development and marketing of Xenova’s conjugated therapeutic vaccines, TA-CD and TA-NIC.

Under the terms of this agreement, Xenova Limited granted to Celtic X Licensee worldwide rights to develop and commercialise TA-CD and TA-NIC. The licence is exclusive for the fields of the treatment of cocaine and nicotine addiction respectively. Celtic X Licensee has the right to have further indications included within the licence ahead of those rights to other indications being licensed to other third parties. Celtic X Licensee will be responsible for the conduct of future clinical studies and commercialisation activities with TA-CD and TA-NIC and will pay royalties on sales of these indications. Celtic X Licensee will make two lump sum payments 90 days and 48 months after the effective date of the Licence Agreement, and will make milestone payments during the progress of the development and commercialisation. The Licence Agreement is not conditional upon the Scheme becoming effective.

Lazard, which has taken account of the Director’s commercial assessments of the Licence Agreement, considers the terms of the Licence Agreement to be fair and reasonable.

Further details of the Licence Agreement are set out in paragraph 6(ii) of Part 9 of this document.

16.	THE FACILITY AGREEMENT

On 24 June 2005, Xenova Limited entered into the Facility Agreement with Celtic X Licensee. Pursuant to the Facility Agreement, loans in an aggregate amount not exceeding US$20,000,000 are to be made available to Xenova Limited by Celtic X Licensee subject to the satisfaction of certain conditions precedent, and on the terms set out therein. The Facility Agreement is not conditional upon the Scheme becoming effective. Xenova Limited is obliged to apply the amounts borrowed under the Facility Agreement in or towards its general corporate purposes, save in certain circumstances, where it will be required to apply such amounts in satisfaction of certain items of ordinary business expenditure approved in advance by Celtic X Licensee. As security for the obligations of Xenova Limited under the Facility Agreement, Xenova Limited and its affiliate, Xenova Biomedix Limited, will execute a charge in an agreed form granting security over certain intellectual property rights in favour of Celtic X Licensee prior to drawdown of any amounts under the Facility Agreement.

Further details of the Facility Agreement are set out in paragraph 6(iii) of Part 9 of this document.

17.	FINANCING OF THE PROPOSAL

Any cash consideration payable to Xenova Securityholders who make elections under the Cash Alternative or the Cash and Secured Loan Note Alternative will be financed through Celtic Pharma Holdings’ cash deposits, being drawn down capital of fifty per cent. of the total subscriptions of the investors in Celtic Pharma Holdings. Further details of the terms of such financing arrangements are set out in Part 6 of this document, and the cash confirmation from Broadview is set out in paragraph 8 of Part 9 of this document.

18.	DELISTING AND RE-REGISTRATION

The London Stock Exchange and the UKLA will be requested respectively to cancel trading in Xenova Shares on the London Stock Exchange’s market for listed securities with effect from the close of business on the Business Day immediately prior to the Scheme Effective Date and to delist Xenova Shares from the Official List with effect from 8.00 a.m. on the Scheme Effective Date. The last day of dealings in Xenova Shares on the London Stock Exchange is expected to be 31 August 2005 (being the Business Day immediately prior to the Scheme Effective Date) and no transfers of Xenova Shares will be registered after 6.00 p.m. on that date. On the Scheme Effective Date, share certificates in respect of Xenova Shares will cease to be valid and should, if so requested by Xenova, be sent to Xenova. In addition, entitlements to Xenova Shares held within the CREST system will be cancelled on the Scheme Effective Date.

NASDAQ will be requested to delist the Xenova ADSs with effect from the close of business (New York time) on 30 August 2005 being the second last Business Day immediately prior to the Scheme Effective Date. The last day of dealings in Xenova ADSs on NASDAQ will be the day of delisting. On the Scheme Effective Date, certificates in respect of Xenova ADSs will cease to be valid and should be surrendered to the ADS Depositary in accordance with the ADS Form of Election. Celtic Pharma also intends to procure that Xenova terminates the Deposit Agreement (save as to the provision thereof which will survive such termination as therein provided) and applies for the de-registration of its securities under the US Securities and Exchange Act of 1934.

It is also proposed that, following the Scheme Effective Date and after the Xenova Shares and ADSs are delisted, Xenova will be re-registered as a private company under the relevant provisions of the Act.

19.	SETTLEMENT AND SHARE CERTIFICATES

Subject to the Scheme becoming effective, settlement of the consideration to which any Xenova Securityholder is entitled thereunder will be effected within fourteen days of the Scheme Effective Date as set out below.

Except with the consent of the Panel, settlement of the consideration to which any Xenova Securityholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which Celtic Pharma may otherwise be, or claim to be, entitled against such Xenova Securityholder.

All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.

(a)	Secured Loan Notes

Whether the Scheme Shares (including those represented by Xenova ADSs) are held in certificated or uncertificated form, definitive certificates for the Secured Loan Notes will be despatched by first-class post or, in the case of Xenova Shareholders with addresses outside the UK, by airmail (or by such other method as may be approved by the Panel). Such certificates will be sent at the risk of the person entitled to them.

No certificate(s) will be sent to a Relevant Overseas Shareholder unless and until:

(i)	that holder has given a warranty and undertaking (either in the Form of Election or subsequently) that the despatch by Celtic Pharma of such certificate(s) to (and the receipt of such certificate(s) by) that Relevant Overseas Shareholder will not infringe any law or regulations in the jurisdiction in which that Relevant Overseas Shareholder resides (unless Celtic Pharma in its sole discretion is otherwise satisfied that the despatch of such certificate will not infringe any law or regulation in the jurisdiction in which the Relevant Overseas Shareholder resides); and

(ii)	Celtic Pharma is otherwise satisfied that the despatch by it of such certificate(s) will not infringe any law or regulation in any relevant overseas jurisdiction or require Celtic Pharma to obtain any governmental or other consent or to make any registration or filing or to comply with any other formality with which Celtic Pharma is unable to comply or which Celtic Pharma reasonably regards as unduly onerous (whether or not the warranty and undertaking referred to in sub-clause (a) above has been given).

Instead, any such certificates will, in accordance with the terms of the Secured Loan Note Instrument, not be issued and despatched, but the relevant Xenova Shareholder will be registered as the holder of the relevant Secured Loan Notes. Forms of warranty and undertaking will be despatched to all Relevant Overseas Shareholders (save for those who have elected for the Cash Alternative, or who have made the relevant warranty and undertaking in the Form of Election) within fourteen days of the Scheme Effective Date. If Pharmaceutical Investment Notes are made available in accordance with the terms of Secured Loan Note Instrument, Celtic Pharma will have sole discretion as to the form of Election Notice that any Noteholders whose certificates have not been issued as aforesaid will be deemed to have served pursuant to the terms of the Secured Loan Notes. Further details of the terms of the Secured Loan Notes and, in particular, the form of Election Notices that may be served or be deemed to have been served are set out in Part 7 of this document.

Whether the Xenova ADSs are held in registered form or indirectly through a bank, broker or financial institution, definitive certificates for the Secured Loan Notes will be sent to the address furnished to the ADS Depositary in the ADS Form of Election or ADS Letter of Transmittal.

(b)	Cash consideration where Scheme Shares are held in uncertificated form (that is, in CREST)

Xenova Shareholders who hold their Scheme Shares in uncertificated form will have the cash consideration for which they have elected paid by means of CREST by Celtic Pharma procuring the creation of a CREST payment obligation in favour of the CREST account through which the relevant Xenova Shareholder holds such uncertificated shares in respect of the cash consideration due to such Xenova Shareholder, in accordance with the RTGS payments mechanism.

Celtic Pharma reserves the right to settle all or any part of the cash consideration referred to above, for all or any Xenova Shareholders, in the manner described in paragraph (c) below, if for any reason it wishes to do so.

(c)	Cash consideration where Scheme Shares are held in certificated form

Where Scheme Shares are held in certificated form, any cash consideration for which the Xenova Shareholders have validly elected pursuant to the Cash Alternative or the Cash and Secured Loan Note Alternative will be despatched to each Securityholder by first class post to the address appearing in the register of members of Xenova on the Scheme Record Time or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned, or in accordance with any special instructions regarding communications.

On the Scheme Effective Date, share certificates for Scheme Shares held in certificated form which are to be cancelled will cease to be valid and should be destroyed.

(d)	Cash Consideration where ADSs are held indirectly

Holders of Xenova ADSs whose ADSs are held indirectly through a bank, broker or financial institution within the US book-entry transfer facility, DTC, will receive credit of the funds to their account from their bank, broker or financial institution. The ADS Depositary will remit the funds to DTC, net of the total amount of the ADS Depositary Fee due by such holders to the ADS Depositary, and DTC in turn will credit the Xenova ADS owner’s bank, broker or financial institution.

(e)	Cash consideration where Xenova ADSs are held in certificated form

Registered holders of Xenova ADSs will receive a US Dollar cheque from the ADS Depositary, net of the total amount of the ADS Depositary Fee due by such holders to the ADS Depositary, via first class mail to the address appearing on the register maintained by the ADS Depositary as at the Scheme Record Time.

(f)	Currency of cash consideration

Holders of Xenova ADSs should note they will receive cash consideration converted into US Dollars at the exchange rate obtainable on the spot market in London net of any conversion fees and expenses on the date on which the cash consideration is received by the ADS Depositary. A holder of Xenova ADSs may receive such amount on the basis set out above only in respect of all of his holding of Xenova ADSs in respect of which an election is made under the Cash Alternative or the portion of the cash payable under the Cash and Secured Loan Note Alternative.

The actual amount of US Dollars received will depend upon the exchange rate prevailing on the Business Day on which funds are received by the ADS Depositary. Holders of Xenova ADSs should be aware that the US Dollar/ pounds Sterling exchange rate which is prevailing at the date on which an election is deemed to be made to receive US Dollars and on the dates of despatch and receipt of payment may be different from that prevailing on the Business Day on which funds are received by the ADS Depositary. In all cases, fluctuations in the US Dollar/ pounds Sterling exchange rate are at the risk of accepting holders of Xenova ADSs who elected an alternative that included cash. None of Xenova, Celtic Pharma and their respective advisers or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in pounds Sterling.

(g)	ADS Depositary Fee

The ADS Depositary Fee that must be paid to the ADS Depositary upon the surrender of ADSs pursuant to the Deposit Agreement, may be paid in the following ways:

(i)	if you receive Secured Loan Notes pursuant to the Secured Loan Note Offer, the fee must be paid upon the delivery of your ADS Form of Election and return of your Xenova ADRs. If you hold your Xenova ADSs in certificated registered form, you must deliver a cheque for the amount of your total fee payable to The Bank of New York together with your ADS Form of Election and Xenova ADRs evidencing your Xenova ADSs to the address specified in the ADS Form of Election. If you hold your Xenova ADSs indirectly through a bank, broker or financial institution within the US book-entry transfer facility, DTC, your fee will be paid by a debit made to the account of your bank, broker or financial institution.

(ii)	if you receive cash pursuant to the Cash and Secured Loan Note Alternative or the Cash Alternative, the ADS Depositary will deduct the fee from the cash portion of the consideration payable to you.

(h)	Holders of Xenova ADS: non-responders

Following the Scheme Effective Date, the ADS Depositary will be issued Secured Loan Notes with an aggregate nominal value equal to the nominal value of Secured Loan Notes which holders of Xenova ADSs who have failed to return the ADS Form of Election by the time and date or in the manner required are entitled to receive pursuant to the Secured Loan Note Offer. Following the Scheme Effective Date, the ADS Depositary will send ADS Letters of Transmittal to all registered holders of Xenova ADSs who have not yet submitted a valid ADS Form of Election and paid the ADS Depositary Fee. As such holders deliver the necessary ADS Letter of Transmittal and pay the ADS Depositary Fee, the ADS Depositary will instruct Celtic Pharma to issue Secured Loan Notes to such holders, whereupon the principal amount of the Secured Loan Notes held by ADS Depositary will be reduced by the nominal amounts of the Secured Loan Notes so issued to such holders of Xenova ADSs plus the amount of cash paid by Celtic Pharma in settlement of the fractional entitlements with respect thereto. If, by the time when Pharmaceutical Investment Notes are made available (if they are issued) in exchange for Secured Loan Notes, holders have not yet delivered the necessary ADS Letter of Transmittal and/or paid the ADS Depositary Fee, Celtic Pharma Capital will deem such persons to have elected to receive either cash (in an amount equal to the nominal value of the Secured Loan Notes and not including Compound Interest) or Pharmaceutical Investment Notes (in an amount equal to the nominal value of the Secured Loan Notes plus Compound Interest less any applicable Withholding Tax) in respect of the relevant Secured Loan Notes.

All documents and remittances will be sent at the risk of the person entitled thereto.

20.	TAXATION

(a)	United Kingdom taxation

The comments set out below summarise certain limited aspects of the UK taxation treatment of the Scheme. They are based on existing law and on what is understood to be current HM Revenue and Customs practice as at the date of this document, and assume that Celtic Pharma will be the member of the Celtic Pharma Group obliged to make the payments due under the Secured Loan Notes. They are intended as a general guide only and are not a substitute for taxation advice and apply to shareholders resident for tax purposes in the UK (save where express reference is made to persons resident outside the UK) who hold Xenova Shares as an investment and who are the absolute beneficial owners thereof. The comments below may not apply to certain classes of persons such as dealers, persons holding Xenova Shares in a Personal Equity Plan or Individual Savings Account, or trustees of certain trusts. Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own professional advisers immediately.

(i)	Taxation of chargeable gains

(A)	Disposal of Scheme Shares for Secured Loan Notes or Cash

If the Scheme becomes effective, holders of Scheme Shares will (whether or not they elect to receive any cash) be treated as disposing of their Scheme Shares for an amount equal to the nominal amount of Secured Loan Notes they receive as a result, together with any cash they receive under the Cash Alternative and, depending on the holders’ individual circumstances, may realise a chargeable gain or an allowable loss. UK taper relief (the effect of which is to reduce the percentage of any chargeable gain which is charged to UK capital gains tax) may be available to reduce the percentage of any chargeable gains charged to UK capital gains tax depending on the length of ownership of the Scheme Shares and whether they are deemed to be business assets.

(B)	Status of the Secured Loan Notes and exchange for Pharmaceutical Investment Notes

For the purposes of UK taxation of capital gains, the Secured Loan Notes should be treated as non qualifying corporate bonds when held by a person who is not within the charge to UK corporation tax. As a result, if the Secured Loan Notes are treated as debts on a security for the purposes of UK taxation, a holder of Secured Loan Notes who disposes of the Secured Loan Notes (including by way of an exchange for Pharmaceutical Investment Notes) will be treated as disposing of the Secured Loan Notes and may, depending of the holder’s personal circumstances, realise a chargeable gain or an allowable loss. For the purposes of UK taper relief the Secured Loan Notes would be treated as acquired when the holder becomes unconditionally entitled to the notes (and not at any earlier time). If the Secured Loan Notes are not debts on a security, any disposal of the Secured Loan Notes (including by way of an exchange for Pharmaceutical Investment Notes) would not be treated as giving rise to an allowable loss or chargeable gain. Although the matter is not free from doubt, the directors have been advised that the Secured Loan Notes should not be treated as debts on a security.

Holders of Scheme Shares who are within the charge to corporation tax should note that the Secured Loan Notes will, in their hands, be treated as qualifying corporate bonds with the result that any gain or loss on the disposal of the Secured Loan Notes will be taxed or relieved under the provisions of the Finance Act 1996 relating to loan relationships of companies.

(C)	Status of the Pharmaceutical Investment Notes

The directors have been advised that the Pharmaceutical Investment Notes should not, in the case of holders who are not within the charge to UK corporation tax, be treated as qualifying corporate bonds and, although the matter is not free from doubt, should also be treated as debts on a security. As a result, any gain or loss realised by such holders on the disposal of Pharmaceutical Investment Notes (including on their redemption) could, depending on the holder’s personal circumstances, give rise to a chargeable gain or an allowable loss.

Holders of Pharmaceutical Investment Notes who are within the charge to UK corporation tax should note that the Pharmaceutical Investment Notes will, in their hands, be treated as qualifying corporate bonds with the result that any gain or loss on the disposal of the Pharmaceutical Investment Notes will be taxed or relieved under the provisions of Finance Act 1996 relating to loan relationships of companies.

(ii)	Stamp duty and stamp duty reserve tax (“SDRT”)

No stamp duty or SDRT will be payable by holders of Scheme Shares as a result of the Scheme.

No stamp duty or SDRT will be payable by holders of Secured Loan Notes on the disposal of such Secured Loan Notes.

(iii)	Loan Note Interest

(A)	Withholding Tax issues on Secured Loan Note interest and Pharmaceutical Investment Notes

Noteholders should be aware that, in respect of any payment of interest made by Celtic Pharma under the Secured Loan Notes in cash or in the form of Pharmaceutical Investment Notes, a deduction on account of UK Withholding Tax will generally be required to be made unless the relevant Noteholder can demonstrate to Celtic Pharma that no UK Withholding Tax should be made.

In the event that Celtic Pharma transfers its obligations under the Secured Loan Notes to an affiliate under the terms of the Secured Loan Notes, similar Withholding Tax issues may arise under the tax laws of the relevant jurisdiction of such affiliate (depending upon the circumstances).

If, and for so long as, Pharmaceutical Investment Notes are listed on a “recognised stock exchange” (within the meaning of section 841 of the Income and Corporation Taxes Act 1988), interest on Pharmaceutical Investment Notes can be paid without any deduction for or on account of UK tax.

Noteholders should be aware that they will receive all interest payments under Secured Loan Notes or Pharmaceutical Investment Notes after deduction of any applicable Withholding Taxes and will not be entitled to receive any additional amounts in respect of any deduction or Withholding Tax.

The United Kingdom HM Revenue and Customs has certain powers to require any person paying or crediting interest in the ordinary course of its business to provide information to the HM Revenue and Customs in respect of the interest paid or credited and the persons to whom the interest was so paid or credited. In certain circumstances, the United Kingdom HM Revenue and Customs may be entitled to exchange such information with the tax authorities of other jurisdictions. Interest for this purpose includes any amount to which a person holding a relevant discounted security is entitled on redemption of that security.

(B)	Taxation of Noteholders

Interest in respect of the Secured Loan Notes and/or the Pharmaceutical Investment Notes may be chargeable to United Kingdom tax by direct assessment even if the interest is paid without deduction. However, except for any income tax deducted as described above, a person not resident in the United Kingdom will generally not be liable to United Kingdom tax on interest or in respect of the Secured Loan Notes and/or the Pharmaceutical Investment Notes unless such person holds in respect of the Secured Loan Notes and/or the Pharmaceutical Investment Notes for the purposes of a trade, profession or vocation carried on in the United Kingdom, subject to exemptions for interest received by certain categories of agent in particular circumstances.

Noteholders within the charge to United Kingdom corporation tax in respect of the Secured Loan Notes and/or the Pharmaceutical Investment Notes (including a Noteholder so chargeable in relation to assets held in connection with a trade carried on in the United Kingdom through a permanent establishment) should note that any interest in respect of the Secured Loan Notes and/or the Pharmaceutical Investment Notes will generally be subject to United Kingdom corporation tax under the provisions of the Finance Act 1996 relating to loan relationships of companies.

United Kingdom income or corporation tax on such interest payments will be calculated on the entire interest amount, including any amounts withheld. Generally, however, credit up to the amount of the withheld tax will be available against any such charge to income or corporation tax.

(C)	Accrued interest at date of transfer

UK holders of Secured Loan Notes should note that the transfer of their Secured Loan Notes to Celtic X will be subject to the provisions of sections 710 et seq. of the Income and Corporation Taxes At 1998 and the effect of which is that they will be treated, on such transfer, as receiving interest in respect of the Secured Loan Notes equal to the accrued but unpaid interest at the date of transfer and tax may be due on such amount according to those provisions and depending on the holder’s individual circumstances.

The provisions of sections 710 et seq. of the Income and Corporation Taxes Act 1988 which are described above may also apply to the transfer of Pharmaceutical Investment Notes.

(iv)	Xenova Share Option Schemes and the Xenova Share Plan

Special tax provisions may apply to Xenova Shareholders who have acquired or acquire their Xenova Shares by exercising options under the Xenova Share Option Schemes or the Xenova Share Plan, including provisions imposing a charge on income tax.

(b)	US Taxation

To ensure compliance with U.S. Treasury Department Circular 230, investors are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed on investors under the U.S. Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by the issuer and dealers, managers and underwriters; and (c) investors should seek advice based on their particular circumstances from their own independent tax advisors.

This section summarises certain material United States federal income tax consequences to U.S. holders (as defined below) of Xenova ADSs who participate in the proposed transactions. Because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular U.S. holders of Xenova ADSs in light of their personal investment or tax circumstances. The statements in this section are based on the current United States federal income tax laws and administrative and judicial interpretations of such laws, all as of the date hereof and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under the United States federal income tax laws (such as foreign persons, financial institutions, tax-exempt organisations, insurance companies, brokers, dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons holding securities as part of a straddle, hedging, conversion or other integrated transaction, persons liable for alternative minimum tax, or U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the United States Dollar). This summary does not discuss the treatment of holders who are not U.S. holders.

This section is not a substitute for careful tax planning. Holders of Xenova ADSs are urged to consult their own tax advisors regarding the specific United States federal, state, foreign and other tax consequences to them, in light of their own particular circumstances, of the disposition of ADSs and acquisition, ownership and disposition of Secured Loan Notes and Pharmaceutical Investment Notes.

(i)	U.S. Holders of Xenova ADSs

This U.S. tax discussion applies solely to “U.S. holders”, who are defined herein as beneficial owners of Xenova ADSs who, for United States federal income tax purposes are (1) citizens or residents of the United States; (2) corporations, or entities treated as corporations for United States federal income tax purposes, created or organised under the laws of the United States or of a political subdivision of the United States; (3) estates whose income is subject to U.S. federal income taxation regardless of its source; or (4) trusts if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of Xenova ADSs, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Xenova ADSs that is a partnership and the partners in such partnership should consult their own tax advisers concerning the particular United States federal income tax consequences applicable to them of disposing of their Xenova ADSs as contemplated herein.

Subject to certain exceptions, an individual may be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

(ii)	Disposition of Xenova ADSs Under the Offer

In general, a U.S. holder must treat any gain or loss realised on a taxable disposition of Xenova ADSs as long-term capital gain or loss if such holder has held ADSs for more than one year, and otherwise as short-term gain or loss. Gain or loss for such purposes generally is calculated as the difference between such holder’s adjusted tax basis (generally cost) and the sum of the amount of cash and the fair market value of Secured Loan Notes received in exchange for such holder’s ADSs. In general, it is anticipated that the fair market value of the Secured Loan Notes should equal their face amount, although this result is not assured. Capital gain of a non-corporate U.S. holder recognised before January 1, 2009 is generally taxed at a maximum rate that is currently 15% for long-term capital gain and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gain are currently subject to a maximum rate of 35%. The claim of a deduction in respect of a capital loss may be subject to limitations. Gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes.

(iii)	Treatment of Interest and Disposition of Secured Loan Notes

Celtic Pharma intends to treat the Secured Loan Notes and the Pharmaceutical Investment Notes as debt for U.S. federal income tax purposes. Holders of notes will acknowledge and agree to, and will covenant to take no action inconsistent with, such treatment.

It is anticipated that the Secured Loan Notes will be treated for United States federal income tax purposes as issued with “original interest discount” (“OID”). Accordingly, a U.S. holder generally will be required to recognise such OID as ordinary interest income on a constant yield method in advance of the receipt of cash payments to which such income is attributable, regardless of the U.S. holder’s method of accounting.

Treatment of OID is complex and is subject to uncertainty. Each person who acquires Secured Loan Notes should consult their own tax advisers to determine how the interest on such notes will be taxed in their particular circumstances.

In general, a U.S. holder must treat any gain or loss realised on the taxable disposition of Secured Loan Notes for Pharmaceutical Investment Notes, or otherwise, as long-term capital gain or loss if such holder has held its Secured Loan Notes for more than one year, and otherwise as short-term gain or loss.

(iv)	Treatment of Interest and Disposition of Pharmaceutical Investment Notes

It is anticipated that the Pharmaceutical Investment Notes will accrue interest for United States federal income tax purposes as OID. Interest accrued on the Pharmaceutical Investment Notes will be added to the tax basis of the notes for purposes of determining gain or loss on the subsequent retirement of disposition of the notes. OID accrued on the Secured Loan Notes will be added to the tax basis of the notes for purposes of determining gain or loss on the subsequent retirement or disposition of the notes.

Treatment of OID is complex and is subject to uncertainty. Each person who acquires Pharmaceutical Investment Notes should consult their own tax advisers to determine how the interest on such notes will be taxed in their particular circumstances.

In general, a U.S. holder must treat any gain or loss realised on the taxable retirement of disposition of Pharmaceutical Investment Notes as long-term capital gain or loss if such holder has held its notes for more than one year, and otherwise as short-term gain or loss.

(v)	Backup Withholding Tax

In general, information reporting will apply to interest or the proceeds received on the sale, exchange or redemption of notes paid within the United States (and, in certain cases, outside the United States) to U.S. holders other than certain exempt recipients, such as corporations, and backup Withholding Tax currently at the rate of 28% may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup Withholding Tax) or to report interest required to be shown on the U.S. holder’s U.S. federal income tax returns.

Backup Withholding Tax is not an additional income tax, and the amount of any backup Withholding Tax from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

21.	OVERSEAS SHAREHOLDERS

The implications of the Scheme for persons resident in, or citizens of, jurisdictions outside the UK and the United States (including, without limitation, any nominee, custodian or trustee who may have an obligation to forward any document in connection with the Scheme outside the UK or the US) (“Overseas Shareholders”) may be affected by the laws and regulations of the relevant jurisdiction. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself as to the full observance of the laws and regulations of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

(a)	Relevant Overseas Shareholders

Relevant Overseas Shareholders being issued Secured Loan Notes under terms of the Scheme, including those who have elected for the Cash and Secured Loan Note Alternative, will not be sent certificates for their Secured Loan Notes unless Celtic Pharma is satisfied that sending such certificates into the relevant overseas jurisdiction will either not infringe any law or regulation of that jurisdiction or will not require Celtic Pharma to observe or obtain any governmental or other consent or make any registration or filing or comply with any other formality with which Celtic Pharma is unable to comply or which Celtic Pharma reasonably regards as unduly onerous. Such Relevant Overseas Shareholders will be registered as the holders of the relevant Secured Loan Notes notwithstanding that their certificates have not been issued and despatched to them.

In order to ensure that Celtic Pharma can be so satisfied, Relevant Overseas Shareholders electing for the Cash And Loan Note Alternative will, in the Form of Election, be obliged to warrant and undertake that the despatch by Celtic Pharma to them (and/or the receipt by them) of certificates for the Secured Loan Notes will not infringe any law or regulation in the overseas jurisdiction in which the Relevant Overseas Shareholder is resident. Relevant Overseas Shareholders accepting the Secured Loan Note Offer will be asked to warrant and undertake after the Scheme becomes effective that the despatch by Celtic Pharma to them (and/or the receipt by them) of certificates for the Secured Loan Notes will not infringe any law or regulations in the overseas jurisdiction in which the Relevant Overseas Shareholder is resident. Following the Scheme becoming effective, Celtic Pharma will, before sending such holders the certificates for the Secured Loan Notes, write to any Relevant Overseas Shareholders who did not validly complete the Form of Election (and who therefore have not previously made the requisite warranty and undertaking) requesting them to give a warranty and undertaking equivalent to the warranty and undertaking and included in the Form of Election. Forms of warranty and undertaking will also be made available to Relevant Overseas Shareholders on request. Certificates for Secured Loan Notes will not be sent to:

(i)	any Relevant Overseas Shareholder who does not or is not able to give this warranty and undertaking (either in the Form of Election or after the Scheme Effective Date) unless Celtic Pharma is otherwise satisfied that it would be lawful to do so; and/or

(ii)	any Relevant Overseas Shareholder located in a jurisdiction where Celtic Pharma has been advised that sending certificates for Secured Loan Notes will or may infringe the laws of that jurisdiction or may require Celtic Pharma to observe or obtain any governmental or other consent or to make any registration or filing or to comply with any other formality with which Celtic Pharma is unable to comply or which Celtic Pharma reasonably regards as unduly onerous (whether or not a warranty or undertaking to the contrary effect has been received from that Relevant Overseas Shareholder).

Instead those certificates will, in accordance with the terms of the Secured Loan Note Instrument, not be issued. Notwithstanding that certificates will not be issued and despatched the Relevant Overseas Shareholder will be registered as a holder of the relevant Secured Loan Notes.

If Pharmaceutical Investment Notes are made available in accordance with the terms of the Secured Loan Note Instrument, Celtic Pharma Capital will have sole discretion as to the form of Election Notice (as defined in paragraph 4 of Part 7 of this document) that any Noteholders whose certificates have not been issued as aforesaid will be deemed to have served pursuant to the terms of the Secured Loan Notes. Further details of the terms of the Secured Loan Notes and, in particular, the form of Election Notices that may be served or be deemed to have been served are set out in Part 7 of this document.

(b)	General

The Secured Loan Notes will not be transferable (except to any member of the Celtic Pharma Group and except that the ADS Depositary may cause the Secured Loan Notes technically issuable to it as registered holder of the Xenova Shares underlying the Xenova ADSs to be issued or transferred to the beneficial holder of the ADSs or their nominees as directed by the Xenova ADS holder pursuant to the ADS Form of Election and the ADS Letters of Transmittal).

The Secured Loan Notes have not been, nor will they be, listed on any stock exchange or registered under the US Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Secured Loan Notes been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission nor have any steps been taken, nor will any steps be taken, to enable the Secured Loan Notes to be offered in compliance with applicable securities laws of Japan. Secured Loan Notes may not be transferred, offered, sold, re-sold or delivered, whether or not directly or indirectly, in, into or from any jurisdiction in which an offer of Secured Loan Notes would constitute a violation of relevant laws or require registration of the Secured Loan Notes, or to or for the account or benefit of any resident of a Restricted Jurisdiction.

The same restrictions as are set out above in relation to the Secured Loan Notes may apply to the Pharmaceutical Investment Notes if and when they are issued.

This document has been prepared for the purposes of complying with English law and the City Code and the Listing Rules. Information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside England and Wales. The distribution of this document in jurisdictions outside the United Kingdom and the US may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

22.	FURTHER INFORMATION

The terms of the Scheme are set out in full in Part 10 of this document. Financial information regarding Xenova is set out in Part 5 of this document. Further information regarding the Celtic Pharma Group is set out in Part 6 of this document. Particulars of the documents available for inspection are listed in paragraph 10 of Part 9 of this document. Your attention is also drawn to Part 4 (Conditions to the implementation of the Scheme), Part 7 (The Secured Loan Notes), Part 8 (Information on the Note Programme and the Pharmaceutical Investment Notes) and to the notices of the Court Meeting and Extraordinary General Meeting, which form part of this document.

Yours faithfully

For and on behalf of

Lazard & Co., Limited

David Gluckman	Nicholas Hill
Managing Director	Director

PART 4 — CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME

The Scheme will not become effective and the Acquisition will not be completed unless all the conditions in this Part 4 have been satisfied (or, if capable of waiver, waived) by the close of business (London time) on 20 September 2005, or such later date as Xenova and Celtic Pharma may agree and the Court may approve.

1.	The Scheme is conditional on:

(a)	the approval by a majority in number of the holders of Scheme Shares present and voting at the Court Meeting, either in person or by proxy, or at any adjournment of that meeting representing not less than three-fourths in value of the Scheme Shares held by such holders;

(b)	the resolution required to approve and implement the Scheme set out in the notice of Extraordinary General Meeting being passed by the requisite majority at such Extraordinary General Meeting or at any adjournment of that meeting; and

(c)	the sanction of the Scheme and confirmation of the reduction of capital involved therein by the Court (in both cases with or without modifications, on terms reasonably acceptable to Celtic Pharma) and an office copy of the Order of the Court sanctioning the Scheme and confirming the cancellation of share capital which forms part of it being delivered for registration to the Registrar of Companies in England and Wales and being registered by him.

2.	Xenova and Celtic Pharma have agreed that, subject as stated in paragraph 3 below, application to the Court to sanction the Scheme will not be made unless conditions 1(a) and 1(b) have been fulfilled and unless immediately prior to the hearing of the petition the following conditions are satisfied or waived, as referred to below:

(a)	without limitation to condition (c) below, Celtic Pharma, not having discovered or otherwise become aware that the Office of Fair Trading intends, or is reasonably likely, to refer the Acquisition, or any matters arising therefrom, to the Competition Commission pursuant to Section 33 of the Enterprise Act 2002;

(b)	save as disclosed in Xenova’s report and accounts for the year ended 31 December 2004, or as publicly announced by Xenova by the delivery of an announcement to a Regulatory Information Service prior to the Announcement Date, or as fairly disclosed in writing to Celtic Pharma prior to the Announcement Date (such public announcements, disclosures or information being referred to in these terms and conditions as being “revealed”), there being no provision of any agreement, authorisation, arrangement, franchise, consent, licence, permit or other instrument to which any member of the Wider Xenova Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which as a result of the Proposal or the Acquisition is reasonably likely to result (in any case to an extent which is material in the context of the Wider Xenova Group taken as a whole) in:

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of or any grant available to, any such member being or becoming repayable or capable of being declared repayable immediately or earlier than its stated maturity date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn, prohibited or inhibited or becoming capable of being withdrawn, prohibited or inhibited;

(ii)	any such agreement, authorisation, arrangement, franchise, consent, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being or becoming capable of being terminated or adversely modified or affected or any onerous obligation arising or any adverse action being taken or arising or any obligation or liability arising thereunder;

(iii)	the rights, liabilities, obligations, interests or business of any such member in or with any other person, firm, company or body (or any arrangements relating to such rights, liabilities, obligations, interests or business) being terminated, modified or adversely affected;

(iv)	any material assets or interests of any such member being or failing to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(v)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or security (whenever created, arising or having arisen) becoming enforceable;

(vi)	the financial or trading position of any member of the Wider Xenova Group being materially prejudiced or adversely affected;

(vii)	the creation of any liabilities (actual or contingent) by any member of the Wider Xenova Group; or

(viii)	any such member ceasing to be able to carry on business under any name under which it presently does;

(c)	no government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body or authority (including, without limitation, any national anti-trust or merger control authority), court, trade agency, professional body, association, institution or any other body or person whatsoever in any jurisdiction (each a “Third Party” and all collectively “Third Parties”) having instituted, implemented or threatened, or having decided to institute, implement or threaten, any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, order or decision or taken any other steps which is reasonably likely to (in any case to an extent which is material in the context of the Wider Xenova Group taken as a whole), as the case may be:

(i)	make the Proposal or its implementation or the Acquisition void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, challenge, frustrate, delay or interfere with the same, or impose additional material conditions or obligations with respect thereto, or otherwise require material amendment to the Scheme or any such acquisition (including, without limitation, taking any steps which would result in Celtic Pharma being required to dispose of all or some of its Xenova Shares or restrict the ability of Celtic Pharma to exercise voting rights in respect of some or all of such Xenova Shares);

(ii)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by Celtic Pharma or any member of the Wider Xenova Group of all or any material portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses or to own any of their respective assets or property to an extent which is material to Celtic Pharma or in the context of the Wider Xenova Group taken as a whole, respectively;

(iii)	impose any limitation on, or result in a delay in, the ability of Celtic Pharma or of any member of the Wider Xenova Group to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Wider Xenova Group or to exercise management control over any such member;

(iv)	otherwise adversely affect in any respect any or all of the businesses, assets, profits or prospects of Celtic Pharma or any member of the Wider Xenova Group respectively;

(v)	result in any member of the Wider Xenova Group ceasing to be able to carry on business or impose any limitation on the ability of Celtic Pharma or any member of the Wider Xenova Group to integrate or co-ordinate its business, or any part of it, with the business of any member of the Wider Xenova Group or Celtic Pharma; or

(vi)	save pursuant to the Proposal, require Celtic Pharma or any member of the Wider Xenova Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Xenova Group owned by any third party, and all applicable waiting and other time periods during which any such Third Party could decide to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference under the laws of any relevant jurisdiction or enact any such statute, regulation, order or decision or take any steps having expired, lapsed or been terminated;

(d)	all material authorisations, orders, recognitions, grants, determinations, consents, licences, confirmations, clearances, certificates, permissions and approvals (each an “Authorisation”) which are necessary in any relevant jurisdiction for or in respect of the Proposal (including, without limitation, its implementation) or the Acquisition or the carrying on by any member of the Wider Xenova Group of its business having been obtained, in terms and in a form reasonably satisfactory to Celtic Pharma from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Xenova Group has entered into contractual arrangements, in each case where the absence of such Authorisation from such a person might have a material adverse effect on the Wider Xenova Group taken as a whole and all such Authorisations remaining in full force and effect and there being no notice or intimation of any intention to revoke, withdraw, withhold, suspend, restrict, modify, amend or not to renew any of the same;

(e)	all notifications and filings which are necessary having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all necessary statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Proposal or the Acquisition where, in each case, the absence of such compliance might have a material and adverse affect on the business of the Wider Xenova Group taken as a whole;

(f)	no notification having been received from any relevant authority or other person that any interests held by the Wider Xenova Group under licences, patents, trademarks, leases and other rights in the UK and overseas will be adversely affected (in any case to an extent which is material to the Wider Xenova Group taken as a whole) by the Proposal or the Acquisition, or that such licences, patents, trademarks, leases and other rights are no longer in full force and effect, or that there is an intention to revoke any of the same;

(g)	save as revealed, and to the extent material in any case in the context of the Wider Xenova Group taken as a whole, no member of the Wider Xenova Group having:

(i)	(save as between Xenova and wholly-owned subsidiaries of Xenova, or for options or warrants granted or in issue or on the exercise of rights to subscribe for Xenova Shares pursuant to the exercise of options granted, or the exercise of rights under the Xenova Share Option Schemes, in each case prior to the Announcement Date) issued, agreed to issue, authorised or proposed the issue or grant of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities or redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any part of its share capital;

(ii)	recommended, declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Xenova or wholly-owned subsidiaries of Xenova;

(iii)	(save for transactions between Xenova and wholly owned subsidiaries of Xenova) merged with or demerged any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any rights, title or interest in any asset (including shares and trade investments), or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or the creation of any security interest over the same (other than in the ordinary course of business) or entered into any licence in respect of or disposal of or granted to any third party any right in respect of any intellectual property right that is material in the context of the Wider Xenova Group taken as a whole;

(iv)	(save as between Xenova and wholly-owned subsidiaries of Xenova) authorised or proposed, or announced an intention to propose, any change in its share or loan capital including the purchase of any of its own shares;

(v)	issued, authorised or proposed the issue of or made any change in or to any debentures or incurred or increased any indebtedness or become subject to a liability (actual or contingent) which in any case is outside the ordinary course of business and material in the context of the Wider Xenova Group taken as a whole;

(vi)	entered into, implemented, effected, varied, authorised or proposed any contract, reconstruction, amalgamation, scheme, commitment, merger, demerger or other transaction or arrangement or waived or compromised any claim in respect of itself or another member of the Wider Xenova Group, in each case otherwise than in the ordinary course of business, which in any case is material in the context of the Wider Xenova Group taken as whole;

(vii)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Xenova Group and any other person in a manner which is reasonably likely to have a material adverse effect on the financial position of the Wider Xenova Group;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Xenova Group which, taken as a whole, are material in the context of the Wider Xenova Group taken as a whole;

(ix)	entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A)	is of a long term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

(B)	is other than in the ordinary course of business,

and which in any such case is material in the context of the Wider Xenova Group taken as a whole;

(x)	entered into or changed the terms of any contract, agreement or arrangement with any director of any member of the Wider Xenova Group;

(xi)	taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of all or any material part of its assets and revenues or any analogous or equivalent steps or proceedings in or under the laws of any jurisdiction having occurred or there having been appointed any analogous person in any jurisdiction which in any case is material in the context of the Wider Xenova Group taken as a whole;

(xii)	been unable, or admitted in writing that it is unable, to pay its debts generally or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any case which is or would be material in the context of the Wider Xenova Group taken as a whole;

(xiii)	made any material alteration to its memorandum or articles of association;

(xiv)	entered into any agreement, contract, commitment or arrangement which consents to or results in the restriction of the scope of the business of any member of the Wider Xenova Group and which, in any such case, is material in the context of the Wider Xenova Group;

(xv)	made or consented to any significant change to the terms of the trust deeds constituting pension schemes established for its directors and/or employers or their dependants or to the benefits which accrue or to the pensions which are payable thereunder or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a corporation which would be material in the context of the Wider Xenova Group taken as a whole; or

(xvi)	entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) to enter into any agreement, commitment or arrangement or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (g);

(h)	save as revealed and to the extent material in any case in the context of the Wider Xenova Group taken as a whole:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Xenova Group;

(ii)	no claim being made, and no circumstance having arisen which might lead to a claim being made, under the insurance of any member of the Wider Xenova Group which might have a material adverse effect on the Wider Xenova Group;

(iii)	no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation having been instituted, announced, implemented or threatened by or against or remaining outstanding against any member of the Wider Xenova Group or to which any member of the Wider Xenova Group is or may become a party (whether as claimant, defendant or otherwise);

(iv)	no contingent or other liability of any member of the Wider Xenova Group having arisen or become apparent or increased which in any such case might reasonably be expected materially and adversely to affect any member of the Wider Xenova Group; or

(v)	(other than as a result of the Proposal) no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider Xenova Group which in any such case is material and adverse in the context of the Wider Xenova Group taken as a whole;

(i)	Celtic Pharma not having discovered after 7.00 a.m. on the Announcement Date:

(i)	that any financial or business or other information publicly announced at any time by or on behalf of any member of the Wider Xenova Group is misleading or contains a misrepresentation of any fact or omits to state a fact necessary to make the information contained therein not misleading (and which was not subsequently corrected before the date of this document by disclosure either publicly or otherwise fairly in writing to Celtic Pharma) in each case to an extent that the effect of the inaccuracy or misrepresentation of fact or omission is material in the context of the Acquisition;

(ii)	that any member of the Wider Xenova Group is subject to any liability (contingent or otherwise) which has not been revealed and which is material in the context of the Wider Xenova Group taken as a whole;

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Xenova Group to an extent which is material and adverse in the context of the Wider Xenova Group taken as a whole; and

(j)	Celtic Pharma not having discovered that to an extent material in any case in the context of the Wider Xenova Group taken as a whole:

(i)	either (i) any member of the Wider Xenova Group; (ii) any person in which any member of the Wider Xenova Group may have or have had an interest; or (iii) any former member or predecessor in business of any member of the Wider Xenova Group (where the liability of such former member or predecessor in business is or is likely to be enforced against any member of the Wider Xenova Group), has not complied with all applicable legislation or regulations of any applicable jurisdiction, all obligations in permits with regard to, and all contractual provisions relating to, the protection of the environment including relating to the storage, carriage, disposal, discharge, spillage or leak of waste or disposal or emission of any hazardous substance or any substance likely to impair the environment or harm human health which non-compliance would be likely to give rise to any material liability or cost (whether actual or contingent) on the part of any member of the Wider Xenova Group or Celtic Pharma;

(ii)	there is or is likely to be any material liability or requirement (whether actual or contingent) under any applicable legislation or regulations or contract to which any member of the Wider Xenova Group is party to make good, repair, re-instate or clean up, or restore or provide after-care in respect of, or pay for or make contributions towards the same, any land or water or other asset owned, occupied, managed or made use of at any time by (i) any member of the Wider Xenova Group; (ii) any person in which any member of the Wider Xenova Group may have or have had an interest; or (iii) any former member or predecessor in business of any member of the Wider Xenova Group (where the liability of such former member or predecessor in business is likely to be enforced against any member of the Wider Xenova Group), or land or water lying near such land or water for which any member of the Wider Xenova Group is or could be held responsible under any applicable legislation or regulations or contract that would result in a material liability on the part of any member of the Wider Xenova Group or in which such member, person, former member or predecessor in business (where the liability of such former member or predecessor in business is likely to be enforced against any member of the Wider Xenova Group) may have an interest under any such contract or any environmental legislation, regulation, requirement, decision or order of any Third Party.

3.	Certain further terms of the Scheme

Celtic Pharma reserves the right to waive, in whole or in part, all or any of the above conditions except condition 1. The Scheme will not become effective and the Acquisition will not be completed unless the conditions set out above are fulfilled or satisfied or, if capable of waiver, waived by Celtic Pharma or, where appropriate, have been determined by Celtic Pharma to be or to remain satisfied no later than 3.00 p.m. on 20 September 2005, or such later date as Xenova and Celtic Pharma may agree and the Court may approve.

Each of conditions 2(a) to (j) shall be regarded as a separate condition and shall not be limited by reference to any other condition.

Celtic Pharma shall be under no obligation to waive or treat as fulfilled any of conditions 2(a) to (j) (inclusive) by a date earlier than the date specified above for the fulfillment thereof notwithstanding that the other conditions of the implementation of the Scheme may at such earlier date have been fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfillment.

The Scheme is governed by English law and is subject to the jurisdiction of the Courts of England and Wales. The rules of the City Code, so far as they are appropriate, apply to the Scheme.

The Scheme will not become effective and the Acquisition will not be completed if, before the date of the Court Meeting, the Acquisition is referred to the Competition Commission. In such circumstances the Scheme will be withdrawn and will lapse.

PART 5 — FINANCIAL INFORMATION ON XENOVA

(A) Results for the quarter ended 31 March 2005.

The following is the full text of the unaudited interim statement of results of Xenova for the 3 months ended 31 March 2005 that was announced on 23 May 2005:

News Release

Xenova Group plc

First Quarter Results, 2005

Slough, UK, 23 May 2005 — Xenova Group plc (NASDAQ: XNVA; London Stock Exchange: XEN) today announced its results for the quarter ended 31 March 2005.

Year to Date Highlights

(A)	TransMID™: obtains orphan drug designation in Japan

(B)	TransMID™: licensed to PharmaEngine Inc for distribution, marketing and sales in the People’s Republic of China and the Republic of South Korea

(C)	DISC-HSV Vector and DISC-GM-CSF: licensed to Oxxon Therapeutics Ltd for up to £44m ($83m)

(D)	TA-CIN: licensed to Cancer Research Technology

(E)	TA-NIC: further promising findings from second clinical study

(F)	XR303: Ph I/II pancreatic study to enrol additional patients

(G)	Revenue recognised for the first quarter of £1.1m ($2.0m) (Q1 2004: £0.9m ($1.6m))

(H)	Cash, short term deposits and investments at 31 March 2005 of £9.4m ($17.6m) (Q1 2004: £22.0m ($41.3m))

David Oxlade, Chief Executive Officer of Xenova said: “We continue to demonstrate value within our pipeline, as evidenced by the three license deals announced so far this year. With the global rights to our addiction vaccines and the North American rights to TransMID™ as yet unpartnered, Xenova retains considerable value in its pipeline.”

Contacts:

Xenova Group plc          +44 (0)1753 706600

David A Oxlade, Chief Executive Officer

Daniel Abrams, Finance Director

Veronica Cefis Sellar, Head of Corporate Communications

UK — Financial Dynamics         +44 (0)20 7831 3113

David Yates

Ben Atwell

US — Trout Group/BMC Communications          +1 212 477 9007

Media: Brad Miles

Investors: Lee Stern

Below is a summary of the current status of our programmes:

TransMID™ — Phase III

TransMID™ is the most advanced product candidate in Xenova’s pipeline, currently in Phase III clinical trials. TransMID™ is a potential treatment for glioblastoma multiforme (GBM), the most common form of high grade glioma (brain cancer).

A Phase III clinical programme in patients with non-resectable, progressive and/or recurrent GBM is underway. Up to 323 patients are being enrolled in the first randomised, open-label, multi-centre trial. Patients will be randomised in a 2:1 ratio of TransMID™ to best standard of care across approximately 65 centres in the EU,

Israel and North America. The primary end point is overall survival time with a planned interim analysis to be conducted after 50% of required events have been observed. This interim analysis is expected in 2006. Patient dosing began in July 2004 and recruitment is ongoing.

In February 2005, Sosei Co Ltd (Sosei), Xenova’s licensee for the Japanese market, was granted orphan drug status for the use of TransMID™ in the treatment of GBM by the Ministry of Health, Labour and Welfare (MHLW) in Japan. The achievement of this designation triggered a milestone payment from Sosei to Xenova. Orphan drug designation will facilitate the initiation of clinical trials by Sosei and provide a fast track approval process by the MHLW, once trials have been completed and a dossier seeking marketing approval has been filed. TransMID™ already has orphan drug designation in the US and Europe as well as fast track status in the US.

In April, Xenova entered into a licensing agreement with PharmaEngine Inc (PharmaEngine) of Taiwan for the exclusive rights to develop, market and sell TransMID™ in both the People’s Republic of China and the Republic of South Korea. PharmaEngine will also be undertaking self-funded registration trials in these territories. Xenova received an up-front payment and will receive milestone payments as well as significant royalties on potential future sales.

TransMID™ is licensed to Sosei in Japan, Nycomed in Europe, Medison in Israel, Ranbaxy in India and PharmaEngine in China and South Korea. The rights to TransMID™ in North America have been retained.

TA-CD — Phase II

TA-CD, Xenova’s therapeutic vaccine for the treatment of cocaine addiction, is undergoing two separate Phase II clinical trials. The first, a 10 patient open labelled Phase II a cocaine administration trial, is designed to evaluate the effect of TA-CD on behavioural changes associated with cocaine administration. This trial is expected to report in 2005.

The second is a randomised, placebo controlled Phase IIb trial. The primary objective of this study is to determine the efficacy of TA-CD in addicts seeking treatment for cocaine abuse, and to determine appropriate end-points for a Phase III study. Up to 132 subjects, all of whom are methadone-dependent cocaine addicts being treated for drug dependency, are being recruited into this clinical study. Half the subjects will be treated with active TA-CD and half will be given a placebo. Subjects will be monitored three times a week to assess cocaine usage, including testing for cocaine metabolites in urine, for a period of 20 weeks. Patients will also undergo medical examinations and blood tests for anti-cocaine antibodies to assess the immunogenicity of the dosing schedule. The trial is expected to report in 2006 and will allow an objective assessment of the efficacy of the TA-CD vaccine against placebo.

The TA-CD investigations are being funded in part by the National Institute on Drug Abuse (NIDA) which recognises cocaine abuse to be a major problem in the US. NIDA has also supported earlier clinical work as part of this programme. Xenova retains the global rights to the vaccine.

Tariquidar — Phase II

Discovered by Xenova, tariquidar is a potent small-molecule inhibitor of the P-glycoprotein pump, which is being developed for the treatment of multi-drug resistance (MDR) in cancer.

The National Cancer Institute in the US (NCI) commenced exploratory Phase I/II and Phase II studies with tariquidar in combination with various cytotoxic drugs in 2003. The studies include one in adrenocortical cancer, one in lung, ovarian or cervical cancer and a paediatric study in solid tumours. These studies are currently on-going and further information can be accessed through the NCI website at www.nci.nih.gov.

Xenova is in discussions with QLT regarding the return of their rights, arising from the license agreement entered into between QLT and Xenova in August 2001.

TA-NIC — Phase I

A second Phase I study, building upon the findings of the first Phase I trial, recruited 60 smokers, divided into three cohorts of 20 subjects (16 receiving the active TA-NIC, 4 receiving the placebo). The objectives of this double-blind, randomized, placebo controlled Phase I clinical study were to explore the safety, tolerability and level of anti-nicotine antibody response to increasing doses of the vaccine (50 µg, 250 µg, 1000 µg), and to select a dose for Phase II and Phase III evaluation. Interim data were announced in July 2004 and preliminary final data were announced in March 2005.

These findings showed that the 12 month self-reported quit rates were substantially greater among those receiving TA-NIC than those receiving placebo. Only one out of 12 participants (8%) in the placebo group reported being abstinent at their last visit or at 12 months, compared to 3 out of 16 (19%) and 6 out of 16 (38%) in the groups receiving the 250 µg and 1000 µg doses of TA-NIC respectively.

Immunogenicity data after 12 months follow-up and the safety and tolerability profile support the 20-week findings and confirm the selection of the 250 µg dose for use in the Phase II and Phase III clinical trials. The Phase II trial is expected to commence during 2005 and interim results are expected in 2006.

Xenova retains global rights to the TA-NIC vaccine.

XR303 — Phase I/II

XR303 (131I-labelled anti-CEA monoclonal antibody) is currently in a Phase I/II trial in patients with unresectable pancreatic cancer. This is a dose escalation trial comparing the intravenous and intra-arterial routes of administration. Preliminary experience suggests that tumour targeting is improved via the intra-arterial route of administration. It has been decided to enrol a further 6 patients, with recruitment expected to be complete by July 2005.

The product comprises a super high affinity antibody, labelled with a radionuclide, 131Iodine. The antibody binds to carcino-embryonic antigen (CEA), a marker which is widely expressed on solid tumours. The antibody can thus deliver a dose of radiation to the tumour that is sufficient to kill tumour cells whilst limiting damage to normal tissues.

In May 2003 both the European Commission and FDA granted orphan drug designation to XR303 for pancreatic cancer. Xenova retains all rights to XR303.

Novel DNA Targeting Agents — XR11576/XR5944/XR11612 — Phase I

This programme is being developed for the treatment of solid tumours. Results of the Phase I trial for XR11576 and preliminary results of the Phase I trial for XR5944 were announced in March 2005.

The Phase I clinical trial of XR11576 in solid tumours has been completed with the recruitment of 38 patients divided between two oral dosing schedules. No objective responses (complete responses or partial responses) were reported, however, stable disease was reported in nine out of the 38 patients. No Phase II dose has been established.

The Phase I trial of XR5944 from 27 patients with solid tumours using a single intravenous dosing schedule of a 30 minute infusion once every three weeks is currently being finalised. No objective responses (complete responses or partials responses) were reported, however four out of the 27 patients had stable disease.

Xenova and Millennium are in discussions regarding the return of the North America rights arising from the license agreement entered into between Millennium and Xenova in December 2001.

OX40 — Pre-clinical

OX40/OX40L is a platform for the creation of multiple product candidates targeting cancer inflammatory and autoimmune disease. Xenova has produced by recombinant DNA technology a modified form of the OX40 molecule which can be used to block the interaction between the OX40 receptor and its ligand (OX40L) and hence inhibit T-cell activation. This product candidate has been shown to be effective in pre-clinical models of inflammatory and autoimmune disease. Other molecules have been produced from this platform that augment T cell activation and have proven effective at protecting against tumour growth and infectious disease in pre-clinical models.

Xenova retains all rights for the use of OX40 in the up-regulation of the immune system, whilst Genentech and UCB (previously Celltech) have the rights for the down-regulation of the immune system.

Collaborations relating to De-Prioritised Programmes

In January 2005 Xenova announced a licensing agreement with Cancer Research Technology Limited (CRT) in respect of the Company’s intellectual property relating to TA-CIN. TA-CIN is a vaccine developed by Xenova as a treatment for women with cervical dysplasia, and has proved safe and immunogenic in Phase I and Phase II clinical trials.

CRT has licensed TA-CIN patents, know-how and materials from Xenova and will undertake marketing of TA-CIN to potential commercial partners with a view to sub-licensing the development and commercialisation of the product. Net receipts from the sub-licensing of TA-CIN will be shared between Xenova and CRT after certain direct costs have been recouped. In addition, CRT will facilitate a further Phase II clinical trial to be undertaken at St Mary’s Hospital in Manchester.

In January 2005 Xenova also announced the signing of an exclusive licensing agreement with Oxxon Therapeutics Ltd (Oxxon) potentially worth up to £44 million ($83 million) in up-front and milestone payments, in the event four products complete commercialisation. Royalties will be paid on future sales of any products which might be derived from the DISC-HSV Vector platform.

The agreement provides Oxxon with the right to use the DISC-HSV Vector in a number of specified indications in the areas of oncology and infectious diseases. Oxxon also has the option to further, as yet unspecified, indications subject to payment of additional fees. The agreement includes global development, manufacturing and marketing rights to DISC-GM-CSF, an oncology product developed using the DISC-HSV Vector platform, which has successfully completed a Phase I dose escalating safety study.

Clinical Trials Manufacturing Facility

In line with our continuing strategy of generating revenues through the utilization of excess capacity at our clinical trials manufacturing facility, we entered into a manufacturing contract with a Danish biotechnology company in early 2005.

Financial Summary

The financial results for the quarter represent Xenova’s first financial statements presented following the adoption of IFRS on 1 January 2005. Comparatives for the prior year have also been restated using IFRS and a reconciliation of the adjustments is included in the notes. All numbers are unaudited.

Operating Performance

In the three months to 31 March 2005, revenues from licensing agreements, strategic partnerships and manufacturing outsourcing were £1.1m ($2.0m), (2004: £0.9m ($1.6m)). Revenue included license fees and milestones of £0.7m ($1.2m) and manufacturing revenue of £0.4m ($0.8m).

Cost of sales fell to £0.4m ($0.8m) from £0.8m ($1.5m) in 2004 as manufacturing activities focused more on internal projects in the quarter, compared to the same period last year.

Research and development expenditure of £3.2m ($5.9m) (2004: £3.2m ($6.1m)) was in line with the prior year. Costs were mainly incurred in respect of the TransMID™ Phase III trial as well as the TA-NIC Phase I trial.

Administrative expenses of £1.5m ($2.9m) (2004: £1.0m ($1.9m)) increased by £0.5m from 2004 as a result of increased professional fees incurred in corporate activities.

Other income generated from sub-letting space in Cambridge and Slough increased to £0.2m ($0.5m) in 2005 from £0.1m ($0.2m) last year reflecting the impact of the Genzyme lease at Cambridge which commenced in Q2 2004.

The net loss per share in Q1 was 0.8p (1.5c) (2004: 0.9p (1.7c)).

Cash, short-term deposits and investments

Cash, short-term deposits and investments at 31 March 2005 totalled £9.4m ($17.6m) (2004: £22.0m ($41.3m)). The Group held cash of £0.5m ($0.9m) and short-term deposits and investments of £8.9m ($16.7m) at 31 March 2005 (2004: cash £1.1m ($2.1m), short-term deposits and investments £20.9m ($39.3m)).

Share capital

The number of shares in issue stood at 431.5 million as at 31 March 2005.

Consolidated Profit and Loss Account (unaudited)

	Three months ended
	31 March 2005	31 March 2005	31 March 2004*
	$000	£000	£000
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	1,993	1,060	855
Cost of sales	(803)	(427)	(804)

Gross profit	1,190	633	51
Operating expenses
Research and development costs	(5,944)	(3,162)	(3,222)
Administrative expenses	(2,940)	(1,564)	(1,001)
Other income	453	241	99

Operating loss	(7,241)	(3,852)	(4,073)
Interest receivable	241	128	236
Amounts written off investments	(62)	(33)	(102)
Share of post tax profit/(loss) of joint ventures	2	1	(8)

Loss on ordinary activities before taxation	(7,060)	(3,756)	(3,947)
Taxation	564	300	150

Loss for the period	(6,496)	(3,456)	(3,797)

Loss per share (basic and diluted)	(1.5c )	(0.8p )	(0.9p )
Shares used in computing net loss per share (thousands)	431,544	431,544	431,516

*	Restated following the adoption of IFRS, see below.

US Dollar amounts have been translated at the closing rate on 31 March 2005 (£1.00:$1.88) solely for information

Condensed Consolidated Balance Sheet (unaudited)

	As at 31 March 2005	As at 31 March 2005	As at 31 March* 2004
	(Unaudited)	(Unaudited)	(Unaudited)
	$000	£000	£000
Cash, short-term deposits and investments	17,604	9,364	21,970
Other current assets	7,994	4,252	4,668
Fixed assets (including goodwill)	45,135	24,008	26,999

Total assets	70,733	37,624	53,637

Current liabilities (including provisions & deferred income)	(12,382)	(6,586)	(9,193)
Shareholders’ equity	(58,351)	(31,038)	(44,444)

Total liabilities and shareholders’ equity	(70,733)	(37,624)	(53,637)

*	Restated following the adoption of IFRS, see below.

Notes to the Statement

Basis of preparation

These unaudited statements, which do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985, have been prepared using International Financial Reporting Standards which differ from those set out in the Group’s 2004 Annual Report and Accounts, but which will be adopted in the Group’s 2005 Annual Report and Accounts. The key differences are summarised below. The 2004 Annual Report and Accounts received an unqualified auditor’s report and will be delivered to the Registrar of Companies.

Going concern

Xenova is an emerging pharmaceutical business and as such expects to absorb cash until products are commercialised. The Group does not have sufficient cash resources to fund its current level of activities for at least the next 12 months, but the Directors have reasonable expectation that the Group can secure additional cash resources during 2005 for this purpose, and have therefore prepared these financial statements on a going concern basis. In the event that additional funds are not secured, the Group would seek to reduce its overheads and might delay, reduce or eliminate the development of product candidates which are not externally funded by partners. In addition, the Group might also be forced to license the rights to some of its drug candidates and technologies at an earlier stage than would otherwise be intended, which would be likely to be on less favourable terms. The financial statements do not contain any adjustments that would arise if the financial information was not drawn up on a going concern basis.

International Financial Reporting Standards (IFRS)

Reconciliation of net income (unaudited)

	Year ended 31 December 2004	Quarter ended 31 March 2004
	(Unaudited)
	£000	£000
Loss for the period reported under UK GAAP	(12,523)	(4,433)
Goodwill amortisation	2,229	562
Other intangible asset amortisation	104	26
Share based payments	(99)	48
Loss on disposal of manufacturing facility	(141)	—

Loss for the period under IFRS	(10,430)	(3,797)

Reconciliation of equity (unaudited)

	As at 31 December 2004	As at 31 March 2004	As at 1 January 2004
	(Unaudited)	(Unaudited)	(Unaudited)
	£000	£000	£000
Equity reported under UK GAAP	35,949	43,856	48,334
Goodwill amortisation	2,229	562	—
Other intangible asset amortisation	104	26	—
Financial instruments	(51)	—	—

Equity under IFRS	38,231	44,444	48,334

A summary of the principal differences between UK GAAP and IFRS as they apply to Xenova are as follows:

Goodwill amortisation

UK GAAP requires goodwill to be amortised over its estimated useful economic life, which Xenova has determined to be 10 years in respect of the Cantab and KS Biomedix acquisitions. Under IFRS, however, goodwill is considered to have an indefinite life and so is not amortised, but subject to annual impairment testing.

Other intangible asset amortisation

Under UK GAAP, Xenova amortises intangible assets (acquired intellectual property) over their estimated useful economic life, which is based on the remaining life of the underlying patents. IFRS only permits amortisation to commence when the asset becomes available for use, with annual impairment testing required before this point. Xenova, in line with guidance provided for companies in the sector, has determined that the point at which amortisation of these assets commences should be regulatory approval as this is the point at which the asset is available for use. Until that time the asset will be tested annually for impairment.

Share-based payments

The current UK GAAP approach to share-based payments is to record any intrinsic expense on grant incurred by the company. In practise this means that for share options granted at market price, there is no charge to the income statement. Where shares or options are granted at below market price or no cost to the employee (for example under long term incentive plans) the income statement is charged with an amount equal to the difference between market price and the grant price on the date of the award, with this charge spread over the performance period (usually three years).

IFRS 2, Share-based Payment, requires the fair value of all share or options issued to be charged to the income statement over the vesting period. The major difference arises in respect of options issued to employees at market value where no charge was recorded under UK GAAP.

Loss on disposal of manufacturing facility

Under UK GAAP, some foreign exchange differences on loan accounts with overseas subsidiaries can be taken directly to reserves and not through the profit and loss account. Under IFRS these foreign exchange differences are recycled through the profit and loss account on disposal of the subsidiary. In addition, IFRS requires financial instruments to be recognised at their fair value. The deferred consideration for the sale of the manufacturing facility is classified as a financial instrument and has therefore been recognised at its fair value under IFRS. In accordance with UK GAAP the deferred consideration was recorded at nominal value.

This adjustment is a combination of the cumulative foreign exchange differences charged to reserves in relation to the manufacturing facility which was sold in September 2004, and the impact of discounting the deferred consideration to its fair value.

Xenova Group plc is a UK-based biopharmaceutical company focused on the development of novel drugs to treat cancer and addiction with a secondary focus in immunotherapy. The Company has a broad pipeline of product candidates in clinical development, including three cancer programmes: its lead product candidate TransMIDTM, for the treatment of high-grade glioma, is in Phase III trials, and its novel DNA targeting agents and XR303 are both in Phase I for cancer indications. Xenova is also developing two therapeutic vaccines for cocaine and nicotine addiction, which are in Phase II and Phase I trials respectively. Quoted on the London Stock Exchange (XEN) and on NASDAQ (XNVA), Xenova has approximately 75 full time employees in the UK and North America. (Reuters XEN.L; Bloomberg XEN LN).

For further information about Xenova and its products please visit the Xenova website at www.xenova.com and www.gbmtrial.com

This press release contains “forward-looking statements,” including statements about the revenues which we could earn from milestone payments for product candidates under development and the discovery, development and commercialisation of products. Various risks may cause Xenova’s actual results to differ materially from those expressed or implied by the forward looking statements, including: adverse results and delays in our drug discovery and clinical development programs; failure to achieve product development or commercialisation milestones on a timely basis or at all; failure to obtain effective patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialise products and services; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the requirement for substantial on-going funding to conduct research and development and to expand commercialisation activities; and product initiatives by competitors. For a further list and description of the risks and uncertainties we face, see our reports on file with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

US dollar amounts provided in the text have been translated at the closing rate on 31 March 2004 (£1.00:$1.88) solely for information.

(B) Financial information for three years ended 31 December 2004.

Basis of financial information

The financial information set out below has been extracted without material adjustment from the published audited financial statements of Xenova for the three years ended 31 December 2004, 2003 and 2002.

The financial information concerning Xenova does not constitute statutory accounts within the meaning of section 240 of the Act. Copies of the statutory accounts for each of the three years ended 31 December 2004 have been delivered to the Registrar of Companies in England and Wales.

The accounts of Xenova in respect of each year were audited by PricewaterhouseCoopers LLP, Chartered Accountants and Registered Auditors, of Abacus House, Castle Park, Cambridge, CB3 0AN. The auditors’ report on each of these accounts was unqualified within the meaning of section 235 of the Act and did not contain a statement under section 237(2) or (3) of the Act.

XENOVA GROUP PLC

Consolidated Profit and Loss Accounts

		Year ended December 31
	Notes	2004	2003	2002
		£000	£000	£000
Turnover (including share of joint ventures)
Continuing operations:
Continuing operations		4,638	7,667	12,701
Acquisitions		—	43	—

		4,638	7,710	12,701
Less: share of turnover of joint ventures		(73)	(11)	(457)

Turnover	3	4,565	7,699	12,244

Cost of sales		(2,241)	(622)	—

Gross Profit		2,324	7,077	12,244
Operating expenses
Research and development costs
Continuing operations:
Continuing operations		(13,113)	(13,072)	(17,657)
Acquisitions		—	(1,378)	—

		(13,113)	(14,450)	(17,657)
Discontinued operations		(1,167)	—	—

		(14,280)	(14,450)	(17,657)
Administrative expenses
Continuing operations:
Continuing		(4,669)	(3,854)	(4,339)
Continuing: exceptional reorganisation costs	5	3,625	(2,033)	(3,821)
Continuing: amortisation of goodwill		(2,229)	(1,168)	(1,168)

		(3,273)	(7,055)	(9,328)
Acquisitions		—	(894)	—
Acquisitions: exceptional reorganisation costs	5	—	(1,128)	—
Acquisitions: amortisation of goodwill		—	(318)	—

		—	(2,340)	—
Discontinued operations		(293)
Total administrative expenses		(3,566)	(9,395)	(9,328)
Other operating income — continuing operations		749	449	463

Total net operating expenses		(17,097)	(23,396)	(26,522)
Group operating loss
Continuing operations:
Continuing operations		(13,313)	(12,644)	(14,278)
Acquisitions		—	(3,675)	—

		(13,313)	(16,319)	(14,278)
Discontinued operations		(1,460)	—	—

		(14,773)	(16,319)	(14,278)
Share of operating (loss)/profit of joint ventures:
Continuing operations		(23)	(137)	169
Acquisitions		—	(76)	—

Total operating loss: Group and share of joint venture		(14,796)	(16,532)	(14,109)

Loss on disposal of discontinued operations		(62)	—	—

Loss on ordinary activities before taxation		(14,858)	(16,532)	(14,109)
Investment income (net)	7	785	381	615
Share of interest of joint ventures		—	4	11
Amounts written back to/(off) investments		(42)	189	(1,730)

Loss on ordinary activities before taxation	4	(14,115)	(15,958)	(15,213)
Tax on loss on ordinary activities	8	1,592	954	2,011

Loss on ordinary activities after taxation	24	(12,523)	(15,004)	(13,202)

Loss per share (basic and diluted)	9	(2.9p )	(7.1p )	(9.0p )
Shares used in computing net loss per share (thousands)	9	431,529	212,437	147,484

Statement of Total Recognised Gains and Losses

		Year ended December 31
	Notes	2004	2003	2002
		£000	£000	£000
Loss attributable to Xenova Group plc		(12,500)	(14,818)	(13,361)
(Loss)/profit attributable to joint ventures		(23)	(186)	159

Total loss Total loss attributable to members of Xenova Group plc		(12,523)	(15,004)	(13,202)
Translation difference		(11)	228	(1)

Total recognised gains and losses in the year attributable to members of Xenova Group plc	24	(12,534)	(14,776)	(13,203)

Consolidated Balance Sheets

		As at 31 December
	Notes	2004	2003	2002
		£000	£000	£000
Fixed assets
Intangible assets	10	16,939	19,272	9,630
Tangible assets	11	7,195	7,858	5,492
Investment in joint ventures:	12
Share of gross assets		60	137	194
Share of gross liabilities		(44)	(98)	(67)

		16	39	127

		24,150	27,169	15,249

Current assets
Work in progress		688	662	—
Debtors	13	4,437	3,669	3,164
Short-term deposits and investments	14	11,400	15,437	16,585
Cash at bank and in hand		1,570	12,070	2,632

		18,095	31,838	22,381
Creditors: amounts falling due within one year	15	(5,563)	(7,143)	(11,108)

Net current assets		12,532	24,695	11,273

Total assets less current liabilities		36,682	51,864	26,522
Creditors: amounts falling due after more than one year	16	(302)	(1,766)	—
Provisions for liabilities and charges	18	(431)	(1,764)	(12)

Total net assets		35,949	48,334	26,510

Capital and reserves
Called up share capital	21	4,316	26,264	17,277
Shares to be issued	23	6,477	6,483	—
Share premium account	24	97,811	97,827	80,338
Merger reserve	24	30,861	30,859	27,218
Special reserve	24	21,949	—	—
Other reserves	24	17,328	17,328	17,902
Profit and loss account	24	(142,793)	(130,427)	(116,225)

Shareholders’ funds — including non equity interests	25	35,949	48,334	26,510

Equity shareholders’ funds	25	35,949	26,385	26,510
Non equity shareholders’ funds	25	—	21,949	—

Capital employed		35,949	48,334	26,510

Consolidated Cash Flow Statements

		Year ended December 31
	Notes	2004	2003	2002
		£000	£000	£000
Net cash outflow from operating activities	26	(17,862)	(17,837)	(15,141)
Returns on investments and servicing of finance
Interest received		638	346	619
Interest element of finance lease rental payments		(2)	(4)	(4)

Net cash inflow from returns on investments and servicing of finance		636	342	615
Taxation		1,751	2,608	2,292
Capital expenditure and financial investment
Purchase of tangible fixed assets		(421)	(700)	(649)
Purchase of intangible fixed assets		—	(622)	—
Sale of Farnham site tangible and intangible assets		—	800	—
Sale of other tangible fixed assets		54	265	—

Net cash outflow from capital expenditure and financial investment		(367)	(257)	(649)

Acquisitions and disposals
Net cash received from sale of manufacturing facility		1,921	—	—
Purchase of subsidiary undertakings		—	(605)	—
Cash at bank and in hand acquired with subsidiary		—	1,444	—

Net cash inflow from acquisitions		1,921	839	—

Net cash outflow before management of liquid resources and financing		(13,921)	(14,305)	(12,883)
Management of liquid resources
Decrease/(increase) in short-term deposits	26	3,995	3,696	(3,288)
Proceeds on sale of current asset investments		—	189	—

Net cash inflow/(outflow) from management of liquid resources		3,995	3,885	(3,288)

Net cash outflow before financing		(9,926)	(10,420)	(16,171)
Financing
Issue of ordinary share capital		2	21,785	10,958
Expenses on issue of shares		(371)	(1,894)	(1,117)
Repayment of secured loans	26	(180)	(4)	—
Capital element of finance lease rental payments	26	(25)	(29)	(11)

Net cash (outflow)/inflow from financing		(574)	19,858	9,830

(Decrease)/increase in cash during the year	26	(10,500)	9,438	(6,341)

Reconciliation of Net Cash Flow to Movement in Net Funds

		Year ended December 31
	Notes	2004	2003	2002
		£000	£000	£000
(Decrease)/increase in cash during the year		(10,500)	9,438	(6,341)
Repayment of secured loans		180	4	—
Capital element of finance lease payments		25	29	11
Cash flow from movement in liquid resources		(3,995)	(3,507)	3,288

Change in net funds resulting from cash flows		(14,290)	5,964	(3,042)
Liquid resources acquired with subsidiary undertakings		—	2,557	—
Secured loans acquired with subsidiary undertakings		—	(196)	—
Finance leases acquired with subsidiary undertakings		—	(63)	—
Finance leases disposed with manufacturing facility		9	—	—
Movement in value of current asset investments		(12)	(189)	(1,730)
Translation difference		(30)	6	—

Change in net funds		(14,323)	8,079	(4,772)
Net funds at: 1 January		27,293	19,214	23,986

Net funds at: 31 December	26	12,970	27,293	19,214

NOTES TO THE FINANCIAL INFORMATION

1	ACCOUNTING POLICIES

Basis of preparation

The financial information is prepared under the historical cost convention and in accordance with applicable U.K. accounting standards. In accordance with Financial Reporting Standard No 18 — “Accounting policies”, (FRS18), a review of the Group’s accounting policies has been performed and will continue to be performed on a regular basis. As a result of this review, there have been changes to the Group’s accounting policies in respect of revenue recognition and work in progress. The changes in respect of revenue recognition and work in progress give additional detail on the existing accounting policies for revenue and introduce a new accounting policy for contract manufacturing work in progress which arose for the first time in 2003. The changes have no effect on the results of any of the years presented.

Going concern

Xenova is an emerging pharmaceutical business and as such expects to absorb cash until products are commercialised. The Group does not have sufficient cash resources to fund its current level of activities for at least the next 12 months, but the Directors have reasonable expectation that the Group can secure additional cash resources during 2005 for this purpose, and have therefore prepared the 2004 financial statements on a going concern basis. In the event that additional funds are not secured, the Group would seek to reduce its overheads and might delay, reduce or eliminate the development of product candidates which are not externally funded by partners. In addition, the Group might also be forced to license the rights to some of its drug candidates and technologies at an earlier stage than would otherwise be intended, which would be likely to be on less favourable terms. The financial information does not contain any adjustments that would arise if it was not drawn up on a going concern basis. The auditors’ report on the financial statements for the year ended 31 December 2004 contains reference to the fundamental uncertainty regarding going concern.

Basis of consolidation

The consolidated financial information includes:

•	The assets and liabilities, results and cash flows of the Company and its subsidiary undertakings from the date of acquisition

•	The Group’s share of the net liabilities or assets and results of joint ventures

The accounts of undertakings consolidated are made up to 31 December.

Undertakings in which the Group has a material interest and where it exercises dominant influence are accounted for as subsidiaries. Undertakings where the Group exercises joint control are accounted for as joint ventures.

Intangible fixed assets

Goodwill arising from the purchase of subsidiary undertakings, representing the difference between the fair value of the purchase consideration and the fair value of the net assets acquired, is capitalised as an intangible fixed asset and amortised on a straight-line basis over its estimated useful economic life. Goodwill similarly arising on the acquisition of associates or joint ventures is recorded as part of the related investment.

Goodwill in respect of the acquisitions of Cantab and KS Biomedix is being amortised over 10 years from the date of acquisition.

Other intangible fixed assets, including acquired intellectual property, are capitalised at cost and amortised on a straight-line basis over the estimated useful economic life of the asset, having taken into account the risk factors associated with developing a pharmaceutical product.

Revenue recognition

License fees and milestone payments are spread over the life of the relevant agreement in proportion to the work performed by the Group, but are limited to the non-refundable amounts received. The estimation techniques used to spread the revenue reflect both the scientific and commercial risks of individual contracts. Ordinarily, revenue is spread using a technique, which first adjusts the total contract revenue based upon the estimated probability of receipt given the commercial nature and scientific stage of development of the program. In a limited number of cases where contracts are deemed to be higher risk as determined on scientific and commercial grounds, revenue is spread using a contingency adjusted technique to reflect the increased uncertainty of future receipts.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Revenue from development agreements where, under the terms of the agreement, the Group is reimbursed for development expenditure incurred, is recognised to match the underlying expenditure that it relates to. Contributions received in advance are included within deferred revenue.

Revenues from contract manufacturing are recognised in turnover in the period in which the products and services are delivered to and accepted by the customer.

Cost of Sales

The Group has classified fixed and variable costs which are directly attributable to contract manufacturing activities as cost of sales.

Research and development

Research and development expenditure is charged to the profit and loss account as incurred.

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost, less depreciation. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Freehold property	over 25 years
Short leasehold properties	over the life of the lease
Fixtures, fittings and equipment	between 3 and 15 years

Tangible fixed assets are subject to impairment reviews when events or changes in circumstances indicate that the carrying value may not be recoverable through future cash flows of the income generating unit. Impairment charges are determined by using the higher of post-tax net realisable value and value in use. Discounted cash flows are used to determine value in use.

Work in progress

Work in progress in relation to contract manufacturing is valued at the lower of cost or net realisable value.

Lease incentives

Benefits received and receivable as an incentive to sign an operating lease are spread on a straight-line basis over the lease term or if shorter than the full lease term, over the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate. Accordingly, any incentive received to sign a lease is included in other creditors and will be credited to the profit and loss account over the appropriate period.

Leasing and hire purchase commitments

Assets obtained under hire purchase contracts and leases, which result in the transfer to the Group of substantially all the risks and rewards of ownership (finance leases) are capitalised as tangible fixed assets at cost and are depreciated on a straight-line basis over the shorter of the useful economic life and the lease term. Obligations under such agreements are included in creditors net of finance charges allocated to future periods. The finance element of the rental payments is charged to the profit and loss account over the period of the lease or hire purchase contract so as to produce a constant periodic rate of charge on the outstanding balance of the net obligations in each period.

Rentals paid under operating leases are charged against income on a straight-line basis over the lease term. Rentals received under operating leases are taken to the profit and loss account on a straight-line basis over the lease term.

Foreign currency translation

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All exchange differences are taken to the profit and loss account.

The financial statements of overseas subsidiaries are translated using the net investment method: the assets and liabilities are translated at the closing exchange rate, and the profit and loss accounts are translated at an average rate for the year. Exchange differences arising on these translations are taken directly to reserves.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Deferred taxation

Deferred tax is recognised in respect of timing differences that have originated but not reversed by the balance sheet date, but only when transactions or events that result in a right to pay less tax or an obligation to pay more tax in the future have occurred at the balance sheet date. The likelihood of these rights or obligations arising is based upon the estimated probabilities of future events occurring, taking into account the relevant factors pertinent to the industry sector in which the Group operates. Deferred tax is measured on a non-discounted basis.

Pension costs

Contributions under the Company’s defined contribution pension scheme are charged to the profit and loss account as incurred.

Investments

Fixed asset investments are stated at cost less any provision for diminution in value. Current asset investments are stated at the lower of cost plus accrued interest and net realisable value.

Employee benefits

The charge for options awarded under the share option schemes and deferred share bonus plan is recognised in the consolidated profit and loss account as the difference between the market value of the shares at the date of grant and any consideration to be received on the exercise of the options or the award of the deferred shares. The charge is based on estimates of staff turnover and share price growth and is accrued in the profit and loss account reserve. Provision is made for national insurance payable upon the exercise of options.

Financial instruments

The Group’s financial instruments comprise cash and liquid resources, non equity shares, loans, finance leases and various items such as trade debtors and creditors which arise directly from its operations. Financial assets and liabilities are recognised and cease to be recognised on the basis of when the related legal obligations or title pass to or from the Group.

Presentation of profit and loss account

During 2004 the directors revised the presentation of the profit and loss account in order to improve the transparency of the Company’s financial reporting by disclosing the costs of contract manufacturing activities as cost of sales. Cost of sales includes the direct costs of contract manufacturing for third parties as well as an allocation of facilities overheads. The impact has been to record cost of sales for 2003 of £622,000 and reduce research and development expenses accordingly. No adjustment has been made to the presentation of the 2002 results in the financial information.

2	ACQUISITION OF KS BIOMEDIX HOLDINGS PLC

On 12 September 2003 the Company announced the successful acquisition of KS Biomedix. Under the terms of the offer made to KS Biomedix shareholders, 1.0714 shares in the Company have been issued in exchange for one share held in KS Biomedix. An additional contingent deferred consideration of 10p per KS Biomedix share held will be paid in Xenova Group plc shares upon the commercial sale of TransMIDTM in either the U.S. or European markets before 14 August 2011. Based upon a Company closing share price of 15.25 pence on 11 September 2003 this values KS Biomedix at £17.1 million including the contingent deferred consideration payable in respect of TransMIDTM of £6.5 million.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Details of the book value and provisional fair value of the assets and liabilities of KS Biomedix as at 12 September 2003 are set out below:

	Book values	Adjustments	Fair values
	£000	£000	£000
Tangible fixed assets	3,296	(70)	3,226
Investment in joint venture — net assets	99	—	99
Stock	9	—	9
Debtors	1,991	—	1,991
Cash and liquid investments	4,001	—	4,001
Creditors falling due within one year	(1,999)	—	(1,999)
Creditors falling due after more than one year	(230)	(242)	(472)

Net assets acquired	7,167	(312)	6,855

Satisfied by:
Shares issued and to be issued			10,582
Contingent deferred consideration to be settled in shares			6,477
Expenses of acquisition			605

Total consideration			17,664

Goodwill arising on acquisition			10,809

In this provisional fair value table two adjustments have been made to the book values stated at 12 September 2003 in order to reflect Xenova’s accounting policies. The book value of tangible fixed assets acquired has been reduced by £70,000 in adopting Xenova’s depreciation methods, and adopting Xenova’s revenue recognition policy in respect of the license fees received by KS Biomedix in 2002 has caused £242,000 of revenue previously recognised by KS Biomedix to be deferred as at 12 September 2003. In addition to the £605,000 of acquisition expenses, share issue costs of £541,000 were incurred and offset against the share premium account.

The goodwill arising on the acquisition of the KS Biomedix business has been capitalised and is being amortised over the 10 year estimated useful life of the acquired business.

The accounting year of all of the entities acquired was 31 May. The results of the KS Biomedix business for the last full financial year and from the start of the financial year on 1 June 2003 to the date of acquisition, shown on the basis of the accounting policies of KS Biomedix prior to acquisition, were as follows:

	1 June to 11 September 2003	Year ended 31 May 2003
	(unaudited)	(audited)
	£000	£000
Turnover	80	1,314
Operating loss	(3,495)	(33,974)
Loss before tax	(3,495)	(33,910)
Taxation	190	751
Loss after tax	(3,305)	(33,159)

Statement of total recognised gains and losses
Loss for the period	(3,305)	(33,159)
Foreign currency translation difference	115	(5)

Total recognised losses	(3,190)	(33,164)

The results for the year ended 31 May 2003 were audited by Deloitte & Touche and included an exceptional goodwill write down of £20,852,000.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

3	TURNOVER AND SEGMENTAL ANALYSIS

The principal activities of the Group are the development of novel drugs to treat cancer, addiction and immune system disorders; and contract manufacturing for clinical trials. Turnover, operating loss and net assets for each class of business are as follows:

	Turnover			Operating (loss)/profit		Net assets/(liabilities)
Class of business	2004	2003	2002	2004	2003	2004	2003
	£000	£000	£000	£000	£000	£000	£000
Drug development	3,230	6,986	11,343	(13,867)	(16,412)	35,924	48,379
Contract manufacturing	1,335	713	901	(906)	96	9	(84)
Joint ventures	73	11	457	(23)	(216)	16	39

	4,638	7,710	12,701	(14,796)	(16,532)	35,949	48,334

Contract manufacturing provides a contribution to the costs of running the Clinical Trials Manufacturing Facility which is primarily used for manufacturing for the Group’s own programmes. Operating expenses allocated to this segment represent an allocation of the fixed and variable costs relating to manufacturing facility and activities. Net assets allocated to contract manufacturing include work in progress, trade debtors and deferred revenue only. Operating loss and net assets for each segment were not disclosed in the 2002 accounts.

Operating loss is stated after exceptional reorganisation charges and goodwill amortisation, both of which arise from the drug development business. Net assets for drug development include all purchased goodwill.

The Group operated in the United Kingdom and Canada, prior to the sale of the Canadian manufacturing facility, and its turnover, operating loss and net assets by geographical origin are as follows:

	Turnover			Operating (loss)			Net assets
Geographic origin	2004	2003	2002	2004	2003	2002	2004	2003	2002
	£000	£000	£000	£000	£000	£000	£000	£000	£000
Continuing operations
United Kingdom	4,565	7,699	12,244	(13,313)	(15,786)	(14,278)	35,933	45,856	26,383
Joint ventures	73	11	457	(23)	(216)	169	16	39	127
Discontinued operations
Canada	—	—	—	(1,460)	(530)	—	—	2,439	—

	4,638	7,710	12,701	(14,796)	(16,532)	(14,109)	35,949	48,334	26,510

Segmental analysis of loss on ordinary activities before taxation has not been presented as the Directors are unable to allocate finance charges accurately. A reconciliation of operating loss on ordinary activities before taxation is given in the consolidated profit and loss discount.

Turnover by geographic destination was as follows:

	Continuing 2004	Discontinued 2004	Total 2004	Continuing 2003	Acquisitions 2003	Total 2003	Total 2002
	£000	£000	£000	£000	£000	£000	£000
United Kingdom	—	—	—	—	3	3	171
North America	2,686	—	2,686	6,938	—	6,938	11,243
Other European	1,879	—	1,879	718	40	758	830
Joint ventures	73	—	73	11	—	11	457

	4,638	—	4,638	7,667	43	7,710	12,701

There were no acquisitions or disposals in 2002.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

4	LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

Loss on ordinary activities is stated after charging/(crediting):

	2004	2003	2002
	£000	£000	£000
Staff costs (Note 6)	5,517	7,869	8,093
Depreciation of owned assets	898	1,204	1,459
Depreciation of assets held under finance leases	—	7	19
(Write back of)/Exceptional impairment of tangible fixed assets	(2,745)	(520)	3,265
Operating lease rentals
hire of plant and machinery	109	116	140
other operating lease rentals	1,706	1,253	1,143
Profit/(loss) on disposal of fixed assets	(9)	(118)	—
Long term incentive scheme
charge for long-term incentive scheme	168	—	36
provision for national insurance on share options	11	(10)	2
Goodwill amortisation	2,229	1,486	1,168
Goodwill amortisation in respect of joint venture	—	—	30
License fee and patent amortisation/write down	104	103	335

Sub-lease rental income totaled £749,000 (2003: £366,000, 2002: £409,000).

On December 23, 2003 the Group disposed of certain premises and other assets at its Farnham research facility for £800,000. This disposal resulted in a disposal of part of the goodwill arising on the acquisition of KS Biomedix amounting to £200,000. There was no profit or loss on disposal.

Services provided by the Group’s auditor and network firms

During the period the Group (including its overseas subsidiaries) obtained the following services from the Group’s auditor at costs as detailed below.

	2004	2003	2002
	£000	£000	£000
Audit services
Statutory audit (including parent company audit fee £5,000 (2003: £5,000, 2002: £5,000)	123	95	60
Audit related regulatory reporting	53	287	161
Further assurance services	43	30	—
Tax services
compliance services	37	69	26
advisory services	3	3	10

The fees paid to auditors for audit regulated regulatory reporting are in connection with U.K. and SEC regulatory filings.

Included above are fees charged to the profit and loss account and paid to the Group’s auditor for non-audit services of £136,000 (2003: £167,000, 2002: £177,000).

The Audit committee is responsible for ensuring that the independence of the Group’s auditors has not been compromised by the provision of non-audit services. The Audit committee’s responsibilities include recommending the selection, role and remuneration of the external auditors and monitoring the scope and performance of their activities. The Audit committee also monitors the independence and objectivity of the external auditors and their provision of non-audit services.

5	EXCEPTIONAL REORGANISATION INCOME/(COSTS)

	2004	2003	2002
	£000	£000	£000
Movement on vacant lease provision	880	(1,762)	—
Write back of impairment provisions	2,745	520	(3,265)
Severance payments	—	(1,919)	(556)

	3,625	(3,161)	(3,821)

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Following the announcement in April 2004 that Genzyme had signed a ten year sub-lease for the vacant space in the Group’s Cambridge facility, the vacant lease provision and asset impairment provision following the previous reorganisations have been reduced to reflect the impact of the sub-lease agreement.

Following the announcement of the cessation of Phase III trials of tariquidar, the Group has undertaken a cost saving reorganisation, which included a headcount reduction and program prioritisation. Included in administrative expenses for continuing operations in 2003 under exceptional reorganisation costs is £2,553,000 in respect of severance payments and a vacant leasehold provision in respect of excess laboratory and office space at the Group’s Cambridge facility. £520,000 of the impairment provision made in 2002 has been credited to exceptional costs during 2003 following the sale of related plant and equipment at the Cambridge facility.

Following the KS Biomedix acquisition further exceptional reorganisation costs arose in the acquired business as a result of the integration of the two businesses. Included in administrative expenses for acquisitions in 2003 is an exceptional reorganisation cost of £1,128,000 also in respect of severance payments and a vacant leasehold provision.

Included within the administrative charge in 2002 was an exceptional reorganisation charge of £556,000 in respect of severance payments and an impairment charge of £3,265,000 against leasehold improvements and equipment no longer expected to be used in the business. The impairment charge is based on the value in use of these assets which has been calculated by applying a discount rate of 4% to the expected future cash flows relating to these assets.

6	EMPLOYEES

Number of employees

The average number of persons (including Executive Directors) employed by the Group in the year was:

	2004	2003	2002
	Number	Number	Number
Research and development	64	75	111
Administration	29	30	34

	93	105	145

Employment costs

	2004	2003	2002
	£000	£000	£000
Wages and salaries	4,655	6,678	6,923
Social security costs	513	714	660
Other pension costs	349	477	510

	5,517	7,869	8,093

Employment costs include severance payments made in the year.

Directors’ emoluments

	2004	2003	2002
	£000	£000	£000
Aggregate emoluments of the Directors were as follows:
Non-executive Directors:
Aggregate emoluments	152	136	131
Executive Directors:
Aggregate emoluments	780	961	1,104
Company contributions to money purchase pension schemes	105	179	142

	1,037	1,276	1,377

Retirement benefits are accruing to 3 Directors (2003: 3 Directors, 2002: 5 Directors) under defined contribution pension schemes. The aggregate gain on the exercise of share options during 2004 was nil (2003: nil, 2002: nil). Compensation for loss of office was paid to former directors during 2004 of £nil (2003: £300,000, 2002: nil).

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Directors’ Remuneration

	Fees	Salary	Bonus	Benefits	2004 Total	2004 Pension
	£000	£000	£000	£000	£000	£000
Executive Directors
DA Oxlade(a)(b)	—	237	72	25	334	53
D Abrams(b)	—	160	48	17	225	26
J Waterfall(b)(c)	—	160	44	17	221	26

Non-Executive Directors
JBH Jackson	50	—	—	—	50	—
PL Gillett	25	—	—	—	25	—
TR Irwin(d)	23	—	—	—	23	—
AL Harris	18	—	—	—	18	—
J Rennocks	18	—	—	—	18	—
M Young	18	—	—	—	18	—

	152	557	164	59	932	105

(a)	Highest paid Director in 2004.

(b)	The performance-related pay element of total remuneration packages is in the order of 20%.

(c)	Dr Waterfall’s bonus of £44,800 was commuted to his pension fund.

(d)	In addition to his non-Executive Director fee, Mr Irwin was also paid £4,800 by Xenova for consultancy services in 2004 (not included in the table above)

	Fees	Salary	Bonus	Benefits	Termination payment	2003 Total	2003 Pension
	£000	£000	£000	£000	£000	£000	£000
Executive Directors
DA Oxlade(a)(f)	—	227	73	24	—	324	56
D Abrams(f)	—	153	49	18	—	220	25
M Moore(b)	—	90	—	11	157	258	38
J Waterfall(f)	—	153	49	17	—	219	25
J St Clair Roberts(c)	—	86	—	11	143	240	35

Non-executive Directors
JBH Jackson	45	—	—	—	—	45	—
PL Gillett	19	—	—	—	—	19	—
TR Irwin	18	—	—	—	—	18	—
HS Wachtler	13	—	—	—	—	13	—
AL Harris	16	—	—	—	—	16	—
GH Fairtlough(d)	15	—	—	—	—	15	—
J Rennocks(e)	5	—	—	—	—	5	—
M Young(e)	5	—	—	—	—	5	—

	136	709	171	81	300	1,397	179

(a)	Highest paid Director in 2003

(b)	Resigned 13 August 2003 — pension contribution on termination of £23,839 is included in pension above

(c)	Resigned 13 August 2003 — pension contribution on termination of £21,280 is included in pension above

(d)	Resigned 17 October 2003

(e)	Joined 15 September 2003

(f)	The performance-related pay element of total remuneration packages is in the order of 20%

NOTES TO THE FINANCIAL INFORMATION — (Continued)

	Fees	Salary	Bonus	Benefits	2002 Total	2002 Pension
	£000	£000	£000	£000	£000	£000
Executive Directors
DA Oxlade(a)	—	220	62	28	310	50
D Abrams	—	148	41	21	210	24
M Moore	—	140	39	17	196	23
J Waterfall	—	148	41	17	206	24
J St Clair Roberts	—	125	35	21	181	21

Non-executive Directors
JBH Jackson	45	—	—	—	45	—
PL Gillett	19	—	—	—	19	—
TR Irwin	16	—	—	—	16	—
HS Wachtler	16	—	—	—	16	—
AL Harris	16	—	—	—	16	—
GH Fairtlough	19	—	—	—	19	—

	131	781	218	104	1,234	142

(a) Highest paid Director in 2002

Directors’ interests in share options in 1p Ordinary Shares

	Category of option		At 1 January 2004	Granted/ (lapsed) in the year	At 31 December 2004	Exercise price	Earliest exercise date	Latest exercise date
D Oxlade	(a	)	8,875	—	8,875	£3.38	23 June 2000	22 June 2007
	(b	)	35,562	—	35,562	£3.38	23 June 2000	22 June 2007
	(b	)	40,000	—	40,000	£2.08	13 Mar 2001	12 Mar 2008
	(b	)	120,000	—	120,000	£0.32	15 Dec 2001	14 Dec 2008
	(b	)	50,000		50,000	£0.88	17 Aug 2002	16 Aug 2009
	(b	)	50,000	—	50,000	£0.87	20 Dec 2002	19 Dec 2009
	(b,f	)	60,000	(60,000)	—	£1.11	18 Dec 2003	17 Dec 2010
	(b	)	70,000	—	70,000	£0.77	13 July 2005	12 July 2010
	(b,f	)	153,000	(153,000)	—	£0.48	16 Aug 2004	15 Aug 2011
	(b	)	102,000	—	102,000	£0.48	16 Aug 2006	15 Aug 2011
	(c,f	)	213,432	(213,432)	—	£0.10	18 Oct 2004	17 Oct 2011
	(b,f	)	112,500	(112,500)	—	£0.41	18 Dec 2004	17 Dec 2011
	(b	)	37,500	—	37,500	£0.41	18 Dec 2006	17 Dec 2011
	(d	)	15,589	—	15,589	£0.49	1 June 2005	30 Nov 2005
	(b	)	45,000	—	45,000	£0.38	12 Sept 2005	11 Sept 2012
	(b	)	15,000	—	15,000	£0.38	12 Sept 2007	11 Sept 2012
	(c	)	155,663	—	155,663	£0.10	28 Oct 2005	27 Oct 2012
	(b	)	375,000	—	375,000	£0.31	6 Dec 2005	5 Dec 2012
	(b	)	125,000	—	125,000	£0.31	6 Dec 2007	5 Dec 2012
	(b	)	450,000	—	450,000	£0.11	5 Dec 2006	4 Dec 2013
	(b	)	150,000	—	150,000	£0.11	5 Dec 2008	4 Dec 2013
	(c	)	1,260,000	—	1,260,000	£0.01	23 Dec 2006	22 Dec 2013
	(b	)	—	945,000	945,000	£0.01	04 Mar 2007	03 Mar 2014
	(b	)	—	987,500	987,500	£0.09	13 Aug 2007	12 Aug 2014
	(b	)	—	329,175	329,175	£0.09	13 Aug 2009	12 Aug 2014
	(b	)	—	1,200,000	1,200,000	£0.06	6 Dec 2007	5 Dec 2014
	(b	)	—	300,000	300,000	£0.06	6 Dec 2009	5 Dec 2014
	(e	)	—	131,597	131,597	£0.072	1 Nov 2007	30 Apr 2008

NOTES TO THE FINANCIAL INFORMATION — (Continued)

	Category of option		At 1 January 2004	Granted/ (lapsed) in the year	At 31 December 2004	Exercise price	Earliest exercise date	Latest exercise date
D Abrams	(b	)	52,788	—	52,788	£2.08	13 Mar 2001	12 Mar 2008
	(a	)	14,423	—	14,423	£2.08	13 Mar 2001	12 Mar 2008
	(b	)	40,000	—	40,000	£0.32	15 Dec 2001	14 Dec 2008
	(b	)	40,000	—	40,000	£0.32	15 Dec 2003	14 Dec 2008
	(b	)	25,000	—	25,000	£0.88	17 Aug 2002	16 Aug 2009
	(b	)	40,000	—	40,000	£0.87	20 Dec 2002	19 Dec 2009
	(b,f	)	30,000	(30,000)	—	£1.11	18 Dec 2003	17 Dec 2010
	(b	)	40,000		40,000	£0.77	13 July 2005	12 July 2010
	(b,f	)	61,200	(61,200)	—	£0.48	16 Aug 2004	15 Aug 2011
	(b	)	40,800		40,800	£0.48	16 Aug 2006	15 Aug 2011
	(b,f	)	52,500	(52,500)	—	£0.41	18 Dec 2004	17 Dec 2011
	(b	)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(c,f	)	106,716	(106,716)	—	£0.10	18 Oct 2004	17 Oct 2011
	(b	)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(b	)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(c	)	107,664	—	107,664	£0.10	28 Oct 2005	27 Oct 2012
	(b	)	187,500	—	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(b	)	67,500	—	67,500	£0.31	6 Dec 2007	5 Dec 2012
	(b	)	375,000	—	375,000	£0.11	5 Dec 2006	4 Dec 2013
	(b	)	125,000	—	125,000	£0.11	5 Dec 2008	4 Dec 2013
	(c	)	630,000	—	630,000	£0.01	23 Dec 2006	22 Dec 2013
	(b	)	—	472,500	472,500	£0.01	04 Mar 2007	03 Mar 2014
	(b	)	—	687,500	687,500	£0.09	13 Aug 2007	12 Aug 2014
	(b	)	—	229,175	229,175	£0.09	13 Aug 2009	12 Aug 2014
	(b	)	—	800,000	800,000	£0.06	6 Dec 2007	5 Dec 2014
	(b	)	—	200,000	200,000	£0.06	6 Dec 2009	5 Dec 2014

J Waterfall	(b	)	74,360	—	74,360	£1.17	27 May 2002	26 May 2009
	(b	)	25,640	—	25,640	£1.17	27 May 2002	26 May 2009
	(b	)	20,000	—	20,000	£0.87	20 Dec 2002	19 Dec 2009
	(b,f	)	30,000	(30,000)	—	£1.11	18 Dec 2003	17 Dec 2010
	(b	)	50,000	—	50,000	£0.77	13 July 2005	12 July 2010
	(b,f	)	61,200	(61,200)	—	£0.48	16 Aug 2004	15 Aug 2011
	(b	)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(b,f	)	52,500	(52,500)	—	£0.41	18 Dec 2004	17 Dec 2011
	(b	)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(b	)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(b	)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(c	)	27,339	—	27,339	£0.10	28 Oct 2005	27 Oct 2012
	(b	)	187,500	—	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(b	)	67,500	—	67,500	£0.31	6 Dec 2007	5 Dec 2012
	(b	)	300,000	—	300,000	£0.11	5 Dec 2006	4 Dec 2013
	(b	)	100,000	—	100,000	£0.11	5 Dec 2008	4 Dec 2013
	(c	)	315,000	—	315,000	£0.01	23 Dec 2006	22 Dec 2013
	(b	)	—	687,500	687,500	£0.09	13 Aug 2007	12 Aug 2014
	(b	)	—	229,175	229,175	£0.09	13 Aug 2009	12 Aug 2014
	(b	)	—	800,000	800,000	£0.06	6 Dec 2007	5 Dec 2014
	(b	)	—	200,000	200,000	£0.06	6 Dec 2009	5 Dec 2014
	(e	)	—	52,638	52,638	£0.072	1 Nov 2007	30 Apr 2008

(a)	1996 Share Option Scheme (approved)

(b)	1996 Share Option Scheme (non-approvable parts)

(c)	Deferred Share Bonus Plan

(d)	1996 Save As You Earn Scheme 2002 offer

(e)	1996 Save As You Earn Scheme 2004 offer

(f)	Lapsed options

Options granted in 2004 were issued under the 1996 scheme as three-year or five-year vesting options.

Options granted during the year under the 1996 scheme and Deferred Share Bonus Plan have performance criteria determined by the Remuneration Committee.

The performance criteria include the achievement of individual, corporate and share price objectives. Prior to November 1999 options granted under the 1996 approved scheme have no performance criteria.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

	Category of Option	At 1 January 2003	Granted/ (lapsed) in the year	At 31 December 2003	Exercise Price	Earliest exercise date	Latest exercise date
D Oxlade	(b)	8,875	—	8,875	£3.38	23 June 2000	22 June 2007
	(c)	35,562	—	35,562	£3.38	23 June 2000	22 June 2007
	(c)	40,000	—	40,000	£2.08	13 Mar 2001	12 Mar 2008
	(c)	120,000	—	120,000	£0.32	15 Dec 2001	14 Dec 2008
	(c)	50,000	—	50,000	£0.88	17 Aug 2002	16 Aug 2009
	(c)	50,000	—	50,000	£0.87	20 Dec 2002	19 Dec 2009
	(d)(h)	7,088	(7,088)	—	£0.82	1 Sep 2002	28 Feb 2003
	(e)(h)	41,920	(41,920)	—	£0.10	13 July 2003	12 July 2010
	(c)	60,000	—	60,000	£1.11	18 Dec 2003	17 Dec 2010
	(c)	70,000	—	70,000	£0.77	13 July 2005	12 July 2010
	(f)(h)	4,211	(4,211)	—	£0.92	1 Dec 2003	31 May 2004
	(c)	153,000	—	153,000	£0.48	16 Aug 2004	15 Aug 2011
	(c)	102,000	—	102,000	£0.48	16 Aug 2006	15 Aug 2011
	(e)	213,432	—	213,432	£0.10	18 Oct 2004	17 Oct 2011
	(c)	112,500	—	112,500	£0.41	18 Dec 2004	17 Dec 2011
	(c)	37,500	—	37,500	£0.41	18 Dec 2006	17 Dec 2011
	(g)	15,589	—	15,589	£0.49	1 June 2005	30 Nov 2005
	(c)	45,000	—	45,000	£0.38	12 Sept 2005	11 Sept 2012
	(c)	15,000	—	15,000	£0.38	12 Sept 2007	11 Sept 2012
	(e)	155,663	—	155,663	£0.10	28 Oct 2005	27 Oct 2012
	(c)	375,000	—	375,000	£0.31	6 Dec 2005	5 Dec 2012
	(c)	125,000	—	125,000	£0.31	6 Dec 2007	5 Dec 2012
	(c)	—	450,000	450,000	£0.11	5 Dec 2006	4 Dec 2013
	(c)	—	150,000	150,000	£0.11	5 Dec 2008	4 Dec 2013
	(e)	—	1,260,000	1,260,000	£0.01	23 Dec 2006	22 Dec 2013

D Abrams	(c)	52,788	—	52,788	£2.08	13 Mar 2001	12 Mar 2008
	(b)	14,423	—	14,423	£2.08	13 Mar 2001	12 Mar 2008
	(c)	40,000	—	40,000	£0.32	15 Dec 2001	14 Dec 2008
	(c)	40,000	—	40,000	£0.32	15 Dec 2003	14 Dec 2008
	(c)	25,000	—	25,000	£0.88	17 Aug 2002	16 Aug 2009
	(c)	40,000	—	40,000	£0.87	20 Dec 2002	19 Dec 2009
	(e)(h)	33,527	(33,527)	—	£0.10	13 July 2003	12 July 2010
	(c)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(c)	40,000	—	40,000	£0.77	13 July 2005	12 July 2010
	(c)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(c)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(c)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(c)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(e)	106,716	—	106,716	£0.10	18 Oct 2004	17 Oct 2011
	(c)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(c)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(e)	107,664	—	107,664	£0.10	28 Oct 2005	27 Oct 2012
	(c)	187,500	—	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(c)	67,500	—	67,500	£0.31	6 Dec 2007	5 Dec 2012
	(c)	—	375,000	375,000	£0.11	5 Dec 2006	4 Dec 2013
	(c)	—	125,000	125,000	£0.11	5 Dec 2008	4 Dec 2013
	(e)	—	630,000	630,000	£0.01	23 Dec 2006	22 Dec 2013

NOTES TO THE FINANCIAL INFORMATION — (Continued)

	Category of Option	At 1 January 2003	Granted/ (lapsed) in the year	At 31 December 2003	Exercise Price	Earliest exercise date	Latest exercise date
J Waterfall	(c)	74,360	—	74,360	£1.17	27 May 2002	26 May 2009
	(b)	25,640	—	25,640	£1.17	27 May 2002	26 May 2009
	(c)	20,000	—	20,000	£0.87	20 Dec 2002	19 Dec 2009
	(d)(h)	4,725	(4,725)	—	£0.82	1 Sep 2002	28 Feb 2003
	(e)(h)	13,912	(13,912)	—	£0.10	13 July 2003	12 July 2010
	(c)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(c)	50,000	—	50,000	£0.77	13 July 2005	12 July 2010
	(c)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(c)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(c)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(c)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(c)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(c)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(e)	27,339	—	27,339	£0.10	28 Oct 2005	27 Oct 2012
	(c)	187,500	—	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(c)	67,500	—	67,500	£0.31	6 Dec 2007	5 Dec 2012
	(c)	—	300,000	300,000	£0.11	5 Dec 2006	4 Dec 2013
	(c)	—	100,000	100,000	£0.11	5 Dec 2008	4 Dec 2013
	(e)	—	315,000	315,000	£0.01	23 Dec 2006	22 Dec 2013

M Moore	(a)	15,000	—	15,000	£3.35	23 Dec 1997	22 Dec 2004
	(a)	15,000	—	15,000	£2.34	9 Aug 1998	8 Aug 2005
	(c)	65,000		65,000	£0.88	17 Aug 2002	16 Aug 2009
	(c)	35,000		35,000	£0.87	20 Dec 2002	19 Dec 2009
	(d)	4,752	(4,725)	—	£0.82	1 Sept 2002	28 Feb 2003
	(e)(h)	22,304	(22,304)	—	£0.10	13 July 2003	12 July 2010
	(c)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(c)	40,000	—	40,000	£0.77	13 July 2005	12 July 2010
	(f)(h)	4,211	(4,211)	—	£0.92	1 Dec 2003	31 May 2004
	(c)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(c)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(e)(h)	213,432	(83,002)	130,430	£0.10	18 Oct 2004	17 Oct 2011
	(c)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(c)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(c)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(c)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(e)(h)	45,428	(34,071)	11,357	£0.10	28 Oct 2005	27 Oct 2012
	(c)	187,500	—	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(c)	67,500	—	67,500	£0.31	6 Dec 2007	5 Dec 2012

J St Clair Roberts	(b)	62,500	—	62,500	£0.48	16 Aug 2004	15 Aug 2011
	(c)	5,500	—	5,500	£0.48	16 Aug 2004	15 Aug 2011
	(c)	59,500	—	59,500	£0.48	16 Aug 2006	15 Aug 2011
	(c)	30,000	—	30,000	£0.41	18 Dec 2004	17 Dec 2011
	(c)	10,000	—	10,000	£0.41	18 Dec 2006	17 Dec 2011
	(g)(h)	19,487	(19,487)	—	£0.49	1 June 2005	30 Nov 2005
	(c)	22,500	—	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(c)	7,500	—	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(e)(h)	78,977	(59,233)	19,744	£0.10	28 Oct 2005	27 Oct 2012
	(c)	150,000	—	150,000	£0.31	6 Dec 2005	5 Dec 2012
	(c)	50,000	—	50,000	£0.31	6 Dec 2007	5 Dec 2012

(a)	1992 Share Option Scheme
(b)	1996 Share Option Scheme (approved)
(c)	1996 Share Option Scheme (non-approvable parts)
(d)	1997 Save As You Earn Scheme 1999 offer
(e)	Deferred Share Bonus Plan
(f)	1997 Save As You Earn Scheme 2000 offer
(g)	1997 Save As You Earn Scheme 2002 offer
(h)	Lapsed options

Options granted in 2003 were issued under the 1996 scheme as three-year or five-year vesting options.

Options granted in 2003 under the 1996 scheme and Deferred Share Bonus Plan have performance criteria determined by the Remuneration Committee.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

The performance criteria include the achievement of individual, corporate and share price objectives. Prior to November 1999 options granted under the 1996 approved scheme have no performance criteria.

	Category of Option	At 1 January 2002	Granted/ (lapsed) in the year	At 31 December 2002	Earliest price	Earliest exercise date	Latest exercise date
D Oxlade	(e)	8,875	—	8,875	£3.38	23 June 2000	22 June 2007
	(d)	35,562	—	35,562	£3.38	23 June 2000	22 June 2007
	(d)	40,000	—	40,000	£2.08	13 Mar 2001	12 Mar 2008
	(d)(i)	120,000	(120,000)	—	£3.38	23 June 2002	22 June 2007
	(d)	120,000	—	120,000	£0.32	15 Dec 2001	14 Dec 2008
	(d)	50,000	—	50,000	£0.88	17 Aug 2002	16 Aug 2009
	(d)	50,000	—	50,000	£0.87	20 Dec 2002	19 Dec 2009
	(g)	7,088	—	7,088	£0.82	1 Sep 2002	28 Feb 2003
	(h)(i)	29,218	(29,218)	—	£0.10	18 Aug 2002	17 Aug 2009
	(h)	41,920	—	41,920	£0.10	13 July 2003	12 July 2010
	(d)	60,000	—	60,000	£1.11	18 Dec 2003	17 Dec 2010
	(d)	70,000	—	70,000	£0.77	13 July 2005	12 July 2010
	(j)	4,211	—	4,211	£0.92	1 Dec 2003	31 May 2004
	(d)	153,000	—	153,000	£0.48	16 Aug 2004	15 Aug 2011
	(d)	102,000	—	102,000	£0.48	16 Aug 2006	15 Aug 2011
	(h)	213,432	—	213,432	£0.10	18 Oct 2004	17 Oct 2011
	(d)	112,500	—	112,500	£0.41	18 Dec 2004	17 Dec 2011
	(d)	37,500	—	37,500	£0.41	18 Dec 2006	17 Dec 2011
	(k)	—	15,589	15,589	£0.49	1 June 2005	30 Nov 2005
	(d)	—	45,000	45,000	£0.38	12 Sept 2005	11 Sept 2012
	(d)	—	15,000	15,000	£0.38	12 Sept 2007	11 Sept 2012
	(h)	—	155,663	155,663	£0.10	28 Oct 2005	27 Oct 2012
	(d)	—	375,000	375,000	£0.31	6 Dec 2005	5 Dec 2012
	(d)	—	125,000	125,000	£0.31	6 Dec 2007	5 Dec 2012

M Moore	(a)(i)	2,730	(2,730)	—	£5.84	26 May 1995	25 May 2002
	(b)	15,000	—	15,000	£3.35	23 Dec 1997	22 Dec 2004
	(b)	15,000	—	15,000	£2.34	9 Aug 1998	8 Aug 2005
	(d)(i)	55,429	(55,429)	—	£3.38	23 June 2002	22 June 2007
	(d)	65,000	—	65,000	£0.88	17 Aug 2002	16 Aug 2009
	(d)	35,000	—	35,000	£0.87	20 Dec 2002	19 Dec 2009
	(g)	4,725	—	4,725	£0.82	1 Sep 2002	28 Feb 2003
	(h)(i)	11,522	(11,522)	—	£0.10	18 Aug 2002	17 Aug 2009
	(h)	22,304	—	22,304	£0.10	13 July 2003	12 July 2010
	(d)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(d)	40,000	—	40,000	£0.77	13 July 2005	12 July 2010
	(j)	4,211	—	4,211	£0.92	1 Dec 2003	31 May 2004
	(d)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(d)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(h)	213,432	—	213,432	£0.10	18 Oct 2004	17 Oct 2011
	(d)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(d)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(d)	—	22,500	22,500	£0.38	12 Dec 2005	11 Sept 2012
	(d)	—	7,500	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(h)	—	45,428	45,428	£0.10	28 Oct 2005	27 Oct 2012
	(d)	—	187,500	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(d)	—	67,500	67,500	£0.31	6 Dec 2007	5 Dec 2012

NOTES TO THE FINANCIAL INFORMATION — (Continued)

	Category of Option	At 1 January 2002	Granted/ (lapsed) in the year	At 31 December 2002	Earliest price	Earliest exercise date	Latest exercise date
J Waterfall	(d)	74,360	—	74,360	£1.17	27 May 2002	26 May 2009
	(e)	25,640	—	25,640	£1.17	27 May 2002	26 May 2009
	(d)	20,000	—	20,000	£0.87	20 Dec 2002	19 Dec 2009
	(g)	4,725	—	4,725	£0.82	1 Sep 2002	28 Feb 2003
	(h)	13,912	—	13,912	£0.10	13 July 2003	12 July 2010
	(d)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(d)	50,000	—	50,000	£0.77	13 July 2005	12 July 2010
	(d)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(d)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(d)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(d)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(d)	—	22,500	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(d)	—	7,500	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(h)	—	27,339	27,339	£0.10	28 Oct 2005	27 Oct 2012
	(d)	—	187,500	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(d)	—	67,500	67,500	£0.31	6 Dec 2007	5 Dec 2012

J St Clair Roberts	(e)	62,500	—	62,500	£0.48	16 Aug 2004	15 Aug 2011
	(d)	5,500	—	5,500	£0.48	16 Aug 2004	15 Aug 2011
	(d)	59,500	—	59,500	£0.48	16 Aug 2006	15 Aug 2011
	(d)	30,000	—	30,000	£0.41	18 Dec 2004	17 Dec 2011
	(d)	10,000	—	10,000	£0.41	18 Dec 2006	17 Dec 2011
	(k)	—	19,487	19,487	£0.49	1 June 2005	30 Nov 2005
	(d)	—	22,500	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(d)	—	7,500	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(h)	—	78,977	78,977	£0.10	28 Oct 2005	27 Oct 2012
	(d)	—	150,000	150,000	£0.31	6 Dec 2005	5 Dec 2012
	(d)	—	50,000	50,000	£0.31	6 Dec 2007	5 Dec 2012

D Abrams	(d)	52,788	—	52,788	£2.08	13 Mar 2001	12 Mar 2008
	(e)	14,423	—	14,423	£2.08	13 Mar 2001	12 Mar 2008
	(d)	40,000	—	40,000	£0.32	15 Dec 2001	14 Dec 2008
	(d)	40,000	—	40,000	£0.32	15 Dec 2003	14 Dec 2008
	(d)	25,000	—	25,000	£0.88	17 Aug 2002	16 Aug 2009
	(d)	40,000	—	40,000	£0.87	20 Dec 2002	19 Dec 2009
	(h)(i)	19,478	(19,478)	—	£0.10	18 Aug 2002	17 Aug 2009
	(h)	33,527	—	33,527	£0.10	13 July 2003	12 July 2010
	(d)	30,000	—	30,000	£1.11	18 Dec 2003	17 Dec 2010
	(d)	40,000	—	40,000	£0.77	13 July 2005	12 July 2010
	(d)	61,200	—	61,200	£0.48	16 Aug 2004	15 Aug 2011
	(d)	40,800	—	40,800	£0.48	16 Aug 2006	15 Aug 2011
	(d)	52,500	—	52,500	£0.41	18 Dec 2004	17 Dec 2011
	(d)	17,500	—	17,500	£0.41	18 Dec 2006	17 Dec 2011
	(h)	106,716	—	106,716	£0.10	18 Oct 2004	17 Oct 2011
	(d)	—	22,500	22,500	£0.38	12 Sept 2005	11 Sept 2012
	(d)	—	7,500	7,500	£0.38	12 Sept 2007	11 Sept 2012
	(h)	—	107,664	107,664	£0.10	28 Oct 2005	27 Oct 2012
	(d)	—	187,500	187,500	£0.31	6 Dec 2005	5 Dec 2012
	(d)	—	67,500	67,500	£0.31	6 Dec 2007	5 Dec 2012

(a)	1988 Share Option Scheme

(b)	1992 Share Option Scheme

(c)	Amendments to 1992 share Option Scheme

(d)	1996 share Option Scheme (non-approvable parts)

(e)	1996 Share Option Scheme (approved)

(f)	1997 Save As You Earn Scheme

(g)	1997 Save As You Earn Scheme 1999 offer

(h)	Deferred Share Bonus Plan

(i)	Lapsed options

(j)	1997 Save As You Earn Scheme 2000 offer

(k)	1997 Save As You Earn Scheme 2002 offer

Options granted in 2002 were issued under the 1996 scheme as three-year or five-year vesting options.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Options granted in 2002 under the 1996 scheme and Deferred Share Bonus Plan have performance criteria determined by the Remuneration Committee.

The performance criteria include the achievement of individual, corporate and share price objectives. Prior to November 1999 options granted under the 1996 approved scheme have no performance criteria. Options granted before 1996 were issued under either the 1992 or 1988 share option schemes, both of which were three-year vesting schemes with no performance criteria.

7	INVESTMENT INCOME (NET)

	2004	2003	2002
	£000	£000	£000
Interest receivable	797	394	619
Interest Payable on bank loans and overdrafts	(10)	—	—
Interest payable on finance leases	(2)	(4)	(4)
Loss on disposal of current asset investment	—	(9)	—

	785	381	615

8	TAXATION

	2004	2003	2002
	£000	£000	£000
U.K. Corporation tax on loss for the year	(1,307)	(1,120)	(2,032)
Adjustment in respect of prior years	(285)	166	—
Group share of joint ventures’ tax charge	—	—	21

	(1,592)	(954)	(2,011)

The Group’s share of the corporation tax charge for 2004 for joint ventures is £nil (2003: £23,000, 2002: £21,000).

Factors affecting tax credit for the year

	2004	2003	2002
	£000	£000	£000
Loss on ordinary activities before taxation	(14,115)	(15,958)	(15,213)
Loss on ordinary activities at U.K. corporation tax rate of 30% (2003:
30%, 2002: 30%)	(4,234)	(4,787)	(4,564)
Effects of:
Expenses not deductible for tax purposes	(461)	477	1,654
Carry back of current year losses	—	(24)	—
Adjustment to prior year tax credit	(285)	165	—
Deferred tax asset not recognised	3,061	2,941	(879)
Research & Development tax credit received at 24% of losses compared with 30% tax rate	327	274	1,778

Current tax credit for the year	(1,592)	(954)	(2,011)

The Group has U.K. tax losses of approximately £101 million (31 December 2003: £137 million, 31 December 2002: £105 million) available for carry forward against future profits. Of these tax losses approximately £16 million have yet to be agreed with the Inland Revenue. The Group’s UK tax losses have been reduced during 2004 following a reorganisation among subsidiary companies that utilised approximately £43 million of brought forward losses. These losses will be recouped over 10 years as the resulting intangible asset is amortised.

No provision for deferred taxation is required at 31 December 2004 (2003: nil, 2002: nil) and there is no potential un-provided deferred taxation liability at that date.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Unrecognised potential deferred tax assets are:

	2004	2003	2002
	£000	£000	£000
Depreciation less that capital allowances	(71)	(228)	(1,156)
Short-term timing differences	—	150	—
Trading losses	30,185	40,849	31,631

	30,114	40,771	30,475

Unrecognised potential net deferred tax assets of £5,763,000 were acquired with KS Biomedix

9	LOSS PER SHARE

Loss per share is calculated by reference to the loss attributable to the ordinary shareholders of the Company of £12,523,000 (2003: £15,004,000, 2002: £13,202,000) and the weighted average of 431,529,000 ordinary shares in issue during 2004 (2003: £212,437,000, 2002: 147,484,000). The share capital reorganisation described in note 21 did not change the number of ordinary shares in issue. All potential ordinary shares are anti-dilutive.

10	INTANGIBLE FIXED ASSETS

	Goodwill	License fees and patents	Total
	£000	£000	£000
Cost
As at 1 January 2002	11,675	213	11,888
Additions	—	335	335

As at 31 December 2002	11,675	548	12,223
Additions	10,809	622	11,431
Disposals	(200)	—	(200)

As at 31 December 2003 and 31 December 2004	22,284	1,170	23,454

Amortisation
As at 1 January 2002	(877)	(213)	(1,090)
Charge for the year	(1,168)	(335)	(1,503)

As at 31 December 2002	(2,045)	(548)	(2,593)
Charge for the year	(1,486)	(103)	(1,589)

As at 31 December 2003	(3,531)	(651)	(4,182)
Charge for the year	(2,229)	(104)	(2,333)

As at 31 December 2004	(5,760)	(755)	(6,515)

Net book value as at 31 December 2004	16,524	415	16,939

Net book value as at 31 December 2003	18,753	519	19,272

Net book value as at 31 December 2002	9,630	—	9,630

Goodwill amortisation in respect of Phogen was £nil (2003: £nil, 2002: £30,000).

NOTES TO THE FINANCIAL INFORMATION — (Continued)

11	TANGIBLE FIXED ASSETS

	Freehold property	Short leasehold property	Fixtures, fittings and equipment	Total
	£000	£000	£000	£000
Cost
As at 1 January 2002	—	9,144	3,575	12,719
Additions	—	38	611	649
Disposals	—	—	(12)	(12)

As at 31 December 2002	—	9,182	4,174	13,356
Acquisition of subsidiary undertaking	2,194	118	914	3,226
Additions	95	253	367	715
Disposals	(263)	(228)	(1,230)	(1,721)
Currency translation adjustment	(96)	(6)	(35)	(137)

As at 31 December 2003	1,930	9,319	4,190	15,439
Additions	125	24	257	406
Disposals	(1,876)	(216)	(1,033)	(3,125)
Currency translation adjustment	2	—	1	3

As at 31 December 2004	181	9,127	3,415	12,723

Depreciation
As at 1 January 2002	—	1,019	2,114	3,133
Charge for the year	—	249	1,229	1,478
Exceptional impairment charge (Note 5)	—	3,265	—	3,265
Disposals	—	—	(12)	(12)

As at 31 December 2002	—	4,533	3,331	7,864
Charge for the year	8	615	588	1,211
Disposals	(3)	(114)	(1,377)	(1,494)

As at 31 December 2003	5	5,034	2,542	7,581
Charge for the year	74	354	470	898
Exceptional impairment charge (Note 5)	—	(2,625)	(120)	(2,745)
Disposals	(64)	—	(142)	(206)

As at 31 December 2004	15	2,763	2,750	5,528

Net book value as at 31 December 2004	166	6,364	665	7,195

Net book value as at 31 December 2003	1,925	4,285	1,648	7,858

Net book value as at 31 December 2002	—	4,649	843	5,492

The net book value of fixtures, fittings and equipment held under finance leases at 31 December 2004 was £nil

(2003: £80,000, 2002: £20,000).

Capital Commitments

	2004	2003	2002
	£000	£000	£000
Contracted for but not provided for as at 31 December	29	161	30

NOTES TO THE FINANCIAL INFORMATION — (Continued)

12	INVESTMENTS

Interest in joint ventures

	2004	2003	2002
	£000	£000	£000
At 1 January
Net assets/(liabilities)	39	127	(62)
Goodwill	—	—	30

	39	127	(32)
Acquired with subsidiary undertaking	—	99	—
Share of (losses)/profit retained	(23)	(187)	159
Amortisation of goodwill	—	—	(30)

At 31 December
Net assets	16	39	127

Principal group investments

Subsidiary undertakings	Country (state) of registration or incorporation	Nature of business	Class of share	Holding
				2004	2003	2002
Held directly
Xenova Limited	England and Wales	Trading	Ordinary	100%	100%	100%
Oncocene Limited (formerly Cantab Pharmaceuticals Limited)	England and Wales	Holding	Ordinary	100%	100%	100%
Xenova KS Limited (formerly KS Biomedix Holdings plc)	England and Wales	Holding	Ordinary	100%	100%	—
MetaXen LLC	United States ofAmerica (Delaware)	Dormant	Class A preferred (voting)	100%	100%	100%
			Class B (non voting)	100%	100%	100%
			Class C (non voting)	100%	100%	100%
Held indirectly
Xenova Research Limited	England and Wales	Trading	Ordinary	100%	100%	100%
Xenova Biomedix Limited	England and Wales	Trading	Ordinary	100%	100%	—
K S Avicenna Inc.	Canada (Alberta)	Trading	Ordinary	100%	100%	—

The above subsidiaries, all of which are consolidated, operate principally in the countries of incorporation. The year end of all subsidiaries is 31 December.

Joint Venture undertakings

The Group has a 45% interest in the ordinary shares and 50% of the voting rights of a joint venture company, Phogen Limited, whose accounting year end is December 31 and which is incorporated in England and Wales. The Group’s share of the net assets of Phogen Limited at 31 December 2004 was £4,000 (2003: £16,000, 2002: £127,000).

The principal business of Phogen Limited is to develop and commercialise drug delivery and gene therapy technology based on the cellular trafficking properties of the protein VP22. The funding of this program is provided jointly by the Group and the other joint venture party.

Following the acquisition of the KS Biomedix business, the Group also has a 100% interest in the A preferred ordinary shares and 50% of the voting rights of another joint venture, Discerna Limited, whose accounting year end is March 31 and which is incorporated in England and Wales. The Group’s share of the net assets of Discerna Limited at 31 December 2004, was £12,000 (2003: £23,000). The principal activity of Discerna Limited is the commercialisation of ribosome display technology.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

13	DEBTORS

	2004	2003	2002
	£000	£000	£000
Due within one year
Trade debtors	308	255	260
Amounts owed by joint ventures	24	43	45
Corporation tax receivable	1,131	1,291	1,710
Other debtors	742	1,014	579
Prepayments and accrued income	1,796	1,066	570

	4,001	3,669	3,164

Amounts falling due after more than one year
Other debtors — deferred consideration (note 28)	436	—	—

	4,437	3,669	3,164

14	SHORT-TERM DEPOSITS AND INVESTMENTS

	2004	2003	2002
	£000	£000	£000
Short-term deposits	10,999	14,994	16,131
Listed investments	401	443	454

	11,400	15,437	16,585

Listed investments comprise the investment in Cubist Pharmaceuticals Inc, a pharmaceutical company listed on NASDAQ (CBST)

15	CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	2004	2003	2002
	£000	£000	£000
Bank loans	—	48	—
Finance lease obligations	—	24	3
Trade creditors	1,069	1,254	698
Other tax and social security payable	123	196	195
Other creditors	—	619	278
Accruals and deferred income	4,371	5,002	9,934

	5,563	7,143	11,108

Accruals and deferred income includes £638,000 (2003: £1,320,000, 2002: £5,727,000) of deferred license fees.

16	CREDITORS: AMOUNTS FALLING AFTER MORE THAN ONE YEAR

	2004	2003	2002
	£000	£000	£000
Bank loans	—	132	—
Finance lease obligations	—	10	—
Accruals and deferred income	302	1,624	—

	302	1,766	—

Accruals and deferred income comprises £302,000 (2003: £1,624,000) of deferred license fees.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

17	OPERATING LEASES

The Group has commitments to make annual payments under non-cancelable operating leases which expire as follows:

	2004		2003		2002
	Short leasehold property	Other	Short leasehold property	Other	Short Leasehold property	Other
	£000	£000	£000	£000	£000	£000
Obligations under operating leases
Within one year	72	11	210	35	211	45
Within two to five years	165	23	359	23	165	28
After five years	1,224	1	1,224	—	1,093	—

	1,461	35	1,793	58	1,469	73

18	PROVISIONS FOR LIABILITIES AND CHARGES

	Vacant property	National Insurance	Total
	£000	£000	£000
At 1 January 2002	—	10	10
Charged/(released) in the year	—	2	2

At 31 December 2002	—	12	12
Charged/(released) in the year	1,762	(10)	1,752

At 31 December 2003	1,762	2	1,764
Utilised in the year	(464)	—	(464)
Charged/(released) in the year	(880)	11	(869)

At 31 December 2003	418	13	431

In accordance with the Urgent Issues Task Force Abstract 25 “National Insurance Contributions on Share Option Gains’ the Group has provided for the employers’ National Insurance payable on unapproved options granted after 5 April 1999 and exercisable between 18 August 2002 and 5 December 2013. The National Insurance actually payable will depend on the number of options exercised.

When leasehold properties become vacant or excess space arises in leasehold properties, the Group provides for all costs to the end of the lease or the anticipated date of surrender of the lease, net of anticipated income. As a result of the sub-lease signed with Genzyme during 2004, £880,000 has been released from the vacant property provision and credited to exceptional reorganisation income. The remaining provision is expected to be used over the next 2 1/4 years at which time the Group’s Cambridge site will be fully occupied. The provision is not discounted as the impact would not be material.

19	PENSIONS

The Group operates a defined contribution Group personal pension scheme for employees. Assets of the scheme are held separately from those of the Company in independently administered funds. Contributions for the year ended 31 December 2004 amounted to £349,000 (31 December 2003 £477,000, 31 December 2002: £510,000).

20	FINANCIAL INSTRUMENTS

The Group’s financial instruments comprise cash and liquid resources, and various items such as trade debtors and creditors that arise directly from its operations. The Group finances its operations from both income from collaborations and partnerships and from equity capital. The principal risk arising from our financial instruments is interest rate risk on cash and liquid resources.

The Board has implemented policies for managing this risk. These policies are summarized as follows:

•	The Group uses the services of a discretionary professional fund manager to invest funds on deposit and in money market instruments where the objective is to obtain an overall return in line with three month LIBOR, and

•	All transactions are governed by Xenova’s investment policy, which is regularly reviewed by the Audit Committee. Decisions on the level of risk undertaken are confirmed to the Board of Directors, which has established limits by transaction type and counter party.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Credit risk

To minimize credit risk, investments can only comprise bank and building society deposits, Eurobonds, certificates of deposit, Sterling commercial paper and U.K. government securities with institutions maintaining a minimum long term credit rating of A3 by Moody’s and/or A– by Standard and Poor’s. No transactions are of a speculative nature.

Liquidity risk

The Group ensures that funds held on deposit have a range of maturity dates which allows its cash requirements to be met as they fall due.

Currency risk

Some license agreements with partners provide for milestones to be payable in currencies other than Sterling based on specified events. The Group has not invested in currency hedging instruments given the uncertainty and timing of these milestones. To address this risk, funds are converted into Sterling as soon as practicable after receipt or matched with operating expenditure in the same currency. Some of these license agreements also provide for collaborative research funding which does not represent a significant currency risk to us because the associated costs are refunded to us by the partner on a regular basis and then converted immediately into Sterling. The Group incurs expenditure in foreign currencies as a result of its activities and maintains balances in these currencies in order to meet short term liabilities.

The Group had no financial instruments held for trading purposes in 2004, 2003 or 2002. All of the Group’s provisions, debtors and creditors falling due within one year have been excluded from the disclosures below, excepting the currency disclosure. This is due either to the exclusion of short-term items or because they do not meet the definition of a financial liability.

Financial assets and liabilities

The Group has the following financial assets and liabilities in addition to short-term debtors and creditors:

Current asset investments

As part of the disposal of certain assets of Xenova Discovery Limited in 1999 the Group holds 65,168 $0.001 shares in Cubist Pharmaceuticals Inc. (2003: 65,188 shares, 2002: 88,668 shares). At 31 December 2004 these shares had a book and a market value of £401,000 (2003: £443,000 — 65,168 shares, 2002: £454,000 — 88,668 shares). These equity shares have been excluded from the interest rate risk and currency profile as they have no maturity date and would thus distort the weighted average period information and the provision of pertinent information about any currency exposures involved.

Cash at bank and short-term deposits

The Group uses a discretionary professional fund manager to invest funds on deposit and in money market instruments. The Group held cash at bank of £1,570,000 (2003: £12,070,000, 2002: £2,632,000), which earned interest, in line with LIBOR, at a weighted average rate of 3.74% (2003: 2.82%, 2002: 3.34%). All cash and short-term deposits have maturity dates within a year of 31 December 2004 and are held with institutions maintaining a minimum long term credit rating of A2 by Moody’s and/or A by Standard and Poors. The majority of floating interest rates obtained are set relative to LIBOR.

All short-term deposits mature within one year and are therefore classified as floating rate investments.

Financial liabilities

The Group’s financial liabilities other than short-term creditors are the provision set out below. The short-term creditors are interest free.

As at 31 December 2004 the Group held provisions of £431,000 (2003: £764,000, 2002: £12,000) in respect of vacant leasehold properties and National Insurance (note 18). These provisions are financial liabilities on which no interest is paid.

The group had no significant un-drawn committed borrowing facilities at 31 December 2004, 2003 and 2002.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Currency exposures

The Group’s functional currencies are Sterling and Canadian dollars. Foreign exchange differences on the retranslation of these assets and liabilities are taken to the profit and loss account of the Group companies and the Group.

The table below shows the extent to which Group companies have monetary assets and (liabilities) in currencies other than their local currency.

Functional currency of group operations:

	U.S. Dollars	Canadian dollars	Euros	Total
	£000	£000	£000	£000
2004
Sterling	549	4	56	609
Canadian dollars	23	—	—	23

	572	4	56	632

2003
Sterling	1,080	(33)	44	1,091
Canadian dollars	(29)	—	—	(29)

	1,051	(33)	44	1,062

2002
Sterling	168	—	—	168

Fair value of financial assets and liabilities

For all financial instruments the book values and fair values as at both 31 December 2004, 2003 and 2002 were not materially different.

21	SHARE CAPITAL

	2004		2003		2002
	Number	£000	Number	£000	Number	£000
Authorised:
Ordinary shares of 10p each	—	—	—	—	300,000,000	30,000
Ordinary shares of 1p each	1,805,060,227	18,051	1,805,060,227	18,051	—	—
Deferred shares of 1p each	—	—	2,194,939,773	21,949	—	—

	1,805,060,227	18,051	4,000,000,000	40,000	300,000,000	30,000

Allotted, called up and fully paid:
Ordinary shares of 10p each	—	—	—	—	172,767,353	17,277
Ordinary shares of 1p each	431,543,933	4,316	431,483,887	4,315	—	—
Deferred shares of 1p each	—	—	2,194,939,773	21,949	—	—

	431,543,933	4,316	2,626,423,660	26,264	172,767,353	17,277

During 2004, 42,856 ordinary shares of 1p each were issued in relation to the KS Biomedix acquisition and a further 17,190 in respect of warrants exercised, for which cash consideration of £2,000 was received. In March 2004, the Companies Court approved a capital reduction which was implemented by cancelling the deferred shares in the Company. As a result, the deferred shares were credited to a separate reserve called “the special reserve”, see note 24.

At an Extraordinary General Meeting on 1 September 2003 an ordinary resolution was passed to increase the Company’s ordinary share capital to £40,000,000 by the creation of 100,000,000 additional ordinary shares of 10p each.

At a further Extraordinary General Meeting on 22 December 2003 a special resolution was passed to effect the following capital reorganisation of the Company by:

•	sub-dividing each issued ordinary share of 10p each into ten new ordinary shares of 1p each of which nine new ordinary shares were then converted and re-designated as nine deferred shares of 1p each

•	sub-dividing each un-issued ordinary share of 10p each into ten new ordinary shares of 1p each

NOTES TO THE FINANCIAL INFORMATION — (Continued)

The new ordinary shares of 1p each have the same rights as the existing ordinary shares of 10p which they replaced.

The deferred shares do not have rights to dividends or any other distribution and do not carry any voting rights which renders them of negligible monetary value. The deferred shares shall on a return of assets on a winding up entitle the holder only to the repayment of the amount paid up on such shares after payment of the capital paid up on the ordinary shares plus the payment of £10,000,000 per ordinary share. The Company has irrevocable authority at any time to appoint any person to execute on behalf of the holders of the deferred shares a transfer without making any payment to the holders, to such person as the Company may determine, or to cancel or acquire the deferred shares without making any payment to the holders or obtaining approval of the holders. The directors intend to effect a reduction of the Company’s share capital by seeking approval from the High Court to cancel the deferred shares during 2004. No share certificates have been issued in respect of the deferred shares.

	Number of 1p deferred shares	Number of 1p ordinary shares	Number of 10p ordinary shares	£000
1 January 2003	—	—	172,767,353	17,277
Placement in January 2003	—	—	1,766,235	176
Issued in respect of K S Biomedix acquisition	—	—	69,348,609	6,935

	—	—	243,882,197	24,388
Capital reorganisation	2,194,939,773	243,882,197	(243,882,197)	—
Issued in respect of U.K. placing, U.S. private placement and open offer	—	187,601,690	—	1,876

31 December 2003	2,194,939,773	431,483,887	—	26,264

The share placement in January 2003 raised cash of £680,000 to fund the buy out of ImmuLogic Pharmaceutical Corporation Liquidating Trust’s rights to future milestone and royalty payments relating to two of Xenova’s development stage vaccine programs, TA-CD and TA-NIC.

The value of shares allotted on the acquisition of KS Biomedix in September 2003 was £10,576,000.

The U.K. placing, U.S. private placement and open offer completed in December 2003 raised cash of £21,105,000.

In 2002, the authorised share capital of the company was increased by 100,000 ordinary shares of 10p each. 33,710,703 ordinary shares of 10p each were issued in respect of a rights issue and a further 14,894 in respect of share options, for which consideration of £10,954,000 was received.

22	SHARE OPTIONS AND WARRANTS

Xenova share options

Share options are offered to all employees to provide further incentives for them to contribute to the success of the Group. The Group has three established share options schemes, the Xenova Limited 1988 Share Option Scheme (now fully lapsed), the Xenova Group 1992 Share Option Scheme and the Xenova Group 1996 Share Option Scheme. Options granted during 2004, 2003 and 2002 were issued under the 1996 Scheme. The 1996 Share Option Scheme consists of an Inland Revenue approved part with a three year vesting period for options up to the value of £30,000, a three year vesting period for options up to the value of four times relevant emoluments, and a ‘super-option’ part with a five year vesting period which can accommodate options between the value of four times and eight times relevant emoluments. The scheme is subject to performance criteria determined by the Remuneration Committee.

Deferred share bonus plan

At the Annual General Meeting in 1999, the Xenova Deferred Share Bonus Plan was approved by shareholders. The scheme allows participants to purchase shares with their annual bonus against which the Company may award options to acquire further shares at nominal value no sooner than the third anniversary of the award date. Performance conditions are in place based on share price performances, which determines what proportion of the award shall be exercisable.

A charge to the profit and loss account, of £168,000 has been made in the year (2003: £nil, 2002: credit of £36,000) in respect of future share award costs. In making this charge it has been assumed that the maximum performance criteria will be met.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

In any 10 year period not more than 10% of the equity capital of the Company may be allocated under all of the share option schemes, of which not more than 5% of the equity capital of the Company may be allocated under the 1996 Scheme, other than by way of super-options.

At 31 December 2004, 25,922,024 options to subscribe for Ordinary Shares of the Company were outstanding, as follows:

Number	Exercise price per share	Exercise period
34,000	234 pence	9 August 1998 — 8 August 2005
400	272 pence	4 October 1999 — 3 October 2006
92,788	208 pence	13 March 2001 — 12 March 2008
8,875	338 pence	23 June 2000 — 22 June 2007
44,562	338 pence	23 June 2000 — 22 June 2007
14,423	208 pence	13 March 2001 — 12 March 2008
4,000	45 pence	18 November 2001 — 17 November 2008
160,000	32 pence	15 December 2001 — 14 December 2008
40,000	32 pence	15 December 2003 — 14 December 2008
25,640	117 pence	27 May 2002 — 26 May 2009
74,360	117 pence	27 May 2002 — 26 May 2009
17,500	88 pence	17 August 2002 — 16 August 2009
155,000	88 pence	17 August 2002 — 16 August 2009
107,913	10 pence	13 July 2003 — 12 July 2010
533,580	10 pence	18 October 2004 — 17 October 2011
18,594	87 pence	20 December 2002 — 19 December 2009
171,406	87 pence	20 December 2002 — 19 December 2009
223,000	77 pence	13 July 2005 — 12 July 2010
4,000	111 pence	18 December 2003 — 17 December 2012
79,050	48 pence	11 July 2006 — 10 July 2011
292,400	48 pence	16 August 2006 — 15 August 2011
139,600	41 pence	18 December 2006 — 17 December 2011
112,235	49 pence	1 June 2005 — 30 November 2005
231,800	50 pence	20 June 2005 — 19 June 2012
13,860	50 pence	20 June 2005 — 19 June 2012
16,750	50 pence	20 June 2007 — 19 June 2012
46,768	49 pence	1 September 2005 — 28 February 2006
167,500	38 pence	12 September 2005 — 11 September 2012
52,500	38 pence	12 September 2007 — 11 September 2012
415,071	10 pence	28 October 2005 — 27 October 2012
1,162,500	31 pence	6 December 2005 — 5 December 2012
402,500	31 pence	6 December 2007 — 5 December 2012
851,925	11 pence	5 December 2006 — 4 December 2013
1,203,000	11 pence	5 December 2006 — 4 December 2013
653,375	11 pence	5 December 2008 — 4 December 2013
2,520,000	1 pence	23 December 2006 — 22 December 2013
2,047,500	1 pence	4 March 2007 — 3 March 2014
47,300	12 pence	5 March 2007 — 4 March 2014
15,000	12 pence	5 March 2009 — 4 March 2014
808,800	9 pence	13 August 2007 — 12 August 2014
3,062,720	9 pence	13 August 2007 — 12 August 2014
1,300,925	9 pence	13 August 2009 — 12 August 2014
135,000	6 pence	6 December 2007 — 5 December 2014
5,460,000	6 pence	6 December 2007 — 5 December 2014
2,800,000	6 pence	6 December 2009 — 5 December 2014
1,673,904	7.2 pence	1 November 2007 — 30 April 2008

At 31 December 2004 there were a further 17,232,369 shares available for grant under options.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

At 31 December 2003, 11,955,571 options to subscribe for Ordinary Shares of the Company were outstanding, as follows:

Number	Exercise price per share	Exercise period
33,200	335 pence	23 December 1997 — 22 December 2004
48,995	234 pence	9 August 1998 — 8 August 2005
2,000	272 pence	4 October 1999 — 3 October 2006
40,000	272 pence	4 October 1999 — 3 October 2006
92,788	208 pence	13 March 2001 — 12 March 2008
8,875	338 pence	23 June 2000 — 22 June 2007
44,562	338 pence	23 June 2002 — 22 June 2007
14,423	208 pence	13 March 2001 — 12 March 2008
14,000	45 pence	18 November 2001 — 17 November 2008
160,000	32 pence	15 December 2001 — 14 December 2008
40,000	32 pence	15 December 2003 — 14 December 2008
25,640	117 pence	27 May 2002 — 26 May 2009
74,360	117 pence	27 May 2002 — 26 May 2009
32,000	88 pence	17 August 2002 — 16 August 2009
155,000	88 pence	17 August 2001 — 16 August 2009
450,578	10 pence	18 October 2004 — 17 October 2011
32,594	87 pence	20 December 2002 — 19 December 2009
171,406	87 pence	20 December 2002 — 19 December 2009
232,000	77 pence	13 July 2005 — 21 July 2010
56,027	111 pence	18 December 2003 — 17 December 2012
183,973	111 pence	18 December 2003 — 17 December 2012
27,162	92 pence	1 December 2003 — 31 May 2005
537,752	48 pence	11 July 2004 — 10 July 2011
25,890	48 pence	11 July 2004 — 10 July 2011
79,050	48 pence	11 July 2006 — 10 July 2011
62,500	48 pence	16 August 2004 — 15 August 2011
376,100	48 pence	16 August 2004 — 15 August 2011
292,400	48 pence	16 August 2006 — 15 August 2011
107,700	41 pence	18 December 2004 — 17 December 2011
368,700	41 pence	18 December 2004 — 17 December 2011
139,600	41 pence	18 December 2006 — 17 December 2011
224,088	49 pence	1 June 2005 — 30 November 2005
243,100	50 pence	20 June 2005 — 19 June 2012
13,860	50 pence	20 June 2005 — 19 June 2012
16,750	50 pence	20 June 2007 — 19 June 2012
27,281	49 pence	1 September 2005 — 28 February 2006
167,500	38 pence	12 September 2005 — 11 September 2012
52,500	38 pence	12 September 2007 — 11 September 2012
321,767	10 pence	28 October 2005 — 27 October 2012
1,162,500	31 pence	6 December 2005 — 5 December 2012
402,500	31 pence	6 December 2007 — 5 December 2012
980,575	11 pence	5 December 2006 — 4 December 2013
1,203,000	11 pence	5 December 2006 — 4 December 2013
690,875	11 pence	5 December 2008 — 4 December 2013
2,520,000	1 pence	23 December 2006 — 22 December 2013

At 31 December 2003 there were a further 31,275,013 shares available for grant under options.

At 31 December 2002, 8,176,383 options to subscribe for Ordinary Shares of the Company were outstanding, as follows:

Number	Exercise price per share	Exercise period
6,007	650 pence	1 May 1996 — 30 April 2003
1,950	650 pence	1 May 1996 — 30 April 2003

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Number	Exercise price per share	Exercise period
15,562	674 pence	18 September 1996 — 17 September 2003
2,500	812 pence	28 February 1997 — 27 February 2004
43,700	335 pence	23 December 1997 — 22 December 2004
62,995	234 pence	9 August 1998 — 8 August 2005
5,950	272 pence	4 October 1999 — 3 October 2006
40,000	272 pence	4 October 1999 — 3 October 2006
92,788	208 pence	13 March 2001 — 12 March 2008
8,875	338 pence	23 June 2000 — 22 June 2007
64,562	338 pence	23 June 2002 — 22 June 2007
14,423	208 pence	13 March 2001 — 12 March 2008
14,000	45 pence	18 November 2001 — 17 November 2008
160,000	32 pence	15 December 2001 — 14 December 2008
102,298	82 pence	1 September 2002 — 28 February 2003
40,000	32 pence	15 December 2003 — 14 December 2008
25,640	117 pence	27 May 2002 — 26 May 2009
74,360	117 pence	27 May 2002 — 26 May 2009
37,000	88 pence	17 August 2002 — 16 August 2009
185,000	88 pence	17 August 2001 — 16 August 2009
111,663	10 pence	13 July 2003 — 12 July 2010
533,580	10 pence	18 October 2004 — 17 October 2011
10,000	72 pence	17 November 2002 — 16 November 2009
61,594	87 pence	20 December 2002 — 19 December 2009
189,406	87 pence	20 December 2002 — 19 December 2009
253,000	77 pence	13 July 2005 — 12 July 2010
8,000	335 pence	9 August 2000 — 23 December 2012
67,027	111 pence	18 December 2003 — 17 December 2012
193,973	111 pence	18 December 2003 — 17 December 2012
129,915	92 pence	1 December 2003 — 31 May 2005
601,927	48 pence	11 July 2004 — 10 July 2011
34,390	48 pence	11 July 2004 — 10 July 2011
91,800	48 pence	11 July 2006 — 10 July 2011
62,500	48 pence	16 August 2004 — 15 August 2011
437,300	48 pence	16 August 2004 — 15 August 2011
292,400	48 pence	16 August 2006 — 15 August 2011
170,100	41 pence	18 December 2004 — 17 December 2011
387,900	41 pence	18 December 2004 — 17 December 2011
155,400	41 pence	18 December 2006 — 17 December 2011
635,637	49 pence	1 June 2005 — 30 November 2005
294,325	50 pence	20 June 2005 — 19 June 2012
33,860	50 pence	20 June 2005 — 19 June 2012
16,750	50 pence	20 June 2007 — 19 June 2012
66,255	49 pence	1 September 2005 — 28 February 2006
32,500	38 pence	12 September 2005 — 11 September 2012
167,500	38 pence	12 September 2005 — 11 September 2012
60,000	38 pence	12 September 2005 — 11 September 2012
415,071	10 pence	28 October 2005 — 27 October 2012
1,305	31 pence	6 December 2005 — 5 December 2012
1,236,195	31 pence	6 December 2005 — 5 December 2012
427,500	31 pence	6 December 2007 — 5 December 2012

At 31 December 2002 there were a further 9,548,307 shares available for grant under options.

Warrants

Under the terms of the U.K. placing, U.S. placement and open offer completed in December 2003 warrants over 56,280,507 ordinary shares of the Company were issued. Each warrant entitles the holder to subscribe for one ordinary share at a price of 12.5p per share at any time during the period 1 July 2004 to 31 December 2008.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

Based on the share price of the Group at the time of the offer the Directors have not attributed any value to the warrants.

Warrants over 17,190 ordinary shares were exercised during 2004, leaving warrants over 56,263,317 ordinary shares outstanding at 31 December 2004.

MetaXen warrants

Warrants over MetaXen Class E preferred shares which are convertible into warrants over shares of Xenova Group plc under certain circumstances, were outstanding at 31 December 2003, 2002 and 2001 as follows:

Number	Exercise price per share	Exercise period
14,516	$7.75	November 5, 2002 — July 1, 2007

The maximum number of shares in the Company which may be issued is 14,516.

23	SHARES TO BE ISSUED

Shares to be issued
£000
At 1 January 2003	—
Acquisition of KS Biomedix	6
Deferred consideration in respect of acquisition of KS Biomedix	6,477

At 31 December 2003	6,483

Acquisition of KS Biomedix	(6)

At 31 December 2004	6,477

Deferred consideration of 10p per KS Biomedix share in issue at the time of acquisition is payable in Xenova shares, if TransMIDTM has obtained its marketing authorisation in the U.S. or E.U. and is sold commercially prior to 14 August 2011. Based on the closing share price of 6.625p on 31 December 2004 (31 December 2003 — 9.75p), this would result in the issue of 97,761,653 (2003: 66,427,789) ordinary 1p shares in the Company.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

24	OTHER RESERVES

	Share premium account	Merger reserve	Special reserve	Other reserves	Profit and loss account
	£000	£000	£000	£000	£000
At 1 January 2002	73,870	27,218	—	17,902	(103,058)
Allotment of shares	2	—	—	—	—
Issue of shares in respect of rights issue	7,583	—	—	—	—
Expense on issue of shares	(1,117)	—	—	—	—
Credit for share options and deferred bonus share awards (see Note 22)	—	—	—	—	36
Loss for the year	—	—	—	—	(13,202)
Exchange movement	—	—	—	—	(1)

At 31 December 2002	80,338	27,218	—	17,902	(116,225)
Placement in January 2003	504	—	—	—	—
Issued in respect of acquisition of KS Biomedix	—	3,641	—	—	—
Expense on issue	(541)	—	—	—	—
Realised gain on sale of Cubist shares	—	—	—	(574)	574
Issued in respect of placement and open offer	19,229	—	—	—	—
Expense on issue	(1,703)	—	—	—	—
Loss for the year	—	—	—	—	(15,004)
Exchange movement	—	—	—	—	228

At 31 December 2003	97,827	30,859	—	17,328	(130,427)
Issued in respect of acquisition of KS Biomedix	4	2	—	—	—
Issued on exercise of warrants	2	—	—	—	—
Cancellation of deferred shares	—	—	21,949	—	—
Expense on issue	(22)	—	—	—	—
Credit for share options and deferred bonus share awards (Note 22)	—	—	—	—	168
Loss for the year	—	—	—	—	(12,523)
Exchange movement	—	—	—	—	(11)

As at 31 December 2004	97,811	30,861	21,949	17,328	(142,793)

The share premium account is a non-distributable reserve.

The merger reserve arises from the application of merger relief to the issue of shares for the acquisition of Cantab and KS Biomedix.

Other reserves include £15,735,000 arising on the formation of the Company and £1,593,000 of unrealised profits arising on the sale of the business of Xenova Discovery in 1999. Following the disposal of 23,500 shares in Cubist Pharmaceuticals Inc during 2003, £574,000 of the unrealised profits was transferred to the profit and loss account reserve as realised.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

25	MOVEMENT ON SHAREHOLDERS’ FUNDS

Equity shareholders’ funds

	2004	2003	2002
	£000	£000	£000
Loss for the financial year	(12,523)	(15,004)	(13,202)
Other recognised gains and losses	(11)	228	(1)
Shares issued and to be issued in respect of acquisition (net of issue costs)	1	17,059	—
Proceeds of share issues (net of issue costs)	2	21,785	9,841
Share issue costs	(22)	(2,244)	—
Capital reorganisation	—	(21,949)	—
Cancellation of deferred shares	21,949	—	—
Credit for share options and deferred bonus share awards (Note 22)	168	—	36

Net decrease in equity shareholders’ funds	9,564	(125)	(3,326)
Equity shareholders’ funds at 1 January	26,385	26,510	29,836

Equity shareholders’ funds at 31 December	35,949	26,385	26,510

Non-equity shareholders’ funds
Issue of deferred shares	—	21,949	—
Cancellation of deferred shares	(21,949)	—	—

Non-equity shareholders’ funds at 1 January	21,949	—	—

Non-equity shareholders’ funds at 31 December	—	21,949	—

26	CASH FLOW STATEMENT

Reconciliation of operating loss to net cash outflow from Operating activities

	2004	2003	2002
	£000	£000	£000
Operating loss	(14,773)	(16,319)	(14,278)
Depreciation	891	1,211	1,478
Amortisation	2,333	1,589	1,168
Impairment provision for tangible fixed assets	(2,745)	(520)	3,265
(Profit)/loss on disposal of tangible fixed assets	9	(118)	—
Long term incentive scheme	168	—	36
Increase/(decrease) in provision for liabilities and charges	(1,333)	1,752	2
Increase in work in progress	(26)	(662)	—
(Increase)/decrease in debtors	92	(143)	711
(Decrease)/increase in creditors	(474)	(1,541)	975
(Decrease)/increase in deferred license fees	(2,004)	(3,086)	(8,498)

Net cash outflow from operating activities	(17,862)	(17,837)	(15,141)

Cash flow in respect of exceptional reorganisation costs was £nil (2003: £2,370,000, 2002: £nil).

From 12 September 2003 to 31 December 2003 the acquired KS Biomedix business contributed £2,878,000 in respect of cash outflows from operating activities; a receipt of £5,000 in respect of cash inflows from returns on investments and servicing of finance; a receipt of £672,000 in respect of taxation; a receipt of £406,000 in respect of capital expenditure and financial investment; a receipt of £2,557,000 in respect of management of liquid resources; and a payment of £9,000 in respect of financing.

NOTES TO THE FINANCIAL INFORMATION—(Continued)

Analysis of net funds

	Cash at bank and in hand	Short term deposits	Current asset investments	Finance leases	Secured loans due within one year	Secured loans due after one year	Total
	£’ 000	£’ 000	£’ 000	£’ 000	£’ 000	£’ 000	£’ 000
At 1 January 2002	21,816	—	2,184	(14)	—	—	23,986
Restatement of cash assets to short term deposits per FRS18	(12,843)	12,843	—	—	—	—	—
Cash flow	(6,341)	3,288	—	11	—	—	(3,042)
Other non cash	—	—	(1,730)	—	—	—	(1,730)

At 31 December 2002	2,632	16,131	454	(3)	—	—	19,214

Cash flow	9,438	(3,696)	189	29	4	—	5,964
Acquired with subsidiary*	—	2,557	—	(63)	(39)	(157)	2,298
Other non cash	—	—	(189)	—	(16)	16	(189)
Exchange movement	—	2	(11)	3	3	9	6

At 31 December 2003	12,070	14,994	443	(34)	(48)	(132)	27,293
Cash flow	(10,500)	(3,995)	—	25	48	132	(14,290)
Other non cash	—	—	(12)	9	—	—	(3)
Exchange movement	—	—	(30)	—	—	—	(30)

At 31 December 2004	1,570	10,999	401	—	—	—	12,970

*	Excluding cash

27	RELATED PARTY TRANSACTIONS

Transactions with Group companies

The Company has taken advantage of the exemption available to parent companies under FRS 8 “Related Party Disclosures’ not to disclose transactions and balances between Group companies, which have been eliminated on consolidation.

Phogen Limited is a related party of the Group as Xenova Research Limited, the Company’s wholly owned subsidiary, has a 45% interest in the share capital and 50% of the voting rights of Phogen Limited. During the year, the Group recharged expenses of £26,000 (2003: £92,000, 2002: £185,000) to Phogen Limited. The amount outstanding at 31 December 2004 was £24,000 (2003: £43,000, 2002: £51,000).

Discerna Limited is also a related party of the Group as KS Biomedix, the Company’s wholly owned subsidiary, has a 50% interest in the share capital and voting rights of Discerna Limited. In December 2003 the Group paid £109,000 to Discerna, being the final installment of its investment in the joint venture. There were no transactions with Discerna during 2004 or 2003, or outstanding balances at 31 December 2004 or 31 December 2003.

There were no material transactions with other related parties during the period.

NOTES TO THE FINANCIAL INFORMATION — (Continued)

28	SALE OF MANUFACTURING FACILITY

On 1 September 2004, Xenova completed the sale of the business and assets of KS Avicenna Inc; its manufacturing facility based in Edmonton, Canada for C$7,000,000 (£3,043,000). Under the terms of the agreement Xenova received C$5,000,000 (£2,174,000) at completion and will receive a further C$2,000,000 (£869,000) payable in two equal instalments. The disposal resulted in a loss of £62,000.

£000
Sale of business comprises
Fixed assets	2,862
Capital commitment	52
Finance leases	(9)
Loss on disposal	(62)

2,843

Satisfied by:
Cash	2,174
Deferred consideration	870
Disposal expenses	(201)

2,843

29	FINANCIAL COMMITMENTS AND CONTINGENCIES

The Group has commitments of up to $4.5 million, payment of which is contingent upon successful product licensing, development, registration and approval.

PART 6 — INFORMATION RELATING TO CELTIC PHARMA HOLDINGS AND

CELTIC PHARMA

1.	CELTIC PHARMA GROUP

Celtic Pharma is a public limited liability company incorporated under the laws of England and Wales for the purposes of making the Proposal. Celtic Pharma is a subsidiary of Celtic X, a limited liability company incorporated under the laws of Malta. Celtic X is a subsidiary of Celtic Pharma Capital, also a limited liability company incorporated under the laws of Malta, which is a subsidiary of Celtic Pharma Holdings, a Bermuda-based limited partnership established in October 2004. Celtic Pharma Holdings’ general partner is Celtic Pharma General L.P., which is itself a limited partnership which acts by its general partner, Celtic Pharma GP Ltd, a limited liability company incorporated under the laws of Bermuda. Please see paragraph 4 of this Part 6 for further details of the shareholding structure of the Celtic Pharma Group. The outline structure of the Celtic Pharma Group is indicated by the following chart:

2.	DIRECTORS

Celtic Pharma:

The current directors of Celtic Pharma are Stephen Evans-Freke, John Mayo and Stephen Parker.

Celtic X:

The current directors of Celtic X are Stephen Evans-Freke and John Mayo.

Celtic Pharma Capital:

The current directors of Celtic Pharma Capital are Stephen Evans-Freke and John Mayo.

3.	INCORPORATION AND REGISTERED OFFICE

Celtic Pharma:

Celtic Pharma was incorporated in England and Wales on 15 June 2005 with registered number 5481475. The registered office of Celtic Pharma is Mercury House, Triton Court, 14 Finsbury Square, London EC2A 1BR.

Celtic X:

Celtic X was incorporated in Malta on 16 June 2005 with registered number: C36429. The registered office of Celtic X is Palazzo Pietro Stiges, 90, Strait Street, Valletta VLT05, Malta.

Celtic Pharma Capital:

Celtic Pharma Capital was incorporated in Malta on 15 June 2005 with registered number: C36418. The registered office of Celtic Pharma Capital is Palazzo Pietro Stiges, 90, Strait Street, Valletta VLT05, Malta.

4.	SHARE CAPITAL

Celtic Pharma:

The current authorised share capital of Celtic Pharma is £100,000 comprising 100,000 ordinary shares of £1 each, 50,000 of which are issued. 49,999 are held in the name of Celtic X, and 1 is held in the name of Celtic Pharma Capital as nominee for Celtic X.

Celtic X:

The current authorised share capital of Celtic X is US$5,500 comprising 5,499 A ordinary shares of US$1 each and 1 B ordinary share of US$1 each. The current issued share capital is US$3,500 represented by 3,499 A ordinary shares and 1 B ordinary share. The issued A ordinary shares are all held by Celtic Pharma Capital and the issued B ordinary share is held by Celtic Pharma Holdings.

Celtic Pharma Capital:

The current authorised share capital of Celtic Pharma Capital is US$5,500 comprising 5,499 A ordinary shares of US$1 each and 1 B ordinary share of US$1 each. The current issued share capital is US$3,500 represented by 3,499 A ordinary shares and 1 B ordinary share. The issued A ordinary shares are all held by Celtic Pharma Holdings and the issued B ordinary share is held by Celtic Pharma General LP.

5.	FINANCIAL INFORMATION AND ACTIVITIES

Celtic Pharma Holdings:

Celtic Pharma Holdings is a US$300m (First Round) private equity fund, formed in December 2004, to which over US$125m has currently been committed by investors. It is anticipated that the balance of the US$300m will be closed in by the end of 2005 and that during 2006 the first US$300m will be invested or committed to future development costs of acquired projects and second round financing for the fund will be sought to expand the fund with a US$350 million side by side fund.

Celtic Pharma:

Celtic Pharma was established for the purposes of making the Proposal. Prior to the announcement of the Proposal, Celtic Pharma has neither carried on any business nor entered into any obligation other than in connection with the Proposal and the financing thereof. Celtic Pharma has not paid any dividends and no accounts for Celtic Pharma have been prepared.

Celtic X, Celtic Pharma Capital:

Each of Celtic X and Celtic Pharma Capital were established in connection with the making of the Proposal. None of these companies has carried on any business nor entered into any obligations other than in connection with the Proposal, the financing thereof and the Licence Agreement. None of these companies has paid any dividends and no accounts have been prepared for them.

6.	INVESTMENT STRATEGY OF CELTIC PHARMA HOLDINGS

The investment strategy of Celtic Pharma Holdings is to acquire a diversified portfolio of novel and innovative bio-pharmaceutical products in the late stages of clinical development, in order to drive them through the final value-building stages of this development to market launch. By selling monetisable assets such as royalty rights on market-stage products, or commercially valuable technologies, and by stripping away the corporate infrastructure and the cost base associated with high-risk research and early-stage programmes, and closing weaker late-stage programmes, and then repeating this process several times over, Celtic Pharma Holdings believes that it can build a well-diversified portfolio of high-quality late-stage products.

By managing portfolio products though to the NDA stage (new drug approval), Celtic Pharma Holdings will retain the flexibility to choose among its exit strategies of auctioning individual products globally, auctioning the entire portfolio as a one-time solution to the pipeline crisis of a top-tier pharmaceutical company, or returning to the public markets if better values can be realised by that route.

Celtic Pharma Holdings believes that neither pharmaceutical companies nor biotechnology companies have made sufficient use of securitisation of specific future cash flows to capture the full value of their portfolio of products and projects. Celtic intends to recast the capital structures and royalty rights of these companies to highlight and capture product-based value.

In summary, Celtic Pharma Holdings aims to acquire, consolidate, rationalise and refinance. Celtic Pharma Holdings expects this process will increase focus, improve management and drive financial returns, setting the scene for subsequent investment and value building to the NDA-stage at which the commercial potential of the products can be captured.

7.	DETAILS OF FINANCING

The cash required to fund the Cash Alternative will come from Celtic Pharma Holdings’s cash deposits, being the 50 per cent. of initial commitments of subscriptions called for by the fund to date.

8.	MEMORANDUM AND ARTICLES OF ASSOCIATION

The Memorandum of Association of Celtic Pharma provides that it has a very broad set of objects, as set out fully in Clause 4 of the Memorandum of Association which is available for inspection at the address specified in paragraph 10 of Part 9 of this document.

Celtic Pharma has the authority to receive the monies for the Cash Alternative from Celtic Pharma Holdings, to the extent that such funds are required. Celtic Pharma has the authority to make an offer for the issued and outstanding shares of Xenova, and the authority to issue the Secured Loan Notes, together with all other things necessary or appropriate in connection with the foregoing.

The Articles of Association of Celtic Pharma (the “Celtic Articles”) contain provisions inter alia to the following effect:

(a)	Voting

Subject to any rights or restrictions as to voting attached to any class of shares at any general meeting:

(i)	on a show of hands every member who is present in person and every person present who is the duly authorised representative of one or more corporations shall have one vote; and

(ii)	on a poll every member who is present in person or by proxy has one vote for every share of which he is the holder.

A member is not entitled to vote if any calls or other monies due in respect of his shares remain unpaid.

(b)	Dividends and distributions

Dividends may be declared by ordinary resolution but shall in no event exceed the amount recommended by the directors.

Subject to the rights of persons (if any) entitled to shares with special dividend rights, all dividends will be paid according to the amounts paid up (other than amounts paid up in advance) on the shares in respect of which the dividend is paid.

The board of directors may from time to time pay to the members such interim dividends as appear to it to be justified by the profits of Celtic Pharma.

No dividend of interim dividend may be paid otherwise than in accordance with the provisions of Part VIII of the Companies Act 1985 (the “Act”) which apply to Celtic Pharma.

On a winding up of Celtic Pharma, the liquidator may, on an extraordinary resolution of Celtic Pharma, divide its assets out within and between different classes of members.

(c)	Unclaimed dividends

Any dividend which is unclaimed twelve years after having become due for payment shall be forfeited and shall revert to Celtic Pharma, if the Celtic Pharma Directors so resolve.

(d)	Alteration of capital

Celtic Pharma may by ordinary resolution:

(i)	increase its share capital;

(ii)	consolidate and divide all or any of its share capital;

(iii)	cancel any shares where at the date of passing of the resolution no person has taken, or agreed to take, such shares and diminish the amount of its capital by the amount of shares so cancelled; and/or

(iv)	sub-divide its shares or any of them into shares of smaller amounts.

Celtic Pharma may by special resolution reduce its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

The Celtic Pharma Directors have authority under Section 80 of the Act to allot authorised but unissued shares in Celtic Pharma. This authority will expire 5 years from the date of incorporation unless renewed by ordinary resolution.

Celtic Pharma may not issue redeemable shares, or purchase its own shares other than out of distributable profits or from the proceeds of a fresh issue of shares.

(e)	Transfer of shares

Transfer of shares may be by an instrument in its usual form, or in any other form which the Celtic Pharma Directors may approve, and must be executed by the transferor and, if the share is not fully paid, the transferee.

The directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of a share, whether or not it is fully paid.

(f)	Directors

(i)	Each of the Celtic Pharma Directors is entitled to receive by way of remuneration for his services such sum as Celtic Pharma may determine by ordinary resolution. The directors are also entitled to be repaid all travelling, hotel and other expenses necessarily incurred by them in or about the performance of their duties as directors.

(ii)	A director shall not be disqualified from his office by contracting with Celtic Pharma, nor is any contract or arrangement entered into on behalf of Celtic Pharma in which any director is any way interested liable to be avoided, nor is any director so contracting or being so interested liable to account to Celtic Pharma for the profit realised thereby, but the nature of his interest must be declared by the director at a meeting of the board.

(iii)	Save as provided below, a director may not vote in respect of any contract or arrangement or any other proposal in which he has any material interest which may conflict with the interest of Celtic Pharma unless the interest in the resolution arises only because one of the following applies:

(aa)	the resolution relates to the giving of any security or indemnity to him in respect of money lent or obligations incurred by him for the benefit of Celtic Pharma or any of its subsidiaries;

(bb)	the resolution relates to the giving of any security or indemnity to a third party in respect of a debt or obligation of Celtic Pharma or any of its subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(cc)	the interest arises because of his subscribing or proposing to subscribe for any shares or debentures or other securities in Celtic Pharma or any of its subsidiaries or because he is or is intending to become a participant in the underwriting or sub-underwriting thereof; or

(dd)	the resolution relates in any way to a retirement benefits scheme which has been approved or is conditional upon approval by HM Revenue and Customs for taxation purposes.

A director will not be counted in the quorum for a meeting in relation to any resolution on which he is debarred from voting.

(iv)	Unless determined by ordinary resolution of Celtic Pharma, the number of directors shall not be subject to any maximum but may not be less than two.

(v)	A director may appoint any other director, or any other person approved by the board, to be an alternate director. The alternate director shall have all the entitlements and perform all the functions of his appointor, but shall be responsible for his own acts.

(vi)	Celtic Pharma is obliged to pay for any liability insurance and to indemnify any of its directors, officers or auditors for any liability incurred by him in defending proceedings in connection with Sections 144(3), 144(4) or 727 of the Act in which judgement is given in his favour.

(vii)	The Celtic Pharma Directors have the power to purchase and maintain an insurance policy for any director, officer or auditor of the Company effecting cover against any liability described in Section 310(1) of the Act.

(g)	Borrowing Powers

The Celtic Pharma Directors are permitted to exercise all of the powers of Celtic Pharma to borrow money, whether in excess of the nominal amount of its share capital (issued or not), and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and to issue debentures, debenture stock or any other securities whether outright or as security for any debt, liability or obligation of Celtic Pharma or of any third party.

9.	INFORMATION ON STEPHEN EVANS-FREKE AND JOHN MAYO

Stephen Evans-Freke, (53), is a director of Celtic Pharma, Celtic Pharma Capital Ltd, Celtic X Ltd, Celtic Pharma GP Ltd., Celtic Pharma Management Limited, Cibus Genetics (Chairman), Elbion AG, SIVA Corp., and International BioScience Managers Ltd.

He has been associated with the biotechnology industry for over 24 years, as investment banker, asset manager, entrepreneur, company CEO and venture capitalist. During the 1980s, he acted as investment banker to Genentech, AMGEN, Centocor and a number of other biotech companies. During this period he was President of PaineWebber Development Corp. and latterly was a member of PaineWebber Inc.’s Board of Directors.

In 1990, he left Wall Street and founded Selectide Corporation, a combinatorial chemistry company, for which he served as Chairman until its sale to Marrion Merrill Dow, Inc. in 1995. In 1991, he founded SUGEN as a drug discovery company focused on small molecule kinase and phosphatase inhibitors; he served as SUGEN’s Chairman and Chief Executive Officer through its IPO in 1995 and until its sale to Pharmacia.

John Mayo CBE, (49), is a director of Celtic Pharma, Celtic Pharma Capital Ltd, Celtic X Ltd, Celtic Pharma GP Ltd., Celtic Pharma Management Limited, SA Investors Ltd. (which owns Salisbury Associates, the proxy solicitation agent engaged by Celtic Pharma in connection with the Proposal) and SA Communications Ltd.

As an investment banker in the 1980s and early 1990s, he advised companies on corporate and financial strategy and on the execution of various types of private and public transactions. Some of the more prominent transactions he advised on include: the structuring and executing of the £6 billion tax free spin-off of Zeneca Group plc by ICI plc; the privatization of Irish Life (£450 million); the IPO of Wellcome plc (£1 billion); and the structured disposal of 32 per cent. of Reebok (US$500 million). During this period, he was at S.G. Warburg & Co. Ltd. (now part of UBS), and latterly served as a member of S.G. Warburg & Co. Ltd’s Board of Directors.

In late 1992, he left the City of London to join Zeneca Group plc as Finance Director in order to complete its spin-off and IPO in 1993. Zeneca raised £1.3 billion of equity and initially had a market capitalisation of £5.6 billion. In a series of projects Zeneca then sold off speciality chemicals businesses (e.g. Zeneca Colours to BASF Aktiengesellschaft) and invested in pharmaceuticals (e.g. Zomig, which it brought to FDA approval stage) and biotechnology (e.g. 20 per cent. of SUGEN). In 1997, he was involved in the merger between Zeneca and Astra and in September 1997 he left to join The General Electric Company plc (“GEC”) as Finance Director.

By the end of 1999, GEC had floated its Power Engineering business (Alstom), demerged the Defence Systems business (which was simultaneously merged with BAe Systems) and listed the remaining Telecommunications Equipment business (as Marconi). Early in 2000, the Board of Marconi rejected Mr. Mayo’s recommendation that Marconi be sold and he left Marconi in July 2001.

Since 2001, Mr. Mayo has founded various businesses including The Strategic Financial Advice Company LLP, an investment banking boutique which specialises in advising technology companies and SA Investors Ltd., the owner of the Salisbury Associates business, which is a proxy solicitation agent. Salisbury Associates has been appointed as proxy solicitation agents for the purposes of the Proposal.

During the last 10 years, he has also served as a non-executive director on the boards of the following public companies: Schlumberger, Alstom, Newcastle United, and Pentland. He has also served on the following UK bodies: The Takeover Panel; The Confederation of British Industry’s Companies Committee; Her Majesty’s Treasury Public Sector Productivity Panel; and the FTSE Policy Committee.

10.	MATERIAL CONTRACTS

As detailed in paragraph 5 of this Part 6, Celtic Pharma has not entered into any material contracts in the two years prior to the commencement of the Offer Period.

11.	MATERIAL CHANGE

Save as described in this document, there has been no material change in the financial or trading position of Celtic Pharma since its date of incorporation.

PART 7 — THE SECURED LOAN NOTES

(A) SUMMARY OF THE MAIN TERMS OF THE SECURED LOAN NOTE INSTRUMENT

The Secured Loan Notes will be created by a resolution of the board of directors of Celtic Pharma. The Secured Loan Note Instrument will be entered into upon the Scheme becoming effective, and will be entered into as a deed between Celtic Pharma, the Security Trustee and the Guarantor. The following is a summary of the main terms of the Secured Loan Note Instrument. It is not exhaustive and should be read in conjunction with the Loan Note Instrument (which will be on display as set out in paragraph 10 of Part 9 of this document). In the event of any conflict between this Part 7 and the Loan Note Instrument, the terms of the latter shall prevail.

1.	FORM AND STATUS

The Secured Loan Notes will be issued by Celtic Pharma in denominations and integral multiples of US$1 nominal amount. There is no limit as to the amount of Secured Loan Notes that Celtic Pharma may issue, and it reserves the right to issue further Secured Loan Notes. The Secured Loan Notes will be secured against the rights of Celtic X Licensee under the Licence Agreement. The claims of the Noteholders under the Secured Loan Notes shall rank pari passu equally and rateably without discrimination or preference between them and as direct unconditional guaranteed secured and unsubordinated obligations of Celtic Pharma. The Secured Loan Note Instrument does not contain any restrictions on borrowing or further pari passu or subordinate charging of assets by Celtic Pharma but Celtic Pharma has agreed to put in place certain arrangements (the “Secured Loan Note Covenants”) for the benefit of Noteholders with a view to ringfencing funds within Celtic Pharma and Xenova and Xenova Limited. The Secured Loan Note Covenants include the following:

(a)	Neither Celtic Pharma Holdings nor any other members of the Celtic Pharma Group with respect to which Celtic Pharma Capital is a subsidiary shall receive repayments of principal in relation to the Facility Agreement until the earlier of the Exchange Date and 40 days from and including the Long Stop Date. This arrangement will be without prejudice to the set-off provisions contained in the Facility Agreement.

(b)	Neither Celtic Pharma Holdings nor any other members of the Celtic Pharma Group with respect to which Celtic Pharma is a subsidiary will be entitled to receive any dividends or distributions of capital from any of Celtic Pharma or Xenova until the earlier of the Exchange Date and 40 days from and including the Long Stop Date.

(c)	Until the earlier of the Exchange Date and 40 days from and including the Long Stop Date, Celtic Pharma will hold the proceeds of sale, disposal or transfer of any assets owned by either of Xenova or Xenova Limited on trust for the benefit of the Noteholders (provided that Celtic Pharma may use such proceeds to invest in the development of any assets owned by either of Xenova or Xenova Limited from time to time).

(d)	Celtic Pharma will, under the terms of the Secured Loan Note Instrument, be precluded from incurring any indebtedness or any security interest relating to such indebtedness which would rank in seniority to the Secured Loan Notes until the earlier of the Exchange Date and 40 days from and including the Long Stop Date.

(e)	As part of this transaction, Celtic Pharma agrees that, until the earlier of the Exchange Date and 40 days from and including the Long Stop Date, it will not grant any security interest in respect of the assets of Xenova and Xenova Limited save for the Licence Agreement, the rights under which, as mentioned above, will secure the Secured Loan Notes. This restriction will not prevent Celtic Pharma from granting a security interest in respect of such assets for the Pharmaceutical Investment Notes (if issued) into which the Secured Loan Notes will be exchangeable.

(f)	The Guarantor shall irrevocably undertake with Celtic Pharma and the Noteholders from time to time on the terms of the guarantee annexed to the Secured Loan Instrument to guarantee payments in respect of the principal amount of the Secured Loan Notes and interest (if any) payable in cash under the Secured Loan Note Instrument. This guarantee will cease on the earliest to occur of (i) the Exchange Date; (ii) 40 days from and including the Long Stop Date provided that no Event of Default is continuing; and (iii) the date when Celtic Pharma Capital is substituted as the principal debtor under the Loan Note Instrument. If any member of the Celtic Pharma Group other than Celtic Pharma Capital is so substituted (and this is not currently intended) the Guarantor shall remain as guarantor as described above in this paragraph (f).

The Secured Loan Note Covenants will be without prejudice to any obligation to pay deferred consideration which might arise under the terms of the offer made by Xenova for KS Biomedix in November 2003. It was a term of that offer that deferred consideration would be payable to the holders of shares in KS Biomedix in certain circumstances following the obtaining of regulatory approval or marketing authorisation for, or the commercial sale of, TransMIDTM in either the US or European markets by 14 August 2011. The terms of the offer provided that if Xenova were acquired by a third party which was not listed, Xenova would pay any deferred consideration by issuing unsecured loan stock to KS Biomedix shareholders on reasonable commercial terms, payable six months after issue, to the value of 10 pence for each KS Biomedix share sold pursuant to the offer.

In certain circumstances Noteholders may retain Secured Loan Notes after the Exchange Date or the Long Stop Date. Such Noteholders should note that since the Secured Loan Note Covenants and the guarantee referred to in paragraph 6 of this Part 7 cease on the earlier of the Exchange Date and 40 days from and including of the Long Stop Date, they may cease to apply before the Secured Loan Notes retained by Noteholders are repaid.

2.	INTEREST

Except where a Noteholder receives cash in an amount equal to the nominal value of his Secured Loan Notes pursuant to a transfer of such Secured Loan Notes following issue of a Pharmaceutical Investment Notes Availability Notice, the Secured Loan Notes will bear interest at a rate calculated from the date of the Secured Loan Note Instrument until payment in full at 15 per cent. per annum, compounded on an annual basis and accruing on a daily basis and on the basis of a 360 day year, but subject to any Withholding Tax.

3.	REDEMPTION OF SECURED LOAN NOTES

On the sixth anniversary of the date of the Secured Loan Note Instrument, Celtic Pharma will repay the principal monies outstanding on the Secured Loan Notes together with an amount equal to the accrued Compound Interest up to but not including the date of such repayment.

If at any time Celtic Pharma has repaid, purchased or transferred 95 per cent. in nominal value of the Secured Loan Notes, it shall have the right, on giving the Noteholders at least 30 days’ written notice, to repay or purchase the whole (but not part only) of the outstanding Secured Loan Notes.

4.	EXCHANGE OF SECURED LOAN NOTES FOR PHARMACEUTICAL INVESTMENT NOTES

Under the terms of the Secured Loan Notes (and in the event that Celtic Pharma Capital establishes the Note Programme), at any time on or prior to the Long Stop Date, Celtic Pharma Capital shall serve notice in writing on the holders of the Secured Loan Notes notifying them either: (i) that it or Celtic Pharma Capital is able to make Pharmaceutical Investment Notes available to Noteholders in exchange for their Secured Loan Notes (a “Pharmaceutical Investment Notes Availability Notice”) and on what terms (the “Pharmaceutical Investment Note Terms”); or (ii) that Pharmaceutical Investment Notes will not be made available to Noteholders in exchange for their Secured Loan Notes (a “Cash Redemption Notice”). Celtic Pharma is not obliged to issue a Pharmaceutical Investment Notes Availability Notice but, if a Pharmaceutical Investment Notes Availability Notice is served on a Noteholder, the Secured Loan Notes shall be transferred to Celtic Pharma or such other party as may be nominated by Celtic Pharma in accordance with the Pharmaceutical Investment Note Terms in exchange for (at the election of the Noteholder) either:

(a)	the issue to that Noteholder of Pharmaceutical Investment Notes with a nominal value equal to: (i) the aggregate of the principal amount of his Secured Loan Notes then outstanding; and (ii) Compound Interest thereon, accrued up to but not including the date of the completion of transfer (subject to any applicable Withholding Tax); or

(b)	for cash in an amount equal to the nominal value of his Secured Loan Notes then outstanding; or

(c)	for a combination of Pharmaceutical Investment Notes and cash in accordance with the Pharmaceutical Investment Note Terms.

Within 20 days of the date of the Pharmaceutical Investment Notes Availability Notice, Noteholders shall each notify Celtic Pharma and Celtic Pharma Capital in writing in a form prescribed by Celtic Pharma (an “Election Notice”) whether they wish to receive Pharmaceutical Investment Notes and/or cash in exchange for their Secured Loan Notes and in what proportions (provided that this is in accordance with the Pharmaceutical Investment Note Terms). The completion of the transfer of the Secured Loan Notes comprised in an Election Notice shall take place at a time specified in the Pharmaceutical Investment Notes Availability Notice and the redemption or purchase date for the Secured Loan Notes shall be a Business Day not less than 30 days after the date of the Pharmaceutical Investment Notes Availability Notice. To the extent that a Noteholder elects to receive Pharmaceutical Investment Notes such Noteholder must take such action as is reasonably required to permit the transfer of the Secured Loan Notes then held by it.

If a Noteholder fails to serve an Election Notice or serves an invalid Election Notice within 20 days of the Pharmaceutical Investment Notes Availability Notice, then such Noteholder will, at the sole discretion of Celtic Pharma, be deemed to have served an Election Notice:

(a)	to receive Pharmaceutical Investment Notes in respect of his entire holding of Secured Loan Notes; or

(b)	to receive cash in an amount equal to the entire nominal value of his Secured Loan Notes then outstanding; or

(c)	to retain his Secured Loan Notes until maturity (in such instance Celtic Pharma will notify the relevant Noteholder of its decision).

If, by the time when Pharmaceutical Investment Notes are made available (if they are issued) in exchange for Secured Loan Notes, holders of Xenova ADSs have not yet delivered the necessary ADS Letter of Transmittal and/or paid the ADS Depositary Fee, Celtic Pharma Capital will deem such persons to have elected to receive either cash (in an amount equal to the nominal value of the Secured Loan Notes and not including Compound Interest) or (at its discretion) Pharmaceutical Investment Notes in an amount equal to the value of the Secured Loan Notes plus Compound Interest, subject to any applicable Withholding Tax) in respect of the relevant Secured Loan Notes. Any such Pharmaceutical Investment Notes or cash will be delivered to the ADS Depositary to hold on behalf of the relevant holder of Xenova ADSs.

If Celtic Pharma is unable to make Pharmaceutical Investment Notes available to Noteholders in exchange for their Secured Loan Notes, it shall have no liability to Noteholders for not making them available but will be required to inform the Noteholders of this on or prior to the Long Stop Date pursuant to the Cash Redemption Notice.

Within 20 days of the date of the Cash Redemption Notice, Noteholders shall notify Celtic Pharma in writing in a form prescribed by Celtic Pharma (a “Redemption Election Notice”) whether they wish to:

(a)	receive in exchange for their entire holding of Secured Loan Notes cash, in an amount equal to the aggregate of: (i) the principal amount of their Secured Loan Notes then outstanding and (ii) Compound Interest thereon (subject to any applicable Withholding Tax), accrued up to but not including the date of the transfer; or

(b)	retain their entire holding of Secured Loan Notes until maturity (provided that such holding of Secured Loan Notes is at least US $1,000 in nominal value); or

(c)	receive cash equal to the aggregate of: (i) the principal amount of the Secured Loan Notes in respect of which they elect to receive cash; and (ii) the amount of Compound Interest thereon (subject to any Withholding Tax), in respect of a proportion of their entire holding of Secured Loan Notes and retain the remaining proportion of their entire holding of Secured Loan Notes until maturity (provided that such retained holding of Secured Loan Notes is at least $1,000 in nominal value).

The completion of the transfer of the Secured Loan Notes comprised in a Redemption Election Notice shall take place at a time specified in the Cash Redemption Notice and the redemption date for the Secured Loan Notes shall be a Business Day not less than 30 days after the date of the Cash Redemption Notice. To the extent that a Noteholder elects to receive cash, such Noteholder must take such action as is reasonably required to permit redemption of the Secured Loan Notes then held by it.

If a Noteholder fails to serve a Redemption Election Notice or serves an invalid Election Notice within 20 days of the Cash Redemption Notice, then such Noteholder shall be deemed (at the discretion of Celtic Pharma Capital) to have served a Redemption Election Notice electing either to:

(a)	receive cash in respect of his entire holding of Secured Loan Notes equal to the aggregate of: (i) the principal amount of his Secured Loan Notes which are the subject of the Cash Redemption Notice; and (ii) the amount of Compound Interest accrued thereon, up to but not including the date of the transfer (subject to any Withholding Tax); or

(b)	retain his entire holding of Secured Loan Notes until maturity (provided that such retained holding of Secured Loan Notes is at least $1,000 in nominal value).

If the aggregate nominal value of the Secured Loan Notes which all Noteholders have elected to retain following a Cash Redemption Notice is less than $1,000,000 any elections to retain Secured Loan Notes will be invalid and each Noteholder who has made such an election to retain his Secured Loan Notes will be deemed to have made an election to receive cash.

5.	CALL RIGHTS

Celtic Pharma may at any time after the date of the Secured Loan Note Instrument serve written notice on the Noteholders (a “Call Option Notice”) requiring each Noteholder to transfer to it or such other person as shall be nominated by it, such proportion of their Secured Loan Notes as shall be specified in the Call Option Notice. The amount payable by Celtic Pharma to a Noteholder (subject to the Noteholder delivering the relevant Secured Loan Note certificates), shall be an amount in cash paid in US Dollars and equal to the aggregate of: (i) the principal amount of the Secured Loan Notes which are the subject of the Call Option Notice; and (ii) the amount of Compound Interest accrued on such principal up to but not including the date of completion of the transfer (subject to any Withholding Tax).

6.	GUARANTEE

The Guarantor shall guarantee every payment by Celtic Pharma in respect of the principal amount of the Secured Loan Notes and Compound Interest (if any) payable in cash pursuant to the terms and conditions of the Secured Loan Note Instrument. The guarantee will cease on the earliest of: (i) the Exchange Date; (ii) 40 days from and including the Long Stop Date, provided that no Event or Default is continuing; and (iii) the date when Celtic Pharma Capital is substituted as the principal debtor under the Loan Note Instrument. If any member of the Celtic Pharma Group other than Celtic Pharma Capital is so substituted (and this is not currently intended) the Guarantor shall remain as guarantor as described above in paragraph 1(f) of this Part 7. The events of default are described in full at paragraph 7 of this Part 7 below. If any member of the Celtic Pharma Group other than Celtic Pharma Capital is so substituted (and this is not currently intended), the guarantee will remain in place and the Guarantor shall be obliged to guarantee the Loan Notes, as aforesaid.

7.	EVENTS OF DEFAULT

All amounts outstanding on the Secured Loan Notes become immediately payable on the occurrence of any of the following events (each an “Event of Default”), unless otherwise agreed by a resolution of the Noteholders:

(a)	a petition for the winding up of Celtic Pharma is presented and is not discharged within 20 Business Days, or if an order is made or resolution is passed for the winding up or other dissolution or administration of Celtic Pharma save in the event of a members’ voluntary winding up as part of a solvent reorganisation; or

(b)	an encumbrancer takes possession of or a receiver is appointed over or any secured creditor of Celtic Pharma seeks to enforce his security in respect of all or any of the property assets or undertaking of Celtic Pharma and is not discharged, paid out, withdrawn or received within 10 Business Days; or

(c)	a petition is presented for an administration order in relation to Celtic Pharma; or

(d)	Celtic Pharma becomes insolvent or enters into any composition or arrangement for the benefit of its creditors; or

(e)	Celtic Pharma does not pay, within 3 business days of the due date any amount payable pursuant to the Secured Loan Notes unless: (i) its failure to pay is caused by administrative or technical error; and (ii) payment is made within 5 Business Days of its due date; or

(f)	Celtic Pharma fails to procure the provision of security in respect of the Secured Loan Notes pursuant to the Charge and the Deed of Undertaking; or

(g)	there is a transfer of any of the shares in Celtic Pharma in issue at the date of the Secured Loan Note Instrument other than to Celtic Pharma Capital or any subsidiary of Celtic Pharma Capital. Such an event will cease to be an Event of Default on the earlier of: (i) the Exchange Date; and (ii) 40 days from and including the Long Stop Date; or

(h)	there is a breach by Celtic Pharma of the undertaking listed in (b)-(e) at paragraph 1 above of this Part 7, which has not been remedied within 14 Business Days of Celtic Pharma becoming aware of such breach; or

(i)	any Security Interest expressed to be created pursuant to the Charge ceases to or does not constitute a valid Security Interest in respect of the Secured Loan Notes in accordance with the terms of thereof and ceases to or does not confer the priority expressed to be conferred by such terms.

8.	PURCHASE OF SECURED LOAN NOTES

Celtic Pharma will be entitled at any time to redeem or purchase any Secured Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

9.	APPLICATIONS OF MONIES

All monies received by the Security Trustee (acting on the instructions of Salisbury Associates following their receipt of notification from Noteholders in accordance with the terms of the Secured Loan Note Instrument, as set out in paragraph 16 of this Part 7 of this document) pursuant to the Secured Loan Note Instrument, in respect of the Secured Loan Notes, under the Guarantee, or in respect of the Charge will be held by the Security Trustee (subject to any prior or pari passu ranking claims to such monies) on trust for itself and the Noteholders to apply as follows:

First:	in payment of all costs, charges and expenses (including legal fees and expenses) and liabilities incurred and payments made by the Security Trustee or any receiver;

Second:	in or towards payments to the Noteholders, pari passu in proportion to the amounts due to them respectively and without preference or priority of all arrears of interest remaining unpaid in respect of the Secured Loan Notes held by the Noteholders;

Third:	in or towards payments to the Noteholders, pari passu in proportion to the amounts due to them respectively and without preference or priority, of all principal monies due in respect of the Secured Loan Notes held by the Noteholders.

Any surplus of the proceeds of enforcement of the charge shall be paid to Celtic X Licensee or any other person entitled in priority. If the Security Trustee makes a payment on account of the principal monies before the interest or the whole of the interest on the Secured Loan Notes have been paid, such payment will not prejudice the right of the Noteholders to receive the full amount to which they would be entitled if the ordinary order of payment had been observed.

10.	UNDERTAKINGS

Pursuant to the Secured Loan Note Instrument Celtic Pharma undertakes for the benefit of each Noteholder to perform the Secured Notes Covenants described in paragraphs (b)-(e) of paragraph 1 of this Part 7.

11.	CANCELLATIONS

Any Secured Loan Notes repaid, redeemed, purchased by or transferred to Celtic Pharma shall be cancelled or, at the option of Celtic Pharma in the case of a repurchase, transferred to such person or entity as Celtic Pharma may direct, provided that, in the case of a transfer, the transferee is a member of the Celtic Pharma Group.

12.	MODIFICATIONS

The provisions of the Secured Loan Note Instrument and the rights of the Noteholders may from time to time be subject to modification, abrogation or compromise in any respect by Celtic Pharma with the sanction of not less than three quarters of Noteholders present and voting, in person or by proxy, at a meeting which has been duly convened and held. Notwithstanding the foregoing, the right of any Noteholder to receive payment of principal, premium, if any, and interest on the Secured Loan Notes, on or after the respective due dates expressed in the Loan Note Instrument, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired without the consent of such Noteholder.

13.	REGISTRATION AND TRANSFER

The Secured Loan Notes are not transferable other than to members of the Celtic Pharma Group and except that the ADS Depositary may cause the Secured Loan Notes technically issuable to it as registered holder of the Xenova Shares represented by the Xenova ADSs to be issued or transferred to the beneficial holders of Xenova ADSs or their nominees as directed by the Holders of Xenova ADSs pursuant to the ADS Form of Election and ADS Letter of Transmittal. Ownership shall be determined solely by entry in the register of Noteholders.

The obligations of Celtic Pharma under the Secured Loan Notes shall not be transferable except that Celtic Pharma may substitute Celtic Pharma Capital or any other member of the Celtic Pharma Group or their respective affiliates, in its place as the principal debtor under the Loan Note Instrument and all or any part of the Loan Notes.

14.	NO LISTING

No application shall be made to any stock exchange for permission to deal in or for any official or other listing in respect of the Secured Loan Notes.

15.	GOVERNING LAW

The Secured Loan Notes and the Secured Loan Note Instrument will be governed by and construed in accordance with the laws of England and Wales.

16.	SECURITY

On 20 June 2005 Celtic X Licensee and Celtic Pharma entered into a deed of undertaking (the “Deed of Undertaking”). Pursuant to the Deed of Undertaking, Celtic X Licensee agrees to facilitate the issuance of the Secured Loan Notes and the securing of the obligations of Celtic Pharma pursuant to the Secured Loan Note Instrument by granting a fixed and floating charge over Celtic X Licensee’s rights under the Licence Agreement in favour of the Security Trustee pursuant to the Secured Loan Note Instrument. In the event that the Scheme becomes effective and Celtic Pharma is obliged to issue Secured Loan Notes, Celtic X Licensee irrevocably undertakes to Celtic Pharma (pursuant to the terms of the Deed of Undertaking) that promptly upon being requested by Celtic Pharma to do so, Celtic X Licensee will execute and deliver the Charge to the Security Trustee of the Secured Loan Notes, granting a charge in favour of such Security Trustee. This undertaking expires on the earlier of (i) the day which is ten Business Days following the Scheme Effective Date; and (ii) 31 December 2005.

If an Event of Default pursuant to the terms of the Secured Loan Note Instrument is continuing, then the holders of the Secured Loan Notes at that time have the right to require Salisbury Associates to instruct the Security Trustee to enforce the guarantee and/or the security granted by Celtic X Licensee pursuant to the Charge (the Events of Default are summarised at paragraph 7 above). Upon the receipt of notices from a majority of the Noteholders at that time, Salisbury Associates will instruct the Security Trustee to enforce the security. The Security Trustee must first enforce the security under the terms of the Guarantee (before enforcing pursuant to the terms of the Charge). Accordingly, the Security Trustee (acting on the instructions of Salisbury Associates) will serve on Celtic Pharma (or its successor from time to time) a demand for the entire amount of the Secured Loan Notes outstanding at that time. If the Guarantor fails to make a payment (in full) pursuant to the demand, within 10 Days of such demand, then the Security Trustee may enforce pursuant to the terms of the Charge. In the event that the Security Trustee enforces pursuant to the Charge it is possible that the Security Trustee would realise the value of the Licence Agreement and all the rights and interests Celtic X Licensee has pursuant to the terms of the Licence Agreement, by assigning the whole of Celtic X Licensee’s rights under the Licence Agreement or sub-licensing rights under the Licence Agreement to a third party, for value. Upon realising the value of the Licence Agreement the Security Trustee would distribute the proceeds of the assignment or sub-licence to the holders of the Secured Loan Notes, as appropriate (acting on the instructions of Salisbury Associates as aforesaid). The Xenova Securityholders, in considering whether to subscribe for the Secured Loan Notes should give particularly careful consideration to the risk that the proceeds realised on an assignment of the whole of Celtic X Licensee’s rights under the Licence Agreement or sub-licence of rights under the Licence Agreement will depend on the value that third parties place on the Licence Agreement and the rights and interests granted therein. The value of the Licence Agreement realised in the event of such an assignment or sub-licence, as described in this Part 7, may not be sufficient to return the entire value of a Noteholder’s Secured Loan Notes to such holder.

(B) ESTIMATE OF THE VALUE OF THE SECURED LOAN NOTES

Private & Confidential

July 8, 2005

St. James’s House

23 King Street

London SW1Y 6QY

Authorised and regulated by the Financial Services Authority

Registered in England no. 162175

Celtic Pharma Management L.P.

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

The Directors

Celtic Pharma Development UK Plc

Mercury House

Triton Court

14 Finsbury Square

London EC2A 1BR

Dear Sirs,

CELTIC PHARMA OFFER FOR XENOVA GROUP Plc

You have requested our opinion as to the estimated value of the Secured Loan Notes being offered to shareholders of Xenova by Celtic Pharma. Definitions used in the letter are, unless otherwise stated, the same as those used in the Scheme Document dated July 8, 2005 sent to Xenova Shareholders.

Purpose

This estimate of the value of the Secured Loan Notes has been provided to Celtic Pharma Management L.P. and the directors of Celtic Pharma solely in connection with the Scheme, in accordance with the requirements of Rule 24.10 of the City Code, and may not be used or relied upon for any other purpose whatsoever. It is not addressed to and may not be relied upon by any other person, for any purpose whatsoever. In providing this estimate of value, Broadview is not making any recommendation to any person regarding one of the three options, being the Secured Loan Note Offer, the Cash and Secured Loan Note Alternative, or the Cash Alternative, and is not expressing an opinion on the fairness of the Scheme. We consent to the inclusion of this letter in the Scheme Document. Nevertheless, we accept no liability of any kind towards any such party, nor do we accept any responsibility for the consequences of any interpretation they, or any other third party, may place on the contents of this letter.

The estimate of value reflects our opinion as to the cash price which a Secured Loan Note issued under the Scheme might be expected to realise at the date of this letter, given a willing buyer and seller, dealing at arm’s length and with equal information (notwithstanding the general lack of transferability of the Secured Loan Notes), and has been prepared on the basis described below. We have assumed for this purpose that, at the date of this letter, the Scheme has become effective and that Celtic Pharma has full control of Xenova.

The estimate of value does not represent the value that a holder of a Secured Loan Note may realise for a holding that is sold in the future, which may be higher or lower than the figure in this letter. Broadview will provide any necessary updates to this letter required under the City Code. Save in the aforesaid circumstances, Broadview assumes no obligation to update or revise this estimate of value based upon the circumstances or events occurring after the date hereof.

Information

In arriving at our estimation of value, we have reviewed or otherwise taken the following into account:

(i)	the terms of the Secured Loan Note Instrument;

(ii)	the terms of the Licence Agreement, associated lending facility and funding commitments made to Xenova associated thereto;

(iii)	the fact that Celtic Pharma Capital has agreed to provide a guarantee for the Secured Loan Notes;

(iv)	the business model and objectives of the Celtic Pharma Group;

(v)	the summary proposed terms of the Pharmaceutical Investment Notes as described in the Scheme Document;

(vi)	the Scheme Document;

(vii)	publicly available information available on Xenova; and

(viii)	other such analyses we considered appropriate.

We have relied on and assumed, without independent verification, the accuracy, reasonableness and completeness of all information provided to or reviewed by us. However, we do not know that information to be false or materially incomplete such that it would be unreasonable for us to rely on it. We have not made any independent valuation or appraisal of the assets and liabilities of Xenova.

Methodology

We have arrived at our estimate of value of the Secured Loan Notes using our experience of widely accepted valuation methods, primarily drawing upon analyses of the cost of capital for comparable companies.

We have also taken into account (to the extent considered relevant in the circumstances of the Scheme) the following factors which are reflected in the discount rate applied in arriving at our valuation:

(i)	the Secured Loan Notes will be exchangeable for Pharmaceutical Investment Notes at nominal value plus Compound Interest, redeemable for cash at nominal value, or may be called by Celtic Pharma for a cash payment at nominal value plus Compound Interest, on or before the Long Stop Date;

(ii)	prior to the Exchange Date, the Secured Loan Notes are not freely tradable as the securities are non-transferable;

(iii)	the undertaking given by Celtic Pharma Capital that the terms of the Pharmaceutical Investment Notes, if issued, shall have terms no less favourable than those of the Secured Loan Notes and that they intend to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par value (this could include, inter alia, adjustments to the coupon, the introduction of a current yield, enhancing the security pool through the addition of other pharmaceutical assets and/or providing warrant coverage) taking into account that it is unlikely that they will be guaranteed or that they will be exchangeable for other securities or cash (other than redemption under the terms of the Pharmaceutical Investment Notes) or that they will include the Secured Loan Note Covenants as defined in paragraph 3(b) of Part 3 of the Scheme Document. However, it is currently intended that covenants similar to the Secured Loan Note Covenants may form part of the terms of the Pharmaceutical Investment Notes and Celtic Pharma Capital has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing;

(iv)	the risk factors inherent in the Secured Loan Notes and Pharmaceutical Investment Notes, which are described in the Scheme Document; in particular, that there may or may not be sufficient financial resources prior to the Long Stop Date to redeem the Secured Loan Notes at nominal value plus Compound Interest, or to provide sufficient security to support the issuance of the Pharmaceutical Investment Notes such that these trade initially at or around par value;

(v)	analysis of the cost of debt, mezzanine and equity capital for selected life sciences companies with pharmaceutical products at similar stages of development to Xenova; and

(vi)	other such factors as we deemed appropriate.

The taxation position of individual shareholders will vary and so we have not taken into account the effects of any taxation exemptions, allowances or reliefs available for income, capital gains or inheritance tax purposes, notwithstanding that these may be significant in the case of some shareholders.

General

Broadview is acting as financial adviser to Celtic Pharma Management L.P. and to Celtic Pharma in connection with its proposal to acquire Xenova Group by means of a Scheme of Arrangement. Broadview will receive fees from Celtic Pharma in respect of these services.

Broadview which is authorised and regulated in the United Kingdom by the Financial Services Authority for designated investment business, is acting exclusively for Celtic Pharma Management L.P and Celtic Pharma and for no other party in relation to the Scheme and will not be responsible to anyone other than Celtic Pharma Management L.P and Celtic Pharma for providing the protections afforded to clients of Broadview or for giving advice in relation to the Scheme or any other matter referred in this letter.

Opinion

In Broadview’s opinion, on the basis set out in this letter, if a Secured Loan Note had been in issue as at July 7, 2005 (being the latest practicable date prior to the date of this letter), the estimated value of a Secured Loan Note would be between 78 per cent. and 88 per cent. of nominal value.

Yours faithfully,

Broadview,

a division of Jefferies International Limited

PART 8 — INFORMATION ON THE NOTE PROGRAMME AND

THE PHARMACEUTICAL INVESTMENT NOTES

The following information describes the Pharmaceutical Investment Notes into which, it is intended, the Secured Loan Notes issued pursuant to the Acquisition will be exchangeable. The Pharmaceutical Investment Notes issued in exchange for the Secured Loan Notes may form part of a wider note programme pursuant to which other series of similar notes may be issued and which will share the same security, including the security initially securing the Secured Loan Notes. The details of the security that will be offered in relation to additional Pharmaceutical Investment Notes are currently unknown as these will depend upon the development of Celtic Pharma Capital’s assets until such time as additional Pharmaceutical Investment Notes are issued.

Prior to the time of the issue and listing of the Pharmaceutical Investment Notes, appropriate documentation will be prepared and circulated in relation to their offering including as required by applicable securities laws.

Celtic Pharma Capital, of which Celtic Pharma is a subsidiary, intends to establish, by no later than the Long Stop Date, a note programme (the “Note Programme”) pursuant to which Celtic Pharma Capital may issue, from time to time, different series of limited recourse Pharmaceutical Investment Notes or other limited recourse debt obligations which will be secured by a floating charge, under English law, over certain designated intellectual property assets of Celtic Pharma Capital acquired from time to time, including patent licences, sub-licences or other similar contractual intellectual property rights in respect of pharmaceutical intellectual property held by Celtic Pharma Capital or affiliates of Celtic Pharma Capital and all or a portion of the proceeds of the foregoing (the “Collateral Assets”). Any such Collateral Assets will be assigned to a Security Trustee (the “Security Trustee”) and thereby held in a collateral trust for the benefit of the holders of the Pharmaceutical Investment Notes issued pursuant to the Note Programme. Additionally, Celtic Pharma Capital intends to retain discretion to transfer or sell any of the Collateral Assets, from time to time, provided that certain proceeds thereof, as specified under the terms of the Pharmaceutical Investment Notes, are retained by the Security Trustee in cash or other highly liquid investments to be used to repay the Pharmaceutical Investment Notes (see paragraph 4 below entitled “Covenants”). It is currently intended that the Pharmaceutical Investment Notes will be listed and therefore freely transferable.

In the event that Celtic Pharma Capital establishes the Note Programme, Celtic Pharma Capital will initially issue under the Note Programme an aggregate principal amount of Pharmaceutical Investment Notes equal to the then outstanding principal amount of the Secured Loan Notes and Compound Interest (after taking into account any applicable Withholding Tax) less the nominal principal amount of Secured Loan Notes in respect of which Noteholders have elected, or are deemed to have elected, to receive cash in lieu of Pharmaceutical Investment Notes and effect an exchange therefor (subject to elections by Noteholders to receive cash instead of Pharmaceutical Investment Notes as described in paragraph 4 of Part 7 of this document). In connection with such transaction, the beneficiaries of the security granted over the Licence Agreement by Celtic X Licensee under the Charge to secure the Secured Loan Notes will be expanded to include the holders of the Pharmaceutical Loan Notes as well as the remaining holders of the Secured Loan Notes (if any). The charge over the Licence Agreement and Celtic X Licensee’s rights under the Licence Agreement will initially constitute the Collateral Assets. As the pool of Collateral Assets is expanded, it is intended that the Pharmaceutical Investment Noteholders should benefit from a more diversified security pool of assets although, as more Pharmaceutical Investment Notes are issued, the interests of individual Pharmaceutical Investment Noteholders in any of the Collateral Assets will be diluted. Under the terms of the Pharmaceutical Investment Notes, recourse of the Pharmaceutical Investment Noteholders will be expressly limited solely to the Collateral Assets.

Under the terms of the Secured Loan Notes (and in the event Celtic Pharma Capital establishes the Note Programme), at any time on or prior to the Long Stop Date, Celtic Pharma shall serve a Pharmaceutical Investment Notes Availability Notice, in writing on the holders of the Secured Loan Notes notifying them that Celtic Pharma Capital is able to make Pharmaceutical Investment Notes available to holders of the Secured Loan Notes in exchange for their Secured Loan Notes and on what terms (the “Pharmaceutical Investment Note Terms”). Except as otherwise described below and subject to such other terms as Celtic Pharma Capital shall reasonably determine, it is expected that the commercial terms and conditions of the Pharmaceutical Investment Notes shall be substantially similar to, and no less favourable than (in the sole determination of Celtic Pharma Capital), the terms and conditions of the Secured Loan Notes although it is unlikely that they will include the Secured Loan Note Covenants as defined in paragraph A(1) of Part 7, above (however, it is currently intended that covenants which likewise benefit the holders may form part of the terms of the Pharmaceutical Investment Notes).

The terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who holds, at any time, US$1,000 in nominal or less of Pharmaceutical Investment Notes. Service of such notice would require such

Noteholder either to have his Pharmaceutical Investment Notes redeemed by Celtic Pharma Capital at a price or, at the option of Celtic Pharma Capital, transfer his Pharmaceutical Investment Notes to such other person as Celtic Pharma Capital may specify in either case for a consideration equal to the market value of the Pharmaceutical Investment Notes held by such Pharmaceutical Investment Noteholder. For these purposes, the market value of the Pharmaceutical Investment Notes which are the subject of such a mandatory transfer notice would either be determined by reference to the average of the aggregate closing middle market value of the Pharmaceutical Investment Notes over the 5 Business Days immediately preceding the date of the mandatory transfer notice as shown on the register maintained by the exchange on which the Pharmaceutical Investment Notes are traded or, should the Pharmaceutical Investment Notes be issued and not be listed (which is not the intention of Celtic Pharma Capital), by reference to a valuation established by an independent valuer. Moreover, the terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who is not a “Qualified Purchaser” within the meaning of the Investment Company Act.

Celtic Pharma Capital has confirmed that it intends to structure the offering of Pharmaceutical Investment Notes such that they trade initially at or around par at the time of listing. If a Pharmaceutical Investment Notes Availability Notice is served on a holder of a Secured Loan Note, the Secured Loan Notes shall be transferred in accordance with the Pharmaceutical Investment Note Terms, as described in paragraph 4 of Part 7 above.

Subsequent series of Pharmaceutical Investment Notes will be issued either (i) in exchange for other notes, whether issued by Celtic Pharma or another affiliate of Celtic Pharma Capital, upon the assignment of any security for those obligations and the giving of any other consideration to Celtic Pharma Capital or (ii) directly to holders.

The above summary describes the intention of Celtic Pharma Capital and Celtic Pharma in relation to the issuance of Pharmaceutical Investment Notes as at the date hereof. The detailed terms of the Pharmaceutical Investment Notes and the eventual economic characteristics that will underlie the Pharmaceutical Investment Notes cannot be known at the current time and no further assurance can be given at this date about the nature or scope of the security for the Pharmaceutical Investment Notes nor the total liabilities which may be secured thereby. Moreover, although Celtic Pharma has agreed in the Loan Note Instrument that it shall use all reasonable endeavours to procure the availability of Pharmaceutical Investment Notes prior to the Long Stop Date, neither Celtic Pharma Capital nor Celtic Pharma has given any undertaking or is under any obligation to issue the Pharmaceutical Investment Notes at any time other than pursuant to the issue of a Pharmaceutical Investment Notes Availability Notice. Accordingly, investors who elect to receive Secured Loan Notes or Secured Loan Notes and cash should be prepared, unless they accept a cash payment pursuant to a Cash Redemption Notice, to hold the Secured Loan Notes, until their stated maturity date.

1.	FORM, DENOMINATION, INTEREST AND REDEMPTION

The Pharmaceutical Investment Notes, if issued, will be created by resolutions of the board of directors of Celtic Pharma Capital and issued by Celtic Pharma Capital in denominations and integral multiples of US$1 nominal amount. Subject to satisfaction of the Purchase Ratio in connection with the issuance of any additional series of Pharmaceutical Investment Notes, it is intended that there is no limit as to the amount of Pharmaceutical Investment Notes that Celtic Pharma Capital may issue, and Celtic Pharma Capital would reserve the right to issue such additional Pharmaceutical Investment Notes. The claims of the Pharmaceutical Investment Notehold-ers under the Pharmaceutical Investment Notes will rank pari passu equally and ratably without discrimination or preference between them and as direct unconditional secured and unsubordinated obligations of Celtic Pharma Capital.

The Pharmaceutical Investment Notes, if issued, will accrue interest at a rate of interest of 15 per cent. per annum, compounded annually, on the principal amount of the Pharmaceutical Investment Notes outstanding accruing from the date of issue of the relevant Pharmaceutical Investment Notes on a daily basis and on the basis of a 360 day year, subject to any Withholding Tax.

On or prior to the sixth anniversary of the date of original issuance of the Secured Loan Notes pursuant to the Scheme, Celtic Pharma Capital will repay the principal monies outstanding on the Pharmaceutical Investment Notes plus Compound Interest accrued thereon (subject to Withholding Tax). It is also intended that at any time on or after the second anniversary of the original issuance of the Pharmaceutical Investment Notes, Celtic Pharma Capital shall have the right to prepay the outstanding principal amount of the Pharmaceutical Investment Notes, including the amount of interest accrued to the date of prepayment, provided that Celtic Pharma Capital must also pay a Prepayment Premium to the holders of the Pharmaceutical Investment Notes being redeemed.

The eventual ability of Celtic Pharma Capital to redeem the Pharmaceutical Investment Notes will depend on the Celtic Pharma Group’s ability to develop successfully the products it acquires as Collateral Assets, and to realise value from these products.

2.	STATUS

The Pharmaceutical Investment Notes, including the notes of any additional series, will be direct, secured obligations of Celtic Pharma Capital and the recourse of the Pharmaceutical Investment Noteholders, in the event of non-payment pursuant to its terms, will be expressly limited solely to the Collateral Assets.

3.	SECURITY

As noted above, it is expected that the due payment of principal and interest in respect of the Pharmaceutical Investment Notes will be initially secured by a charge over the Licence Agreement and Celtic X Licensee’s rights under the Licence Agreement granted by Celtic X Licensee in favour of the Security Trustee on trust for the benefit of the Secured Loan Noteholders and any Pharmaceutical Investment Noteholders. In the event that additional series of Pharmaceutical Investment Notes are issued under the Note Programme, Celtic Pharma Capital currently contemplates that the proceeds from such issuance will be used to acquire additional intellectual property assets in respect of the pharmaceuticals and health care industries and such assets will be included within the Collateral Assets. The pool of all Collateral Assets will secure all of the Pharmaceutical Investment Noteholders ratably and pari passu. However, in the event that Celtic Pharma Capital issues Pharmaceutical Investment Notes with a maturity date beyond 2011, it is expected that the assets securing such Pharmaceutical Investment Notes will be segregated from the pool of existing Collateral Assets and recourse of the Pharmaceutical Investment Noteholders for the additional Pharmaceutical Investment Notes with such extended maturity shall be limited solely to such separate collateral trust. The identity and nature of the assets that Celtic Pharma Group will eventually acquire are unknown as is the amount of additional Pharmaceutical Investment Notes that may be issued in relation to such acquisitions.

4.	COVENANTS

It is currently expected that Celtic Pharma Capital would also enter into certain other covenants in favour of the Security Trustee, the benefits of which are held on trust for the Pharmaceutical Investment Noteholders and other secured creditors of such issuer.

Celtic Pharma Capital, among other covenants, is expected to:

(a)	ensure that its obligations under the Pharmaceutical Investment Notes, together with certain of its other obligations, including obligations to lawyers, accountants and other advisors for their fees and expenses incurred in connection with the acquisition or disposition of Collateral Assets, are secured by way of a fixed and floating English law Security Interest granted in favour of the Security Trustee (in form and substance reasonably satisfactory to the Security Trustee);

(b)	ensure that no Pharmaceutical Investment Notes or other debt instruments of Celtic Pharma Capital are issued if such issue would cause a breach of the Purchase Ratio; and

(c)	ensure that no re-investment of any proceeds from any of the Collateral Assets breaches the relevant Reinvestment Percentage (as defined below).

If additional series of Pharmaceutical Investment Notes are issued under the Note Programme, Celtic Pharma Capital currently contemplates that the proceeds from such issuance, along with other funds of Celtic Pharma, will be used to acquire additional Collateral Assets; however, additional Collateral Assets may not be acquired with the proceeds of such additional Pharmaceutical Investment Note issuance (and the additional Pharmaceutical Investment Notes may not be so issued) if the ratio of the principal amount of the additional Pharmaceutical Investment Notes to be issued to the purchase price of the additional Collateral Asset to be acquired in connection with such issuance would exceed the Purchase Ratio. Celtic Pharma Capital currently intends to utilise its own funds to the extent available, acquired from the issuance of equity or otherwise, to fund the remainder of the purchase price in satisfaction of the Purchase Ratio. Accordingly, it is currently intended that the Pharmaceutical Investment Notes, (including the additional Pharmaceutical Investment Notes issued in connection with such permitted acquisition), will have the benefit of increasing the value of the Collateral Assets relative to the aggregate outstanding nominal amount of the Pharmaceutical Investment Notes immediately following any such issue which is intended to benefit ratably all Pharmaceutical Investment Noteholders.

Celtic Pharma Capital will retain the right to direct the disposition of any or all Collateral Assets at any time and the reinvestment of any sale or cash proceeds received from any of the Collateral Assets to acquire additional assets to form part of the pool of Collateral Assets, provided that, until the sale of such Collateral Assets or cash receipts in respect thereof are sufficient to pay the principal and interest accrued on all of the Pharmaceutical Investment Notes, Celtic Pharma Capital will be required to retain a portion of those proceeds in cash or other highly liquid investments (including without limitation, securities issued or guaranteed by the United States of America) in segregated account(s) charged in favour of the Security Trustee until the maturity of the Pharmaceutical Investment Notes. The maximum percentage of the remainder of such proceeds which may be reinvested will be a function of the year in which such proceeds are received relative to the issuance date of the initial Pharmaceutical Investment Notes and are set forth as follows (each a “Reinvestment Percentage”):

During the “xth” year after issuance:	Maximum percentage of reinvestment:
First	100%
Second	90%
Third	80%
Fourth	70%
Fifth	50%
Sixth	0%

5.	RESALE AND TRANSFER

It is currently intended that the Pharmaceutical Investment Notes will be listed and therefore freely transferable. It will be a term of the Pharmaceutical Investment Notes that, if Celtic Pharma Capital becomes, or the directors of Celtic Pharma Capital have reasonable grounds to believe that Celtic Pharma Capital might become, an investment company of the purposes of the Investment Company Act, Celtic Pharma Capital will be entitled to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who is a US Person and who is not a “Qualified Purchaser” (within the meaning of Section 2(a)(51) of the Investment Company Act) requiring such Pharmaceutical Investment Noteholder to transfer his Pharmaceutical Investment Notes to such other eligible person as Celtic Pharma Capital may specify for a consideration equal to the market value of the Pharmaceutical Investment Notes held by such Pharmaceutical Investment Noteholder. The terms of the Pharmaceutical Investment Notes may also contain provisions allowing Celtic Pharma Capital to serve a mandatory transfer notice on any Pharmaceutical Investment Noteholder who holds at any time US$ 1,000 or less in nominal of Pharmaceutical Investment Notes to transfer such Notes at market value. For these purposes, the market value of the Pharmaceutical Investment Notes which are the subject of a mandatory transfer notice will be the average of the aggregate closing middle market values of the Pharmaceutical Investment Notes over the 5 Business Days immediately preceding the date of the mandatory transfer notice as shown on the register maintained by the market on which the Pharmaceutical Investment Notes are traded or should the Pharmaceutical Investment Notes be issued and not be listed (which is not the intention of Celtic Pharma Capital), the market value will be calculated by reference to a valuation established by an independent valuer.

6.	LISTING

It is intended that application will be made for the Pharmaceutical Investment Notes to be listed and admitted to trading on a Regulated Market or such other major stock exchange as Celtic Pharma Capital shall reasonably determine and it is further intended for each series of Pharmaceutical Investment Notes to be admitted to listing and trading on such exchange.

PART 9 — ADDITIONAL INFORMATION

1.	RESPONSIBILITY

(a)	The Directors of Celtic Pharma (whose names are set out in paragraph 2.1 below) accept responsibility for all the information contained in this document, other than that relating to Xenova, the Directors of Xenova and members of their immediate families and related trusts and controlled companies for which the Xenova Directors accept responsibility. To the best of the knowledge and belief of the Directors of Celtic Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The Directors of Xenova (whose names are set out in paragraph 2.2 below) accept responsibility for the information contained in this document relating to Xenova, the Directors of Xenova and members of their immediate families and related trusts and controlled companies. To the best of the knowledge and belief of the Xenova Directors (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	DIRECTORS

(a)	The Directors of Celtic Pharma and their functions are set out below:

John Mayo	(Director)
Stephen Evans-Freke	(Director)
Dr Stephen Parker	(Director)

The business address of each of the Directors of Celtic Pharma is Mercury House, Triton Court, 14 Finsbury Square, London EC2A 1BR, which is also the registered office of Celtic Pharma.

(b)	The Xenova Directors and their functions are set out below:

John BH Jackson	(Non-executive Chairman)
David A Oxlade	(Chief Executive Officer)
Daniel Abrams, FCA, MA (Hons)	(Chief Financial Officer)
John Waterfall, PhD	(Development Director)
Peter L Gillett, FCA	(Non-executive Director)
Adrian L Harris, MB, ChB, MRCP, Dphil., FRCP	(Non-executive Director)
T Ronald Irwin, FRPharmS, PhC	(Non-executive Director)
John L Rennocks	(Non-executive Director)
Michael D Young, BSc, MB, BCh, PhD, MBA	(Non-executive Director)

The business address of each of the Directors of Xenova is 957 Buckingham Avenue, Slough, Berkshire SL1 4NL which is also the registered office of Xenova.

3.	MARKET QUOTATIONS

The following table shows the Xenova Closing Price on the following dates:

(a)	the first Business Day in each of the six months immediately before the date of this document;

(b)	23 June 2005, being the last Business Day before the commencement of the Offer Period; and

(c)	7 July 2005, being the latest practicable date prior to the publication of this document:

Date	Xenova Closing Price (Pence)
1 February 2005	7.15
1 March 2005	7.20
1 April 2005	4.88
3 May 2005	4.30
1 June 2005	4.38
23 June 2005	3.88
1 July 2005	4.38
7 July 2005	4.38

4.	SHAREHOLDINGS AND DEALINGS

(a)	Holdings of Xenova relevant securities

As at the close of business on 7 July 2005 (being the latest practicable date prior to publication of this document):

(i)	Celtic Pharma had interests in 1,204,230 Xenova shares, by virtue of irrevocable undertakings to vote in favour of the Scheme given by the Xenova Directors on 24 June 2005 as referred to in paragraph 9 of Part 2 of this document;

(ii)	the Directors of Celtic Pharma, and (so far as the Celtic Pharma Directors are aware, having made due and careful enquiry) their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies had no interest in Xenova relevant securities;

(iii)	persons acting, or presumed to be acting, in concert with Celtic Pharma and persons with an arrangement under note 6(b) on Rule 8 of the City Code with Celtic Pharma or with persons acting or presumed to be acting in concert with Celtic Pharma owned or controlled no Xenova relevant securities, save for a long position of 1,561 Xenova relevant securities held by Jefferies International Limited;

(iv)	the interests of Directors of Xenova, and (so far as the Xenova Directors are aware, having made due and careful enquiry) their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies in Xenova relevant securities (as shown in the register required to be kept under Section 325 of the Companies Act or which have been notified or are required to be notified to the Company pursuant to Sections 324 or 328 of the Companies Act) apart from options and awards made pursuant to the Xenova Share Option Schemes and the Xenova Share Plan which are disclosed under paragraph (v) below were as follows:

Director	Number of Xenova Shares	Number of Xenova Warrants
John Jackson(1)	286,726	37,398
David Oxlade	348,975	25,623
Daniel Abrams	204,040	18,828
John Waterfall	59,653	2,370
Peter Gillett	21,974	2,865
Adrian Harris	19,539	2,547
Thomas Irwin	44,140	5,757
John Rennocks(2)	219,183	15,999
Michael Young	—	—

(1)	69,395 of John Jackson’s shares are held by John Jackson Consultants Limited a company of which John Jackson owns 50 per cent. and his wife 50 per cent.
(2)	J Rennocks holds 214,898 Xenova Shares in his own name with the remainder of his interest comprised of 4,285 Xenova Shares registered in the name of TD Waterhouse Nominees (Europe) Limited

(v)	the interests of the Directors of Xenova in options and awards over Xenova Shares under the Xenova Share Option Schemes and the Xenova Share Plan were as follows:

Name	Note		No. of Ordinary Shares	Exercise Price	Earliest Exercise Date	Latest Exercise Date
David Aufrere Oxlade	(b	)	8,875	£3.38	23.06.00	22.06.07
	(a	)	35,382	£3.38	23.06.00	22.06.07
	(a	)	40,000	£2.08	13.03.01	12.03.08
	(a	)	120,000	£0.32	15.12.01	14.12.08
	(a	)	30,000	£0.88	17.08.02	16.08.09
	(a	)	30,000	£0.87	20.12.02	19.12.09
	(a	)	70,000	£0.77	13.07.05	12.07.10
	(a	)	102,000	£0.48	16.08.06	15.08.11
	(a	)	37,500	£0.41	18.12.06	17.12.11
	(d	)	35,389	£0.49	21.06.05	30.11.05
	(a	)	45,000	£0.38	12.09.05	11.09.12
	(a	)	15,000	£0.38	12.09.07	11.09.12
	(c	)	155,663	£0.10	28.10.05	27.10.12
	(a	)	375,000	£0.3075	06.12.06	05.12.12
	(a	)	125,000	£0.3075	06.12.07	05.12.12
	(a	)	450,000	£0.1125	05.12.06	04.12.13
	(a	)	150,000	£0.1125	05.12.08	04.12.13
	(c	)	1,250,000	£0.01	23.12.06	22.12.13
	(c	)	945,000	£0.01	04.03.07	03.03.14
	(a	)	987,500	£0.09	15.08.07	12.08.14
	(a	)	329,175	£0.09	13.08.09	12.08.14
	(a	)	1,200,000	£0.06	06.12.07	05.12.14
	(a	)	300,000	£0.05	06.12.09	05.12.14
	(f	)	131,597	£0.072	01.11.07	30.04.08

John Waterfall	(a	)	74,360	£1.17	27.05.02	25.05.09
	(b	)	25,640	£1.17	27.05.02	26.05.09
	(a	)	20,000	£0.87	20.12.02	19.12.09
	(a	)	50,000	£0.77	13.07.05	12.07.10
	(a	)	40,800	£0.48	16.08.06	15.08.11
	(a	)	17,500	£0.41	18.12.06	17.12.11
	(a	)	22,500	£0.38	12.09.05	11.09.12
	(a	)	7,500	£0.36	12.09.07	11.09.12
	(c	)	27,339	£0.10	28.10.05	27.10.12
	(a	)	187,500	£0.3075	06.12.05	05.12.12
	(a	)	67,500	£0.3075	06.12.07	05.12.12
	(a	)	300,000	£0.1125	05.12.06	04.12.13
	(a	)	100,000	£0.1125	05.12.08	04.12.13
	(c	)	315,000	£0.01	23.12.06	22.12.13
	(a	)	687,500	£0.09	13.08.07	12.08.14
	(a	)	299,175	£0.09	13.08.09	12.08.14
	(a	)	800,000	£0.05	06.12.07	05.12.14
	(a	)	200,000	£0.06	06.12.09	05.12.14
	(f	)	52,638	£0.072	01.11.07	30.04.06

Daniel Abrams	(a	)	52,788	£2.08	13.03.01	12.03.06
	(b	)	14,425	£2.08	13.03.01	12.03.08
	(a	)	40,000	£0.32	15.12.01	14.12.08
	(a	)	40,000	£0.32	15.12.05	14.12.08
	(a	)	25,000	£0.88	17.08.02	16.08.09
	(a	)	40,000	£0.87	20.12.02	19.12.09
	(a	)	40,000	£0.77	13.07.05	12.07.10
	(a	)	40,000	£0.48	16.08.06	15.08.11
	(a	)	17,500	£0.41	18.12.06	17.12.11
	(a	)	22,500	£0.38	12.09.05	11.09.12
	(a	)	7,500	£0.38	12.09.07	11.09.12
	(c	)	107,664	£0.10	28.10.05	27.10.12

Name	Note	No. of Ordinary Shares	Exercise Price	Earliest Exercise Date	Latest Exercise Date
	(a)	187,500	£0.3075	06.12.05	05.12.12
	(a)	67,500	£0.3075	06.12.07	05.12.12
	(a)	375,000	£0.1125	05.12.06	04.12.13
	(a)	125,000	£0.1125	05.12.08	04.12.13
	(c)	630,000	£0.01	23.12.06	22.12.13
	(c)	472,500	£0.01	04.03.07	03.03.14
	(a)	687,500	£0.09	13.08.07	12.08.14
	(a)	229,175	£0.09	13.08.09	12.08.14
	(a)	800,000	£0.06	06.12.07	05.12.14
	(a)	200,000	£0.08	06.12.09	05.12.14

NOTES:

(a)	1996 Share Option Scheme (non-approvable parts)
(b)	1996 Share Option Scheme (approved)
(c)	Deferred Share Bonus Plan
(d)	1996 Save As You Earn Scheme 2002 offer
(e)	Deferred share bonus plan as amended in 2003
(f)	1996 Save As You Earn Scheme 2004 offer

Options and awards issued under certain of the Xenova Share Option Schemes and the Xenova Share Plan are subject to performance criteria determined by Xenova’s remuneration committee.

(vi)	no paragraph 1 associate of Xenova owned or controlled any Xenova relevant securities;

(vii)	no pension fund of Xenova or of any company which is a paragraph 1 associate owned or controlled any Xenova relevant securities;

(viii)	no employee benefit trust of Xenova or any company which is a paragraph 1 associate owned or controlled any Xenova relevant securities;

(ix)	no connected adviser or any person controlling, controlled by or under the same control as a connected adviser (except for an exempt principal trader or an exempt fund manager) owned or controlled any Xenova relevant securities; and

(x)	no persons who had an arrangement under note 6(b) on Rule 8 of the City Code with Xenova or with a paragraph 1, 2, 3 or 4 associate of Xenova owned as controlled Xenova relevant securities.

(b)	Dealings in Xenova relevant securities

During the period beginning 24 June 2004 (being the date twelve months prior to the commencement of the offer period) and until 7 July 2005 (being the latest practical date prior to the publication of this document) there were no dealings for value in Xenova relevant securities by:

(i)	Celtic Pharma;

(ii)	the Directors of Celtic Pharma or their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies;

(iii)	persons acting, or presumed to be acting, in concert with Celtic Pharma or persons with an arrangement under note 6(b) on Rule 8 of the City Code with Celtic Pharma or with a person acting, or presumed to be acting, in concert with Celtic Pharma;

save for the following dealings by members of the Jefferies Group Inc., the ultimate parent company of Broadview:

Xenova ADSs

			Price Range (US$)
Period	Transaction Type	Number of ADSs	Price Per ADS (Low)	Price Per ADS (High)
Apr 24 2005 — May 23 2005	Buy	8,000	0.98	0.98
	Sell	4,000	0.98	0.98
Mar 24 2005 — Apr 23 2005	Buy	1,750	0.89	0.89
	Short Sell	1,750	0.89	0.89
Dec 24 2004 — Mar 23 2005	Buy	58,471	1.25	1.81
	Sell	72,341	1.25	1.82
Sep 24 2004 — Dec 23 2004	Buy	455,850	1.16	1.41
	Sell	527,000	1.16	1.47
	Short Sell	149,450	1.16	1.40
June 24 2004 — Sep 23 2004	Buy	2,446,680	1.60	2.50
	Sell	2,470,180	1.63	2.65
	Short Sell	22,900	1.60	2.63

Xenova Shares

			Price Range (£)
Period	Transaction Type	Number of Shares	Price Per Share (Low)	Price Per Share (High)
Apr 24 2005 — May 23 2005	Buy	16,000	0.048	0.048
Mar 24 2005 — Apr 23 2005	Sell	100,000	0.050	0.050
Dec 24 2004 — Mar 23 2005	Buy	582,964	0.060	0.078
	Sell	260,000	0.060	0.078
Sep 24 2004 — Dec 23 2004	Buy	2,765,000	0.060	0.080
	Sell	6,166,815	0.059	0.081
June 24 2004 — Sep 23 2004	Buy	725,844	0.101	0.125
	Sell	550,000	0.110	0.125

Between the commencement of the Offer Period and 7 July 2005, being the latest practical date prior to the publication of this document there were no dealings for value in Xenova relevant securities by:

(i)	the Directors of Xenova, their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies;

(ii)	paragraph 1 associates of Xenova;

(iii)	a pension fund of Xenova or of any company which is a paragraph 1 associate of Xenova;

(iv)	an employee benefit trust of Xenova or of any company which is a paragraph 1 associate;

(v)	a connected adviser nor any person controlling, controlled by or under the same control as a connected adviser (except for an exempt principal trader or an exempt fund manager); and

(vi)	persons with an arrangement under note 6(b) on Rule 8 of the City Code with Xenova or with a paragraph 1, 2, 3 or 4 associate of Xenova,

save for the following dealings by Lazard:

Xenova Shares
Trade Date	Transaction Type	Number of Xenova Shares	Price (£)
June 24 2005	Sell	1,000,000	0.074875
	Buy	1,000,000	0.074875

Xenova ADSs
Trade Date	Transaction Type	Number of Xenova ADSs	Price (US$)
Aug 10 2004	Sell	250	1.60
Aug 11 2004	Buy	25,051	1.62
Aug 12 2004	Buy	4,949	1.62

(c)	Interests in Celtic Pharma relevant securities

As at the close of business on 7 July 2005 (being the latest practicable date prior to publication of this document):

(i)	Xenova held no Celtic Pharma relevant securities; and

(ii)	the Directors of Xenova, their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies held no interest in Celtic Pharma’s relevant securities.

(d)	Dealings in Celtic Pharma relevant securities:

During the Offer Period and until 7 July 2005, being the latest practical date prior to the publication of this document there were no dealings for value in Celtic Pharma relevant securities by:

(i)	Xenova; and

(ii)	the Directors of Xenova or their immediate families, connected persons (within the meaning of Section 346 of the Act), related trusts and controlled companies.

(e)	General

(i)	Save as disclosed in this document, as at the close of business 7 July 2005 (being the latest practicable date prior to the publication of this document), neither Celtic Pharma nor any paragraph 1 associate of Celtic Pharma, nor any of the Directors of Celtic Pharma, nor any member of their immediate families, related trusts and companies nor, so far as the Celtic Pharma Directors are aware of any connected persons, nor any person deemed to be acting in concert with Celtic Pharma, nor persons with whom Celtic Pharma or any person acting in concert with Celtic Pharma has an arrangement under note 6(b) on Rule 8 of the City Code or controlled or (in the case of the Directors of Celtic Pharma and their immediate families) was interested in any relevant securities on nor has any such person dealt for value therein during the disclosure period.

(ii)	Save as disclosed in this document, neither Xenova, nor any of the Xenova Directors nor any member of their immediate families, related trusts or companies nor, so far as the Xenova Directors are aware, any connected person owns, controls or is interested, directly or indirectly, in any relevant securities as at 7 July 2005 (the latest practicable date prior to publication of this document), nor has any such person dealt for value therein during the Offer Period and until 7 July 2005, being the latest practical date prior to the publication of this document.

(iii)	Save as disclosed in this paragraph 4, (so far as the Xenova Directors are aware having made due and careful enquiry) as at the close of business on 7 July 2005 (the latest practicable date prior to publication of this document), no paragraph 1 associate, nor any pension fund of Xenova or of any company which is a paragraph 1 associate, nor any employee benefit trust of Xenova or of any company which is a paragraph 1 associate, nor any connected adviser or any person controlling, controlled by or under the same control as any such adviser (except for an exempt principal trader or an exempt fund manager), nor any person with whom Xenova or any paragraph 1, 2, 3 or 4 associate of Xenova has any arrangement under note 6(b) on Rule 8 of the City Code owned or controlled any relevant securities nor has any such person dealt for value therein during the period of the commencement of the Offer Period and 7 July 2005 (the latest practicable date prior to publication of this document).

(iv)	Save as disclosed in this document, there are no arrangements of the kind referred to in Note 6(b) of Rule 8 of the City Code which exist between Celtic Pharma or any person acting, or presumed to be acting, in concert with Celtic Pharma, and any other person nor between Xenova or any paragraph 1, 2, 3 or 4 associate of Xenova and any other person.

(f)	Definitions in this paragraph 4:

(i)	“acting in concert” means the active co-operation by persons, pursuant to an agreement or understanding (whether formal or informal), to obtain or consolidate control of a company through the acquisition by any of them of its shares, and associates of Celtic Pharma are presumed to be acting in concert with it for the purposes of the City Code (other than those acting in the capacity of an exempt fund manager or exempt principal trader under the City Code);

(ii)	references to an “arrangement” include any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

(iii)	“connected adviser” includes an organisation which is advising Xenova or Celtic Pharma, as the case may be, in relation to the Proposal, their respective corporate brokers, an organisation which is advising a person acting in concert with the Directors of Xenova or Celtic Pharma, as the case may be, in relation to the Proposal or in relation to the matter which is the reason for that person being a member of the concert party, or an organisation which is advising a paragraph 1 associate in relation to the Proposal;

(iv)	ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether the holding gives de facto control;

(v)	“relevant securities” means Xenova relevant securities and Celtic Pharma relevant securities;

(vi)	“Celtic Pharma relevant securities” means Celtic Pharma Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives reference to, Celtic Pharma Shares;

(vii)	“Xenova relevant securities” means Xenova Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives reference to, Xenova Shares;

(viii)	“derivative” includes any financial product whose value in whole or in part, is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

(ix)	“disclosure period” means the period commencing on 24 June 2004 (being the date 12 months prior to the commencement of the Offer Period) and ending on 7 July 2005 (the last practicable date before publishing this document);

(x)	“paragraph 1 associate” means in respect of Xenova or Celtic Pharma, as the case may be, its subsidiaries, fellow subsidiaries and associated companies and companies of which any such subsidiaries or associated companies are associated companies. For this purpose, ownership or control of 20 per cent or more of the equity share capital of a company is the test of associated company status;

(xi)	“paragraph 1,2,3 or 4 associate” means a paragraph 1 associate as described above; a connected adviser and persons controlling, controlled by or under the same control as a connected adviser; the directors, their close relatives and related trusts of Xenova or any paragraph 1 associate; or the pension funds of Xenova or any paragraph 1 associate;

(xii)	reference to Directors of Celtic Pharma and Directors of Xenova having an interest in relevant securities are to be interpreted in accordance with Parts VI and X of the Act; and

(xiii)	references to a pension fund of Xenova or of a company which is a paragraph 1 associate do not include any such pension funds which are managed under an agreement or arrangement with an independent third party in the terms set out in Note 6 in the definition in the City Code of “acting in concert”.

5.	SERVICE CONTRACTS OF THE XENOVA DIRECTORS

(a)	The executive Xenova Directors entered into service contracts on the following terms (in no case have any such contracts been entered into or amended in the 6 months prior to the date of this document):

(i)	On 2 June 1999, Xenova entered into a service contract with Dr John Waterfall. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 52 weeks’ prior notice of termination expiring at any time. The contract terminates automatically on Dr Waterfall reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Dr Waterfall is entitled to an annual salary of £166,000 effective 1 January 2005, increased from £160,000 the previous year and a bonus calculated by reference to accounting reference periods of Xenova equal to a maximum of 40% of the basic salary, payable during such periods. The bonus payable in respect of each period is determined according to the performance-related criteria from time to time agreed between Xenova and Dr Waterfall. Dr Waterfall’s basic salary is reviewed annually by the Board. Dr Waterfall is eligible to participate in certain of the Xenova Share Option Schemes and the Xenova Share Plan, subject to the rules and regulations thereof. Xenova contributes sums determined by Xenova policy

(currently equal in aggregate to 16.5% of Dr Waterfall’s salary) into Xenova’s approved personal pension plan. Dr Waterfall is entitled to participate at Xenova’s expense in permanent health insurance and life insurance schemes. In addition, Xenova provides medical expenses insurance for Dr Waterfall and certain members of his family. Dr Waterfall is entitled to the use of a company car or equivalent car allowance. Dr Waterfall is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova business, equal to his then annual basic salary, together with the monetary value of his private medical insurance, car and pension benefits, for one year. In the last two years of employment before retirement, Xenova has also contracted to pay for an additional retirement benefits fund with an estimated value of £78,500 for Dr Waterfall. Dr Waterfall is subject to certain non-competition and non-solicitation restrictive covenants for a period of one year from termination of employment.

(ii)	On 31 March 1998, as amended by a further letter dated 24 July 1998, Xenova entered into a service contract with David Oxlade. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 104 weeks’ prior notice of termination expiring at any time. The contract terminates automatically on Mr Oxlade reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Mr Oxlade is entitled to an annual salary of £247,400 effective 1 January 2005, increased from £237,900 the previous year and a bonus calculated by reference to accounting reference periods of Xenova equal to a maximum of 40% of the basic salary payable during such periods. The bonus payable in respect of each period is determined according to performance-related criteria from time to time agreed between Xenova and Mr Oxlade. Mr Oxlade’s basic salary is reviewed annually by the Board. Mr Oxlade is eligible to participate in certain of the Xenova Share Option Schemes and the Xenova Share Plan, subject to the rules and regulations thereof. Xenova contributes sums determined by Xenova policy (currently equal in aggregate to 22.5% of Mr Oxlade’s basic salary) into an approved personal pension plan. Mr Oxlade is entitled to participate at Xenova’s expense in permanent health insurance and life insurance schemes. In addition, Xenova provides medical expenses insurance for Mr Oxlade and certain members of his family. Mr Oxlade is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova’s business, equal to his then annual basic salary, together with the monetary value of his private medical insurance, car and pension benefits, for two years. Mr Oxlade is subject to certain non-competition and non-solicitation restrictive covenants for a period of one year from termination of employment.

(iii)	on 31 March 1998, Xenova entered into a service contracts with Daniel Abrams. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 52 weeks’ prior notice of terminating expiring at any time. The contract terminates automatically on Mr Abrams reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Mr Abrams is entitled to an annual salary of £166,400 effective 1 January 2005, increased from £160,000 the previous year and a bonus calculated by reference to accounting reference periods of Xenova equal to a maximum of 40% of the basic salary payable during such periods. The bonus payable in respect of each period is determined according to the performance-related criteria from time to time agreed between Xenova and Mr Abrams. Mr Abrams’ basic salary is reviewed annually by the Board. Mr Abrams is eligible to participate in certain of the Xenova Share Option Schemes and the Xenova Share Plan, subject to the rules and regulations thereof. Xenova contributes sums determined by Company policy (currently equal in aggregate to 16.5% of Mr Abrams’s basic salary) into an approved executive person pension plan. Mr Abrams is eligible to participate at Xenova’s expense in permanent health insurance and life insurance schemes. In addition, Xenova provides medical expenses insurance for Mr Abrams and certain members of his family. Mr Abrams is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova business, equal to his then annual basic salary, together with the monetary value of his private medical insurance, car and pension benefits, for one year. Mr Abrams is subject to certain non-competition and non-solicitation restrictive covenants for a period of one year from termination of employment.

(iv)	Xenova Limited has entered into a consultancy agreement with John Jackson, non-executive Chairman, which commenced on 2 February 1990 and may be terminated by either party giving to the other not less than one month’s notice. Mr Jackson is entitled to annual total fees of £50,000. Mr Jackson is subject to a non-solicitation restrictive covenant for a period of two years from the date he ceases to be a director, and a non-competition restrictive covenant for a period of eighteen months from the date he ceases to be a director.

(b)	The non-executive Xenova Directors (other than for John Jackson the terms of whose agreement is set out in paragraph 5(A)(iv) above) have entered into terms of appointment with Xenova on the following terms (in no case have any such terms of appointment have been entered into or amended in the 6 months prior to the date of this document):

(i)	On 16 June 2000, Xenova entered into a letter of appointment with Thomas Ronald Irwin confirming him as a non-executive director at a fee of £15,000 per annum which has subsequently been increased to £23,000 due to his appointment as Chairman of the Remuneration Committee. Mr Irwin’s appointment as a non-executive director may be renewed from time to time for a further periods of three years if the parties agree and the parties have agreed it be renewed with effect from May 2003.

(ii)	On 16 June 2000, Xenova entered into a letter of appointment with Professor Adrian Harris confirming him as a non-executive director at a fee of £15,000 per annum which has subsequently been increased to £18,000 per annum. Professor Adrian Harris’s appointment as a non-executive director may be renewed from time to time for a further periods of three years if the parties agree and the parties have agreed it be renewed with effect from July 2002.

(iii)	On 20 January 2000, Xenova entered into a letter of appointment (as amended by a further letter dated 15 March 2002) with Peter Gillett appointing him as a non-executive director at a fee of £15,000 per annum which has subsequently been increased to £25,000 per annum due to his Chairmanship of the Audit Committee. Mr Gillett’s appointment as a non-executive director may be renewed from time to time for a further periods of three years if the parties agree and the parties have agreed it be renewed with effect from June 2003.

(iv)	On 15 August 2003, Xenova appointed John Rennocks as a non-executive director at a fee of £16,000 per annum which has subsequently been increased to £18,000 per annum. Mr Rennocks’ appointment may be terminated by either party giving not less than three months’ written notice.

(v)	On 15 August 2003, Xenova appointed Dr Michael Young as a non-executive director at a fee of £16,000 per annum which has subsequently been increased to £18,000 per annum. Dr Young’s appointment may be terminated by either party giving not less than three months’ written notice.

6.	MATERIAL CONTRACTS

Details of the material contracts (not being contracts entered into in the ordinary course of business) which have been entered into by Xenova commencing 24 June 2003 (being the two years immediately preceding the date of commencement of the Offer Period) and ending on 7 July 2005 (being the latest practicable date prior to the publishing of this document) are as follows:

(a)	An Implementation Agreement dated 24 June 2005 between Xenova and Celtic Pharma, whereby Xenova and Celtic Pharma have each undertaken to take certain steps in order to implement the terms of the Scheme (as described in this document). In particular, Xenova has undertaken to Celtic Pharma not to: (i) solicit an alternative offer; (ii) grant any new share options; (iii) enter into or recommend any licence or its intellectual property rights, sale of business or a material part of its assets, any merger (other than by way of offer) or (iv) any transaction that would require shareholders consent (each, a “Prohibited Transaction”).

Xenova has also undertaken to inform Celtic Pharma if it receives any third party approaches in connection with either a proposed offer for Xenova, or a Prohibited Transaction.

In the event that, prior to termination of the Implementation Agreement, an announcement that a higher competing offer for Xenova from a third party has been made, Xenova has undertaken to use its reasonable endeavours to afford Celtic Pharma the opportunity to announce an increased offer and to assist Celtic Pharma in implementing such an increased offer, prior to Xenova withdrawing the Scheme in favour of the higher competing offer. Xenova’s obligations in the Implementation Agreement are made subject to the fiduciary duties of its directors.

The Implementation Agreement will terminate in the event that: (i) the consent of the shareholders to the Scheme is not obtained; (ii) any condition of the Scheme becomes incapable of being satisfied; or (iii) the Scheme has not become effective by 20 September 2005 or lapses or is withdrawn by Xenova.

(b)	With effect from 24 June 2005 Xenova Limited entered into an agreement with Celtic X Licensee for the world-wide development and marketing of Xenova’s conjugated therapeutic vaccines, TA-CD and TA-NIC. Xenova provided a parent company guarantee within such agreement.

Under the terms of this agreement, Xenova Limited granted to Celtic X Licensee world-wide rights to develop and commercialise TA-CD and TA-NIC. The licence is exclusive for the fields of the treatment of cocaine and nicotine addiction respectively. Celtic X Licensee has the right to have further indications included within the licence ahead of those rights to other indications being licensed to other third parties. Celtic X Licensee will be responsible for the conduct of future clinical studies and commercialisation activities with TA-CD and TA-NIC and will pay royalties on sales of these indications, subject to a specified limit on the maximum cumulative royalties payable by Celtic X Licensee. Such royalties are payable in each country for so long as there is an valid claim under the licensed patents which is applicable to the relevant product, or for 10 years from commercial launch of the relevant product, whichever is the greater. The royalties payable may be reduced in the event that a third party is granted a compulsory licence or sub-licence with respect to the relevant product, and also in the event that royalties or other compensation must be paid to a third party following a finding that the relevant product infringes a third party’s intellectual property rights due to the use by Celtic X Licensee of the rights licensed to it under the agreement. In addition, Celtic X Licensee will make two lump sum payments at 90 days and 48 months after the effective date of the agreement and, dependent on regulatory approval of specified products being achieved in various jurisdictions will make certain milestone payments.

At any time, Celtic X Licensee has the right to sell to a third party its own and, under certain circumstances, Xenova Limited’s rights under the whole agreement or in certain products or to receive revenue generated under a sub-licence granted by Celtic X Licensee. Where Xenova Limited rights are sold, Xenova Limited will receive a lump sum payment, based on the amount of any lump sum and milestone payments that remain unpaid with respect to the rights that are sold and a specified share of the amount received from such third party for the sale. Following payment of such lump sum, Xenova Limited shall not be entitled to any further lump sums, milestones or royalties with respect to the rights that are sold.

Celtic X Licensee has the right to terminate the agreement at any time for any reason, as well as where there is any confirmed serious adverse event related to the utilisation, medical administration, safety or efficacy profile of the relevant drugs or products or in the event of Xenova Limited’s insolvency or incurable or uncured material breach. Xenova Limited has the right to terminate the agreement for Celtic X Licensee’s insolvency or incurable or uncured material breach. Celtic X Licensee’s liability to make the lump sum payments at 90 days and 48 months after the effective date of the agreement will be unaffected by any termination of the agreement, except where such termination is for Xenova Limited’s insolvency or incurable or uncured material breach. However, on termination of the agreement for Xenova Limited’s insolvency or incurable or uncured material breach, Celtic X Licensee may convert its licence under the agreement to a royalty-free licence by paying such lump sum payments, if they have not by then been paid, and in addition making a further specified payment, the amount of which will depend on whether or not, at the effective date of termination, a US or European regulatory approval has been given for any licensed product.

Under the agreement, Xenova Limited and Celtic X Licensee each give warranties and indemnities to the other connected with matters such as the licensed intellectual property rights, breach of the agreement, gross negligence or wilful misconduct and product liability. However, these warranties and indemnities are not unusual for this type of agreement.

(c)

On 24 June 2005, Xenova Limited entered into a secured facility agreement with Celtic X Licensee. Pursuant to this agreement, loans in an aggregate amount not exceeding US$20,000,000 are to be made available to Xenova Limited by Celtic X Licensee Limited, subject to the satisfaction of certain conditions precedent. The availability of the Facility Agreement is not conditional upon the Scheme becoming effective. The loans are to be advanced in two tranches, each in an amount of up to US$10,000,000. The first tranche is to be made available for drawdown on the date Xenova Limited is notified by Celtic X Licensee of the satisfaction of certain conditions precedent (the “Effective Date”), with the second tranche to be made available 12 months thereafter. The loans are to bear interest at a rate of 2 per cent. per annum over LIBOR from the date of drawdown, and will be repayable on the date falling 48 months after the Effective Date, absent the exercise of any right under the Facility Agreement for their prior repayment. Xenova Limited is obliged to apply the amounts borrowed under the Facility Agreement in or towards its general corporate purposes, save in certain circumstances, where it will be required to apply such amounts in satisfaction of certain items of ordinary business expenditure approved in advance by Celtic X Licensee. As security for the obligations of Xenova Limited under the Facility Agreement, Xenova Limited and its affiliate, Xenova Biomedix Limited, will execute a charge in an agreed form (the “Charge”) granting security over certain intellectual property rights in favour of Celtic X Licensee before drawdown under the Facility Agreement. The intellectual property rights which are subject to the security include (1) certain patents and patent applications which cover Xenova’s products TransMID, Tariquidar, TA-CD and TA-NIC; (2) physical materials used in the prosecution, maintenance and grant of such patents and patent applications (including any clinical or other scientific data); (3) any copyright, know-how, confidential information, database rights and rights in trademarks and designs which relate to TransMID, Tariquidar, TA-CD and TA-NIC. The Charge also covers any agreements entered into by each of Xenova Limited and Xenova Biomedix Limited with any third party (to the extent capable of being secured) which relate to the commercialisation of TransMID, Tariquidar, TA-CD and TA-NIC, and certain licence agreements granted by those chargors to third parties which relate to TransMID, Tariquidar, TA-CD and TA-NIC (to the extent capable of being secured).

(d)	An asset purchase agreement dated 1 September 2004, entered into between KS Avicenna Inc as vendor and QSV Biologics Ltd. as purchaser in relation to KS Avicenna Inc’s manufacturing facility in Edmonton, Canada (“the Edmonton Facility”). The sale was for an aggregate consideration of up to C$7,000,000, which comprised an initial payment of C$5,000,000 in cash payable upon completion, and further deferred consideration of C$2,000,000 payable in two equal secured promissory notes maturing 12 and 18 months following completion. KS Avicenna Inc has also retained a right of first refusal in the case of disposal of the Edmonton Facility or a substantial part of the same by QSV Biologics Ltd.

(e)	A lease agreement dated 6 April 2004 between Xenova Research Limited and Genzyme Limited pursuant to which Genzyme Limited was granted leases relating to vacant spaces in Building 310 of Cambridge Science Park, Milton Road, Cambridge. The agreement consists of four leases respectively commencing on 6 April 2004, 25 March 2005, 25 March 2006 and 25 March 2007 for a rent of £210,000, £100,000, £140,000 and £125,000 per annum respectively. The leases are each due to expire on 24 March 2014.

(f)	An asset purchase agreement dated 23 December 2003 between KS Biomedix Limited and Bioventix Limited, under which KS Biomedix Limited disposed of certain assets, including Units 6 and 7 of Romans Business Park in Farnham, Surrey, to Bioventix Limited for a total consideration of £800,000. The sale included certain rights to intellectual property relating to super high-affinity antibodies that are not being developed by the Group. A team of seven research scientists transferred with the business to Bioventix Limited.

(g)	A UK placing and open offer agreement dated 26 November 2003 between (1) Xenova and (2) Nomura International plc (“Nomura”) whereby Nomura agreed, subject to certain terms and conditions, to underwrite certain units (comprising of shares and warrants) the subject of a UK placing and open offer at their issue price of 112.5 pence per unit.

The agreement was conditional upon, inter alia, the passing of a special resolution and admission taking place not later than 8.00 a.m. on 23 December 2003 or such later date as Nomura would agree (but no later than 8.00 a.m. on 23 January 2004) and a US subscription agreement (summarised in paragraph 6.1(7) of this Part 9 below) having become unconditional (including, without limitation, as to the condition that gross proceeds to be realised by Xenova from the closing of the sale of units pursuant to the US subscription agreement would be at least £3.5 million) (subject only to (i) admission and (ii) the UK placing and open offer agreement becoming unconditional) and not having been terminated in accordance with its terms and Bingham McCutchen LLP, acting in its capacity as the escrow agent, having been irrevocably instructed to deliver escrowed funds of an amount not less than £3.5 million.

The UK placing and open offer agreement contained warranties given by Xenova in favour of Nomura, which are usual for a document of this nature. In addition Xenova agreed to indemnify Nomura in relation to certain liabilities it may incur in respect of, inter alia, the offerings and admission. Nomura had the right to terminate the UK placing and open offer agreement in certain circumstances, which included certain material and adverse changes in the condition (financial or otherwise), prospects or earnings of the group as whole or on the occurrence of certain force majeure events. Xenova agreed to pay Nomura (together with any applicable value added tax):

(i)	a commission of 3% of the gross proceeds of the UK placing (the “Gross Proceeds”);

(ii)	a further commission of 0.125% of the Gross Proceeds payable to for each period of seven days or part thereof from (and including) the date falling 30 days after the date of the UK placing and open offer agreement to (and including) the date on which Nomura’s obligations under the UK placing and open offer agreement cease; and

(iii)	a documentation and corporate finance advisory fee of £150,000.

The commissions and fee referred to above were to be reduced if Nomura’s obligations under the UK placing and open offer agreement did not become unconditional or the UK placing and open offer agreement was terminated.

In addition, Xenova agreed to pay, inter alia, all costs and expenses of, or in connection with, the offerings.

(h)	A US subscription agreement, being the securities purchase agreement dated 26 November 2003 between (1) Xenova and (2) Bingham McCutchen LLP (as Escrow Agent) and (3) certain US investors, whereby those US investors agreed, subject to the conditions set out in such agreement, to subscribe in aggregate up to 7,362,462 units (comprising of shares and warrants) (of which 2,394,829 units were placed firm with them, and of which up to 4,967,632 units were subject to clawback under an open offer) at the issue price of 112.5 pence per unit.

The US subscription agreement was conditional upon, inter alia, admission having occurred, and the UK placing and open offer agreement (summarised in paragraph 6.1(6) of this Part 9 above) having become unconditional, and not having been terminated in accordance with its terms, and the gross proceeds to be realised by Xenova from the closing of the sale of the units pursuant to the US subscription agreement being at least £3.5 million.

Pursuant to the US subscription agreement, each US investor made representations and warranties in favour of Xenova relating, inter alia, to its status as an “accredited investor” (as such term is defined in Rule 501 of Regulation D). In order to address US securities laws and regulations, restrictions in relation to the transferability of, and legending of, certificates in relation to units were also included.

The US subscription agreement contains representations and warranties from Xenova in favour of the investors, and from the investors in favour of Xenova, that are usual for a document of this nature, as well as provisions relating to when these are made that are also customary. The US subscription agreement also contains termination provisions that are usual for a document of this nature.

(i)	A warrant instrument dated 26 November 2003 relating to 56,280,507 registered equity warrants to be issued pursuant to the UK placing and open offer agreement and the US subscription agreement referred to in paragraphs 6.1(6) and 6.1(7) above respectively, each entitling the holder thereof to subscribe for one new ordinary share at a price per share of 12.5p (subject to adjustment) during a period from 01 July 2004 to 31 December 2008.

(j)	An undertaking by Dr Kim Tan dated 24 November 2003 to Xenova and Nomura not to take up his, and to procure that NY Nominees Limited, PKF Trustees Limited and Mrs S Tan do not take up their, entitlement under an open offer (in respect of their aggregate holdings of 24,950,855 existing ordinary shares) that in aggregate amounts to 1,919,296 units (comprising of shares and warrants).

(k)	A US placement agent agreement dated 10 November 2003 between (1) ThinkEquity Partners LLC (“ThinkEquity”) and (2) Xenova, pursuant to which Xenova engaged ThinkEquity to perform services as its exclusive placement agent in relation to a US private placement.

The agreement provided that the US and UK offerings must not violate the requirements of the US Securities Act of 1933, including any registration exemption requirements. It contained customary representations and warranties from Xenova in favour of ThinkEquity (e.g. in relation to compliance with securities regulations, and accuracy and completeness of filings under the US Securities Exchange Act of 1934). The agreement was deemed to have become effective as of 20 October 2003 and continued through the earliest of (i) 120 days from such date, (ii) the date of the last closing of a US placement of securities, or (iii) the termination of the agreement.

In relation to fees, Xenova agreed to pay or cause to be paid at each closing of a sale of securities by Xenova to a US investor a transaction fee in cash equal to 6% of the aggregate gross proceeds received by Xenova from such closing (the “Transaction Fee”), subject to reduction in certain circumstances.

If Xenova decided not to sell securities to a US investor who entered into a purchase agreement (other than for certain specified reasons), then in addition to any Transaction Fee payable in respect of such securities sold to such investor, if any, ThinkEquity was entitled to be paid an amount (the “Agency Fee”) equal to 6% of the aggregate price of the securities that Xenova elected not to sell to such investor.

The agreement contained other provisions relating to the Transaction Fee that are customary for a document of its nature.

Xenova also agreed to pay ThinkEquity a non refundable retainer of US$25,000 in cash payable immediately upon execution of the agreement. This retainer fee was to be credited against any Transaction Fee or Agency Fee.

In addition, Xenova agreed to reimburse ThinkEquity upon request for reasonable expenses paid to third parties provided however that the liability of Xenova to reimburse such expenses did not exceed US$35,000 without Xenova’s prior written approval. The expenses related to the indemnity contained in the letter (and referred to below) were not subject to this limitation.

The agreement contained indemnification provisions in favour of ThinkEquity, customary for a document of its nature.

The agreement was governed by and was to be construed in accordance with the internal laws of the State of New York.

(l)	An offer dated 14 August 2003 pursuant to which Nomura made a recommended offer on behalf of Xenova to acquire the shares in KS Biomedix on the basis of 1.0714 existing ordinary shares plus deferred consideration for every share held KS Biomedix. The deferred consideration entitles each person who sold their shares in KS Biomedix pursuant to the offer to receive in respect of each KS Biomedix Holdings plc share, Xenova Shares to the value of 10p (based on the average closing price for the 20 days following announcement of marketing authorisation of TransMIDTM in the US or EU) in the event that TransMIDTM is commercially sold either in the EU or US markets. The offer went wholly unconditional on 15 September 2003.

Pursuant to the offer, each of Dr Kim Tan and Dr Fahar Merchant agreed with Xenova not to dispose of any of the Xenova Shares issued him in connection with the offer, for a period of six months after the date on which the Xenova Shares were issued. Their Xenova Shares represented 13.4 per cent of the enlarged share capital of Xenova following full acceptance of the Offer.

Further, Dr Tan and Dr Merchant agreed that they would not, except in certain limited circumstances, dispose of any of their Xenova shares for a further period of six months (commencing on expiry of the initial six-month period) other than through Xenova’s broker.

(m)	KS Biomedix entered into compromise agreements with the former executive directors, Dr. Powell and Mr. Miscampbell, pursuant to which each of those individuals agreed with KS Biomedix Holdings plc to compromise any claims that they may have against KS Biomedix Holdings plc in respect of the termination of their employment subject to the recommended offer by Nomura on behalf of Xenova referred to above being or becoming declared unconditional in all respects. Dr. Powell was entitled to receive £321,337.50 and Mr. Miscampbell was entitled to receive £230,625, and these amounts have now been paid.

Except for the agreements described or referred to above and in Part 6 of this document, no material contracts (not being contracts entered into in the ordinary course of business) have been entered into by Celtic Pharma or Xenova or their respective subsidiaries (if any) within the two years immediately preceding the commencement of the Offer Period.

7.	OTHER INFORMATION

(a)	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Celtic Pharma or any person acting in concert with Celtic Pharma for the purposes of the Scheme and any of the Xenova Directors or recent directors, shareholders or recent shareholders of Xenova having any connection with or dependence on, or which is conditional on the outcome of, the Scheme.

(b)	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Xenova Shares to be acquired by Celtic Pharma pursuant to the Scheme will be transferred to any other person, save that Celtic Pharma reserves the right to transfer any such shares to any of its subsidiaries.

(c)	Lazard has given and not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear.

(d)	Broadview has given and not withdrawn its written consent to the issue of this document with the inclusion herein of its letter and the references to its name in the form and context in which they appear.

(e)	No proposal exists in connection with the Scheme that any payment or other benefit shall be made or given by Celtic Pharma to any Xenova Director as compensation for loss of office or as consideration for, or in connection with his retirement from office.

(f)	Save for its individual effect on the level of payments which may be payable under bonus arrangements already in place, the total emoluments of the Xenova Directors will not be varied as a consequence of the proposed acquisition of Xenova or by any other associated transaction.

(g)	Save as disclosed in paragraph 4 of Part 2 of this document (Current Trading), there has been no material change in the financial or trading position of the Xenova Group since 31 December 2004, the date to which the last audited financial statements of Xenova were prepared.

8.	CASH CONFIRMATION

Elections for the Cash Alternative in respect of all the Scheme Shares would require a total cash consideration of £19.42 million. Broadview is satisfied that Celtic Pharma has sufficient resources available to satisfy valid elections for the Cash Alternative in respect of all the Scheme Shares.

9.	BASES AND SOURCES

(a)	The market value of a Xenova Share of 3.875 pence is based on the Closing Price per Xenova Share, as derived from the Daily Official List on 23 June 2005, being the latest practicable date prior to the commencement of the Offer Period.

(b)	For the purposes of the financial comparisons contained in this announcement no account has been taken of any liability to taxation.

(c)	Unless otherwise stated, the information on Xenova is extracted from Xenova’s annual report and accounts for the three years ended 31 December 2002, 31 December 2003, 31 December 2004 and from the announcement of Xenova’s quarterly results for the three months ended 31 March 2005.

(d)	The £: US$ exchange rate of £1: US$1.82 referred to in this document was the exchange rate prevailing in London as at the close of business on the Announcement Date.

10.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Simmons & Simmons, CityPoint One Ropemaker Street London EC2Y 9SS during usual business hours on any weekday (Saturdays and public holidays excepted) up until the Scheme Effective Date:

(a)	the Memorandum and Articles of Association of each of Celtic Pharma and Xenova;

(b)	the audited published consolidated accounts of Xenova for each of the three years ended 31 December 2002, 2003 and 2004 and the announcement of the quarterly results for the three months ended 31 March 2005;

(c)	the written consents referred to in paragraphs 7(c) and 7(d) above;

(d)	the service agreements of the Xenova Directors referred to in paragraph 5 above;

(e)	the material contracts referred to in paragraph 6 above;

(f)	a copy of this document and the Form of Election;

(g)	the irrevocable undertakings given by the Xenova Directors to vote in favour of the Proposal;

(h)	the letter regarding the valuation of the Secured Loan Notes from Broadview;

(i)	a list of dealings in Xenova relevant securities by members of Jefferies Group, Inc;

(j)	the Secured Loan Note Instrument; and

(k)	the Deed of Undertaking.

Date: 8 July 2005

PART 10 — THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 4398/2005

IN THE MATTER OF

XENOVA GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

XENOVA GROUP PLC

and

THE HOLDERS OF SCHEME SHARES

(as hereinafter defined)

Preliminary

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Act”	the Companies Act 1985;

“ADS Depositary”	The Bank of New York as depositary and custodian under the Deposit Agreement;

“Business Day”	a day (other than Saturdays, Sundays and UK Public Holidays) on which banks are open for business (other than solely for trading and settlement in Euros) in the City of London;

“Cash Alternative”	the alternative consideration which a holder of Scheme Shares is entitled to elect to receive under, and subject to, clause 4;

“Cash and Secured Loan Note Alternative”	the alternative consideration which a holder of Scheme Shares is entitled to elect to receive under, and subject to, clause 3;

“Celtic Pharma”	Celtic Pharma Development UK PLC;

“certificated form” or “in certificated form”	not in uncertificated form (that is, not in CREST);

“Compound Interest”

an amount of interest accruing on the principal amount of the outstanding Secured Loan Notes from the date of issue of the Secured Loan Notes calculated at a rate of 15 per cent. per annum compounded on an annual basis and accruing on a daily basis and on the basis of a 360 day year;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme and confirm the reduction of capital which forms part of it;

“Court Hearing Date”	the date on which the Court sanctions the Scheme and confirms the reduction of capital which forms part of it;

“Court Meeting”

the meeting of the holders of Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Act for the purpose of considering the Scheme (with or without any amendment) of which notice will be set out in the Scheme Document;

“CREST”	a relevant system (as defined in the Uncertificated Securities Regulations 2001 (the “Regulations”) in respect of which CRESTCo Limited is the Operator (as defined in the Regulations);

“Deposit Agreement”

the deposit agreement dated 14 July 1994 as amended and restated on 10 July 2001 by and among Xenova, the ADS Depositary and the owners and holders from time to time of the Xenova ADSs issued under it;

“Explanatory Statement”	the explanatory statement contained in the Scheme Document pursuant to section 426 of the Act;

“Form of Election”	the form of election despatched to Xenova Shareholders for use in respect of the Cash and Secured Loan Note Alternative and the Cash Alternative;

“holder”	includes any person entitled by transmission;

“Members”	members of Xenova on the register of members at any relevant time;

“RTGS payments mechanism”	the real time gross settlement payments mechanism as more particularly described in the CREST Manual published by CRESTCo Limited;

“Scheme”

this scheme of arrangement under section 425 of the Act between Xenova and the holders of Scheme Shares as set out in Part 10 of the Scheme Document with or subject to any modification, addition or condition which Xenova and Celtic Pharma may agree and the Court may think fit to approve or impose;

“Scheme Document”	the circular to Xenova Shareholders dated 8 July 2005;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with clause 8;

“Scheme Record Time”	the close of business on the Business Day immediately preceding the Scheme Effective Date;

“Scheme Shares”	the Xenova Shares in issue at the date hereof and any Xenova Shares issued:

(i)	after the date hereof and prior to the Voting Record Time; or

(ii)	at or after the Voting Record Time and before the Scheme Effective Date on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme;

“Secured Loan Note Instrument”	the instrument constituting the Secured Loan Notes;

“Secured Loan Note Offer”	the consideration which a holder of Scheme Shares is entitled to receive under, and subject to, clause 2;

‘‘Secured Loan Notes’’	the US Dollar denominated 15% Secured Loan Notes 2011 of Celtic Pharma to be constituted by the Secured Loan Note Instrument;

‘‘Sterling’’ or ‘‘£’’	the lawful currency of Great Britain and Northern Ireland;

‘‘uncertificated’’ or in ‘‘uncertificated form’’	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST;

‘‘United States’’ or ‘‘US’’	the United States of America, its territories and possessions, any state or political sub-division of the United States of America and the District of Columbia;

‘‘Voting Record Time’’	6.00p.m. on 6 August 2005 or, if the Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting;

‘‘Xenova’’	Xenova Group plc;

‘‘Xenova ADSs’’	the American depositary shares, each representing ten Xenova Shares, issued by the ADS Depositary in accordance with the Deposit Agreement;

‘‘Xenova Securityholders’’	Xenova Shareholders and/or holders of Xenova ADSs;

‘‘Xenova Share Option Schemes’’

the Xenova Limited 1988 Share Option Scheme, the Xenova Group 1992 Share Option Scheme, the Xenova Group 1996 Share Option Scheme, the Xenova Group 1996 Savings Related Share Option Plan, and the Xenova Deferred Share Bonus Plan;

‘‘Xenova Shareholders’’ or ‘‘Shareholders’’	registered holders of Xenova Shares; and

‘‘Xenova Shares’’	the ordinary shares of 1 pence each in the capital of Xenova.

(B)	The authorised share capital of Xenova at the date of this Scheme is £18,050,602.27 divided into 1,805,060,227 Xenova Shares of which, as at 7 July 2005, 431,547,821 Xenova Shares have been issued and are fully paid and the remainder are unissued.

(C)	Options and awards to acquire 25,157,977 Xenova Shares have been granted pursuant to the Xenova Share Option Schemes and remain unexercised at the date of this document.

(D)	Warrants to acquire 56,259,429 Xenova Shares that have been issued and remain unexercised at the date of this document.

(E)	Celtic Pharma has agreed to appear by counsel on the hearing of the petition to sanction the Scheme, to consent thereto and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

The Scheme

1.	Cancellation of the Scheme Shares

(i)	The share capital of Xenova shall be reduced by cancelling and extinguishing the Scheme Shares.

(ii)	Forthwith and contingently upon the reduction of capital referred to in clause 1(i) taking effect:

(a)	the share capital of Xenova shall be increased to its former amount by the creation of such number of new Xenova Shares as shall be equal to the number of Scheme Shares so cancelled; and

(b)	Xenova shall apply the credit arising in its books of account as a result of the cancellation of the Scheme Shares in paying up in full at par the new Xenova Shares created pursuant to sub-clause (ii)(a) of this clause 1 which shall be allotted and issued credited as fully paid to Celtic Pharma.

2.	Consideration for cancellation of the Scheme Shares under the Secured Loan Note Offer

(i)	In consideration for the cancellation of the Scheme Shares and the allotment and issue to Celtic Pharma of the new Xenova Shares as provided in clause 1(ii)(b), Celtic Pharma shall, subject as hereinafter provided in relation to the Cash and Secured Loan Note Alternative and the Cash Alternative, issue credited as fully paid to or for the account of each holder of the Scheme Shares (as appearing in the register of members of Xenova at the Scheme Record Time):

For every 10 Scheme Shares	US$1.10 nominal value of Secured Loan Notes

and so in proportion for any other number of Scheme Shares held.

(ii)	Fractional entitlements to the Secured Loan Notes will be remitted in cash and any such cash payment will be paid in Sterling (converted from US Dollars to pounds Sterling at the spot rate of exchange prevailing in London at the date of conversion), except to holders of Xenova ADSs, to whom they will be remitted in US Dollars, and rounded down to the nearest whole penny or cent (as appropriate).

(iii)	The provisions of this clause 2 will be subject to any prohibition or condition imposed by law or regulation.

3.	Cash and Secured Loan Note Alternative

(i)	Subject to clause 5, if any holder of Scheme Shares shall so validly elect pursuant to the Cash and Secured Loan Note Alternative, then Celtic Pharma shall pay and issue or procure that there shall be paid and issued to such holder on the following basis in respect of the whole of such holder’s holding of Scheme Shares at the Scheme Record Time:

For every 10 Scheme Shares	30 pence in cash and US$0.50 nominal value of Secured Loan Notes and so in proportion for any other number of Scheme Shares held.

(ii)	The Secured Loan Notes will be issued, credited as fully paid, in multiples of US$1 nominal amount. Fractional entitlements to the Secured Loan Notes will be remitted in cash and any such cash payment will be paid in Sterling (converted from US Dollars to pounds Sterling at the spot rate of exchange prevailing in London at the date of conversion) except to holders of Xenova ADSs, to whom they will be remitted in US Dollars, and rounded down to the nearest whole penny or cent (as appropriate).

(iii)	An election to receive the Cash and Secured Loan Note Alternative shall be made by completing and signing the Form of Election in accordance with the instructions printed thereon and by complying with the instructions and requirements contained in the same and by sending or delivering the same (accompanied by such documents or other evidence of title as may be required) to Xenova’s Registrars (at such address(es) as are specified in the Form of Election) so as to be received by the time and date specified in the Form of Election. Under the Cash and Secured Loan Note Alternative elections can only be made fully in lieu of entitlements under the Secured Loan Note Offer.

4.	Cash Alternative

(i)	Subject to clause 5, if any holder of Scheme Shares shall so validly elect pursuant to the Cash Alternative, then Celtic Pharma shall pay or procure that there shall be paid to such holder, on the following basis in respect of the whole of such holder’s holding of Scheme Shares at the Scheme Record Time:

For every 10 Scheme Shares	45 pence in cash

(ii)	An election to receive the Cash Alternative shall be made by completing and signing the Form of Election in accordance with the instructions printed thereon and by complying with the instructions and requirements contained in the same and by sending or delivering the same (accompanied by such documents or other evidence of title as may be required) to Xenova’s Registrars (at such address(es) as are specified in the Form of Election) so as to be received by the time and date specified in the Form of Election. Under the Cash Alternative elections can only be made fully in lieu of entitlements under the Secured Loan Note Offer.

5.	ADS Depositary

(i)	Notwithstanding the provisions of clauses 3 and 4, the ADS Depositary will be permitted to elect for the Cash and Secured Loan Note Alternative in respect of part only of its holding of Scheme Shares and to elect for the Cash Alternative in respect of part only of its holding of Scheme Shares, in each case where such Scheme Shares represent Xenova ADSs on the Scheme Record Date and where the elections represent in aggregate the elections notified by the holders of the Xenova ADSs to the ADS Depositary.

6.	Share Certificates

(i)	Upon the Scheme becoming effective on the Scheme Effective Date, each existing certificate representing a holding of Scheme Shares shall cease to be valid in respect of such holding and each holder of Scheme Shares shall be bound at the request of Xenova to deliver up the same to Xenova or to any person appointed by Xenova to receive the same for cancellation or to destroy such share certificates.

(ii)	Upon the Scheme becoming effective on the Scheme Effective Date, in respect of those holders of Scheme Shares who hold Scheme Shares in uncertificated form, CREST shall be instructed to cancel such holders’ entitlements to such Scheme Shares.

7.	Despatch of consideration

(i)	As soon as practicable following the Scheme Effective Date, and in any event not more than 14 days thereafter, Celtic Pharma shall:

(a)	for those holders of Scheme Shares entitled to receive Secured Loan Notes under the Secured Loan Note Offer or the Cash and Secured Loan Note Alternative, where the Scheme Shares are held in certificated or uncertificated form, despatch or procure the despatch of definitive certificates for the Secured Loan Notes by first-class post (or by such other method as may be approved by the Panel). Such certificates will be sent at the risk of the person entitled to them.

(b)	not despatch such certificate(s) to a Relevant Overseas Shareholder unless and until that holder has:

(A)	given a warranty and undertaking (either in the Form of Election or separately) that the despatch by Celtic Pharma of such certificate(s) to (and the receipt of such certificate(s) by) that Relevant Overseas Shareholder will not infringe any law or regulations in the jurisdiction in which that Relevant Overseas Shareholder resides; and

(B)	Celtic Pharma is otherwise satisfied that the despatch by it of such certificate(s) will not infringe any law or regulation in any relevant overseas jurisdiction or require Celtic Pharma to observe or obtain any governmental or other consent or to make any registration or filing or to comply with any other formality with which Celtic Pharma is unable to comply or which Celtic Pharma reasonably regards as unduly onerous (whether or not the warranty and undertaking referred to in sub-clause (A) above has been given).

Instead	those certificates will, in accordance with the terms of the Secured Loan Note Instrument, not be issued; and

(c)	for those holders of Scheme Shares entitled to receive cash pursuant to the Cash and Secured Loan Note Alternative or the Cash Alternative, in the case of Scheme Shares which at the Scheme Record Time were in certificated form, despatch or procure the despatch to the persons entitled thereto, or as they may direct, in accordance with the provisions of clause 7(ii), cheques for the sums payable to them respectively in accordance with clauses 3(i) or 4(i) or, in the case of Scheme Shares which at the Scheme Record Time were in uncertificated form, make payment of the said consideration through CREST in the manner prescribed by clause 7(iv) PROVIDED that Celtic Pharma may, if it so determines, make payment of the said consideration by cheque as aforesaid.

(ii)	All deliveries of cheques or certificates required to be made pursuant to this Scheme shall be effected by sending the same by first class post in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Xenova at the Scheme Record Time (or, in the case of joint holders, at the registered address of one of the joint holders whose name stands first in the said register in respect of such joint holding on such date) or in accordance with any special instructions regarding communications, and neither Celtic Pharma, Xenova nor their respective agents shall be responsible for any loss or delay in the transmission of any cheques or certificates sent in accordance with this clause, which shall be sent at the risk of the persons entitled thereto.

(iii)	All cheques shall be made payable to the person to whom, in accordance with the foregoing provisions of this clause, the envelope containing the same is addressed and the encashment of any such cheque shall be a complete discharge to Celtic Pharma for the monies represented thereby.

(iv)	In respect of payments made through CREST, Celtic Pharma shall ensure that a settlement bank payment obligation is created in accordance with the RTGS payments mechanism. The creation of such assured payment obligation shall be a complete discharge to Celtic Pharma for the monies represented thereby.

(v)	The preceding paragraphs of this clause 7 shall take effect subject to any prohibition or condition imposed by law.

8.	The Scheme Effective Date

(i)	The Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning the Scheme under section 425 of the Act and confirming under section 137 of the Act the reduction of capital provided for by the Scheme shall have been delivered to the Registrar of Companies in England and Wales and registered by him.

(ii)	Unless the Scheme shall have become effective on or before 11:59 p.m. (London time) on 20 September 2005, or such later date (if any) as Xenova and Celtic Pharma may agree and the Court may approve, the Scheme shall never become effective.

9.	Modification

Xenova and Celtic Pharma may jointly consent on behalf of all persons concerned to any modification of or addition to the Scheme or to any condition which the Court may think fit to approve or impose.

Dated 8 July 2005

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT Registrar Simmonds	No. 4398/2005

IN THE MATTER OF XENOVA GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated 7 July 2005 made in the above matters, the Court has directed a meeting to be convened of the holders of Scheme Shares (as defined in the Scheme of Arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made between Xenova Group plc (the “Company”) and the holders of Scheme Shares (as therein defined) and that such meeting will be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS at 11:00 a.m. on 8 August 2005, at which place and time all holders of Scheme Shares are requested to attend.

A copy of the said scheme of arrangement and a copy of the statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of Scheme Shares entitled to attend and vote at the meeting may vote in person at the meeting or they may appoint another person as their proxy to attend and vote in their stead. A proxy need not be a member of the Company. A white form of proxy for use at the meeting is enclosed with this notice. Completion and return of a white form of proxy will not prevent a holder of Scheme Shares from attending and voting at the meeting, or any adjournment thereof, in person if he wishes to do so.

In the case of joint holders of Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms of proxy be returned either by post or, during normal business hours, by hand to Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom, so as to be received as soon as possible and in any event not less than 48 hours before the time appointed for the meeting but if forms are not so lodged they may be handed to the Company’s Registrars at the meeting.

The entitlement of a holder of Scheme Shares to vote at the meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at 6.00 p.m. on 6 August 2005, or, if the meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

By the said order, the Court has appointed Thomas Ronald Irwin, or, failing him, David Oxlade, or, failing him, Daniel Abrams, to act as chairman of the meeting and has directed the chairman to report the result of the meeting to the Court.

The said scheme of arrangement will be subject to the subsequent sanction of the Court.

Dated 8 July 2005

Simmons & Simmons

CityPoint

One Ropemaker Street

London EC2Y 9SS

Solicitors for the Company

XENOVA GROUP PLC

(Registered in England and Wales No. 2698673)

Notice of extraordinary general meeting

Notice is hereby given that an Extraordinary General Meeting of Xenova Group plc (the “Company”) will be held at CityPoint, One Ropemaker Street, London, EC2Y 9SS at 11:15 a.m. on 8 August 2005 (or as soon thereafter as the meeting of the holders of ordinary shares of 1 pence each in the capital of the Company convened for 11:00 a.m. on the same day, and at the same place, by an order of the High Court of Justice, shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution:

Special Resolution

THAT:

(A)	the scheme of arrangement dated 8 July 2005 between the Company and the holders of its Scheme Shares (as defined in the said scheme, a print of which has been produced to the meeting and for the purposes of identification signed by the chairman) in its original form or with or subject to any modification, addition or condition agreed by Celtic Pharma Development UK PLC (“Celtic Pharma”) and the Company and approved or imposed by the Court (the “Scheme”), be approved and the directors of the Company be authorised to take all such action as they consider necessary or appropriate for carrying the Scheme into effect;

(B)	for the purpose of giving effect to the Scheme on the Scheme Effective Date:

(1)	the share capital of the Company be reduced by cancelling and extinguishing all the Scheme Shares (as defined in the Scheme);

(2)	forthwith and contingent on such reduction of capital taking effect:

(a)	the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 1 pence each as shall be equal to the number of the Scheme Shares; and

(b)	the credit arising in the books of account of the Company as a result of the cancellation of the Scheme Shares be applied in paying up in full at par the new ordinary shares of 1 pence each referred to in paragraph B(2)(a) above, which shall be allotted and issued credited as fully paid to Celtic Pharma;

(3)	the directors of the Company be authorised pursuant to and in accordance with section 80 of the Companies Act 1985 (as amended) to give effect to this resolution and accordingly to effect the allotment of the new ordinary shares referred to in paragraph B(2)(b) above, provided that (i) this authority shall expire on 8 August 2010; (ii) the maximum nominal amount of shares which may be allotted hereunder shall be £5,130,000; and (iii) this authority shall be in addition to and without prejudice to any other authority under the said section 80 previously granted and in force on the date on which this resolution is passed; and

(C)	forthwith upon the passing of this special resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new article 137:

(1)	In this article, references to the Scheme are to the scheme of arrangement dated 8 July 2005 between the Company and the holders of Scheme Shares (as defined in the said Scheme) under section 425 of the Act (in its original form or with or subject to any modification, addition or condition agreed by Celtic Pharma and the Company and approved or imposed by the Court) and terms defined in the Scheme shall have the same meanings in this Article.

(2)	Notwithstanding any other provision of these Articles, if the Company issues any ordinary shares of 1 pence each (other than to Celtic Pharma) after the adoption of this Article and before the time at which the order of the Court made sanctioning the Scheme is delivered to the Registrar of Companies, such shares shall be allotted and issued subject to the terms of the Scheme and the holders of such shares shall be bound by the Scheme accordingly (unless the Scheme does not become effective in accordance with its terms).

(3)	Subject to the Scheme becoming effective, if on or following the Scheme Effective Date (as defined in the Scheme) any shares in the Company are allotted and issued to any person or persons (each a “New Member”) other than Celtic Pharma or any nominee of Celtic Pharma, they will be immediately transferred to Celtic Pharma, or as it may direct, in consideration of and conditional on the payment to the New Member of the cash consideration per ordinary share of 1 pence each in the capital of the Company and subject to the same terms, as was paid to any holder of Scheme Shares under the Scheme electing for the Cash Alternative (as defined in the Scheme).

(4)	On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the payment per share to be paid under paragraph (3) of this Article shall be adjusted by the Directors in such manner as the auditors of the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this Article to ordinary shares shall, following such adjustment, be construed accordingly.

(5)	To give effect to any such transfer required by this Article 137 the Company may appoint any person to execute a form of transfer on behalf of the New Member in favour of Celtic Pharma, or as it may direct. Pending the registration of Celtic Pharma as the holder of any share to be transferred pursuant to this Article 137 Celtic Pharma shall be empowered to appoint a person nominated by the directors to act as attorney on behalf of the New Member in accordance with such directions as Celtic Pharma may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holders of such share shall exercise all rights attaching thereto in accordance with the directions of Celtic Pharma but not otherwise. Payment in respect of any shares transferred under this Article 137 will be made within 14 days of the date of transfer of such shares and shall constitute a complete discharge to Celtic Pharma and the Company in respect of their obligations.

(D)	Subject to the Scheme becoming effective, the listing of the shares in the Company on the Official List be cancelled with effect from 8 a.m. on the Scheme Effective Date (as defined in the Scheme).

By order of the board

D. Abrams

Company Secretary

8 July 2005

Registered office:

957 Buckingham Avenue

Slough

Berkshire

SL1 4NL

Notes:

(1)	A member entitled to attend and vote at the Extraordinary General Meeting may appoint one or more persons to attend and, on a poll, to vote instead of him or her.

(2)	A proxy need not be a member of the Company.

(3)	A BLUE form of proxy is enclosed. To be valid, the BLUE form of proxy, together with the authority (if any) under which it is executed or a notarially certified copy of such authority, must be returned by post or, during normal business hours, by hand to Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA. United Kingdom so it is received not less than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting.

(4)	The completion and return of a form of proxy will not preclude a member from attending and voting in person at the meeting.

(5)	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered on the register of members of the Company as at 6.00 p.m. on 6 August 2005 or, if the Extraordinary General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after the relevant time, will be disregarded in determining the right of any person to attend and vote at the meeting.

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT REGISTRAR •	No. • of 2005

XENOVA GROUP PLC

WHITE FORM OF PROXY

For use by Ordinary Shareholders at the Court Meeting to be held at 11:00 a.m.

at CityPoint, One Ropemaker Street, London, EC2Y 9SS on 8 August 2005

In the matter of Xenova Group plc and in the matter of the Companies Act 1985

I/We (name(s) in full)

(BLOCK LETTERS)

of

being (a) holder(s) of Ordinary Shares in Xenova Group plc hereby appoint the Chairman of the meeting (see note 4) or as my/our proxy to attend and to vote for me/us and on my/our behalf at the meeting of Ordinary Shareholders of Xenova Group plc convened by the court and to be held on 8 August 2005 (the “Court Meeting”) and at any adjournment thereof for the purposes of considering and, if thought fit, approving (with or without modification) the proposed scheme of arrangement referred to in the notice convening the Court Meeting (the “Scheme”) and at such meeting or at any adjournment thereof to vote for me/us and in my/our name(s) for the Scheme (with or without modification as my/our proxy may approve) or against the said Scheme as hereunder indicated.

Important:

If you wish to vote in favour of the Scheme, please sign in the box marked “FOR the Scheme”

If you wish to vote against the Scheme, please sign in the box marked “AGAINST the Scheme”

Unless otherwise instructed, the proxy may also vote or abstain from voting at his discretion on any other business which may properly come before the Court Meeting.

FOR the Scheme		AGAINST the Scheme

OR

Dated 2005

Notes

1.	In order to be effective, this form of proxy should be lodged, together with any power of attorney or other written authority under which it is executed, or an office or notarially certified copy, or a copy certified in accordance with the Powers of Attorney Act 1971 or such other power or written authority, with the Company’s registrars, Computershare Investor Services PLC by post or, during normal business hours, by hand, to Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom so as to arrive not later than 11:00 a.m. on 6 August 2005, but if this form of proxy and any power of attorney or other written authority or duly certified copy is not so lodged, it may be handed to Computershare Investor Services PLC (who will be acting as registrars on behalf of the Chairman of the Court Meeting) at the Court Meeting before the taking of the poll.
2.	If the appointer is a corporation this form must be executed under its common seal or under the hand of an officer or attorney duly authorised in that behalf, stating his or her capacity.
3.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members in respect of the joint holding.
4.	A member may appoint one or more proxies of his own choice in which case he should delete the reference to the Chairman of the meeting and insert the name(s) of the person(s) appointed in the space provided.
5.	A proxy need not be a member of Xenova Group plc, but must attend the meeting in person to represent the member.
6.	Completion of a Form of Proxy will not prevent the shareholder from attending and voting at the Court Meeting in person should they so wish.
7.	Any alterations to this form of proxy must be initialled by the person who signs it.
8.	The Court has directed that only those shareholders registered on the register of members of the Company as at 6.00 p.m. on 6 August 2005 or, if the Court Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the Court Meeting in respect of the number of shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after the relevant time, will be disregarded in determining the right of any person to attend and vote at the Court Meeting.

If you have any queries about the completion of this form of proxy you should contact Computershare Investor Services PLC on 0870 702 0100 in the UK (or +44(0)870 702 0100 from outside the UK).

BOWNE

U49052.2

XENOVA GROUP PLC

BLUE FORM OF PROXY

For use by Ordinary Shareholders at the Extraordinary General Meeting

to be held at 11:15 a.m. at CityPoint, One Ropemaker Street, London, EC2Y 9SS on 8 August 2005

I/We (name(s) in full)

(BLOCK LETTERS)

of

being (a) holder(s) of Ordinary Shares in Xenova Group plc hereby appoint the Chairman of the meeting (see note 4) or as my/our proxy to attend and to vote for me/us and on my/our behalf at the Extraordinary General Meeting of Xenova Group plc to be held at 11:15 a.m. on 8 August 2005 (or as soon thereafter as the separate meeting of the Ordinary Shareholders convened by the Court shall have concluded or been adjourned) and at any adjournment thereof.

I/We hereby direct my/our proxy to vote on the special resolution set out in the notice convening the Extraordinary General Meeting as follows:

Special Resolution

(a)    to approve the Scheme;

(b)    to approve the associated reduction and subsequent restoration of the capital in the Company in accordance with the Scheme referred to in the notice convening the meeting and to authorise the directors of the Company to allot the relevant securities to Celtic Pharma Development UK PLC;

(c)    to amend the articles of association of the Company to insert a new article 137 referred to in the notice convening the meeting; and

(d)    to approve the delisting of Xenova.

	FOR	AGAINST

Please indicate with an “X” in the spaces provided above how you wish your votes to be cast. If no specific direction is given the proxy will vote or abstain at his discretion.

Dated 2005 Signature(s) or Common Seal

Notes

1.	In order to be effective, this form of proxy should be lodged, together with any power of attorney or other written authority under which it is executed, or an office or notarially certified copy, or a copy certified in accordance with the Powers of Attorney Act 1971 or such other power or written authority, with the Company’s registrars, Computershare Investor Services PLC, by post or, during normal business hours, by hand, to Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, United Kingdom so as to arrive not later than 11:15 a.m. on 6 August 2005.
2.	If the appointer is a corporation this form must be executed under its common seal or under the hand of an officer or attorney duly authorised in that behalf, stating his or her capacity.
3.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members in respect of the joint holding.
4.	A member may appoint one or more proxies of his own choice in which case he should delete the reference to the chairman of the meeting and insert the name(s) of the person(s) appointed in the space provided.
5.	A proxy need not be a member of Xenova Group plc, but must attend the meeting in person to represent the member.
6.	Completion of a Form of Proxy will not prevent the shareholder from attending and voting at the meeting in person should they so wish.
7.	Any alterations to this form of proxy must be initialled by the person who signs it.
8.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered on the register of members of the Company as at 6:00 p.m. on 6 August 2005 or, if the Extraordinary General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after the relevant time, will be disregarded in determining the right of any person to attend and vote at the meeting.

If you have any queries about the completion of this form of proxy you should contact Computershare Investor Services PLC on 0870 702 0100 in the UK (or +44(0)870 702 0100 from outside the UK).

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended immediately to seek your own independent financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are a resident in the UK or, if not, from another appropriately authorised financial adviser.

This Form of Election should be read in conjunction with the accompanying Scheme Document dated 8 July 2005 (“Scheme Document”). All words and expressions defined in the Scheme Document have, unless the context otherwise requires, the same meanings when used in this Form of Election. The provisions of Part 10 of the Scheme Document are deemed to be incorporated into and to form part of this Form of Election.

If you have sold or otherwise transferred all of your Xenova Shares, please send this document and the accompanying reply-paid envelope(s), as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction. Without prejudice to the foregoing, if you have sold or transferred only part of your holding of Xenova Shares you should retain this document.

In addition, persons outside the United Kingdom should inform themselves about, and observe, any applicable requirements of the relevant jurisdiction.

XENOVA GROUP PLC

Recommended Proposal by Celtic Pharma Development UK PLC

to acquire Xenova by means of a Scheme of Arrangement

under section 425 of the Companies Act

FORM OF ELECTION

IMPORTANT NOTICE

IF YOU WISH TO RECEIVE ONLY SECURED LOAN NOTES PURSUANT TO THE SECURED LOAN NOTE OFFER YOU SHOULD NOT COMPLETE OR RETURN THIS FORM

Elections for the Cash and Secured Loan Note Alternative and the Cash Alternative are irrevocable. Xenova Shareholders who have made valid elections for the Cash and Secured Loan Note Alternative or the Cash Alternative may be restricted in their ability to deal in their Xenova Shares.

If you wish to take advantage of the Cash and Secured Loan Note Alternative or the Cash Alternative in respect of your Xenova Shares, you should complete and return this Form of Election (together, if your Xenova Shares are represented by share certificates, with your share certificates and other documents of title) and comply with all the instructions set out below. You are requested to complete a separate Form of Election for each separate registered holding of Xenova Shares (which includes distinguishing certificated and uncertificated holdings). Save for the ADS Depositary, you are not permitted to elect for both the Cash and Secured Loan Note Alternative and the Cash Alternative in respect of one registered holding of Xenova Shares, nor are elections permitted in respect of part only of your holding. Accordingly, if you are a nominee, joint holder or other person whose holding of Xenova Shares is held on behalf of more than one beneficiary and you wish to make a separate election in respect of such underlying beneficiaries, you are advised to make appropriate transfers of Xenova Shares to the relevant beneficiaries or to a separate account prior to 5:00 p.m. on 23 August 2005 (the latest time for lodging this Form of Election) to enable such separate elections to be made. Additional Forms of Election can be obtained by calling the appropriate Shareholder Information Helpline as detailed overleaf.

BEFORE COMPLETING THIS FORM OF ELECTION, PLEASE READ CAREFULLY THE INSTRUCTIONS SET OUT OVERLEAF AND ON PAGE 4 OF THIS FORM OF ELECTION.

This Form of Election is subject to the terms and conditions set out in the Scheme Document and should be read in conjunction with the Scheme Document. The terms of both the Cash and Secured Loan Note Alternative and the Cash Alternative are set out in Parts 2 and 3 of the Scheme Document. Certain details of the procedure for elections under the Cash and Secured Loan Note Alternative and the Cash Alternative are set out in paragraph 9 of Part 3 of the Scheme Document. Relevant Overseas Shareholders should read paragraph 21 of Part 3 of the Scheme Document. In addition, certain details of the UK and US taxation treatment of the Cash and Secured Loan Note Alternative and the Cash Alternative are set out in paragraph 20 of Part 3 of the Scheme Document.

Elections for the Cash and Secured Loan Note Alternative and the Cash Alternative will not be valid unless this Form of Election is correctly completed and executed in all respects and returned, together, if your Xenova Shares are represented by share certificates, with your share certificates and other documents of title, either by post or, during normal business hours only, by hand, to Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ, United Kingdom or, during normal business hours by hand only, to Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London, EC4V 3BJ, United Kingdom so as to be received by no later than 5:00 p.m. on 23 August 2005. Persons who make invalid elections will receive Secured Loan Notes as if they had not elected for the Cash and Secured Loan Note Alternative or the Cash Alternative (as the case may be) but instead accepted the Secured Loan Note Offer.

For persons whose Xenova Shares are in CREST, the participant ID of the escrow agent is 3RA08.

Instructions

Elections for the Cash and Secured Loan Note Alternative and the Cash Alternative will not be valid unless this Form of Election is completed and executed by you in accordance with the instructions contained herein and returned together, if your Xenova Shares are represented by share certificates, with your share certificates and other documents of title, either by post, or during normal business hours, by hand, to Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ, United Kingdom or, during normal business hours, by hand only, to Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London, EC4V 3BJ, United Kingdom so as to be received by no later than 5:00 p.m. on 23 August 2005. If you complete this Form of Election incorrectly, or in a contradictory manner, the whole or any part of such election may, in the absolute discretion of Celtic Pharma be treated as invalid and of no effect. Persons who make invalid elections will receive Secured Loan Notes as if they had not elected for the Cash and Secured Loan Note Alternative or the Cash Alternative (as the case may be) but had instead accepted the Secured Loan Note Offer.

The availability of the Secured Loan Notes, the Cash and Secured Loan Note Alternative and the Cash Alternative to persons resident outside the UK and the United States may be affected by the laws and regulations of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable requirements. By signing and returning a Form of Election, Relevant Overseas Shareholders will be giving the warranty and undertaking set out in paragraph 2 on page 4 of this Form of Election. In addition, upon the Scheme becoming effective, Celtic Pharma may (in its absolute discretion) write to Relevant Overseas Shareholders again before despatching certificates for Secured Loan Notes to them in order to confirm that no breach of the laws or regulations of the relevant jurisdiction would be committed by, or onerous requirements apply to, such despatch. Certificates for Secured Loan Notes will not be sent to:-

(a)	any Relevant Overseas Shareholder who does not or is not able to give the warranty and undertaking referred to above (whether in this Form of Election or separately) unless Celtic Pharma is otherwise satisfied that it would be lawful to do so; and/or

(b)	any Relevant Overseas Shareholder located in a jurisdiction where Celtic Pharma has been advised that sending certificates for Secured Loan Notes will or may infringe any laws or regulations of that jurisdiction or may require Celtic Pharma to observe or obtain any governmental or other consent or to make any registration or filing or comply with any other formality with which Celtic Pharma is unable to comply or which Celtic Pharma reasonably regards as unduly onerous (whether or not a warranty and undertaking to the contrary effect has been received from that Relevant Overseas Shareholder).

Accordingly, Relevant Overseas Shareholders should read paragraph 21 of Part 3 of the Scheme Document before deciding whether to receive Secured Loan Notes under the terms of the Secured Loan Note Offer or the Cash and Secured Loan Note Alternative or to elect for the Cash Alternative. If you are in doubt about your position you should immediately contact your professional adviser in the relevant territory.

If you hold Xenova Shares in both certificated and uncertificated form, you should complete a separate Form of Election for each registered holding. Similarly, you should complete a separate Form of Election for Xenova Shares held in uncertificated form but under a different account ID, and for Xenova Shares held in certificated form but under a different designation. You will receive one Form of Election for each holding of Xenova Shares. Further Forms of Election can be obtained by calling the Shareholder Information Helpline detailed below.

If your Xenova Shares are represented by share certificates and you make an election in respect of those shares, you must send in your share certificate(s) and/or other documents of title with this Form of Election. (See also the notes on page 4 of this Form of Election for the action to be taken if such share certificate(s) and/or other documents of title are lost or are held by an agent.)

If your Xenova Shares are held in CREST and you wish to elect for the Cash and Secured Loan Note Alternative or the Cash Alternative in respect of any of those shares, you must read and comply with the instructions on page 4 of this Form of Election.

If your election for the Cash and Secured Loan Note Alternative or the Cash Alternative is invalid for any reason, you will receive Secured Loan Notes as if you had not elected for the Cash and Secured Loan Note Alternative or the Cash Alternative (as the case may be) but had instead accepted the Secured Loan Note Offer (subject, where applicable, to the provisions relating to Relevant Overseas Shareholders) unless Celtic Pharma in its sole discretion elects to treat the election as valid.

Celtic Pharma has appointed Salisbury Associates as its shareholder communications advisor.

Salisbury Associates has established Shareholder Information Helplines, details of which are set out below.

If you have any questions regarding the contents of the documents you have received or the action you should take please call the appropriate Shareholder Information Helpline.

In the UK

020-7814-5017

In Europe

+44-20-7814-5017

In North America

888-410-7850

The helpline hours are:

8:00 a.m. – 5:00 p.m. UK Time for Europe

9:00 a.m. – 9:00 p.m. EDST in North America

Please note your call may be recorded for quality assurance and training purposes.

The Shareholder Information Helplines cannot provide advice on the merits of the Scheme, the Secured Loan Note Offer,

the Cash and Secured Loan Note Alternative or the Cash Alternative, nor can they give any financial or tax advice.

Election

Tick (✓) Box A if you wish to elect for the Cash and Secured Loan Note Alternative

Tick (✓) Box B if you wish to elect for the Cash Alternative

If you wish to make an election you may elect for EITHER the Cash and Secured Loan Note Alternative OR the Cash Alternative. You may not elect for both in respect of any one registered holding of Scheme Shares. If neither Box A nor Box B is ticked or both Box A and Box B are ticked, your election will be invalid. In such circumstances you will be deemed to have accepted the Secured Loan Note Offer and will receive only Secured Loan Notes pursuant to the Scheme (subject, if applicable, to the provisions relating to Relevant Overseas Shareholders).

Box A ☐ Cash and Secured Loan Note Alternative	Box B ☐ Cash Alternative

Box C (see notes on page 4)

Insert in BLOCK CAPITALS the full

name(s) and address of the person(s) in

whose name(s) the relevant Xenova

Shares are registered.

Please state daytime number for use in

relation to any queries:

Daytime telephone number

Name of the first-named registered holder 1. Forename(s) (Mr/Mrs/Miss/Ms or Title) Surname Daytime telephone number Address

Name(s) of joint registered holder(s)

1. Forename(s)

(Mr/Mrs/Miss/Ms or Title)

Surname

Address

3. Forename(s)

(Mr/Mrs/Miss/Ms or Title)

Surname

Address

4. Forename(s)

(Mr/Mrs/Miss/Ms or Title)

Surname

Address

Box D (see notes on page 4)

Address (to which cash consideration and/or other documents (including, without limitation, certificates for Secured Loan Notes) is/are to be sent if not that of the first-named registered holder).

Name                                                                                                          Agent’s reference

Address

                                                                                                                         Postcode

If you sign this Form of Election and you are a Relevant Overseas Shareholder you shall be deemed to have given the warranties and undertakings contained in paragraph 2 on page 4 of this Form of Election overleaf.

Box E (see notes on page 4)

Signature(s) – Signatures by individual shareholders
IN THE CASE OF JOINT HOLDERS ALL MUST SIGN (*delete as appropriate)

Signed as a deed by:	Witnessed by:

1.Name	1. Name
Signature	Signature
2. Name	2. Name
Signature	Signature
3. Name	3. Name
Signature	Signature
4. Name	4. Name
Signature	Signature

Note: All individuals electing for the Cash and Secured Loan Note Alternative or for the Cash Alternative must sign this Box E in the presence of an independent witness who should also sign this Box E where indicated. A witness must be over 18 years of age and must not be one of the joint registered holders.
Execution by a company	Dated 2005
Executed as a Deed by/under the common seal of*

Signature
Name of Company

Dated 2005

in the presence of/acting by Name of Director	Signature

Name of Director/Secretary
Affix Seal Here

Box F (see notes on page 4)
Insert in this Box the participant ID and member account ID under which Xenova Shares in respect of which you are electing either for the Cash and Secured Loan Note Alternative or for the Cash Alternative are held by you in CREST.	Participant ID
Member Account ID

The Form of Election Reference Number of this form is •

Notes regarding the completion and lodging of this form

In order to be effective, this Form of Election must, except as mentioned below, be signed as a deed personally by the registered holder (or, in the case of a joint holding, by ALL the joint holders) or under a power of attorney and each signature must be independently witnessed. A company incorporated in England and Wales must execute this Form of Election under seal, or by two directors or a director and the company secretary signing the Form of Election, and the name of the company must be inserted. Each such person signing the Form of Election should state the office which he/she holds. A company incorporated outside of England and Wales may sign in accordance with the laws of the territory in which it is incorporated.

If you elect for the Cash and Secured Loan Note Alternative you will receive 30 pence in cash and US$0.50 nominal amount of Secured Loan Notes for every 10 Scheme Shares held by you (and so in proportion for any other number of Scheme Shares held by you).

If you elect for the Cash Alternative you will receive 45 pence in cash for every 10 Scheme Shares held by you (and so in proportion for any other number of Scheme Shares held by you).

Further details of the Cash and Secured Loan Note Alternative and the Cash Alternative are contained in Parts 2 and 3 of the Scheme Document.

1.	If you have sold (or otherwise transferred) all your Xenova Shares

Please see the instructions on pages 1 and 2 of this Form of Election.

2.	Relevant Overseas Shareholders

If you are a Relevant Overseas Shareholder, by executing this Form of Election you hereby warrant and undertake that, having informed yourself in relation to, and having taken all appropriate advice with respect to, all relevant securities laws and regulations of any jurisdiction in which you reside or, if different, in which the address given in Box C or D is located, including without limitation, national and international legislation and sanctions regulation, any Secured Loan Notes and/or cash for which you have elected may be issued or paid to you under the Scheme without breaching any such laws or regulations.

3.	If a holder is away from home (e.g. abroad or on holiday)

Send this Form of Election by the quickest means (e.g. air mail) to the holder for execution or, if he has executed a power of attorney, have this Form of Election signed by an attorney. In the latter case, the power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971) must be lodged with this Form of Election for noting (see paragraph 10 below). No other signatures are acceptable.

4.	If the sole holder has died

If probate or letters of administration have been registered with Xenova, this Form of Election must be signed by the personal representative(s) of the deceased holder, each in the presence of a witness and lodged with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election. If probate or letters of administration have not been registered with Xenova, the personal representative(s) or the prospective personal representative(s) should sign this Form of Election, each in the presence of a witness and forward it with the share certificate(s) and/or other documents of title. However, the grant of probate, letters of administration or certificate of confirmation must be lodged with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election before the consideration due under the Scheme can be forwarded to the personal representative(s).

5.	If one of the holders in a joint account has died

This Form of Election must be signed by all the surviving holders and lodged with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election, accompanied by the death certificate, grant of probate, letters of administration or certificate of confirmation in respect of the deceased holder.

6.	If your shares are in certificated form and the share certificate(s) and/or other documents of title is/are held by your bank or some other agent

Complete this Form of Election and lodge it with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election, together with a note saying e.g. “certificate(s) to follow” and arrange for the certificate(s) and/or other documents of title to be forwarded to Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election as soon as possible thereafter to arrive by no later than 5:00 p.m. on 23 August 2005. It is helpful for your agent to be informed of the terms of the Scheme.

7.	Change of address for the purposes of settlement

If you complete Box C with an address which differs from your address as it appears in the register of members, or if you complete Box D, you will be deemed to have notified Xenova of a change of address for the purposes of the Scheme.

8.	Lost share certificates

If you have lost your share certificates and/or other documents of title, complete and lodge the Form of Election, together with a letter asking for a letter of indemnity in respect of the lost certificates and/or other documents of title, with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election. The letter of indemnity should be completed in accordance with the instructions given and immediately thereafter lodged with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election in support of the Form of Election. No acknowledgement of receipt of documents will be given. Failure to provide certificates and/or other documents of title or letters of indemnity may result in the election being invalid.

9.	Incorrect details on certificate

If your full name differs from that appearing on your share certificate, complete Box C of this Form of Election with the correct name and lodge it, accompanied by a letter from your bank, stockbroker or solicitor confirming that the person described on the certificate and the person who has signed this Form of Election are one and the same. In respect of an incorrect address, please insert the correct address in Box C of this Form of Election. In respect of a change of name, please lodge your marriage certificate or the deed poll with this Form of Election for noting. These documents will be returned as directed.

10.	Form of Election signed under a power of attorney

The completed Form of Election, together with the share certificate(s) and/or other document(s) should be lodged with Computershare Investor Services PLC at either of the addresses set out on pages 1 and 2 of this Form of Election accompanied by the original power of attorney (or a copy thereof duly certified in accordance with the Powers of Attorney Act 1971). The power of attorney will be noted by Computershare Investor Services PLC and returned as directed.

ONLY READ THIS SECTION IF YOUR XENOVA SHARES ARE HELD IN CREST AND YOU WISH TO ELECT FOR

THE CASH AND SECURED LOAN NOTE ALTERNATIVE OR THE CASH ALTERNATIVE

If your Xenova Shares are in uncertificated form and you have elected for the Cash and Secured Loan Note Alternative or the Cash Alternative, please complete Box F to give details of the participant ID and member account ID under which such Xenova Shares are held by you in CREST. In addition, you should take (or procure to be taken) the action set out below to transfer your Xenova Shares in respect of which you have so elected to an escrow balance, using a TTE Instruction specifying Computershare Investor Services PLC (in its capacity as a CREST participant under Computershare Investor Services PLC’s participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the TTE Instruction settles no later than 5:00 p.m. on 23 August 2005.

If you are a CREST personal member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Xenova Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to your Xenova Shares.

You should send (or, if you are a CREST sponsor ensure that your CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo’s specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

•	Number of Xenova Shares to be transferred to an escrow balance;

•	Your member account ID. This must be the same member account ID as the member account ID that is inserted in Box F of this Form of Election;

•	Your participant ID. This must be the same participant ID as the participant ID that is inserted in Box F of this Form of Election;

•	Participant ID of the escrow agent (Computershare Investor Services PLC in its capacity as a CREST Receiving Agent). This is 3RA08;

•	Member account ID of the escrow agent. This is XENOVA;

•	Form of Election Reference Number that appears on page 3 of this Form of Election. This Reference Number should be inserted in the first eight (8) characters of the shared note field on the TTE Instruction. Such insertion will enable Computershare Investor Services PLC to match the TTE to your Form of Election. You should keep a separate record of this Reference Number for future reference;

•	Corporate Action Number. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action details in CREST;

•	Input with standard delivery instruction priority 80; and

•	Intended Settlement Date. This should be as soon as possible and in any event not later than 5:00 p.m. on 23 August 2005.

After settlement of the TTE Instruction, you will not be able to access the Xenova Shares concerned in CREST for any transaction or for charging purposes. If the Scheme becomes effective, the Xenova Shares concerned will be cancelled.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Election relates to only one TTE Instruction.

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with the TTE Instruction and its settlement.You should therefore ensure that all necessary action is taken by you (or by your CREST Sponsor) to enable a TTE Instruction relating to your Xenova Shares to settle prior to 5:00 p.m. on 23 August 2005. In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Please note that if you elect for the Cash and Secured Loan Note Alternative or the Cash Alternative in respect of Xenova Shares which are held in CREST and if you fail to give a TTE Instruction which settles prior to 5:00 p.m. on 23 August 2005 in accordance with the instructions set out above (or if such TTE Instruction does not include a correct Form of Election Reference Number), your election for the Cash and Secured Loan Note Alternative or the Cash Alternative (as the case may be) will be invalid and you will receive all the consideration due to you under the Scheme in the form of Secured Loan Notes (subject, where applicable, to the provisions relating to Relevant Overseas Shareholders).

BOWNE

U49053

Ú DETACH PROXY CARD HERE Ú
☐
Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

	FOR	AGAINST		FOR	AGAINST
COURT MEETING			EXTRAORDINARY GENERAL MEETING
1. To approve theScheme of Arrangement (with or without modification)	☐	☐	1. A Special Resolution to approve:	☐	☐

A. The Scheme

B.     The associated reduction and subsequent restoration of the capital in the Company in accordance with the Scheme referred to in the notice convening the meeting and to authorize the directors of the Company to allot the relevant securities to Celtic Pharma Development UK PLC

C. An amendment to the articles of association of the Company to insert a new article 137 referred to in the notice convening the meeting

D. The cancellation of the listing of the Company’s Shares
				To change your address, please mark this box.	☐
SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of theDepositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.
			Date	Share Owner sign here	Co-Owner sign here

Xenova Group plc Instructions to THE BANK OF NEW YORK, as Depositary (Must be received prior to 5:00 pm on August 1, 2005)

The undersigned registered owner of American Depositary Shares hereby requests and instructs The Bank of New York, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Deposited Securities represented by the American Depositary Shares evidenced by Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on July 6, 2005 at the Extraordinary General Meeting and Court Meeting of Xenova Group plc to be held on August 8, 2005 in respect of the resolutions specified on the reverse hereof.

NOTE:

It is understood that, if this form is not signed and returned and received by the Depositary by 5:00 p.m. on August 1, 2005, the Depositary will not execute a proxy to vote the Deposited Securities represented by my American Depositary Receipts, and accordingly such Deposited Securities will not be represented and will not be voted at the Court Meeting or the Extraordinary General Meeting.

XENOVA GROUP PLC P.O. BOX 11230 NEW YORK, N.Y. 10203-0230
To include any comments, please mark this box. ☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.